As filed with the Securities and Exchange Commission on April 7, 2005
Registration No. 333-122349

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Oglebay Norton Company
(Exact name of Registrant as Specified in Its Charter)

Ohio (State or Other Jurisdiction of Incorporation or Organization)	1400 (Primary Standard Industrial Classification Code Number)	34-1888342 (I.R.S. Employer Identification Number)

North Point Tower
1001 Lakeside Avenue, 15th Floor
Cleveland, Ohio 44114
Telephone: (216) 861-3300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)	Rochelle F. Walk
Vice President, General Counsel and Secretary
Oglebay Norton Company
North Point Tower
1001 Lakeside Avenue, 15th Floor
Cleveland, Ohio 44114
Telephone: (216) 861-3300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
David P. Porter
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☑
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement that is filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 7, 2005
3,360,800 Shares of Series A Convertible Preferred Stock
3,360,800 Shares of Common Stock Initially Issuable
Upon Conversion of Such Series A Convertible Preferred Stock

         Oglebay Norton Company and all of its direct and indirect wholly-owned subsidiaries filed voluntary petitions for reorganization under chapter 11 of the United States Bankruptcy Code on February 23, 2004 and filed a second amended joint plan of reorganization, as subsequently modified (the “Plan”), with the United States Bankruptcy Court for the District of Delaware on July 30, 2004 proposing a reorganization. The Plan was confirmed by the Bankruptcy Court on November 17, 2004 and became effective on January 31, 2005.
         In connection with the reorganization, we issued 3,360,800 shares of Series A Convertible Preferred Stock, $0.01 par value per share, with terms as further described in this prospectus (the “convertible preferred stock”), to certain holders of our 10% Senior Subordinated Notes due February 1, 2009 who, as of the close of business on December 27, 2004, held an aggregate of $32.861 million in principal amount of the Senior Subordinated Notes (which Senior Subordinated Notes were cancelled as of January 31, 2005) and certain third party accredited investors party to a commitment agreement, dated as of February 23, 2004, and as amended on June 29, 2004, November 15, 2004, November 23, 2004 and December 20, 2004 (as amended, the “commitment agreement”). Under the terms of the commitment agreement, these certain former holders of our Senior Subordinated Notes and these certain third party investors (the “subscribers”) purchased 3,360,800 shares of convertible preferred stock, representing 39.54% of our outstanding convertible preferred stock as of January 31, 2005, in a transaction exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act.
         As part of the reorganization, we entered into a registration rights agreement for the benefit of the subscribers or their transferees whose resales of shares of our convertible preferred stock purchased pursuant to the commitment agreement, or shares of our common stock, $0.01 par value per share (the “common stock”), issued or issuable upon conversion of such shares of convertible preferred stock, may be subject to restrictions under the Securities Act. Pursuant to the registration rights agreement, these persons, identified as selling shareholders in this prospectus (the “selling shareholders”) have the right to have their shares registered.
         We have prepared this prospectus to allow the selling shareholders to sell up to 3,360,800 shares of convertible preferred stock issued pursuant to the commitment agreement, as further described in this prospectus, and 3,360,800 shares of common stock initially issuable upon conversion of such shares of convertible preferred stock (and any additional shares resulting from anti-dilution provisions or in connection with the accretion of dividends paid on the convertible preferred stock).
         This prospectus contains a general description of the shares of convertible preferred stock and common stock that may be offered and sold through this prospectus. The selling shareholders may offer some or all of their shares of convertible preferred stock or common stock for sale from time to time through public or private transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any proceeds from the sale of the convertible preferred stock or the common stock by the selling shareholders. We will pay all expenses relating to the offering by the selling shareholders, excluding those of counsel or other advisors to the selling shareholders and any underwriting discounts and fees and brokerage and sales commissions, which will be paid by the selling shareholders. We urge you to carefully read this prospectus and any accompanying prospectus supplement before you make an investment decision.
         The annual dividend on each share of convertible preferred stock is payable quarterly, in arrears, on the dividend payment date. The annual dividend will be paid at a rate of 14.8275% on the then effective liquidation preference of the convertible preferred stock (initially $10 per share). Until January 31, 2008, which is the third anniversary of the effective date of the Plan, dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference of each share of convertible preferred stock. After that date, dividends will be payable in cash, unless we are prohibited under statutory law, or by the terms of a confirmation credit facility entered into upon the effective date of the Plan (the “post-emergence credit facility”), or any credit facility or security refinancing the confirmation facility, from paying cash dividends, in which case, the dividends will be deemed to be paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference. Dividends on the convertible preferred stock, unless previously redeemed, will be cumulative. A holder of the convertible preferred stock has the right, at his or her option, to convert any or all of his or her shares of convertible preferred stock into the number of shares of our common stock obtained by dividing the aggregate then effective liquidation preference of the shares of convertible preferred stock being converted by the conversion price. The initial conversion price equals $10. The conversion price will be adjusted as described in this prospectus upon the occurrence of certain transactions or events.
         We intend to apply to list the common stock and the convertible preferred stock on The NASDAQ National Market as soon as practicable when we meet the listing requirements. Such securities did not qualify for listing at the time they were issued, and we cannot assure you that the securities will ever be listed on The NASDAQ National Market. Our common stock, par value $1.00 per share, that was outstanding prior to the effective date of the Plan (the “old common stock”) was cancelled on January 31, 2005 which was the effective date of the Plan and was quoted on the Pink Sheets under the symbol “OGLEQ” until it was cancelled. Shares of our common stock are quoted on the Pink Sheets under the symbol “OGBY.” Shares of our convertible preferred stock are quoted on the Pink Sheets under the symbol“OGBYP.”

         Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 14.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2005.

      IF IT IS AGAINST THE LAW IN ANY STATE OR OTHER JURISDICTION TO MAKE AN OFFER TO SELL THE CONVERTIBLE PREFERRED STOCK OR COMMON STOCK, OR TO SOLICIT AN OFFER FROM SOMEONE TO BUY THE CONVERTIBLE PREFERRED STOCK OR COMMON STOCK, REGISTERED PURSUANT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART, THEN THIS PROSPECTUS DOES NOT APPLY TO ANY PERSON IN THAT STATE OR OTHER JURISDICTION, AND NO OFFER OR SOLICITATION IS MADE BY THIS PROSPECTUS TO ANY SUCH PERSON.
      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY RELATED PROSPECTUS SUPPLEMENT. NEITHER WE NOR ANY SELLING SHAREHOLDER HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY RELATED PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENT.

PROSPECTUS SUMMARY
      This summary highlights certain information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in the convertible preferred stock or common stock. We urge you to read this entire prospectus carefully.
      Our reported historical consolidated financial statements prior to the adoption of fresh-start reporting for periods ended prior to December 31, 2004 are not comparable to those after our emergence because our financial statements as of December 31, 2004 and for periods ending after our emergence from bankruptcy (December 31, 2004 for accounting purposes) reflect the application of fresh-start reporting as required by SOP 90-7 issued by the American Institute of Certified Public Accountants. Despite a legal emergence from bankruptcy on January 31, 2005, we satisfied all material conditions precedent to the effectiveness of the Plan on December 27, 2004. We used December 31, 2004 as the date for adopting fresh-start reporting in order to coincide with our normal financial closing for the month of December. Upon adoption of fresh-start reporting, a new reporting entity was created for accounting purposes and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Our financial statement amounts before adoption of fresh-start reporting will be separated from amounts after adoption of fresh-start reporting by a thick black line, signifying the lack of comparability. Please see Note B to our audited consolidated financial statements for more information. As used in this prospectus, the “Plan” means our second amended joint plan of reorganization as confirmed by the United States Bankruptcy Court for the District of Delaware on November 17, 2004 and which became effective on January 31, 2005.
Our Company
      We began our business in 1854 as an iron ore agency business. In the 1920s, we entered into Great Lakes shipping, coal mining and manufacturing industries, followed by our entry into docks and terminals in the 1930s; rail-to-barge coal transfer in the 1950s; and industrial minerals in the 1960s. Beginning in the late 1990s, we engaged in a series of acquisitions in order to capitalize on our core competencies in the industrial mineral industry as well as to expand our scope of operations to include the mining and processing of limestone and the production of lime. Today, we mine, process, transport and market industrial minerals and aggregates. In addition, we own strategically located, proven long-life reserves of high-quality limestone and industrial sand. We also own related mineral extraction equipment, processing plants and transportation equipment, including marine vessels and docks, trucks, railway lines and equipment. With these assets, we serve a broad customer base primarily in four major categories: building products, energy, environmental and industrial. We enjoy a significant market share in each of our core markets, benefiting from long-term relationships with market-leading customers, many of whom have multi-year purchase contracts with us.
      We have aligned our businesses into three reporting segments that share business strategies, are related by geography and product mix, and reflect the way management evaluates the operating performance of our businesses. The operations are reported as: Great Lakes Minerals, Global Stone and Performance Minerals:

•	Great Lakes Minerals mines and distributes limestone from four facilities located in northern Michigan. Great Lakes Minerals also holds one of the largest fleets of self-unloading vessels on the Great Lakes, which is currently comprised of 12 vessels, operates two trans-loading dock facilities, and provides transportation services for limestone, as well as for coal and iron ore.

•	Global Stone mines and processes limestone and manufactures lime at six operations in the mid-Atlantic and southeastern United States and one operation in the Great Lakes region.

•	Performance Minerals mines and processes industrial sands at seven operations located in Ohio and the southwestern United States.

We believe that we are one of the five largest producers of lime and in the top 20 of the largest producers of limestone in the United States. We also believe that we are the fourth largest producer of industrial sands in the United States. For further discussion of the sale of our Kings Mountain mica operation, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Acquisitions and Dispositions.”
      For our fiscal year ended December 31, 2004 and 2003, we generated consolidated net sales and operating revenues of about $435 million and $404 million, respectively. As of December 31, 2004 and 2003, we had about $680 million and $649 million, respectively, in assets and about $570 million and $562 million, respectively, in liabilities on a consolidated book basis. At December 31, 2004, our workforce consisted of about 1,650 employees, about 48% of whom are covered by collective bargaining agreements. In 2005, one collective bargaining agreement representing approximately 90 employees will expire. We expect to be able to negotiate a new contract with this labor union.
Our Business Strategy
      Now that we have emerged from bankruptcy, our short-term plans are to focus on strengthening the confidence of our customers, suppliers and employees and focus on our post-emergence business operations. For the remainder of 2005 and longer-term, our strategy is to enhance our market leadership positions and to maximize profitability and cash flows by capitalizing on the following:

•	Our strategic location and high quality of limestone reserves in the Great Lakes region. The strategic location of our limestone reserves on the Great Lakes allows us to leverage logistics services and delivery of our limestone to customers in the Great Lakes region. We mine, process and transport limestone to our own docks or directly to customers on a delivered cost per ton basis at highly competitive rates. This can be accomplished either by owning our fleet of marine vessels, as we do now, or by means of long-term contracts. The acquisition of Erie Sand and Gravel Company (and several of its affiliates) in January 2003 further solidified our position in the eastern Great Lakes region and expands the geographic scope of customers available to the segment. The Great Lakes Minerals segment attempts to maximize the efficiency of our fleet of marine vessels by negotiating contracts and dispatching vessels to facilitate backhauls of coal and other bulk commodities. A vessel pooling agreement with American Steamship Company further enhanced our ability to optimize marine transportation logistics on the Great Lakes, both for us and our customers.

•	The demand for industrial minerals for building materials. We have secured significant regional market share in the building materials market, particularly with respect to construction aggregates and industrial fillers markets. Limestone and industrial sands are used to varying degrees by building materials manufacturers as filler material in paint, joint compound, roofing shingles, carpet backing and floor and ceiling tiles. Additionally, our limestone is used as aggregates in major construction projects such as highways, schools, hospitals, shopping centers and airport expansions. We intend to capitalize on our strong presence in selected regional building materials markets by increasing our business with existing customers, expanding our customer base and providing a broader selection of products for customers to purchase.

•	The increasing demand for minerals for environmental remediation. Public focus over environmental issues has resulted in an increase in the demand for lime and limestone used in environmental clean-up applications, including flue gas desulphurization, municipal waste sludge treatment, industrial water treatment, drinking water treatment and hazardous waste remediation. The Clean Air Act, for example, requires the reduction of emissions, particularly sulfur, from coal-fired power plants and certain other industrial processes. Ground limestone and lime are the principal agents used in the desulphurization process. These applications require limestone with specific chemical composition and a high degree of reactivity. We believe that our strategically located, long-lived mineral reserves of high quality calcium carbonate and dolomitic limestone are well positioned to meet these requirements, enabling us to capitalize on this increasing demand now and well into the future.

•	The market opportunities in the energy segment. We believe our industrial sands products are well positioned in the market place to serve the demand for high-purity silica sands used by oil and gas well service companies in the shallow-well and deep-well fracturing process. Our Great Lakes Minerals segment has continued to increase its share of coal transported in its vessels for use by electric utilities in the Great Lakes region.

Our Reorganization
      Beginning in 1998, we incurred significant debt in connection with a series of acquisitions. These acquisitions, which transitioned us into a diversified industrial minerals company, also resulted in a highly-leveraged balance sheet. When the United States economy slipped into recession in 2001, our debt became an increasing financial burden, and we experienced decreased demand for limestone and mica from our quarries and for the services of our Great Lakes fleet. Continuing losses aggravated our already significant debt load.
      In spite of implementing restructuring initiatives to remedy our heavily burdened balance sheet and return to profitability, we determined that, due to impending debt obligation defaults, it was necessary to complete our restructuring efforts under the protection of the Bankruptcy Code.
      On February 23, 2004, we and all of our direct and indirect wholly-owned subsidiaries filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code to pursue a financial restructuring that would permit us to reduce our indebtedness and provide more financial flexibility to implement our business strategy. The Plan was confirmed by the United States Bankruptcy Court for the District of Delaware on November 17, 2004. The Plan became effective and we emerged from chapter 11 on January 31, 2005. The Plan provided that, among other things:

•	with the exception of (1) our Senior Subordinated Notes in the aggregate principal amount of $100 million issued pursuant to the Indenture, dated as of February 1, 1999, between us as issuer and Norwest Bank Minnesota, National Association n/k/a Wells Fargo Bank MN, National Association, as indenture trustee and (2) claims against us under or evidenced by an interest purchase agreement, dated as of April 14, 2000 (the “interest purchase agreement”), by and among us, Johnson Mining Inc., The Cary Mining Company, Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations Limited Partnership, as amended or modified (the “MLO claims”), all allowed nonpriority prepetition claims against us (A) will be or have been paid in full in cash in accordance with the Plan, (B) received collateral securing their allowed claims pursuant to the Plan or (C) were reinstated in accordance with the Plan;

•	holders of allowed Senior Subordinated Note claims received their pro rata distribution of 2,928,571 shares of common stock in full satisfaction of their claims, which represented as of March 30, 2005 about 24.2% of the total voting power of and equity interests in us after giving effect to the conversion of the convertible preferred stock (but before giving effect to the accretion of dividends on the convertible preferred stock), the exercise of the warrants and the management stock plan;

•	the interest purchase agreement relating to the MLO claims was amended as set forth in the Plan and, as of the effective date of the Plan, was assumed (as amended) by us. The MLO claims will be paid in accordance with the amended interest purchase agreement;

•	all of the shares of old common stock outstanding as of the effective date of the Plan and any related options or similar rights were cancelled as of the effective date of the Plan, and record holders of shares of old common stock with allowed interests under the Plan as of the close of business on the warrant distribution record date received warrants, exercisable until March 2, 2005, to purchase up to 576,256 shares of common stock at an exercise price of $10 per share (an aggregate of 404,071 shares of common stock were issued upon exercise of the warrants);

•	holders of any intercompany claims among us and our subsidiaries did not receive any property under the Plan; and

•	in general, postpetition claims were reinstated and will be or have been paid by us in the ordinary course of business.

      It was a condition to the effective date of the Plan that we raise new financing. To meet this condition, we issued and sold an aggregate of 8,500,000 shares of convertible preferred stock pursuant to the rights offering and the commitment agreement. We used the net proceeds from the issuance and sale of the convertible preferred stock and available cash and borrowings under the confirmation facility to redeem our 18% Senior Secured Notes due October 25, 2008 (“Senior Secured Notes”), at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement, dated October 25, 2002.
      Pursuant to the rights offering, holders of our Senior Subordinated Notes claims that were not parties to the commitment agreement purchased an aggregate of 5,139,200 shares of convertible preferred stock at $10 per share for a total purchase price of $51.392 million. Pursuant to the commitment agreement, the subscribers purchased an aggregate of 3,360,800 shares of convertible preferred stock at $10 per share for a total purchase price of $33.608 million. We issued an aggregate of 404,071 shares of common stock at $10 per share for a total purchase price of $4.041 million upon the exercise of the warrants.
      Additional information relating to general business development and financial and operating data on a segment basis is set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note L to our audited consolidated financial statements. For a description of revenues and other financial information by geographic region, see Note L to our audited consolidated financial statements.
Other Information
      Oglebay, with origins dating back to 1854 and headquartered in Cleveland, Ohio, was reorganized as an Ohio corporation in 2001. Our principal executive offices are located at North Point Tower, 1001 Lakeside Avenue, 15th Floor, Cleveland, Ohio 44114-1151. Our website is www.oglebaynorton.com, and our telephone number is 216-861-3300. The information on our website is not a part of this prospectus. “Oglebay,” “we,” “us” and “our” refers to Oglebay Norton Company.

The Offering
      The following is a brief summary of the material terms of the convertible preferred stock. For a more complete description of the terms of the convertible preferred stock, see “Description of Capital Stock.”
Convertible Preferred Stock

Issuer	Oglebay Norton Company.

Shares of convertible preferred stock outstanding and held in treasury prior to the offering	8,500,000 shares outstanding.(1)(2)(3)

Convertible Preferred Stock Offered by Us	None.

Convertible Preferred Stock Offered by the Selling Shareholders	3,360,800 shares.

Use of Proceeds	We will not receive any proceeds from the sale of convertible preferred stock sold pursuant to this prospectus. The selling shareholders will receive all the proceeds from the sale of convertible preferred stock sold pursuant to this prospectus.

Liquidation Preference(3)	$10 per share of convertible preferred stock, as adjusted by accreting and adding any dividends on those shares not paid in cash, in accordance with the terms of the convertible preferred stock, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up. Upon any liquidation, dissolution or winding up of us, the holders of shares of the convertible preferred stock will be entitled to receive the greater of (1) such liquidation preference plus all declared or accrued and unpaid dividends to the date fixed for liquidation, dissolution or winding up and (2) the amounts that such holders would have received if all of the then outstanding shares of the convertible preferred stock had been converted into the common stock immediately prior to such liquidation, dissolution or winding up.

Dividends	Holders of the convertible preferred stock are entitled to receive out of our assets legally available for payment, when, as and if declared by our board of directors, preferential dividends on the then effective liquidation preference payable quarterly, in arrears, on the dividend payment date, which is the last day of March, June, September and December of each year, starting March 31, 2005, at an annual rate of 14.8275%. Until January 31, 2008, which is the third anniversary of the effective date of the Plan, dividends, whether or not authorized and declared by our board

(1)	Issued pursuant to the rights offering to certain holders of our Senior Subordinated Notes and pursuant to the commitment agreement to the subscribers.

(2)	As of March 30, 2005, holders of convertible preferred stock owned about 70.3% of the total voting power of and equity interests in us after giving effect to the conversion of the convertible preferred stock (but before giving effect to the accretion of dividends on the convertible preferred stock), the exercise of the warrants and the management stock plan as described in footnote 3 on page 10.

(3)	As of the end of business on March 31, 2005, if all shares of the convertible preferred stock were converted into shares of common stock, we would issue 8,712,500 shares of common stock, which includes applicable adjustments for accretion of dividends on the convertible preferred stock.

of directors, will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference of each share of convertible preferred stock. After that date, dividends will be payable in cash, unless we are prohibited under statutory law, or by the terms of the confirmation facility, or any credit facility or security refinancing the confirmation facility, from paying cash dividends, in which case, the dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference. Dividends on the convertible preferred stock are cumulative.

In addition to the dividends provided above, holders of the convertible preferred stock are entitled to receive an additional dividend in an amount equal to the amount by which:

• the aggregate amount of dividends that would have been received by holders of the convertible preferred stock in any dividend period if the holders’ convertible preferred stock had been converted at the beginning of such dividend period into shares of common stock at the conversion price exceeds

• the aggregate convertible preferred stock dividend amount accrued or received in such dividend period described in the first full paragraph above under “Dividends.”

However, any dividend for which an adjustment in the conversion price of the convertible preferred stock is made pursuant to the applicable antidilution provisions will not be deemed a dividend or otherwise give rise to any rights under this second paragraph. Any such additional dividend will be payable to the holders of convertible preferred stock in the form of cash.

Ranking	The convertible preferred stock, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, ranks senior to the common stock and, except as otherwise approved by the holders of a majority of the outstanding shares of convertible preferred stock or contemplated by the terms of the convertible preferred stock, all other classes of capital stock or series of preferred stock issued or established by us after January 31, 2005, which was the effective date of the Plan. The rights of the holders of the convertible preferred stock, however, are subordinate to the rights of the lenders under the confirmation facility, the holders of other indebtedness of us and other general creditors.

Redemption	We may redeem the convertible preferred stock in whole or in part, at any time or from time to time, out of funds legally available for payment, on or after January 31, 2006, which is the first anniversary of the effective date of the Plan, at the following redemption prices (expressed as a percentage of the then effective liquidation preference per share), plus, without duplication, accrued and unpaid dividends, if any, up to, but excluding, the date fixed for redemption:

• 110% if redeemed on or after January 31, 2006 until January 31, 2007, which is the second anniversary of the effective date of the Plan;

• 108% if redeemed on or after January 31, 2007 until January 31, 2008, which is the third anniversary of the effective date of the Plan;

• 106% if redeemed on or after January 31, 2008 until January 31, 2009, which is the fourth anniversary of the effective date of the Plan; and

• 104% if redeemed on or after January 31, 2009.

In each case, however, we may redeem the convertible preferred stock only if the average trading price of the common stock equals or exceeds $13 for 30 consecutive trading days at any time prior to the date we provide the redemption notice. As of March 22, 2005, this condition had been met.

If the redemption date will occur after a dividend record date and on or before the related dividend payment date, the redemption price will not include the dividend payment to be made on that dividend payment date.

Conversion Rights	A holder of the convertible preferred stock has the right, at his or her option, to convert any or all of his or her shares of convertible preferred stock into the number of shares of common stock obtained by dividing the aggregate then effective liquidation preference of the shares of convertible preferred stock being converted by the conversion price. The initial conversion price equals $10. The conversion price will be adjusted as described in this prospectus upon the occurrence of certain transactions or events. See “Description of Capital Stock.”

No payment or adjustment will be made on conversion for dividends accrued but unpaid on the shares of convertible preferred stock or, except as described under “Description of Capital Stock” for dividends declared on the common stock issued on conversion.

As of the close of business on March 31, 2005, if all shares of the convertible preferred stock were converted into shares of common stock, we would issue 8,712,500 shares of common stock, which includes applicable adjustments for accretion of dividends on the convertible preferred stock.

The convertible preferred stock has rights protecting its holders against dilution as set forth under “Description of Capital Stock.”

Voting Rights	Each holder of the convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which shares of convertible preferred stock that they hold could be converted. Except as required by law or as otherwise set forth below with respect to the election of directors and a separate class vote for various matters, all shares of convertible preferred stock and all shares of common stock vote together as a single class on all matters to come before our shareholders.

The holders of the convertible preferred stock are entitled, voting as a separate class, to elect a certain number of directors to our board of directors at each annual election of the directors according to a formula described in this prospectus. The holders have a right to elect a maximum of four directors. See “Description of Capital Stock.”

The holders of the convertible preferred stock have a separate class vote with respect to various matters described under “Description of Capital Stock.”

Each holder of the convertible preferred stock will be deemed to have voted or, in the case where the affirmative vote of the holders of the convertible preferred stock is required by any law, statute or regulation applicable to us, will vote all of the shares of convertible preferred stock held by such holder to approve:

• any issuance of, or increase in the authorized amount of, parity stock or senior stock (including, without limitation, additional shares of convertible preferred stock) or any issuance of derivative securities evidencing the right to acquire such shares, or any amendment to the second amended and restated articles of incorporation in order to so issue or increase the amount of parity or senior stock requiring the approval of the holders of shares of convertible preferred stock if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock; and

• any issuance of junior stock requiring the approval of the holders of shares of convertible preferred stock.

Preemptive Rights	No holder of any shares of convertible preferred stock has any preemptive right to subscribe for stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

Book-Entry, Delivery and Form	The Depository Trust Company, or DTC, acts as securities depositary for the convertible preferred stock. The convertible preferred stock is represented by one or more fully-registered global security certificates registered in the name of Cede & Co., the nominee of DTC, and deposited with DTC.

Listing	We intend to apply to list the convertible preferred stock on The NASDAQ National Market as soon as practicable when we meet the listing requirements. Such securities did not qualify for listing at the time they were issued, and we cannot assure you that the convertible preferred stock will ever be listed on The NASDAQ National Market. If we are not able to list such securities on The NASDAQ National Market, we intend to continue to cooperate with any registered broker-dealers who continue to initiate price quotations for the convertible preferred stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will continue to be quoted on the OTC Bulletin Board or that an active trading market will exist.

Transfer Agent	Wells Fargo Bank, N.A., serves as transfer agent for the convertible preferred stock.

Common Stock

Issuer	Oglebay Norton Company.

Shares of common stock outstanding and held in treasury prior to the offering	3,597,479 shares outstanding.(1)(2)(3)

Common Stock Offered by Us	None.

Common Stock Offered by the Selling Shareholders	3,360,800 shares initially issuable upon conversion of 3,360,800 shares of convertible preferred stock.

Voting Rights	Holders of our common stock have one vote per share held of record on all matters submitted to a vote of shareholders, except for the election of directors or as otherwise limited by terms of the convertible preferred stock or any other class of preferred stock issued after January 31, 2005, which was the effective date of the Plan.

Use of Proceeds	We will not receive any proceeds from the sale of common stock sold pursuant to this prospectus. The selling shareholders will receive all the proceeds from the sale of common stock sold pursuant to this prospectus.

Listing	We intend to apply to list the common stock on The NASDAQ National Market as soon as practicable when we meet the listing requirements. It is unlikely, however, that the common stock will qualify for listing at the time it is issued, and we cannot assure

(1)	Includes 2,928,571 shares issued under the Plan pursuant to Section 1145 of the United States Bankruptcy Code to holders of our Senior Subordinated Notes under the Plan, 404,071 shares issued upon exercise of the warrants and 264,837 shares of restricted common stock issued pursuant to the management stock plan on January 31, 2005.

(2)	As of March 30, 2005, holders of common stock owned about 29.7% of the total voting power of and equity interests in us after giving effect to the conversion of the convertible preferred stock (but before giving effect to the accretion of dividends on the convertible preferred stock), the exercise of the warrants and the management stock plan as described in footnote 3 below.

(3)	Does not reflect, and ownership of these shares of common stock will be subject to dilution by issuance of (A) up to 8,500,000 shares of common stock initially issuable upon conversion of the convertible preferred stock and (B) up to 1,063,212 shares of common stock issuable under the management stock plan — 264,837 additional shares were issued as of the effective date of the Plan.

you that the common stock will ever be listed on The NASDAQ National Market. If we are not able to list the common stock on The NASDAQ National Market, we intend to continue to cooperate with any registered broker-dealers who continue to initiate price quotations for the common stock on the OTC Bulletin Board. Again, however, no assurance can be made that the common stock will continue to be quoted on the OTC Bulletin Board or that an active trading market will exist.

Transfer Agent	Wells Fargo Bank, N.A., serves as transfer agent for the common stock.
Risk Factors
      Prior to making a decision about investing in our securities, you should carefully consider the specific risks contained in the “Risk Factors” section, beginning on page 14 of this prospectus, together with all of the other information contained in this prospectus or appearing in the registration statement of which this prospectus forms a part.

Summary Historical Consolidated Financial Data
      The following is a summary of our historical consolidated financial data as of and for the years ended December 31, 2004, 2003 and 2002. This information should be read together with our consolidated financial statements, related notes and other financial information included elsewhere in the prospectus and the information included in “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
      Our reported historical consolidated financial statements prior to the adoption of fresh-start reporting for periods ended prior to December 31, 2004 are not comparable to those after our emergence because our financial statements as of December 31, 2001 and for periods ending after our emergence from bankruptcy (December 31, 2004 for accounting purposes) reflect the application of fresh-start reporting as required by SOP 90-7 issued by the American Institute of Certified Public Accountants. Despite a legal emergence from bankruptcy on January 31, 2005, we satisfied all material conditions precedent to the effectiveness of the Plan on December 27, 2004. We used December 31, 2004 as the date for adopting fresh-start reporting in order to coincide with our normal financial closing for the month of December. Upon adoption of fresh-start reporting, a new reporting entity was created for accounting purposes and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Adopting fresh-start reporting resulted in the determination of our reorganization value and the determination and assignment of estimated fair value to assets and liabilities in conformity with the procedures specified by FASB Statement No. 141 “Business Combinations.” Fresh-start reporting has changed the recorded value of our intangible assets with an associated change in expense items as compared to the historical financial statements. In addition, fresh-start reporting adjustments were made to reflect the changes specified in the Plan. Finally, fresh-start reporting adjustments include accounting policy changes made by us. Our financial statement amounts before adoption of fresh-start reporting will be separated from amounts after adoption of fresh-start reporting by a thick black line, signifying the lack of comparability. Please see Note B to our audited consolidated financial statements for more information.
      The consolidated balance sheet data and the consolidated statement of operations data presented below as of December 31, 2004, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2004 have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm.

	Year Ended December 31

	2004	2003	2002

	(Dollars and shares in thousands, except per share
	amounts)
OPERATIONS
Net sales and operating revenues	$435,650	$404,229	$400,572
Operating (loss) income	19,749	(6,647)	34,625
Loss before cumulative effect of accounting change	(106,075)	(31,801)	(6,608)
Cumulative effect of accounting change for asset retirement obligations (net of income tax benefit of $889)	-0-	(1,391)	-0-

Net loss	$(106,075)	$(33,192)	$(6,608)

	Year Ended December 31

	2004		2003	2002

	(Dollars and shares in thousands, except per share
	amounts)
PER SHARE DATA
Loss before cumulative effect of accounting change — basic	$(20.27)		$(6.21)	$(1.32)
Cumulative effect of accounting change for asset retirement obligations	-0-		(0.27)	-0-

Net loss — basic	(20.27)		(6.48)	(1.32)

Loss before cumulative effect of accounting change — assuming dilution	(20.27)		(6.21)	(1.32)
Cumulative effect of accounting change for asset retirement obligations	-0-		(0.27)	-0-

Net loss — assuming dilution	(20.27)		(6.48)	(1.32)

Dividends per share	-0-		-0-	-0-
Market price at period end	0.29	(1)	4.21	6.65
Book value at period end	$21.00	(1)	$17.39	$23.20
Shares of common stock outstanding at period end	5,329	(1)	5,060	4,978
Average shares of common stock outstanding — basic during the period	5,233	(1)	5,125	5,025
Average shares of common stock outstanding assuming dilution during the period	5,233	(1)	5,125	5,025
FINANCIAL CONDITION
Capital expenditures	$23,899		$19,165	$20,016

Working (deficit) capital	(211,431	)(2)	(361,786)	(55,322)
Total assets	679,784	(2)	649,831	687,467
Capitalization:
Long-term debt, including current portion	353,193	(2)	421,840	395,348
Shareholders’ equity	$110,010	(2)	$88,004	$115,501

      Results for 2004 do not include the Redi-Mix business unit of the Great Lakes Minerals segment subsequent to its sale in the first quarter of 2004. Results for 2003 include Erie Sand and Gravel from its acquisition date in early January of 2003 and do not include the Lawn and Garden business unit of the Global Stone segment subsequent to its sale in the fourth quarter of 2003.

(1)	Market price, book value and outstanding shares are based on the old common stock outstanding as of December 31, 2004.

(2)	Amounts are not comparable to prior years due to application of fresh-start adjustments at December 31, 2004.

Ratio of Earnings to Combined Fixed Charges and Convertible Preferred Stock Dividends
      The following table shows our consolidated ratio of earnings to combined fixed charges and convertible preferred stock dividends for the periods shown.

	Year Ended December 31,

	2004	2003	2002	2001	2000

Ratio	(1)	(1)	(1)	(1)	1.60	x
Dollar amount of Deficiency	$107,083	$62,144	$13,036	$31,580	n/a
      We calculated the ratio of earnings to combined fixed charges and convertible preferred stock dividends by adding our pretax income from continuing operations and fixed charges and dividing that total by fixed charges. Fixed charges was calculated by adding interest expense and an estimate of the interest portion of rental expense. We did not have any convertible preferred stock dividend requirements for the periods indicated above.

(1)	Our earnings were inadequate to cover our fixed charges. The dollar amount of our deficiency is equal to our pretax loss from continuing operations in 2001, 2002, 2003 and 2004.

RISK FACTORS
      You should carefully consider the risks described below and all other information contained in this prospectus before making a decision about investing in our convertible preferred stock or common stock. Some of the following risks relate principally to the industry in which we operate and to our business. Other risks relate principally to the securities markets and ownership of the common stock or convertible preferred stock. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned, and our financial condition and operating results could be seriously harmed. In that case, the market price of the common stock or convertible preferred stock could decline, and you could lose all or part of your investment. See “Forward-Looking Statements.”
Risks Related to Our Financing and Our Recently Completed Reorganization

We emerged from a chapter 11 reorganization and have a history of recent losses.
      We sought protection under chapter 11 of the Bankruptcy Code in February 2004. We incurred net losses of $106.075 million, $33.192 million and $6.608 million during the three fiscal years ended December 31, 2004, 2003 and 2002, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Historical Consolidated Financial Data.”
      Our equity ownership and board of directors was replaced in connection with our reorganization. While our current senior management has concentrated on refining our business strategy, there can be no assurance that we will attain profitability or achieve growth in our operating performance.

We have substantial indebtedness and the covenants that are contained in the post-emergence credit facility may significantly impact our future operations.
      Although implementation of the Plan significantly reduced our debt service obligations, we have indebtedness pursuant to the post-emergence credit facility that is substantial in relation to our shareholders’ equity. Although no assurances can be given, we believe that we will generate sufficient cash flow to meet our operating requirements, including the payment of interest under the post-emergence credit facility when due.
      The post-emergence credit facility contains restrictive financial and operating covenants and prohibitions, including provisions that restrict the payment of dividends on the common stock and cash dividends on the convertible preferred stock, and otherwise limit our ability to make distributions to holders of convertible preferred stock. Our leverage and restrictions contained in the post-emergence credit facility require that a substantial portion of our cash flow be dedicated to service our interest expense and to make mandatory payments of principal, which may impair our ability to finance our future operations and capital needs and may limit our flexibility in responding to changing business and economic conditions and to business opportunities.

Substantially all of our assets are subject to various liens and security interests.
      Substantially all of our cash, receivables, equipment, inventory, real property and other assets are currently subject to various liens and security interests in favor of our lenders under the post-emergence credit facility and in favor of other creditors. If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral accordingly would be unavailable to us or our subsidiary owning the collateral and to other creditors of ours or such subsidiary, except to the extent, if any, that such other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.

As a result of fresh-start reporting rules, our historical financial information will not be comparable with our financial information for periods ending after our emergence from bankruptcy.
      As a result of the consummation of the Plan and the transactions contemplated thereby, we are subject to the fresh-start reporting rules as of December 31, 2004. Accordingly, our financial condition and results of operations as of December 31, 2004 and for periods ending after December 31, 2004 will not be comparable to our financial condition or results of operations reflected in our consolidated historical financial statements published before our emergence from bankruptcy and included elsewhere in this prospectus.

Our directors may change our current long-range plan.
      As a result of our financial restructuring, our board of directors includes only two directors who were on our board of directors prior to the effective date of the Plan. Five of our directors, who constitute a majority, were designated by holders of Senior Subordinated Notes who were party to the commitment agreement and who received shares of convertible preferred stock, including one such director who was designated by such holders of Senior Subordinated Notes who became holders of common stock. Our directors may make changes, which could be material, to our business, operations and current long-range plan described in this prospectus. It is impossible to predict what these changes will be and the impact they will have on our future results of operations and our share prices.

The large number of shares eligible for public sale could cause our stock prices to decline and make it difficult for us to sell additional equity securities.
      As of March 30, 2005, the former holders of allowed Senior Subordinated Notes claims and their transferees owned 81.4% of our outstanding shares of common stock and the former holders of allowed Senior Subordinated Notes claims and their transferees and certain third party accredited investors party to the commitment agreement owned 100% of our outstanding shares of convertible preferred stock. Certain of these individuals and institutions are not in the business of holding equity on a long-term basis. Sales by these shareholders of a substantial number of shares could significantly reduce the market price of the common stock or the convertible preferred stock. Moreover, the perception that these shareholders might sell significant amounts of the common stock or convertible preferred stock could depress the trading price of the shares for a considerable period. Sales of these shares, and the possibility of these sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time, and price, that we consider appropriate.

The risks related to our business, combined with our leverage and limited capital resources, could negatively impact our future.
      Our principal sources of funds are expected to be operating revenues, cash and cash equivalents and funds available for borrowing under the post-emergence credit facility. There can be no assurance that these funds will be sufficient to enable us to meet our cash requirements on a consolidated basis. If the anticipated levels of revenues are not achieved because of decreased demand for our product or weakness in the overall market for minerals and aggregates, or if expenses exceed the level we contemplate, the current sources of funds may be insufficient to meet our cash requirements in the future. Further, our operations will be subject to the risks discussed below in “Risk Factors — Risks Related to Our Business.” Should any of the potential adverse developments referred to in those risk factors occur, our available capital resources may prove insufficient. In the event that our available capital resources are insufficient, we would need to take additional steps to increase revenues, curtail expenses, sell assets or raise additional capital. There is no assurance that these approaches would be successful, and even if successful, these approaches could trigger other adverse effects on our business or our operating results or financial condition.

A major portion of our bank debt consists of variable-rate obligations, which subjects us to interest rate fluctuations.
      Our post-emergence credit facility is secured by accounts receivable, inventory and property, plant and equipment. This credit facility includes variable-rate obligations, which expose us to interest rate risks. If interest rates increase, our debt service obligations on our variable-rate indebtedness would increase even if the amount borrowed remained the same, resulting in a decrease in our net income.
Risks Related to Our Business

Our operations are cyclical and demand for our products fluctuates, which could adversely affect our results of operations.
      All of our operations are cyclical. Further, we experience increases and decreases in profitability throughout the year resulting mostly from fluctuating demand for our products. Demand in the markets served by our industries is influenced by many factors, including the following:

•	global and regional economic conditions;

•	fluctuations in energy, fuel, oil and natural gas prices and the availability of such fuels;

•	declines in steel production;

•	changes in residential and commercial construction demands, driven in part by fluctuating interest rates and demographic shifts, especially in the Great Lakes and Mid-Atlantic regions;

•	changes in demand for our products due to technological innovations;

•	changes in environmental laws and regulations;

•	changes in weather;

•	prices, availability and other factors relating to our products;

•	demand for automobiles and other vehicles;

•	the substitution of plastic or other materials for glass;

•	labor strikes and costs at our customers;

•	population growth rates; and

•	government spending on road and other infrastructure construction.
      We cannot predict or control the factors that affect demand for our products and services. Negative developments in the above factors, among others, would cause the demand for and supply of our products and services to suffer, which could adversely affect our results of operations.

We sell our products and services in highly competitive markets, and if we fail to compete effectively, our results of operations could be adversely affected.
      We sell our products and services in highly competitive markets. We believe that for all of our business segments price, product quality, product characteristics, location and customer service are the most significant competitive considerations. In many of our markets, we may face competition from large companies that have greater financial resources and less debt, which may enable them to commit larger amounts of capital in response to changing market conditions. We expect competitive pressures in our markets to remain strong. If we fail to compete effectively, our results of operations could be adversely affected.

Natural disasters, equipment failures, unavailability of fuel sources and other unexpected events could increase the cost of operating our business.
      The mineral production and the marine transportation industries are inherently risky businesses, the operations of which are subject to conditions beyond our control. Our mining operations are affected by weather and natural disasters, such as heavy rains and flooding, equipment failures and other unexpected maintenance problems, variations in the amount of rock and soil overlying mineral deposits, variations in geological conditions, fires, explosions and other accidents, fluctuations in the price or availability of our supplies and other matters. In recent years, our Global Stone segment’s operations were negatively impacted by some of these events, including flooding, equipment failures and other maintenance problems. In addition, recent increases in the price of fuel necessary for our mining, processing and shipping operations have adversely affected, and may continue to adversely affect, operating costs. Any of these risks could result in damage to, or destruction of, our mining properties or processing facilities, personal injury to our employees, environmental damage, delays in mining or processing, losses or possible legal liability. We cannot predict whether we will suffer the impact of these and other conditions in the future.

We rely on the estimates of our mineral reserves, and if those estimates are inaccurate, our results of operations could be adversely affected.
      Our future success depends, in part, upon our ability to develop or acquire additional industrial mineral reserves and to profitably extract those reserves. Although we believe that the depletion of our existing mineral reserves is unlikely for many years, we cannot state with certainty how long it will be profitable for us to extract our reserves in the future. To increase our reserves and mining production, we must continue to develop and acquire reserves. It is difficult for us, and for other mining companies, to estimate quantities of additional recoverable reserves. Our estimates of reserve data are based on independent studies as well as our own studies. Our estimates of industrial mineral reserves and future net cash flows, however, depend upon a number of factors and assumptions which include:

•	historical production from the areas;

•	interpretation of geological, geophysical and chemical quality data;

•	assumptions concerning effects of regulations by governmental agencies;

•	assumptions concerning future industrial mineral prices;

•	assumptions concerning future market conditions and competitive environment;

•	assumptions concerning future operating costs, severance costs and excise taxes; and

•	assumptions concerning development costs and reclamation costs.
These factors and assumptions may vary considerably from actual results. For these reasons, our reserve data may not be accurate. Our actual production, revenues and expenditures likely will vary from these estimates, and these variances may be material. We cannot provide assurances that our attempts to maintain adequate reserves in the future will be successful.

Mine closures entail substantial costs, and if we close one or more of our mines sooner than anticipated, our results of operations may be adversely affected.
      If we close any of our mines, revenues would be reduced unless we were able to increase production at any of our other mines, which may not be possible. The closure of an open pit mine involves significant fixed closure costs, including accelerated employment legacy costs, severance-related obligations, reclamation and other environmental costs, and the costs of terminating long-term obligations, including energy contracts and equipment leases. We base our assumptions regarding the life of our mines on detailed studies we perform from time to time, but those studies and assumptions do not always prove to be accurate. We accrue for the costs of reclaiming open pits, stockpiles, tailings ponds, roads and other mining support areas over the estimated mining life of our property. If we were to reduce the estimated life of any of our mines, the fixed mine closure costs would be applied to a shorter period of production, which would increase production costs per ton produced and could significantly and adversely affect our results of operations and financial condition. Further, if we were to close one or more of our mines prematurely, we would incur significant accelerated employment legacy costs, severance-related obligations, reclamation and other environmental costs, as well as asset impairment charges, which could materially and adversely affect our financial condition.
      Applicable statutes and regulations require that mining property be reclaimed following a mine closure in accordance with specified standards and an approved reclamation plan. The plan addresses matters such as removal of facilities and equipment, regrading, prevention of erosion and other forms of water pollution, revegetation and post-mining land use. We may be required to post a surety bond or other form of financial assurance equal to the cost of reclamation as set forth in the approved reclamation plan. The establishment of the final mine closure reclamation liability is based upon permit requirements and requires various estimates and assumptions, principally associated with reclamation costs and production levels. Although we believe, based on currently available information, we are making adequate provisions for all expected reclamation and other costs associated with mine closures for which we will be responsible, our business, results of operations and financial condition would be adversely affected if such accruals were later determined to be insufficient.

Our business and our customers’ businesses are subject to extensive environmental and health and safety regulations that impose, and will continue to impose, significant costs and liabilities, and future regulations could increase those costs and liabilities, which could adversely affect our results of operations.
      We are subject to a variety of federal, state and local regulatory requirements relating to the environment, including those relating to our handling of hazardous materials and air and wastewater emissions. Some environmental laws impose substantial penalties for noncompliance, and others, such as the federal Comprehensive Environmental Response, Compensation, and Liability Act and the Resource Conservation and Recovery Act, impose strict, retroactive and joint and several liability upon persons responsible for releases of hazardous substances. If we fail to comply with present and future environmental laws and regulations, we could be subject to liabilities or our operations could be interrupted. In addition, future environmental laws and regulations could restrict our ability to expand our facilities or extract our mineral deposits or could require us to acquire costly equipment or to incur other significant expenses in connection with our business. There can be no assurance that future events, including changes in any environmental requirements and the costs associated with complying with such requirements, will not have a material adverse effect on us.
      In addition to environmental regulation, we are also subject to laws relating to human exposure to crystalline silica. We believe that we materially comply with governmental requirements for crystalline silica exposure and emissions and other regulations relating to silica and plan to continue to comply with these regulations. Several federal and state regulatory authorities, including the Mining Safety and Health Administration, may continue to propose changes in their regulations regarding workplace exposure to crystalline silica. We cannot guarantee that we will be able to comply with any new standards that are adopted or that these new standards will not have a material adverse effect on our operating results by requiring us to modify our operations or equipment or shut down some of our plants. Additionally, we cannot guarantee that our customers will be able to comply with any new standards or that any such new standards will not have a material adverse effect on our customers by requiring them to shut down old plants or to relocate plants to locations with less stringent regulations that are further away from us. Accordingly, we cannot at this time reasonably estimate our costs of compliance or the timing of any costs associated with any new standards, or any material adverse effect that any new standards will have on our customers and, consequently, on our operations.
      We are also subject to various lawsuits relating to the exposure of persons to asbestos and silica. See “Risk Factors — Health issues and litigation relating to silica and asbestos could adversely affect our financial results.”

Our mining business is subject to other extensive regulations, including licensing, plant and wildlife protection and reclamation, that impose, and will continue to impose, significant costs and liabilities, and future regulations could increase those costs and liabilities, which could adversely affect our results of operations.
      In addition to the regulatory matters described above, the industrial minerals and aggregates industries are subject to extensive governmental regulation on matters such as permitting and licensing requirements, plant and wildlife protection, wetlands protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining and the effects that mining has on groundwater quality and availability. Our future success depends, among other things, upon the quantity of our industrial minerals and aggregates deposits and our ability to extract these deposits profitably. As discussed above, it is difficult for us to estimate quantities of recoverable deposits, in part due to future permitting and licensing requirements. We believe we have obtained all material permits and licenses required to conduct our present mining operations. However, we will need additional permits and renewals of permits in the future. We may be required to prepare and present data to governmental authorities pertaining to the impact that any proposed exploration or production activities may have upon the environment. New site approval procedures may require preparation of archaeological surveys, endangered species studies and other studies to assess the environmental impact of new sites. Compliance with these regulatory requirements is expensive, requires an investment of funds well before the potential producer knows if its operations will be economically successful and significantly lengthens the time needed to develop a new site. Finally, obtaining or renewing required permits is sometimes delayed or prevented due to community opposition and other factors beyond our control. New legal requirements, including those related to the protection of the environment, could be adopted that could materially adversely affect our mining operations (including the ability to extract mineral deposits), our cost structure or our customers’ ability to use our industrial minerals or aggregates products. Accordingly, there can be no assurance that current or future mining regulation will not have a material adverse effect on our business or that we will be able to obtain or renew permits in the future.

We rely heavily on third party transportation, which is subject to rate fluctuations and rail, shipping and trucking hazards.
      Other than in the Great Lakes region, we rely heavily on railroads and trucking companies to ship our industrial minerals and aggregates products to our customers. Because freight costs represent a significant portion of the total cost to the customer, fluctuations in freight rates can change the relative competitive position of our production facilities. Rail, shipping and trucking operations are subject to various hazards, including extreme weather conditions and operating hazards, as well as slowdowns due to labor strikes and other work stoppages. If we are unable to ship our products as a result of the railroads or shipping or trucking companies failing to operate or if there are material changes in the cost or availability of rail, shipping or trucking services, we may not be able to arrange alternative and timely means to ship our products, which could lead to interruptions or slowdowns in our businesses and, therefore, have a material adverse effect on us.

We depend on our seamen employees, and on our existing vessels, which require regular and unanticipated maintenance and impose significant costs on us.
      Our newest Great Lakes vessel was commissioned in 1981 and our oldest in 1925. The relatively long life of our vessels is due to a scheduled program of regular winter maintenance, periodic renovation and minimal corrosion because they operate only in fresh water. In general, we must spend more money to maintain a vessel in good operating condition as the age of the vessel increases. However, our Great Lakes shipping operations might not be profitable enough in the future to justify spending the necessary money on maintenance to keep our vessels in service. Our vessels depend upon complex mechanical systems for both propulsion and unloading cargo. If any of these systems fail, we may be forced to take the affected vessel out of service. If we do this, we will lose the revenue and earnings associated with that vessel. Currently, there is a shortage of skilled and licensed merchant seamen. If we cannot hire qualified seamen to operate our vessels, we may be forced to reduce our shipping operations. If we do this, we will lose the associated expected revenues and earnings. In addition, although our vessels are insured, if we suffer catastrophic damage to a vessel or loss of life of seamen employees, the insurance proceeds may not cover the cost of a new vessel or any damages related to such loss of life.
      In addition, in early 2002, we entered into a pooling agreement with American Steamship Company, which operates a fleet of 11 modern, self-unloading Great Lakes vessels comparable in size to our fleet. The agreement combines the operations and customers of the two fleets to achieve more efficient deployment and reduced delays across the combined fleet and better service to the customers of both companies. If American Steamship Company refuses or is unable to honor its commitments under the pooling agreement, our results of operations could be materially affected.

We are subject to potential increases in competitive pressure from other modes of transportation.
      Aside from dealing with the impact on profitability resulting from such factors as changes in water levels and the congestion of the ports and locks serving the Great Lakes, the shipping component of the Great Lakes Minerals segment must compete with the price and availability of other ships and other modes of transportation, including railroads and trucks. The shipping component of the Great Lakes Minerals segment could face additional competitive pressures if the Merchant Marine Act of 1920 as amended, otherwise known as the Jones Act, is repealed. The Jones Act requires that cargo moving between United States ports be carried in a vessel that was built in the United States, has a United States crew and is owned, at least 75%, by United States citizens or corporations. If the Jones Act is repealed, we may be unable to compete successfully with new competitors that could enter the market.

Our sales and earnings are subject to significant fluctuations as a result of the cyclical nature of the steel industry.
      Our net sales to the steel industry accounted for 17% of our total revenue each year for 2004, 2003 and 2002, respectively. The steel industry is highly cyclical, sensitive to general economic conditions and dependent on the condition of certain other industries. As a result, the demand for steel products is generally affected by macroeconomic fluctuations in the United States and global markets in which steel companies sell their products. Over the past few years, a significant number of domestic steel companies, some of which had been our customers, have entered bankruptcy proceedings. The continued or future loss of customers in the steel industry could have an adverse impact on our results of operations.

Because we experience seasonal fluctuations in our sales, our quarterly results will fluctuate, and our annual performance will be affected by those fluctuations.
      Our businesses are seasonal, meaning that we experience higher levels of activity in some periods of the year than in others. For example, our mining operations experience weaker demand during the winter months, when weather conditions can affect the shipping, road and rail distribution of products and the use of industrial sands, lime and limestone for construction. In addition, we are ordinarily able to operate our vessels on the Great Lakes for about 259 days per year beginning in early April and continuing through mid-December. However, weather conditions and customer demand cause increases and decreases in the number of days our vessels actually operate.

We depend on a limited number of customers, and the loss of, or significant reduction in, purchases by our largest customers could adversely affect our operations.
      During 2004, our top ten customers represented 31% of our sales. These customers might not continue to purchase these levels of our products and services in the future due to a variety of reasons. For example, some of our top customers could go out of business or, alternatively, be acquired by other companies who purchase the same products and services provided by us from other third party providers. Although we believe we have a diverse customer base, if certain major customers substantially reduce or stop purchasing our products or services, we could suffer a material adverse effect on our operating results.

Our profitability could be negatively affected if we fail to maintain satisfactory labor relations.
      As of December 31, 2004, various labor unions represented about 48% of our employees. All collective bargaining agreements that were to expire during 2004 have been ratified without any work stoppages. In 2005, one collective bargaining agreement representing approximately 90 employees will expire. We expect to be able to negotiate a new contract with this labor union. If we are unable to renegotiate acceptable collective bargaining agreements with these unions in the future, we could experience, among other things, strikes, work stoppages or other slowdowns by our workers and increased operating costs as a result of higher wages, health care costs or benefits paid to our union employees. Although we consider our current relations with our employees to be good, if we do not maintain these good relations, we could suffer a material adverse effect to our operating results.

Our expenditures for post-retirement and pension obligations could be materially higher than we have predicted if the Pension Benefit Guaranty Corporation asserts a claim against us or if our underlying estimates prove to be incorrect.
      We sponsor qualified defined benefit pension plans that (1) are covered by Title IV of ERISA and (2) are subject to the minimum funding standards of the Internal Revenue Code and ERISA (the “qualified pension plans”). According to regulations issued by the United States Treasury Department and the Pension Benefit Guaranty Corporation, we are liable for (1) any funding deficiency or unpaid Pension Benefit Guaranty Corporation premiums with respect to any of the qualified pension plans and (2) any unfunded benefit liabilities if any of the qualified pension plans are terminated, either by the plan sponsor or by the Pension Benefit Guaranty Corporation. Although we do not currently intend to terminate the qualified pension plans, they are not all fully funded. The Pension Benefit Guaranty Corporation has the right to seek available remedies under applicable law against us. However, the Pension Benefit Guaranty Corporation has not yet filed a claim against us for this liability. If the Pension Benefit Guaranty Corporation were to enforce such a claim, the claim could significantly adversely affect our financial condition and results of operations.
      Changing market or economic conditions, regulatory changes or other factors may increase our pension expenses or our funding obligations, diverting funds we would otherwise apply to other uses. We provide defined benefit pension plans and post-retirement health and life insurance benefits to eligible union and non-union employees. Our pension expense and our required contributions to our pension plans are directly affected by the value of plan assets, the projected rate of return on plan assets, the rate of return on plan assets and the actuarial assumptions we use to measure our defined benefit pension plan obligations, including the rate that future obligations are discounted to a present value. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher. Moreover, we cannot ensure that regulatory changes will not increase our obligations to provide these or additional benefits. These obligations also may increase substantially in the event of adverse medical cost trends or unexpected rates of early retirement, particularly for bargaining unit employees for whom there is no retiree health care cost cap. Early retirement rates likely would increase substantially in the event of a mine closure.
      Additionally, our pension and postretirement health and life insurance benefits obligations, expenses and funding costs would increase significantly if one or more of the mines in which we have invested is closed. A mine closure would trigger accelerated pension and defined benefit pension plans and post-retirement health and life insurance benefits obligations. Any of these events could significantly adversely affect our financial condition and results of operations.

Health issues and litigation relating to silica and asbestos could adversely affect our financial results.
      We are defendants in various lawsuits related to our businesses. These matters include lawsuits relating to the exposure of persons to asbestos and silica. With respect to silica claims, at December 31, 2004, we were a co-defendant in cases involving about 23,000 claimants. At December 31, 2004, we were a co-defendant in cases alleging asbestos-induced illness involving claims of about 73,000 claimants. We agreed to settle about 20,000 of these asbestos related claims, to be paid primarily using funds in the insurance trust established pursuant to the Settlement Trust Agreement, made and entered into on August 28, 2003, by and among our subsidiary ON Marine Services Company, underwriters at Lloyd’s and London Market Company Signatories and Wells Fargo Bank Minnesota, N.A.
      The severity of the risk of a potential material adverse effect on our operating results from future asbestos claims cannot be measured, and is highly dependent on the rate of future claims, the cost to defend, settle or otherwise resolve claims, the length of time to resolve claims and the impact of future legislative or other developments in the asbestos litigation arena. Our ability to fund asbestos settlements or judgments will be subject to the availability of our remaining insurance coverage and to funds from operations, asset sales or capital-raising transactions. Excluding the impact of the most recent settlements, we have about $294 million of insurance resources available to address both current and future asbestos liabilities. We had an average of 13,750 asbestos claims asserted against us each year for the past five years. The average cost per claim for settlement or other resolution for the past five years prior to the most recent settlements was about $1,000 and the average cost per claim of the most recent settlements was about $3,000. The length of time to resolve claims varies on a case-by-case basis and can be affected by decisions of management and opposing counsel. If there are no developments that reduce the impact of asbestos litigation or its costs to us, our available insurance may be insufficient to cover all future claims, and there could be a material adverse affect on our results of operations, liquidity and financial position.
      The plaintiffs in these cases generally seek compensatory and punitive damages of unspecified sums based upon common law or statutory product liability claims. Some of these claims have been brought by plaintiffs against us and other product manufacturer co-defendants, some of whom have also filed for bankruptcy protection. In addition, we are the target of hundreds of lawsuits relating to the exposure by seamen employees to asbestos on our vessels. Considering our past operations relating to the use of asbestos and our past and present operations in which we mined or mine silica, it is possible that additional claims may be made against us based upon similar or different legal theories seeking similar or different types of damages and relief.
      Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against us and encourage or increase the number and nature of future claims and proceedings. Therefore, due to the uncertainties involved in any litigation, management is unable to predict the outcome of litigation or the number of possible future claims and proceedings. There can be no assurance, however, that our insurers will not become insolvent or that we will not be involved in certain circumstances in coverage litigation with our insurers. In addition, even if the product liability claims are covered by insurance, there is no assurance that the amount paid in connection with a product liability claim will be sufficient to cover the entire amount of the claim.
Risks Related to the Securities

We have not paid and do not anticipate paying dividends on the common stock, and may be limited in our ability to pay dividends on the convertible preferred stock.
      Subject to certain restrictions described below, we are required to pay dividends on the convertible preferred stock pursuant to its terms. However, we have not paid and do not anticipate paying any dividends on the common stock in the foreseeable future.
      We may be constrained from paying dividends by statutory limitations. Generally, we are not able to pay dividends if the payment would exceed the surplus of our assets minus our liabilities, or if we are insolvent or would be rendered insolvent.
      Further, covenants in the debt instruments to which we are a party restrict our ability to pay dividends on the common stock and cash dividends on the convertible preferred stock, and prohibit the payment of dividends and certain other payments on the convertible preferred stock under certain circumstances. Although the terms of the convertible preferred stock require that we obtain the approval of the holders of the convertible preferred stock to incur indebtedness above a certain level, we may incur indebtedness in the future that could limit our ability to make subsequent dividend or liquidation payments to the holders of convertible preferred stock. In addition, in the event of a bankruptcy, liquidation or reorganization of us, our assets will be available to pay obligations on the convertible preferred stock only after all of our indebtedness has been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the convertible preferred stock then outstanding.
      In addition, because we are a holding company, our ability to pay dividends on the convertible preferred stock may be limited by restrictions on our ability to obtain funds for such dividends through dividends from our subsidiaries.

Although we intend to list the common stock and the convertible preferred stock on The NASDAQ National Market, we cannot assure you that such securities will meet the listing requirements, or, if listed, remain eligible for listing. In addition, if we are not able to list such securities on The NASDAQ National Market, we cannot assure you that such securities will continue to be quoted on the OTC Bulletin Board or that an active trading market will exist.
      We intend to apply to list the common stock and the convertible preferred stock on The NASDAQ National Market as soon as practicable when we meet the listing requirements. Such securities did not qualify for listing at the time they were issued, and we cannot assure you that the common stock or the convertible preferred stock will ever be listed on The NASDAQ National Market. If we are not able to list such securities on The NASDAQ National Market, we intend to continue to cooperate with any registered broker-dealers who continue to initiate price quotations for the common stock and the convertible preferred stock on the OTC Bulletin Board. The ability to publicly trade the common stock or the convertible preferred stock on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Other than furnishing to registered broker-dealers copies of this prospectus and documents filed as exhibits to the registration statement of which this prospectus forms a part, we have no control over the process of quotation initiation on the OTC Bulletin Board.
      We, therefore, cannot provide any assurance that the common stock or the convertible preferred stock will continue to be publicly tradable at any time after the date of this prospectus. If no public market for the common stock or the convertible preferred stock develops, holders of such securities may have difficulty selling or obtaining timely and accurate quotations with respect to such securities.

The Jones Act, which requires that we be owned and operated by United States citizens, may have an adverse impact on the liquidity or market value of our capital stock because holders may be unable to transfer the capital stock to non-United States citizens.
      We will be subject to the Jones Act as long as we own and operate our Great Lakes shipping business. The Jones Act requires that vessels engaged in coastwise trade to carry cargo between United States ports be registered under the laws of the United States and be owned and operated by United States citizens. Under the Jones Act, a corporation is not considered a United States citizen unless: (1) the corporation is organized under the laws of the United States or a state, territory or possession of the United States; (2) at least 75% of the ownership of voting interests with respect to its capital stock is held by United States citizens; (3) the corporation’s chief executive officer and chairman of the board are United States citizens; and (4) no more than a minority of the number of directors necessary to constitute a quorum for the transaction of business are non-United States citizens. To ensure that we are determined to be a United States citizen as defined under these laws, our second amended and restated articles of incorporation contain restrictions on the ownership of our capital stock by non-United States citizens and establishes mechanisms to maintain compliance with these laws. These restrictions may have an adverse impact on the liquidity or market value of our capital stock because holders may be unable to transfer the capital stock to non-United States citizens. Any purported transfer of our capital stock in violation of these restrictions will be ineffective to transfer such capital stock or any voting, dividend or other rights in respect of such capital stock.

FORWARD-LOOKING STATEMENTS
      This prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contains statements concerning certain trends and other information that is by its nature forward-looking and contains estimates, assumptions, and financial projections that may be materially different from actual future results. The words “believe,” “may,” “will,” “estimate,” “assert,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions identify these forward-looking statements. These forward-looking statements are subject to uncertainties and factors relating to our operations and business environment and a number of other risks, uncertainties and assumptions, including those described in “Risk Factors,” all of which are difficult to predict and many of which are beyond our control. We believe that the following factors, among others, could affect our future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made by us or on our behalf:

•	a negative perception of us associated with our decision to file for protection under chapter 11 of the Bankruptcy Code;

•	the effectiveness of our having restructured our debt to provide adequate liquidity to sufficiently improve our financial position;

•	our ability to complete our cost reduction initiatives;

•	weather conditions, particularly in the Great Lakes region, flooding, and/or water levels;

•	fluctuations in energy, fuel and oil prices;

•	fluctuations in integrated steel production in the Great Lakes region;

•	fluctuations in Great Lakes and Mid-Atlantic construction activity;

•	economic conditions in California or population growth rates in the southwestern United States;

•	the outcome of periodic negotiations of labor agreements;

•	changes in the demand for our products due to changes in technology;

•	the loss, insolvency or bankruptcy of major customers or debtors;

•	difficulty in hiring sufficient staff that is appropriately skilled and licensed, particularly for our vessel operations;

•	changes in environmental laws or changes in law adverse to us;

•	an increase in the number and cost of asbestos and silica product liability claims filed against us and determinations by a court or jury against our interest; and

•	the insolvency of insurers, the effects of any coverage litigation with insurers or the adequacy of insurance.
We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the convertible preferred stock and of the common stock into which the convertible preferred stock may be converted. This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. This summary discusses only the tax consequences applicable to investors that will hold the convertible preferred stock or the common stock into which the convertible preferred stock may be converted. This summary does not purport to address all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, persons that will hold the convertible preferred stock or the common stock as part of a hedge, straddle, conversion or other integrated transaction, or persons whose “functional currency” is not the United States dollar. Nor does it address the tax consequences to persons other than United States holders, as defined below.
      Investors considering the purchase of the convertible preferred stock are urged to consult their own tax advisors with respect to the application of the United States federal income tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.
      As used in this prospectus, the term “United States holder” means a beneficial owner of convertible preferred stock and common stock into which the convertible preferred stock is converted that is for United States federal income tax purposes:

•	an individual citizen or resident alien of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership holds the convertible preferred stock or the common stock into which the convertible preferred stock is converted, the partnership itself will not be subject to United States federal income tax, but the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.
Dividends on the Convertible Preferred Stock
      The amount of any dividends paid by us in respect of the convertible preferred stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions to a United States holder with respect to the convertible preferred stock will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for federal income tax purposes), then as a tax-free return of capital to the extent of the holder’s tax basis in the shares of convertible preferred stock, and thereafter as gain from the sale or exchange of such stock.
      Under recently enacted tax legislation, eligible dividends received by individual holders in tax years beginning on or before December 31, 2008 will be subject to tax at special reduced rates if certain holding period requirements are satisfied. Individual holders are urged to consult their own tax advisors as to their eligibility for the reduced rates of tax in relation to dividends on the convertible preferred stock.

      In general, distributions taxable as dividends to corporate holders will qualify for the 70% dividends-received deduction. The dividends-received deduction is also subject to certain limitations relating to the holder’s holding period, taxable income and other factors. Corporate holders are urged to consult their own tax advisors as to their eligibility for the dividends received deduction with respect to dividends on the convertible preferred stock.
“Constructive” Dividends on the Convertible Preferred Stock
      United States holders should not be required to include in income any constructive dividends on the convertible preferred stock. Until January 31, 2008, which is the third anniversary of the effective date of the Plan, and under certain circumstances thereafter, we will not pay cash dividends on the convertible preferred stock. Instead, dividends will accrete and be added to the convertible preferred stock’s liquidation preference per share. Increases in the liquidation preference, in turn, will increase both the conversion ratio and the redemption price for the convertible preferred stock.
      In general, increases in the conversion ratio of preferred stock other than increases pursuant to antidilution provisions, and increases in the redemption price of preferred stock, will give rise to deemed or “constructive” dividends on the stock. Constructive dividends are taxed in the same manner as cash dividends, as described in “— Dividends on the Convertible Preferred Stock” above. In addition, constructive distributions may result where the terms of the preferred stock provide for the accumulation of dividends that the issuer of the stock has no intention of paying currently. These constructive distribution rules apply to stock that is treated as “preferred stock” for United States federal income tax purposes. Whether stock is preferred stock for these purposes depends in large part on whether the stock participates more than nominally in the issuing corporation’s earnings and growth.
      Our convertible preferred stock entitles its holders to participate in dividend distributions on the common stock and in liquidation proceeds on an as converted basis along with holders of the common stock. Based on these participation rights, we intend to treat the convertible preferred stock as participating in our earnings and growth and as not constituting “preferred stock” for United States federal income tax purposes. Our determination is not binding on the Internal Revenue Service, however, and there can be no assurance that the Internal Revenue Service will not successfully take a contrary position, in which event a United States holder would be treated as receiving constructive distributions and be required to recognize income in advance of the receipt of cash. Accordingly, a United States holder should consult its tax advisor with respect to the possible application of the constructive distribution rules.
Sale or Exchange of the Convertible Preferred Stock Other Than by Redemption or Conversion
      Upon the sale, exchange or other disposition of shares of convertible preferred stock (other than by redemption or by conversion, which are discussed separately below), a United States holder will generally recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale, exchange or other disposition, and (2) the holder’s adjusted tax basis in its shares of the convertible preferred stock. This gain or loss will be long-term capital gain or loss if, at the time of disposition, the United States holder has held its shares of convertible preferred stock for more than one year. The deductibility of capital losses is subject to limitations.
Redemption of the Convertible Preferred Stock
      A redemption of shares of convertible preferred stock for cash will be a taxable event. A redemption of shares of convertible preferred stock will be treated as a dividend to the extent of our current and accumulated earnings and profits, unless the redemption

•	results in a complete termination of the holder’s stock interest in us under Section 302(b)(3) of the Internal Revenue Code;

•	results in a substantially disproportionate redemption of stock with respect to the holder under Section 302(b)(2) of the Internal Revenue Code; or

•	is “not essentially equivalent to a dividend” with respect to the holder under Section 302(b)(1) of the Internal Revenue Code.
In determining whether the redemption is treated as a dividend, shares considered to be owned by the holder of preferred stock by reason of certain attribution rules described in Section 318 of the Internal Revenue Code, as well as shares actually owned by the holder, must be taken into account.
      If the redemption does not satisfy any of the three tests described above, then the entire amount received will be taxable as a distribution, as described above in “— Dividends on the Convertible Preferred Stock.” In this case, the United States holder’s tax basis in the redeemed convertible preferred stock will be allocated to the holder’s remaining shares of our stock, if any.
      If the redemption satisfies any of the three tests above, the redemption will be treated as a sale or exchange of the convertible preferred stock that results in capital gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the convertible preferred stock redeemed.
Conversion of the Convertible Preferred Stock into the Common Stock
      A United States holder of preferred stock that converts the convertible preferred stock into common stock generally will not recognize gain or loss, except that the receipt of cash in lieu of a fractional share of common stock will result in either (1) a United States holder recognizing gain or loss measured by the difference between the cash received in lieu of the fractional share of common stock and the holder’s tax basis in the surrendered convertible preferred stock allocable to the fractional share of common stock, or (2) a distribution taxable as a dividend, as determined under the rules described in “— Redemption of the Convertible Preferred Stock.” Generally, any gain recognized upon the receipt of cash in lieu of a fractional share of common stock upon conversion of the convertible preferred stock will be capital gain and will be long-term capital gain if the United States holder’s holding period for the converted convertible preferred stock is more than one year at the time of conversion.
      A United States holder’s tax basis in common stock received upon the surrender of the convertible preferred stock for conversion will equal the holder’s tax basis in its converted preferred stock as of the time of the conversion, reduced by the holder’s tax basis in the convertible preferred stock allocated to any fractional share of common stock for which cash is received upon conversion on which capital gain or loss is recognized. A United States holder’s holding period in its common stock received upon conversion will generally include its holding period in respect of the converted preferred stock.
Dividends on Common Stock
      Generally, distributions received by a United States holder in respect of common stock received through the conversion of convertible preferred stock will be treated in the same manner as dividends received with respect to the convertible preferred stock, described above in “— Dividends on the Convertible Preferred Stock.”
Sale, Exchange or other Disposition of Common Stock
      Upon the sale, exchange or other disposition of common stock received through the conversion of convertible preferred stock, a United States holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale, exchange or other disposition, and (2) the holder’s adjusted tax basis in the common stock. This capital gain or loss will be long-term if the holder’s holding period is more than one year and will be short-term if the holding period is one year or less. A United States holder’s tax basis and holding period for common stock received upon conversion of the convertible preferred stock are determined as discussed above under “— Conversion of the Convertible Preferred Stock into the Common Stock.” The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding Tax
      In general, information reporting requirements will apply to payments of dividends on the convertible preferred stock and the common stock, and payments of the proceeds of the sale or other disposition of the convertible preferred stock or the common stock made with respect to certain non-corporate United States holders, unless an exception applies. Further, United States holders will be subject to backup withholding if:

•	the payee fails to furnish a taxpayer identification number, or “TIN,” to the payer or establish an exemption from backup withholding;

•	the IRS notifies the payer that the TIN furnished by the payee is incorrect;

•	the payee has received notification of under-reporting with respect to interest or dividends described in Section 3406(c) of the Internal Revenue Code;

•	there has been a failure of the payee to certify under penalties of perjury that the payee is not subject to backup withholding under the Internal Revenue Code; or

•	there has been a failure of the payee to certify under penalties of perjury that the payee is a United States person.

      Some United States holders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder’s United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

USE OF PROCEEDS
      All of the shares of convertible preferred stock and common stock offered hereby are being offered by the selling shareholders. We will not receive any proceeds from the sale of the convertible preferred stock or the common stock by the selling shareholders pursuant to this prospectus. The selling shareholders will receive all of the net proceeds from such sales. We estimate that expenses payable in connection with the registration statement of which this prospectus forms a part will be approximately $244,000, all of which will be paid by us.
DIVIDEND POLICY
      Subject to certain restrictions described below, we are required to pay dividends on the convertible preferred stock pursuant to its terms. However, we have not paid and do not anticipate paying any dividends on the common stock in the foreseeable future.
      We may be constrained from paying dividends by statutory limitations. Generally, we are not able to pay dividends if the payment would exceed the surplus of our assets minus our liabilities, or if we are insolvent or would be rendered insolvent.
      Further, covenants in certain debt instruments to which we are a party will restrict our ability to pay dividends on the common stock and cash dividends on the convertible preferred stock, and may prohibit the payment of dividends and certain other payments on the convertible preferred stock under certain circumstances.
      In addition, because we are a holding company, our ability to pay dividends on the convertible preferred stock may be limited by restrictions on our ability to obtain funds for such dividends through dividends from our subsidiaries.

PRICE AND RELATED INFORMATION CONCERNING REGISTERED SHARES
      Shares of our common stock are quoted on the Pink Sheets under the symbol “OGBY.” Shares of our convertible preferred stock are quoted on the Pink Sheets under the symbol “OGBYP.” The following is a summary of the market range for our common stock during the period indicated:

	Market Range

Quarterly Period	High	Low

2005
1st	$16.30	$12.85
      On April 5, 2005, the closing bid price of our common stock quoted on the Pink Sheets was $15.65 per share. The quotations included above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of March 30, 2005, there were 30 shareholders of record of our common stock and 3,597,479 shares of our common stock outstanding and no shares of common stock held in treasury.
      The following is a summary of the market range for our convertible preferred stock during the period indicated:

	Market Range

Quarterly Period	High	Low

2005
1st	$18.40	$15.25
      On April 5, 2005, the closing bid price of our convertible preferred stock quoted on the Pink Sheets was $17.95 per share. The quotations included above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As of March 30, 2005, there were 20 shareholders of record of our convertible preferred stock and 8,500,000 shares of our convertible preferred stock outstanding and no shares of convertible preferred stock held in treasury.
      Please see “Dividend Policy” for information about our dividend policy.
      We intend to apply to list the convertible preferred stock and the common stock on The NASDAQ National Market as soon as practicable when we meet the listing requirements. Such securities did not qualify for listing at the time they were issued, and we cannot assure you that such securities will ever be listed on The NASDAQ National Market. If we are not able to list such securities on The NASDAQ National Market, we intend to continue to cooperate with any registered broker-dealers who continue to initiate price quotations for the common stock and the convertible preferred stock on the OTC Bulletin Board. Again, however, we cannot assure you that such securities will continue to be quoted on the OTC Bulletin Board or that an active trading market will exist. See “Risk Factors — Although we intend to list the common stock and the convertible preferred stock on The NASDAQ National Market, we cannot assure you that such securities will meet the listing requirements, or, if listed, remain eligible for listing. In addition, if we are not able to list such securities on The NASDAQ National Market, we cannot assure you that such securities will continue to be quoted on the OTC Bulletin Board or that an active trading market will exist.”

CAPITALIZATION
      The following table sets forth our consolidated debt and capitalization at December 31, 2004. This information should be read in conjunction with “Selected Historical Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” as well as our audited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

December 31,
2004

(In thousands,
except share
and per share
data)
(Unaudited)
Debt, including lease obligations:
Second DIP credit facility term loan A	$105,000
Second DIP credit facility term loan A-1	20,000
Second DIP credit facility term loan B	125,000
Senior Secured Notes	89,783
Other Debt	13,410
Total Debt(1)	$353,193
Shareholders’ equity	$110,010

Total capitalization	$463,203

(1)	Our December 31, 2004 consolidated balance sheet includes a $84.591 million receivable from issuable shares of convertible preferred stock related to the amounts raised in connection with the Plan. On January 31, 2005, we used the net proceeds from this issuance and available cash and borrowings under the post-emergence credit facility to redeem the Senior Secured Notes with a December 31, 2004 balance of $89.783 million. On January 31, 2005, our second DIP facility automatically converted into the post-emergence credit facility. The post-emergence credit facility has a term loan A with $105 million in principal and a term loan B with $150 million in principal as well as a revolving line of credit. As of January 31, 2005, (1) the term loan A was fully drawn at $105 million, (2) the term loan B was fully drawn at $150 million and (3) the revolving line of credit was drawn at $5.725 million.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
      The following sets forth our selected historical consolidated financial data as of and for the years ended December 31, 2004, 2003, 2002, 2001 and 2000.
      Our reported historical consolidated financial statements prior to the adoption of fresh-start reporting for periods ended prior to December 31, 2004 are not comparable to those of us after our emergence because our financial statements as of December 31, 2004 and for periods ending after our emergence from bankruptcy (December 31, 2004 for accounting purposes) reflect the application of fresh-start reporting as required by SOP 90-7 issued by the American Institute of Certified Public Accountants. Despite a legal emergence from bankruptcy on January 31, 2005, we satisfied all material conditions precedent to the effectiveness of the Plan on December 27, 2004. We used December 31, 2004 as the date for adopting fresh-start reporting in order to coincide with our normal financial closing for the month of December. Upon adoption of fresh-start reporting, a new reporting entity was created for accounting purposes and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. Adopting fresh-start reporting resulted in the determination of our reorganization value and the determination and assignment of estimated fair value to assets and liabilities in conformity with the procedures specified by FASB Statement No. 141 “Business Combinations.” Fresh-start reporting has changed the recorded value of our tangible and intangible assets with an associated change in expense items as compared to the historical financial statements. In addition, fresh-start reporting adjustments were made to reflect the changes specified in the Plan. Finally, fresh-start reporting adjustments include accounting policy changes made by us. Our financial statement amounts before adoption of fresh-start reporting will be separated from amounts after fresh-start reporting by a thick black line, signifying the lack of comparability. Please see Note B to our audited consolidated financial statements for more information.
      The consolidated balance sheet data and the consolidated statement of operations data presented below as of December 31, 2004, 2003, 2002, 2001 and 2000, and for each of the years in the five-year period ended December 31, 2004, have been derived from our consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm.
      All of the information presented below should be read in conjunction with the information in the sections in this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our audited consolidated financial statements and their accompanying notes, all of which are included elsewhere in this prospectus.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

	Year Ended December 31

	2004	2003	2002	2001	2000

	(In thousands, except per share amounts)
OPERATIONS
Net sales and operating revenues	$435,650	$404,229	$400,572	$404,211	$393,181
Operating loss	19,749	(6,647)	34,625	15,208	51,019
Loss before cumulative effect of accounting change	(106,075)	(31,801)	(6,608)	(18,815)	15,028
Cumulative effect of accounting change for asset retirement obligations (net of income tax benefit of $889)	-0-	(1,391)	-0-	-0-	-0-

Loss income	$(106,075)	$(33,192)	$(6,608)	$(18,815)	$15,028

PER SHARE DATA
Loss before cumulative effect of accounting change — basic	$(20.27)	$(6.21)	$(1.32)	$(3.76)	$3.02
Cumulative effect of accounting change for asset retirement obligations	-0-	(0.27)	-0-	-0-	-0-

Loss income — basic	$(20.27)	$(6.48)	$(1.32)	$(3.76)	$3.02

Loss before cumulative effect of accounting change — assuming dilution	(20.27)	(6.21)	(1.32)	(3.76)	3.00
Cumulative effect of accounting change for asset retirement obligations	-0-	(0.27)	-0-	-0-	-0-

Net loss — assuming dilution	$(20.27)	$(6.48)	$(1.32)	$(3.76)	$3.00

Dividends per share	$-0-	$-0-	$-0-	$0.60	$0.80
Market price at December 31	$0.29 (1)	$4.21	$6.65	$15.50	$19.44
Book value at December 31	$21.00 (1)	$17.39	$23.20	$24.54	$30.80
Shares of old common stock outstanding at December 31	5,239 (1)	5,060	4,978	4,972	4,968
Average shares of old common stock outstanding — basic	5,233 (1)	5,125	5,025	4,998	4,975
Average shares of old common stock outstanding — assuming dilution	5,233 (1)	5,125	5,025	5,012	5,007
FINANCIAL CONDITION
Capital expenditures	$23,899	$19,165	$20,016	$26,875	$36,048

Working (deficit) capital	(211,431	)(2)	(361,786)	(55,322)	46,978	45,582
Total assets	679,784	(2)	649,831	687,467	680,149	700,046
Capitalization:
Long-term debt, including current portion	353,193	(2)	421,840	395,348	388,773	378,591
Stockholders’ equity	$110,010	(2)	$88,004	$115,501	$121,998	$153,000
      Results for 2004 do not include the Redi-Mix business unit of the Great Lakes Minerals segment subsequent to its sale in the first quarter of 2004. Results for 2003 include Erie Sand and Gravel from its acquisition date in early January of 2003 and do not include the Lawn and Garden business unit of the Global Stone segment subsequent to its sale in the fourth quarter of 2003. Results for 2000 include Michigan Limestone Operations and Global Stone Portage from their respective dates of acquisition in April and September of 2000.

(1)	Market price, book value and outstanding shares are based on the old common stock outstanding as of December 31, 2004.

(2)	Amounts are not comparable to prior years due to application of fresh-start adjustments at December 31, 2004.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      Except as noted, the following discussion and analysis relates to our historical financial condition and results of operations. We believe that results of operations in future periods may not be comparable to our historical results of operations. You should read the following discussion in conjunction with the “Selected Historical Consolidated Financial Data” section of this prospectus, as well as our audited consolidated financial statements and their accompanying notes and other financial information, all of which are included elsewhere in this prospectus.
Financial Condition
Overview
      We and our consolidated subsidiaries mine, process, transport and market industrial minerals and aggregates. In addition, we own strategically located, proven long-life reserves of high quality limestone and industrial sand. We operate 21 plants across the United States, a fleet of self-unloading vessels, docks and distribution terminals.
      We serve a broad customer base primarily in four major categories: building products, energy, environmental and industrial. We enjoy a significant market share in each of the core markets, benefiting from long-term contracts. We believe that we are one of the five largest producers of lime and in the top 20 of the largest producers of limestone in the United States. We also believe that we are the fourth largest producer of industrial sands in the United States. For further discussion of the sale of our Kings Mountain mica operation, please see “— Acquisitions and Dispositions.”
      Demand for limestone products correlates with the general economic cycles, principally new construction demand and government spending on highway construction and other infrastructure projects. Vessel transportation on the Great Lakes is also affected by general economic cycles and more particularly to construction activity and industrial production in the Great Lakes region. The wide range of end-uses and markets for lime offer some protection from the economic cycles experienced by individual sectors such as the steel industry. Additionally, a high proportion of lime is sold into end-uses that, unlike some construction-relate end-uses, have year-round requirements largely unaffected by the weather. In general, demand for Performance Minerals’ products is driven by a number of factors depending on end use. The most important factors are demand for oil and natural gas, housing starts and golf course construction in the southwestern United States.
      Recently, we emerged from bankruptcy, which we entered on February 23, 2004. We filed for bankruptcy to pursue a financial restructuring that would permit us to reduce our indebtedness and provide more financial flexibility to implement our business strategy. We accomplished the goals we established when we started down the restructuring path: preserve the business, achieve a sustainable capital structure, create the most value for creditors, and complete the process in as expedited a manner as possible. The outcome of these accomplishments and the much-improved market conditions can be seen to some extent in our 2004 results, and we expect that trend to continue in 2005. For more details on the bankruptcy, see “— Bankruptcy Overview.”
      Now that we have emerged from bankruptcy, our short-term plans are to focus on strengthening the confidence of customers, supplies and employees and focus on post-emergence business operations. Longer term, our strategy is to enhance our market leadership positions and to maximize profitability and cash flows by capitalizing on the following:

•	the strategic location and high quality of limestone reserves in the Great Lakes region;

•	the demand for industrial minerals for building materials;

•	the increasing demand for minerals for environmental remediation; and

•	the market opportunities in the energy segment.

      Overall, we plan to expand our current markets and develop new markets for our limestone and limestone fillers businesses, while maximizing the profitability of our sand, lime and marine businesses.
      In 2005, our principal sources of funds are expected to be operating revenues, cash and cash equivalents, and the funds available for borrowing under our post-emergence credit facility. We expect that the sources of funds are sufficient to cover our operating expense, interest expense and capital expenditures. We will continue to focus on cash flow and debt levels in 2005.
      Bankruptcy Overview. Beginning in 1998, we incurred significant debt in connection with a series of acquisitions. These acquisitions, which transitioned us into a diversified industrial minerals company, also resulted in a highly-leveraged balance sheet. When the United States economy slipped into recession in 2001, our debt became an increasing financial burden. Over the past three years, we have been impacted particularly by the decline of the nation’s integrated steel industry, rising energy costs and adverse market conditions in certain segments of the commercial and residential building materials markets. Together, these factors resulted in decreased demand for limestone and mica from our quarries and for the services of our Great Lakes fleet. Continuing losses aggravated our already significant debt load.
      In spite of implementing restructuring initiatives to remedy our heavily burdened balance sheet, we determined that, due to impending debt obligation defaults, it was necessary to complete our restructuring efforts under the protection of the Bankruptcy Code.
      On February 23, 2004, we and all of our direct and indirect wholly owned subsidiaries filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code to pursue a financial restructuring that would permit us to reduce our indebtedness and provide more financial flexibility to implement our business strategy. The Plan was confirmed by the Bankruptcy Court for the District of Delaware on November 17, 2004. The Plan became effective and we legally emerged from chapter 11 on January 31, 2005. However, we satisfied all material conditions precedent to the effectiveness of the Plan on December 27, 2004 and therefore, used December 31, 2004 as the date for adopting fresh-start reporting in order to coincide with our normal financial closing for the month of December. The Plan provided that, among other things:

•	with the exception of (1) our Senior Subordinated Notes in the aggregate principal amount of $100 million issued pursuant to the Indenture, dated as of February 1, 1999, between us as issuer and Norwest Bank Minnesota, National Association n/k/a Wells Fargo Bank MN, National Association, as indenture trustee (which Senior Subordinated Notes were cancelled as of the effective date of the Plan) and (2) the MLO claims, all allowed nonpriority prepetition claims against us (A) will be or have been paid in full in cash in accordance with the Plan, (B) received collateral securing their allowed claims pursuant to the Plan or (C) were reinstated in accordance with the Plan;

•	holders of allowed Senior Subordinated Note claims received their pro rata distribution of 2,928,571 shares of common stock in full satisfaction of their claims, which represented as of March 30, 2005 about 24.2% of the total voting power of and equity interests in us after giving effect to the conversion of the convertible preferred stock (but before giving effect to the accretion of dividends on the convertible preferred stock), the exercise of the warrants and the management stock plan;

•	the interest purchase agreement relating to the MLO claims was amended as set forth in the Plan and, as of the effective date of the Plan, was assumed (as amended) by us. The MLO claims will be paid in accordance with the amended interest purchase agreement;

•	all of the shares of the old common stock outstanding as of the effective date of the Plan and any related options or similar rights were cancelled as of the effective date of the Plan, and record holders of shares of old common stock with allowed interests under the Plan as of the close of business on the warrant distribution record date received warrants, exercisable until March 2, 2005, to purchase up to 576,256 shares of common stock at an exercise price of $10 per share (an aggregate of 404,071 shares of common stock were issued upon exercise of the warrants);

•	holders of any intercompany claims did not receive any property under the Plan; and

•	in general, postpetition claims were reinstated and will be or have been paid by us in the ordinary course of business.

      Excluding the effect of the exercise of warrants and restricted shares issued pursuant to the management stock plan, there were 2,928,571 common shares outstanding, accounting for 25.6% of the total voting power of the equity interests.
      It was a condition to the effective date of the Plan that we raise new financing. To meet this condition, we issued and sold an aggregate of 8,500,000 shares of convertible preferred stock pursuant to the rights offering and the commitment agreement. We used the net proceeds from the issuance and sale of the convertible preferred stock and available cash and borrowings under the post-emergence credit facility to redeem the Senior Secured Notes at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. The principal balance of the Senior Secured Notes was $84.677 million at December 31, 2004 and $85.1 million at January 31, 2005 when redeemed.
      Pursuant to the rights offering, holders of our Senior Subordinated Notes claims that were not parties to the commitment agreement purchased an aggregate of 5,139,200 shares of convertible preferred stock at $10 per share for a total purchase price of $51.392 million. Pursuant to the commitment agreement, the subscribers purchased an aggregate of 3,360,800 shares of convertible preferred stock at $10 per share for a total purchase price of $33.608 million. We issued an aggregate of 404,071 shares of common stock at $10 per share for a total purchase price of $4.041 million upon the exercise of the warrants. As of the fresh-start reporting balance sheet at December 31, 2004, we have outstanding about $353.2 million in debt under the post-emergence credit facility and about $111.9 million of other long-term liabilities. As a result, interest expense will decline in comparison to the interest expense incurred by us in periods prior to the effective date of the Plan.
      On January 31, 2005, the Senior Secured Notes were redeemed at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement and the Plan. Certain Senior Secured Notes holders have filed a lawsuit claiming entitlement to default interest and penalties from the former Senior Subordinated Notes holders based upon an argument that the claims in bankruptcy were subordinate to the claims of the Senior Secured Notes holders. The Bankruptcy Court ruled in our and the Senior Subordinated Noteholders’ favor on this issue and certain Senior Secured Notes holders have appealed. If the Senior Secured Notes holders succeed in their appeal, it is possible that the positions of those common shareholders who exchanged their Senior Subordinated Notes for shares of common stock could be diluted.
      Fresh-Start Reporting. Our reported historical consolidated financial statements prior to the adoption of fresh-start reporting for periods ended prior to December 31, 2004 are not comparable to those after our emergence because our financial statements as of December 31, 2004 and for periods ending after our emergence from bankruptcy (December 31, 2004 for accounting purposes) reflect the application of fresh-start reporting as required by SOP 90-7 issued by the American Institute of Certified Public Accountants. Our emergence from chapter 11 bankruptcy proceedings resulted in a new reporting entity at the adoption of fresh-start reporting in accordance with the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” Despite a legal emergence from bankruptcy on January 31, 2005, we satisfied all material conditions precedent to the effectiveness of the Plan on December 27, 2004. We used December 31, 2004 as the date for adopting fresh-start reporting in order to coincide with our normal financial closing for the month of December. The transactions which occurred during the four days between December 27 and December 31 were not material as they represent less than 1% of operating income and total revenues and less than 2% of income before taxes. Upon adoption of fresh-start reporting, a new reporting entity was created for accounting purposes and the recorded amounts of assets and liabilities are adjusted to reflect their estimated fair values. In this prospectus, references to our operations and cash flows during the periods ended in fiscal 2004, 2003 and 2002 refer to us prior to the adoption of fresh-start reporting. Our financial statement amounts before adoption of fresh-start reporting will be separated from amounts after adoption of fresh-start reporting by a thick black line, signifying the lack of comparability. Please see Note B to our audited consolidated financial statements for more information.
      SOP 90-7 requires that financial statements for the period following the chapter 11 filing through the bankruptcy confirmation date distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, revenues, expenses, realized gains and losses and provisions for losses directly associated with the reorganization and restructuring of the business, including adjustments to fair value assets and liabilities and the gain on the discharge of pre-petition debt, are reported separately as reorganization items, net, in the other (income) expense section of our consolidated statement of operations.
      Fresh-Start Adjustments. In accordance with fresh-start reporting, all assets and liabilities are recorded at their respective fair values as of December 31, 2004. Such fair values represent our best estimates based on independent appraisals and valuations.
      To facilitate the calculation of the enterprise value of us after emergence, we developed a set of five-year financial projections. Based on these financial projections, the enterprise value was determined by a financial advisor, using various valuation methods, including (1) a comparison of our projected performance to the market values of comparable companies, (2) a review and analysis of several recent transactions of companies in similar industries to us after emergence, and (3) a calculation of the present value of the future cash flows derived from the financial projections, including an assumption for a terminal value, discounted back at our estimated weighted average cost of capital. For fresh-start reporting purposes, the estimated enterprise value of us after emergence was calculated to be $385 million assuming an average debt balance of $275 million. The implied value for the common stock is $25 million. The implied value for the convertible preferred stock is $85 million. In applying fresh-start reporting, adjustments to reflect the fair value of assets and liabilities, on a net basis, and the restructuring of our capital structure and resulting discharge of the senior lender’s prepetition debt, resulted in net reorganization expense of $59.413 million. In addition, we incurred $18.779 million in reorganization expenses in 2004 primarily related to legal and professional services.
      Strategic Overview. We intend to continue to pursue the strategic operating plan we put in place over the last two years, but have been unable to execute fully due to financial issues that we have faced. The strategic operating plan is based on the core competencies of us of extracting, processing and providing minerals. We plan to expand our current markets and develop new markets for our limestone and limestone fillers, while maximizing the profitability of our sand, lime and marine businesses.
      Potential Change to Long-Range Plan. As a result of our financial restructuring, our board of directors includes only two directors who were on our board of directors prior to the effective date of the Plan. Five of the directors, who constitute a majority, were designated by holders of Senior Subordinated Notes who were party to the commitment agreement and who received shares of convertible preferred stock, including one such director who was designated by such holders of Senior Subordinated Notes who also became holders of common stock. We may make changes, which could be material, to the business, operations and current long-range plan. It is impossible to predict what these changes will be and the impact they will have on the future results of operations and our share prices.
Discussion of Post-Emergence Liquidity
      Post-Emergence Credit Facility. On January 31, 2005, which was the effective date of the Plan for legal purposes, we and each of our wholly-owned direct and indirect subsidiaries entered into our post-emergence credit facility. We and several of our significant operating companies are borrowers under the post-emergence credit facility, and the remaining subsidiaries guarantee the obligations under the post-emergence credit facility. The maturity date of the obligations under the post-emergence credit facility is January 30, 2010 or such earlier date as prescribed in the post-emergence credit facility. As of January 31, 2005, we had outstanding indebtedness of $261 million under the post-emergence credit facility, comprised of revolving loans, a term loan A and a term loan B as described below.

      The term loan A has an initial principal amount of $105 million. The term loan A bears interest at a floating rate linked to the prime rate or LIBOR, at our option. The term loan A, or such portion as we may elect, linked to LIBOR bears interest at the greater of 6.00% or LIBOR plus 4.00%, and such portion of the term loan A as we may elect to be linked to the prime rate bears interest at the greater of 6.00% or the prime rate plus 1.50%. Principal payments are due in 47 consecutive monthly installments of $875,000, with the first payment due in January 2006, and with a final installment of the remaining outstanding principal due on the maturity date of the post-emergence credit facility.
      The term loan B has an initial principal amount of $150 million. The term loan B bears interest at a floating rate linked to the prime rate or LIBOR, at our option. The term B loan, or such portion as we may elect, linked to LIBOR bears interest at the greater of 12.25% or LIBOR plus 10.25%, and such portion of the term loan B as we may elect to be linked to the prime rate, bears interest at the greater of 14.25% or the prime rate plus 9.75%. The outstanding principal of the term loan B is due on the maturity date of the post-emergence credit facility.
      The revolving loans available under the post-emergence credit facility are in an aggregate principal amount not to exceed $55 million (including a sublimit of $20 million for issuance of letter of credit accommodations), with an additional $10 million in revolving loans permitted, subject to availability requirements under the post-emergence credit facility, from March through September 2005. Principal amounts of the revolving facility that we repay may be reborrowed in accordance with the terms of the post-emergence credit facility. The revolving loans under the post-emergence credit facility bear interest at a floating rate linked to the prime rate or LIBOR, at our option. Revolving loans linked to the prime rate bear interest at the greater of 5.50% or the prime rate plus 1.00%, and revolving loans linked to LIBOR bear interest at the greater of 5.50% or LIBOR plus 3.50%. As of the effective date of the Plan, $5.725 million was outstanding under the revolving credit facility, and $11.08 million in letter of credit accommodations was outstanding.
      We and our subsidiaries are subject to affirmative and negative covenants under the post-emergence credit facility, including periodic financial reporting. We are also subject to financial covenants, including a minimum consolidated earnings before interest, taxes, depreciation and amortization, which is known as EBITDA, and fixed charge coverage ratio tests measured for each period of four consecutive fiscal quarters and an annual covenant on capital expenditures.
      Capital Stock. As of March 30, 2005, 3,597,479 shares of common stock were issued and outstanding, 2,928,571 of which were issued pursuant to the Plan. As of the effective date of the Plan, record holders of shares of old common stock with allowed interests under the Plan received warrants, exercisable until March 2, 2005, to purchase up to 576,256 shares of common stock at an exercise price of $10 per share. We issued 404,071 shares of common stock at $10 per share for a total purchase price of $4.041 million upon the exercise of the warrants. Our second amended and restated articles of incorporation authorize us to issue shares of preferred stock, $0.01 par value per share, in one or more series, with such rights and restrictions and with such additional provisions as the board of directors may determine, including, among other things, voting, dividend, redemption, sinking fund, liquidation and conversion rights, and additional restrictions. The convertible preferred stock constitutes a series of the preferred stock, and, as of the effective date of the Plan, 8,500,000 shares of convertible preferred stock were issued and outstanding. The annual dividend payable on the convertible preferred stock is paid at a rate of 14.8275%. The holders of the convertible preferred stock may convert such shares at any time into shares of common stock. In addition, subject to certain conditions, the shares of convertible preferred stock are redeemable by us after twelve months at various prices. As of March 22, 2005, these conditions were met.
      Sources and Uses of Funds. Our principal sources of funds in 2005 are expected to be operating revenues, cash and cash equivalents on hand and funds available for borrowing under the post-emergence credit facility. Our principal uses of funds are expected to be the payment of operating expenses, interest expense and capital expenditures. We expect that operating revenues, cash and cash equivalents on hand, and the funds available for borrowing under the post-emergence credit facility will be sufficient to enable us to cover our operating expenses, interest expense on indebtedness and capital expenditures. However, there can be no assurance that such funds will be sufficient to meet our cash requirements on a consolidated basis. In assessing the adequacy of our capital resources, we have made estimates and projections of revenues and expenses which we believe to be reasonable. However, if the anticipated level of revenue is not achieved because of decreased demand for our products or weakness in the overall market for minerals and aggregates, or if expenses exceed the level we contemplate, the current sources of funds may be insufficient to meet our cash requirements in the future. Further, our operations will be subject to the risks discussed in “Risk Factors — Risks Related to Our Business.” Should any of the potential adverse developments referred to in those risk factors occur, available capital resources may prove insufficient. In the event that available capital resources are insufficient, we would need to take additional steps to increase revenues, curtail expenses, sell assets or raise additional capital. There is no assurance that these approaches would be successful, and even if successful, these approaches could trigger other adverse effects on our business or the operating results or financial condition.
Discussion of Prepetition Liquidity
      At December 31, 2004, we were party to the second debtor-in-possession (“second DIP”) credit facility, a vessel term loan, a Senior Secured Notes agreement and a Senior Subordinated Note agreement.
      Second DIP Credit Facility. On April 30, 2004, the Bankruptcy Court entered an order authorizing us to enter into the $305 million second DIP credit facility providing us with postpetition financing. The Bankruptcy Court also authorized us to pay certain commitment fees and other expenses related to this loan. The second DIP credit facility was consummated on July 15, 2004. The second DIP credit facility was used to repay borrowings under the initial debtor-in-possession (“initial DIP”) credit facility and the prepetition bank credit facility and provided a revolving credit facility for working capital while we were in chapter 11. During 2004, we incurred $11.053 million in deferred financing costs, which included the commitment fees and professional fees related to the second DIP credit facility. Upon confirmation of our Plan and emergence from chapter 11 on January 31, 2005, the second DIP credit facility automatically converted into the post-emergence credit facility described above.
      Our second DIP credit facility repaid the borrowings under the Syndicated Term Loan and the Senior Credit facility (“prepetition bank credit facility”). The prepetition bank credit facility had a scheduled maturity of October 31, 2004 and had various financial covenants that we had violated. On September 11, 2003, we entered into amendments with our syndicated banking group and Senior Secured Notes holders. The amendments required us to repay at least $100 million of debt from the proceeds of permitted asset sales by February 25, 2004. As a result of our decision to not repay $100 million in debt from proceeds of permitted asset sales by February 25, 2004, we were in default under the Syndicated Term Loan, Senior Credit Facility, Senior Secured Notes, Senior Subordinated Notes and Vessel Term Loan.
      The second DIP credit facility replaced the initial DIP credit facility that allowed us to borrow up to $70 million and was approved by the Bankruptcy Court on April 8, 2004. During 2004, we incurred $2.841 million in deferred financing costs related to legal and professional fees related to the initial DIP credit facility.
      Senior Secured Notes. As previously discussed, we issued and sold $85 million in convertible preferred stock pursuant to the rights offering and commitment agreement. We used the net proceeds from the issuance and sale of the convertible preferred stock and available cash and borrowings under the post-emergence credit facility to redeem the Senior Secured Notes at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement. The Senior Secured Notes were funded on October 25, 2002 with a scheduled amortization in 2007 and 2008. Interest on the notes included a 13% per annum cash payment, payable quarterly and a 6% payment-in-kind. This interest payment was suspended during the bankruptcy, however, it was paid upon emergence on January 31, 2005. We had violated financial covenants with this agreement in 2003.
      Senior Subordinated Notes. As previously discussed, the Plan included the conversion of a $100 million principal amount of Senior Subordinated Notes plus accrued and unpaid interest into a pro-

rata distribution of 2,928,571 shares of common stock in full satisfaction of the claims of the Senior Subordinated Notes holders.
      We were in default under our Senior Subordinated Notes agreement in September 2003 for deferring an interest payment in excess of its 30-day grace period. That default was cured in September 2003.
      Vessel Term Loan. The Vessel Term Loan contains covenants that match the post-emergence credit facility. Semi-annual principal payments from January 15, 2005 through January 15, 2007 range from $920,000 to $1.055 million, increasing yearly. A final principal payment of $7.650 million is due on July 15, 2007.
      Our operating activities provided cash of $39.819 million in 2004, used cash of $7,000 in 2003 and provided cash of $18.537 million in 2002. In 2004, we paid $14.75 million for reorganization items. The significant increase in cash provided by operating activities between 2004 and 2003 was primarily due to the effects of improved operating income and the bankruptcy-imposed stay on the payment of prepetition liabilities, the result of which caused significant increases in the accrued expenses, interest and accounts payable balances from 2003 to 2004 and increased the cash provided by operations. These activities were partially offset by an increase in inventory and accounts receivable. The increase between 2004 and 2002 was primarily the result of increased liabilities due to the bankruptcy-imposed stay on payment of those liabilities, partially offset by a higher net loss in 2004 and tax refunds of $7.855 million in 2002.
      Expenditures for property and equipment totaled $23.899 million in 2004 compared to $19.165 million and $20.016 million in 2003 and 2002, respectively. The increase in capital expenditures between 2004 and 2003 was primarily the result of strict cost controlling measures intended to conserve capital in 2003. Expenditures for the sustaining of existing property and equipment were $16.451 million in 2004. Expansion projects amounted to $4.567 million, with the remaining $2.881 million for quarry development. Expenditures for property and equipment for 2005 are currently expected to approximate $20 million and will be funded with current operating revenues and monies available under the post-emergence credit facility. We expect that the proportion of 2005 capital expenditures for expansion projects and replacement will be changed slightly from 2004 levels. As part of our accounting policy changes in fresh-start reporting, we will no longer capitalize quarry development costs. We anticipate using a higher percentage of capital expenditures toward expansion assets in 2005. The anticipated increase is primarily because of a scheduled expansion project at the Performance Minerals segment’s Brady, Texas, operating location. We have no material commitments for capital projects in 2005 or beyond.
      In 2004, we incurred $13.894 million of deferred financing costs related to the acquisition of the initial DIP credit facility and second DIP credit facility. In 2003, we incurred $4.762 million in deferred financing costs related to the amendment of the prepetition credit facility and Senior Secured Notes agreement. In 2002, we incurred $8.413 million of deferred financing costs related to the execution of the Senior Secured Notes agreement and amendment of the prepetition credit facility.
      In 2004, our additional borrowings exceeded debt repayments by $26.248 million, while in 2003 and 2002, our additional borrowings exceeded debt repayments by $22.044 million and $6.576 million, respectively. In all three years, additional borrowings were primarily used to fund capital expenditures and financing costs. In 2004, additional borrowings were reduced by the sale of the Redi-Mix business and the vessel, M/ V Richard Reiss. Furthermore, additional borrowings were used in 2003 to fund the Erie Sand and Gravel acquisition and were reduced from the sale of the Lawn and Garden business unit.
      Prior to their amendment in September 2003, our prepetition credit facility required interest rate protection on 50% of our senior secured debt. Accordingly, we entered into interest rate swap agreements in 2000 to limit the effect of increases in the interest rates on variable rate debt. The differential between fixed and variable rates is recorded as an increase or decrease to interest expense. At December 31, 2004, we had no such interest rate swaps remaining as the final swap expired on June 30, 2004.
      As a result of falling LIBOR-based interest rates, interest expense increased $1.274 million, $7.446 million and $9.967 million in 2004, 2003 and 2002, respectively, because of these interest rate swaps. See Note G to our audited consolidated financial statements for a further description of our swap agreements.
      Qualitative and Quantitative Disclosures About Market Risk. The following tables provide information about our derivative and other financial instruments that are sensitive to changes in interest rates, which include interest rate swaps and debt obligations. For debt obligations, the table presents cash flows and related weighted average interest rates by the original contracted maturity dates. For interest rate swaps, the table presents notional amounts and weighted average LIBOR interest rates by contractual maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contract. Weighted average variable rates are based on implied forward LIBOR rates in the yield curve. For 2004, the second DIP term A loan is LIBOR plus 4.00% and the second DIP term B loan is LIBOR plus 9.75%. The weighted average rate is LIBOR plus a 6.00% margin at December 31, 2003 for variable rate long-term debt. We do not hold or issue financial instruments for speculative purposes.

	December 31, 2004

	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value

	(In thousands)
Liabilities:
Long-term debt:
Fixed rate	$92,166	$2,128	$8,796	$103			$103,193	$103,193
Average interest rate	12.56%	9.72%	9.76%	7.00%
Variable rate	$250,000						$250,000	$250,000
Average interest rate	9.34%

	December 31, 2003

	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value

	(In thousands)
Liabilities:
Long-term debt:
Fixed rate	$2,226	$2,093	$2,125	$51,076	$37,510	$100,000	$195,030	$134,889
Average interest rate	13.43%	13.51%	13.58%	13.66%	12.45%	10.00%
Variable rate	$225,808	$334	$334	$334			$226,810	$226,810
Average interest rate	7.46%	2.99%	4.18%	4.96%
Interest rate derivatives:
Interest rate swaps:
Variable to fixed	$50,000						$50,000	$1,457
Average LIBOR pay rate	6.97%
Average LIBOR receive rate	1.46%
      We did not declare a cash dividend during 2004, 2003, and 2002 as our current and prior lending facilities prohibit cash dividends.
      At December 31, 2004, we re-evaluated assumptions used in determining postretirement pension and health care benefits. The weighted-average discount rate was adjusted from 6.50% to 6.00% to better reflect expected market rates. Additionally, the annual rate of increase in the per capita cost of covered health care benefits was revised to 9.00% at December 31, 2004, decreasing gradually to 5.00% in 2009 and will remain at that level thereafter from 10.00% (pre-65) and 6.00% (post-65), with the pre-65 rate decreasing gradually to 5%, in 2009 and the post-65 rate in 2006. These changes resulted in an increase in the benefit obligation of $6.811 million for the pension plans and $4.279 million for the postretirement health care plan. Though these changes will increase our pension and postretirement expense in 2005, the impact is not expected to be material. The fair value of our pension plan assets grew $4.476 million during 2003, and that increase is estimated to result in a $678,000 reduction in pension expense in 2005. All of our pension and postretirement benefit liabilities were reinstated following the effective date of the Plan. Prior to the effective date of the Plan, some of the pension plans held shares of old common stock. That old common stock was sold prior to the effective date of the Plan and, as such, the plans did not receive warrants to purchase common stock.
      In accordance with fresh-start reporting, the assets and liabilities of our defined benefit plan are to be recorded at their fair value, which represents the net amount of the fair market value of pension assets compared with the projected benefit obligation. The adjustment to fair value resulted in a $43.132 million charge to reorganization items (net) and the reduction of the historical prepaid pension cost asset by $31.454 million, an increase of $3.755 million in other long-term liabilities related to the accrual for pension liabilities, a net reduction of $5.51 million in accumulated other comprehensive loss related to the historical minimum pension liability, and a $2.412 million increase in the deferred tax liability relating to the tax effects of the accumulated other comprehensive loss. This adjustment to fair value eliminates the future amortization of unrecognized net actuarial loss and unrecognized prior service costs and is estimated to reduce pension expense in 2005 by $2.977 million.
      In accordance with fresh-start reporting, the liability for other postretirement benefits should be adjusted to fair value, which is the accumulated postretirement benefit obligation in excess of the fair value of the plan assets. Based upon the December 31, 2004 accumulated postretirement benefit obligations in excess of the fair value of plan assets, we recorded an increase of $8.589 million in the postretirement benefit obligation on the consolidated balance sheet. This adjustment to fair value eliminates the future amortization of unrecognized net actuarial loss and unrecognized prior service costs and is estimated to reduce expense in 2005 by $1.075 million.
      At December 31, 2003, we re-evaluated assumptions used in determining postretirement pension and health care benefits. The weighted-average discount rate was adjusted from 7.00% to 6.50% to better reflect 2003 and long-term market rates. Additionally, the annual rate of increase in the per capita cost of covered health care benefits was revised to 10.00% (pre-65) and 6.00% (post-65), decreasing gradually to 5.00% (the pre-65 rate in 2009 and the post-65 rate in 2006) at December 31, 2003 from 8.25% (pre-65) and 6.00% (post-65), with the pre-65 rate decreasing gradually to 6% in 2006 and the post-65 rate remaining constant at December 31, 2002. These changes resulted in an increase in the benefit obligation of $3.994 million for the pension plans and $6.819 million ($1.199 million related to the revision of the per capita cost of covered health care benefits) for the postretirement health care plan. Though these changes increased the pension and postretirement expense in 2004, the impact was not material. The fair value of the pension plan assets increased $12.139 million during 2003, and that increase resulted in an $886,000 reduction in pension expense in 2004.
      At December 31, 2002, we re-evaluated assumptions used in determining postretirement pension and health care benefits. The weighted-average discount rate was adjusted from 7.25% to 7.00% to better reflect market rates. The decrease resulted in an increase in the projected benefit obligation of $2.230 million for the pension plans and $1.580 million for the postretirement health care plan. The fair value of our pension plan assets declined $18.564 million during 2002, and that decline resulted in approximately $1.910 million in additional pension expense in 2003.
      Our second amended and restated articles of incorporation authorize us to issue 90,000,000 shares of common stock. As of March 30, 2005, 3,597,479 shares of common stock (including 264,837 of restricted shares issued under the management stock plan and 404,071 shares issued upon the exercise of warrants) were issued and outstanding, 2,928,571 of which were issued pursuant to the Plan. Our second amended and restated articles of incorporation also authorize us to issue 30,000,000 shares of convertible preferred stock, $0.01 par value per share, in one or more series, with such rights and restrictions and with such additional provisions as our board of directors may determine, including, among other things, voting, dividend, redemption, sinking fund, liquidation and conversion rights, and additional restrictions. The convertible preferred stock constitutes a series of the preferred stock, and, as of March 30, 2005, 8,500,000 shares of convertible preferred stock were issued and outstanding.

      Subject to the terms of the convertible preferred stock, our board of directors has broad discretion with respect to the creation and issuance of preferred stock without shareholder approval. The rights, preferences and privileges of holders of the common stock may be adversely affected by the holders of shares of any other series of preferred stock that we may designate and issue from time to time. Among other things, by authorizing the issuance of other shares of preferred stock with particular conversion, redemption, voting or other rights, our board of directors could adversely affect the voting power of the holders of the common stock and could discourage any attempt to effect a change in control of us even if such a transaction would be beneficial to the interests of the shareholders.
      MLO Contingent Agreement. The purchase price of our Michigan Limestone operation, which was acquired by us in the second quarter of 2000, includes contingent payments subject to achieving certain operating performance parameters through 2011. We accrued a contingent payment of $0, $2.1 million and $3.072 million at December 31, 2004, 2003 and 2002, respectively, representing additional purchase price and an increase to recorded mineral reserves. As a result of bankruptcy negotiations and application of fresh-start reporting, the character of this agreement changed. After the bankruptcy petition date, the official unsecured creditors’ committee (a statutory committee established to represent the interests of our unsecured creditors (“the creditors committee”)) entered into negotiations with certain of the holders of the MLO claims regarding possibly amending the interest purchase agreement. As a result of these negotiations, the interest purchase agreement was amended as of January 31, 2005, which was the effective date of the Plan, and as of January 31, 2005 was assumed (as amended) by us. Specifically, pursuant to the amended interest purchase agreement, the parties agreed to reduce significantly the aggregate annual amount of contingent payments and to extend the time period within which the contingent payments are to be made by four to six years. The amended interest purchase agreement provides for maximum aggregate amounts of annual contingent payments in the period 2003 through 2016 as follows:

•	$625,000 for 2003 (which was paid on January 31, 2005);

•	$1.025 million for the period 2004-2006; and

•	$2.65 million for the period 2007-2016.

With this new agreement and fresh-start reporting, we are now applying contingent liability accounting (SFAS No. 5 “Accounting for Contingencies”) to this liability. Based upon our historical experience on tonnage shipments and other estimates, we estimate that the new liability related to the purchase agreement with former owners of Michigan Limestone is $16.285 million, with $1.5 million classified in other accrued expenses and $14.785 million classified in other long-term liabilities on the consolidated balance sheet. This change will increase the accrual by $14.185 million and is expensed as reorganization items, net. See “Related Party Transactions” for further discussion of MLO contingent payments.
      Mr. Lundin received payments totaling $568,000 in 2001, $571,000 in 2002 and $391,000 in 2003 as his 18.6% share of the contingent payments. Mr. Lundin did not receive any contingent payment in 2004 but received a payment of $112,525 on the effective date of the Plan. On November 1, 2001, Mr. Lundin was promoted to the position of our President and Chief Operating Officer, and on December 12, 2001, Mr. Lundin was elected to our board of directors. On December 4, 2002, Mr. Lundin was appointed as our Chief Executive Officer. Mr. Lundin was not an executive officer of us prior to the Michigan Limestone acquisition.
      Contingencies. We and certain of our subsidiaries are involved in a limited number of claims and routine litigation incidental to operating our current business. In each case, we are actively defending or prosecuting the claims. Many of the claims are covered by insurance and none are expected to have a material adverse effect on our financial condition.
      Several of our subsidiaries have been and continue to be named as defendants in a large number of cases relating to the exposure of people to asbestos and silica. The plaintiffs in the cases generally seek compensatory and punitive damages of unspecified sums based upon the Jones Act, common law or statutory product liability claims. Some of these cases have been brought by plaintiffs against us (or our subsidiaries) and other marine services companies or product manufacturer co-defendants. Considering our past and present operations relating to the use of asbestos and silica, it is possible that additional claims may be made against us and our subsidiaries based upon similar or different legal theories seeking similar or different types of damages and relief. We are unable to estimate our potential exposure to unasserted claims. In the fourth quarter of 2004, we entered into a settlement agreement between one of our subsidiaries, ON Marine Services Company and certain tort plaintiffs to settle at least 750 of these claims for $1.5 million utilizing certain insurance funds. Our funds will not be used to pay this settlement. The settlement was subject to the Bankruptcy Court’s approval and confirmation of the Plan. An order approving the settlement and confirming the Plan was entered by the Bankruptcy Court on November 17, 2004.
      We believe that both the asbestos and silica product liability claims are covered by multiple layers of insurance policies from multiple sources and an insurance trust. In particular on December 31, 2004, prior to the settlement discussed above and below, we had approximately $294 million of insurance coverage available with respect to any asbestos liability claims, broken down as follows: (1) about $63.2 million in cash in a trust on account of confidential settlement agreements between us and one of our insurers, and (2) about $230.8 million on account of insurance policies. In addition, we had over $800 million of insurance coverage available with respect to any silica liabilities. After consultation with outside advisors, we believe that the insurers have no legitimate defenses to coverage under these policies. We further believe that we should be able to recover the full limits of the policies issued by solvent carriers.
      At December 31, 2004, we were a co-defendant in cases alleging asbestos-induced illness involving claims of about 73,000 claimants. In the fourth quarter of 2004, we entered into settlement agreements between our affiliate ON Marine Services Company and certain tort plaintiffs, which were approved by the Bankruptcy Court. The settlements with these tort plaintiffs resolve about 20,000 of the claims asserted against certain of our affiliates as of December 31, 2004. We estimate that the settlement payments under the settlement agreements for approximately 17,800 of these claims will aggregate about $53.204 million and will be paid from the insurance trust established pursuant to the Settlement Trust Agreement, made and entered into on August 28, 2003, by and among our subsidiary ON Marine Services Company, underwriters at Lloyd’s and London Market Company Signatories and Wells Fargo Bank Minnesota, N.A. The remaining 2,200 settled claims will be paid upon the approval of the insurers paying the claims, and the total amount of settlement payments under the settlement agreements relating to these asbestos claims cannot be determined until medical and exposure evidence is provided by such claimants. We anticipate that any settlement payments made on account of such claims will be paid under both the insurance trust and other of our insurance policies. At March 15, 2005, 11,180 filed and un-filed pending claims have been submitted and approved for payment in accordance with the terms of the settlement agreements. The total settlement amount for these 11,180 claims is $34.367 million. Separate from these settlements, approximately 4,100 claims were dismissed in Mississippi for lack of in personam jurisdiction. We received some new claims during bankruptcy even with the automatic stay on litigation, and has experienced an increase in filings since emergence. Due to the quantity of dismissals, settlements and new filings, an accurate pending claim count is not possible at this time. Total pending claims will be adjusted and reported quarterly after account for the dismissals, settlements and new filings.
      We believe that the remaining currently outstanding claims can be satisfied or otherwise resolved within the limits of our remaining available insurance. We cannot predict whether or not our available insurance will be adequate to cover any and all asbestos claims that arise in the future or that we will have the ability to otherwise successfully defend or resolve such cases. If there are no developments that reduce the impact of asbestos litigation or its costs, our available insurance may be insufficient to cover all future claims, and there could be a material adverse effect on our results of operations, liquidity and financial condition. The severity of this risk cannot be measured, and is highly dependent on the rate of future claims, the cost to defend, settle, or otherwise resolve claims, the length of time to resolve claims and the impact of future legislative or other developments in the asbestos litigation arena.
      Our ability to fund asbestos settlements or judgments will be subject to the availability of our remaining insurance coverage and to funds from operations, asset sales or capital-raising transactions. Excluding the impact of the most recent settlements, we have about $294 million of insurance resources available to address both current and future asbestos liabilities. We have had an average of 13,750 asbestos claims asserted against us each year for the past five years. The average cost per claim for settlement or other resolution for the past five years prior to the most recent settlements was about $1,000 and the average cost per claim of the most recent settlements was about $3,000. The length of time to resolve claims varies on a case-by-case basis and can be affected by decisions of management and opposing counsel. If there are no developments that reduce the impact of asbestos litigation or its costs to us, our available insurance may be insufficient to cover all future claims, and there could be a material adverse effect on our results of operations, liquidity and financial condition.
      With respect to silica claims, at December 31, 2004, we were a co-defendant in cases involving about 23,000 claimants. We have been and will continue to be responsible for funding a small percentage of all silica settlements and defense costs. We continue to have insurance coverage; however, certain policies have retroactive premiums that will come due if claims accrue to those policies. The premiums are based upon actual and incurred losses and cannot be calculated until losses are incurred. The likelihood of liability for us arising out of these claims is probable.
      The exposure of persons to silica and the accompanying health risks have been and continue to be significant issues confronting the industrial minerals industry in general, and specifically our Performance Minerals segment. Proposed changes to standards for exposure to silica are under review by the United States Occupational Safety and Health Administration. This review could result in more stringent worker safety standards or, in the alternative, requirements for additional action on the part of silica users regarding lower permissible exposure limits for silica. More stringent worker safety standards or additional action requirements, including the costs associated with these revised standards or additional action requirements, and actual or perceived concerns regarding the threat of liability, or health risks, including silicosis, associated with silica use, may affect the buying decisions of the users of our silica products. If worker safety standards are made more stringent, if we are required to take additional action regarding lower permissible exposure limits for silica, or if our customers decide to reduce their use of silica products based on actual or perceived health risks or liability concerns, our operating results, liquidity and capital resources could be materially adversely affected. The extent of any material adverse effect would depend on the nature and extent of the changes to the exposure standards, the cost of meeting and our ability to meet more stringent standards, the extent of any reduction in our customer’s use of our silica products and other factors that cannot be estimated at this time.
      On or about December 23, 2004, certain current and former members of our board of directors were named as defendants in a complaint filed by a former shareholder. Although we were not named in the complaint, we have agreed to indemnify the directors pursuant to Ohio law, our first amended and restated articles of incorporation, and certain indemnification agreements we entered into with the named directors. We maintain director and officer liability insurance, which has a deductible of $750,000. Although the outcome of the suit is not determinable at this time, we do not anticipate expending funds in excess of the deductible for indemnity or defense.
      On January 31, 2005, the Senior Secured Notes were redeemed at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement and the Plan. Certain Senior Secured Notes holders have filed a lawsuit claiming entitlement to default interest and penalties from the former Senior Subordinated Notes holders based upon an argument that the Senior Subordinated Notes holders’ claims in bankruptcy were subordinate to the claims of the Senior Secured Notes holders. The Bankruptcy Court ruled in our and the Senior Subordinated Noteholders’ favor on this issue, and certain Senior Secured Notes holders have appealed. If the Senior Secured Notes holders succeed in their appeal, it is possible that the positions of those common shareholders who exchanged their Senior Subordinated Notes for common stock could be diluted.
      Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against us and encourage or increase the number and nature of future claims and proceedings. Together with reserves recorded and available insurance, pending litigation is not expected to have a material adverse effect on our operations, liquidity or financial condition.
Off-Balance Sheet Arrangements
      We have stand-by letters of credit totaling $12.1 million at December 31, 2004, with no balance outstanding as of December 31, 2004. These stand-by letters of credit, in amounts ranging from about $4,400 to $3 million, have been issued by Wells Fargo Bank, N.A. for a variety of possible uses, including for costs relating to workers’ compensation, insurance, corporate office rent, electricity, rail freight, a bonding program and above-ground storage tank removal. The stand-by letters of credit issued by Wells Fargo mature on June 25, 2005. We do not consider these stand-by letters of credit to be material to our business or operations, including its liquidity and capital resources, and we have not incurred any additional indebtedness in connection with these stand-by letters of credit.
Contractual Obligations

	Payments Due by Period

					More Than
		Less Than	1-3 Years	3-5 Years	5 Years (2010 and
Contractual Obligations(1)	Total	1 Year (2005)	(2006-2007)	(2008-2009)	Beyond)

	(In thousands)
Long-term Debt(2)	$353,193	$342,166	$10,924	$103
Operating Leases	31,758	6,987	9,968	4,277	$10,526
Purchase Obligations	5,709	4,259	1,450
Other Long-term Liabilities(3)	5,433	2,607	586	308	1,932

Total	$396,093	$356,019	$22,928	$4,688	$12,458

(1)	We have not included estimated future payments for pension, postretirement benefit obligations and the Coal Act in the above schedule because that funding is subject to changing legislation and significant assumptions. In 2005, we expect to contribute $2.5 million for pensions, $3.1 million for postretirement benefit obligations and $1.038 million for the Coal Act.

(2)	Our $250 million second DIP was converted to a post-emergence credit facility with principal maturities of $10.5 million per year starting in 2006 extending through 2010 when the entire facility is due.

(3)	Includes an insurance settlement and other supplemental benefits.

Acquisitions and Dispositions
      In separate transactions during January 2004, we sold two assets of our Erie Sand and Gravel operations (the Redi-Mix business unit and the vessel M/ V Richard Reiss) to E.E. Austin & Son, Inc. and Grand River Navigation Company, Inc., respectively. The Redi-Mix business unit was comprised of Serv-All Concrete, Inc. and S&J Trucking, Inc. These assets were not considered integral to the long-term strategic direction of us. Proceeds from the sales were $1.225 million for Redi-Mix and $1.8 million for the vessel. No gain or loss on sale was recognized by us.
      In conjunction with the sale of the Redi-Mix business unit, the Company entered into a long-term supply agreement with E.E. Austin & Son, Inc. dated January 21, 2004, pursuant to which we will provide certain aggregates at market prices to E.E. Austin & Son, Inc. for an initial term of fifteen years beginning on the closing date of the agreement. Additionally, we and E.E. Austin & Son, Inc. entered into a sublease agreement, dated January 21, 2004, whereby E.E. Austin & Son, Inc. is subleasing property from us previously dedicated to the operation of the Redi-Mix business unit. The initial term of the sublease agreement commenced in January 2004 and extends to December 31, 2019. The agreement is renewable in five-year increments thereafter, upon agreement by both parties.
      On October 27, 2003, as part of our ongoing business restructuring, we sold the Lawn and Garden business unit of our Global Stone operating segment to Oldcastle Retail, Inc. The sales price was

$10 million of value subject to working capital adjustments. Based upon those working capital adjustments, we received $6.871 million in cash at closing. The net book value of the Lawn and Garden business unit at the closing date, including an allocation of the Global Stone segment’s goodwill of $3.316 million, was $10.057 million. We recognized a loss on sale of assets of $3.692 million during the fourth quarter of 2003. During 2004, we recovered additional amounts on the accounts receivable balance resulting in an adjustment to the loss and recognition of $29,000 of gain.
      In conjunction with the sale of the Lawn and Garden business unit, we entered into a long-term supply agreement with Oldcastle, dated October 27, 2003, pursuant to which we will provide certain raw materials at market price to Oldcastle for an initial term of ten years beginning on the closing date of the agreement, with a renewal option for an additional ten-year period.
      We and Oldcastle also entered into a lease and operation of equipment agreement, dated October 27, 2003, whereby certain areas of our York, Pennsylvania, operations previously dedicated to Lawn and Garden operations are being leased at market rates to Oldcastle through December 31, 2005.
      In early January 2003, we acquired all of the outstanding common shares and other ownership interests in a group of companies together known as Erie Sand and Gravel Company for $6.831 million in cash and $4.069 million in assumed debt, which was refinanced at closing. The acquisition included fixed assets of $5.446 million and goodwill of $4.149 million. Erie Sand and Gravel operates a dock, a bulk products terminal, a Great Lakes self-unloading vessel, a sand dredging and processing operation, a ready-mix concrete mixing facility and a trucking company that distributes construction sand and aggregates in the northwest Pennsylvania/ western New York region. The net assets and results of operations of Erie Sand and Gravel are included within our Great Lakes Minerals segment.
      The Erie Sand and Gravel acquisition was accounted for under the purchase method of accounting. The purchase price has been allocated based on estimated fair values at the date of acquisition.
      In addition to the sale of the Redi-Mix business and the M/V Richard Reiss in 2004, we received proceeds of $8,000 and recorded pre-tax losses of $36,000 from other miscellaneous asset sales. In 2003, we received proceeds of $387,000 and recorded pre-tax gains of $6,000 from miscellaneous asset sales other than the sale of the Lawn and Garden business unit. In 2002, we received proceeds of $2.304 million from the sale of non-strategic mineral processing operations in the Performance Minerals segment and other miscellaneous asset sales. In connection with the sale of non-strategic mineral processing operations, $959,000 of proceeds received in excess of the net book value of the underlying assets was recorded within the provision for restructuring, asset impairments and early retirement programs on the consolidated statement of operations. Additionally, we recorded pre-tax gains of $55,000 in 2002 related to other miscellaneous asset sales.
      We were previously one of the largest producers of muscovite mica in the United States and have been in discussions to sell our mica operations (Kings Mountain and Velarde operations) since September 2003. Due to the bankruptcy proceedings, we were not authorized to sell any assets. Upon emergence from bankruptcy and the installation of our new board of directors, plans to sell the mica operations resumed. On March 10, 2005, subsequent to the December 31, 2004 fiscal year-end but before the issuance of our 2004 audited consolidated financial statements, our board of directors provided authorization for the sale of the mica operations. At that time, we determined that the plan of sale criteria in FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” had been met. Due to the timing of when we satisfied the criteria for the mica operations to be considered “held for sale,” the mica operations are considered as “held and used” in our 2004 audited consolidated financial statements. The carrying amount of the mica operations is about $15 million. On April 6, 2005, we sold the Performance Minerals segment’s Kings Mountain mica operation to Zemex Corporation. The sales price was $15 million subject to an escrow for working capital adjustments and other purchase contingencies of $800,000. Based upon those adjustments, we received $14.2 million of cash at closing from Zemex. Because of the application of fresh-start reporting at December 31, 2004, we do not anticipate recording a material gain or loss from this sale in the second quarter of 2005. We believe that the Velarde operation will be sold no later than the end of fiscal year 2005.

Results of Operations
      See the discussion above regarding our emergence from bankruptcy on January 31, 2005.
      Our net sales and operating revenues were $435.65 million, $404.229 million and $400.572 million in 2004, 2003 and 2002, respectively. Operating income in 2004 was $19.749 million compared with operating loss of $6.647 million in 2003 and operating income of $34.625 million in 2002. The 2004 operating income includes a pre-tax impairment charge of $5.694 million to reduce the net book value of the Performance Minerals segment’s Velarde plant due to the temporary suspension in operations. The 2004 operating income also includes a $1.315 million impairment charge related to the exit and sublease of the Cleveland Marine Services office. The 2003 operating loss includes a $13.114 million pre-tax asset impairment charge to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value. We reported a net loss in 2004 of $106.075 million compared to a net loss of $33.192 million in 2003 and a net loss of $6.608 million in 2002. The 2004 net loss includes $78.192 million in reorganization expenses. In addition to the impairment charge discussed above, 2003 net loss includes an after-tax charge of $1.391 million for the cumulative effect of accounting change for asset retirement obligations under SFAS No. 143, “Accounting for Asset Retirement Obligations,” which we adopted at January 1, 2003.
      Net Sales and Operating Revenues. The $31.421 million (8%) increase in net sales and operating revenues in 2004 compared with 2003 was primarily attributed to (1) an increase in demand for metallurgical and aggregate limestone due to general economic improvement, the recovery of the United States integrated steel industry and an increase in pricing power for lime in our Global Stone segment; (2) increased vessel revenues, which were the result of higher market demand including the sailing of additional vessels, higher water levels and higher fuel costs increasing fuel pass-throughs; and (3) increased demand for frac sand from oil and gas service companies from our Performance Minerals segment and increased market share. These increases to net sales and operating revenues were partially offset by decreased revenues from the sale of the Lawn and Garden business unit of its Global Stone segment in the fourth quarter of 2003 and the sale of the Great Lakes Minerals segment’s S&J and Serv-All operations in the first quarter of 2004.
      Net sales and operating revenues in 2004 increased $35.078 million or 9% in comparison to 2002 due to the increased demand for frac sand from oil and gas service companies from the our Performance Minerals segment and increased market share, the Erie Sand and Gravel acquisition in 2003, an increase in lime demand and pricing and an increase in aggregate demand.
      Operating Income (Loss). The operating income for year ended December 31, 2004 was $19.749 million compared with an operating loss in 2003 of $6.647 million. The operating loss in 2003 includes a pre-tax asset impairment charge of $13.114 million related to the write-down of the Performance Minerals segment’s Specialty Minerals operation to fair value. During the third quarter of 2004, we recorded an additional $5.695 million pre-tax asset impairment charge to further reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation’s Velarde plant. The impairment indicator was a temporary suspension of operations at the Velarde plant. In the first quarter of 2004, we recorded a $1.315 million impairment charge related to the exit and sublease of the Cleveland Marine Services office. In the second quarter of 2004, we recorded $500,000 for exit costs related to previously shutdown abrasives facilities. We believe that excluding the impairment and restructuring charges provides a better comparison of year-to-year operating results. Excluding the impairment and restructuring charges, we had operating income of $27.195 million and $6.574 million for 2004 and 2003, respectively, a $20.621 million increase for 2004 over 2003. We have benefited from (1) increased revenues and the effect of higher volumes on gross margins of the Great Lakes Minerals segment’s limestone quarries and vessels; (2) increased revenues and its impact to operating income from increased frac revenues in the Performance Minerals segment; (3) increased revenues and its impact to operating income from increased aggregate and lime revenues in the Global Stone segment; (4) lower impairment charges in 2004 compared with 2003; (5) lower provisions for doubtful accounts; and (6) lower selling, general and administrative expenses primarily because of on-going cost cutting activities and $4.4 million of legal and professional fees related to our restructuring in 2003’s operating income. These increases have been offset slightly by higher energy costs and higher salaried bonus awards in 2004.
      Operating income decreased $14.876 million between 2002 and 2004 primarily due to $7.446 million in adjustments for impairments and restructuring liabilities, an increase in cost of goods sold as a percentage of sales, higher depreciation from stripping amortization and FAS 143 and higher retiree healthcare expense.
      Net Loss. Net loss for 2004 was $106.075 million as compared with a net loss of $33.192 million in 2003. The net losses in 2004 and 2003 include the impairment and restructuring charges identified above. The net loss for 2003 includes a $3.692 million pre-tax loss on sale of the Global Stone segment’s Lawn and Garden business unit (partially offset by a decrease in other expense) and an after-tax charge of $1.391 million for the cumulative effect of accounting change for asset retirement obligations under SFAS No. 143. The higher loss in 2004 is due primarily to $59.413 million in fresh-start reporting adjustments required upon our emergence from chapter 11 bankruptcy and $18.779 million in reorganization expenses incurred throughout the bankruptcy. In addition, interest expense is higher in 2004 because of the amortization and write-off of deferred financing fees exceeding the reduction in interest expense results from the impairment of our Senior Subordinated Notes.
      We operate our businesses as three reporting segments focused on its key markets served. The segments align operations that share business strategies and that are related by geography and product mix and reflect the way we evaluate the operating performance of our business. The operations are reported as: (1) Great Lakes Minerals, which is the largest and only fully integrated producer and bulk transporter of limestone on the Great Lakes and combines our Michigan Limestone, Marine Services and Erie Sand and Gravel operations; (2) Global Stone, whose lime, limestone fillers, chemical limestone and construction aggregate businesses operate primarily in the Southeast and Mid-Atlantic regions; and (3) Performance Minerals, which mines and processes specialized industrial minerals, primarily high-purity silica sands and muscovite mica. The operating results of our business segments for 2004, 2003 and 2002 are discussed below. For further discussion of the sale of our Kings Mountain mica operation, please see “— Acquisitions and Dispositions.”
Great Lakes Minerals Segment
      Net sales and operating revenues of the Great Lakes Minerals segment were $174.983 million in 2004 compared to $147.291 million in 2003 and $156.920 million in 2002. Net sales increased approximately 19% and 12% in 2004 compared to 2003 and 2002, respectively. The increase in net sales and operating revenues in 2004 compared with 2003 was due to volume increases and was attributable to two factors: (1) increased vessel revenues, which were the result of higher market demand, the sailing of additional vessels, higher water levels and higher energy pass-throughs — the higher water levels permit heavier lading of the vessels — and (2) higher tonnage demand for metallurgical (22%) and aggregate limestone (17%) due to general economic improvement and the recovery of the United States integrated steel industry. We also generated additional revenue through its ship repair business at its Erie location offset by the disposition of Erie’s Redi-Mix assets. The increase for 2004 compared with 2002 is primarily related to the January 2003 Erie Sand and Gravel acquisition and revenue increases from the vessel fuel pass-throughs.
      Cost of goods sold and operating expenses totaled $137.798 million, $116.922 million and $113.636 million in 2004, 2003 and 2002, respectively. As a percentage of net sales and operating revenues, cost of goods sold and operating expenses were 79% in 2004 compared with 79% in 2003 and 72% in 2002. The comparability in the operating margin as a percentage of net sales and operating revenues from 2004 to 2003 is primarily a result of the higher production levels, which generate cost efficiencies by absorbing fixed costs and higher water levels, which increase revenues with little impact on costs, offset by higher fuel costs. The 7% increase in cost of goods sold and operating expenses as a percentage of net sales and operating revenues in 2004 compared to 2002 was primarily due to the effect of significant increases in energy costs, an increase in the cost of providing health benefits to employees and the addition of Erie Sand and Gravel, which is a lower gross margin business than the segment’s quarries and vessels.
      The segment’s operating income for 2004 was $12.997 million compared with $4.99 million in 2003 and $18.858 million in 2002. In the first quarter, we recorded a $1.315 million impairment charge related to the exit and sublease of the former headquarters office of the Marine Services business. We believe that excluding the impairment charges provides a better comparison of year-to-year operating results. Excluding the impairment charge, the operating income for the year ended December 31, 2004 is $14.312 million. The significant increase in the operating income in 2004 compared with 2003 is due to increased demand and volume efficiencies, higher water levels and a lower provision for doubtful accounts receivable. These gains were partially offset by increases in energy and retiree healthcare costs. In addition, minor damage was sustained to one of the vessels in the third quarter, which resulted in a two-week lay-up and costs associated with the repair. The 31% decrease in 2004 operating income as compared to 2002, was primarily the result of the increase in cost of goods sold and operating expenses as a percentage of net sales and operating revenues discussed above and the leasehold impairment.
Global Stone Segment
      Net sales for the Global Stone segment were $165.425 million, $173.272 million and $161.22 million in 2004, 2003 and 2002, respectively. The 5% decrease in 2004 was primarily the result of the sale of the Lawn and Garden bagging business, which was sold in the third quarter of the 2003. Lawn and Garden net sales for 2003 were $21.503 million. This segment benefited in 2004 compared with 2003 from increased tonnage demand for aggregate (13%), chemical limestone (9%) (primarily roofing fillers and carpet fillers) and lime (4%). Additionally, this segment is experiencing pricing power in certain markets due to the strong demand, the fact that the segment’s mid-Atlantic lime group is running at full capacity and a significant increase in demand from steel markets. The 3% increase in net sales between 2004 and 2002 was primarily due to the same factors listed above, partially offset by the sale of the segments, Lawn & Garden business in October.
      Cost of goods sold for the segment totaled $128.581 million in 2004 compared to $137.466 million in 2003 and $122.55 million in 2002. As a percentage of net sales, cost of goods sold was 78%, 79% and 76% in 2004, 2003 and 2002, respectively. The 1% decrease in the percentage of cost of goods sold to net sales between 2004 and 2003 was a result of efficiencies gained with increased production, lower inventory write-offs in 2004 and the effects of poor weather conditions in early 2003, including flooding at the segment’s operating locations in Luttrell, Tennessee, and around Buchanan, Virginia. These cost of goods sold decreases were partially offset by an increase in 2004 for maintenance and energy costs. The 2% increase in cost of goods sold as a percentage of sales between 2004 and 2002 was attributed to an increase in maintenance and energy expenses in 2004.
      Operating income for the segment was $14.608 million in 2004 compared to $12.424 million in 2003 and $15.284 million in 2002. There was an 18% increase in operating income between 2004 and 2003, despite a 4% decrease in net sales. This increase was mainly attributed to the sale of the Lawn and Garden business in the third quarter of 2003, which was a lower margin business for the Global Stone segment. Increased efficiencies gained from increased production in the current year, increases in pricing power in certain markets and lower inventory write-offs compared with 2003 all contributed to improved operating income. These increases in operating income were offset partially by higher maintenance and energy costs in 2004. The 4% decrease in operating income between 2004 and 2002 was primarily the result of the higher energy and maintenance costs in 2004 compared with 2002 and higher amortization of capitalized stripping.
Performance Minerals Segment
      Net sales of the Performance Minerals segment were $99.024 million, $87.662 million and $85.92 million in 2004, 2003 and 2002, respectively. The 13% increase in net sales between 2004 and 2003 was primarily attributed to increased demand and market share gains for frac sand from oil and gas service companies, an increase in the freight revenues related to increased demand, increased activity in the California housing market, which enhanced building materials sales and the further expansion of the Mexican foundry sands market. Sand tons sold into the energy market (primarily frac tons) increased 33% in 2004 from 2003. Net sales in 2004 increased 15% as compared to 2002 primarily because the increased demand and market share for frac sands. Tonnage in the energy market in 2004 is up 77% compared to 2002.
      Cost of goods sold for the segment totaled $71.453 million in 2004 compared to $64.754 million in 2003 and $61.968 million in 2002. As a percentage of net sales, cost of goods sold was 72%, 74% and 72% in 2004, 2003 and 2002, respectively. The 2% decrease in the percentage of cost of goods sold to net sales between 2004 and 2003 was primarily due to increased sales of high margin frac sand, overall efficiencies gained from increased volumes, partially offset by the effects of increased energy costs. Cost of goods sold as a percentage of net sales is comparable between 2004 and 2002.
      Operating income in 2004 was $9.664 million compared to operating loss of $2.903 million in 2003 and operating income of $11.481 million in 2002. The operating loss in 2003 includes a non-cash, pre-tax impairment charge of $13.114 million to reduce the net book value of the segment’s Specialty Minerals operation to its estimated fair value. The operating loss in 2004 includes a non-cash pre-tax impairment charge of $5.695 million for the further write-down of the Velarde, New Mexico operation due to a temporary suspension of operations at that plant. We believe that excluding the impairment charges provides a better comparison of year-to-year operating results. For comparison purposes, excluding the impairment charges, operating income in 2004 and 2003 was $15.359 million and $10.211 million, respectively. The 50% increase in operating income compared to 2003 is due to the increase in frac sales results from increased demand and improved market share, the increased efficiencies gained in the current year through increased volumes and the change in the product mix sold to higher margin product. In addition, 2004 operating income increased as a result of lower SFAS No. 143 depreciation and accretion expense. These increases were partially offset by the increase in energy costs. For comparison purposes, excluding the impairment charge, operating income increased 34% between 2004 and 2002 primarily because of the increase in net sales and decrease in the percentage of cost of goods sold to net sales detailed above offset by increased energy costs and SFAS No. 143 depreciation.
Depreciation, Depletion, Amortization and Accretion
      The 4% decrease in depreciation, depletion, amortization and accretion expense between 2004 and 2003 was primarily the result of additional SFAS No. 143 depreciation in 2003 for the Performance Minerals segment’s Velarde and Orange County operating locations, decreased depreciation due to the sale of Global Stone’s Lawn and Garden business unit as well as Great Lakes Mineral’s Redi-Mix operations and decreased amortization of capitalized stripping costs at the Global Stone segment’s Luttrell, Tennessee, operating location. The result of adopting SFAS No. 143 at January 1, 2003, increased capitalized stripping amortization and the acquisition of Erie Sand and Gravel in January 2003 contributed to the 8% increase between 2004 and 2002.
General, Administrative and Selling Expenses
      General, administrative and selling expenses, including the provision for doubtful accounts, as a percentage of net sales and operating revenues were 9% in 2004 and 11% in 2003 and 9% in 2002. A lower provision for doubtful accounts and lower legal and professional fees were the major contributors to the 2% decrease in general, administrative and selling expense as a percentage of sales. Legal and professional fees in 2003 expense include professional and legal fees of approximately $4.4 million in 2003 that are similar to expenses being grouped as reorganization items, net, in 2004. Additional benefits were seen in headcount reductions and reduced pension expense. These gains were partially offset by higher corporate insurance and higher salaried incentive awards. General, administrative and selling expenses as a percent of sales are comparable in 2004 and 2002 as increasing retiree healthcare expense was offset by a lower provision for doubtful accounts.

Restructuring, Asset Impairments and Voluntary Early Retirement
      The following summarizes the provision for restructuring, asset impairments and early retirement programs and the remaining reserve balance at December 31, 2004 (in thousands):

	Employee
	Retirement &	Asset	Other
	Severance	Impairment	Exit
	Benefits	Charges	Costs	Total

Beginning reserve at January 1, 2002	$2,563	$-0-	$2,280	$4,843
Year 2002 charge		1,154		1,154
Amounts utilized		(1,154)		(1,154)
Actual expenditures	(1,500)		(1,077)	(2,577)
Provisions and adjustments to prior reserves, net	(298)		66	(232)

Remaining reserve at December 31, 2002	$765	$-0-	$1,269	$2,034
2003 charge		13,272		13,272
Amounts utilized		(13,272)		(13,272)
Actual expenditures	(759)		(428)	(1,187)
Provisions and adjustments to prior reserves, net	36		(87)	(51)

Remaining reserve at December 31, 2003	$42	$-0-	$754	$796
Year 2004 charge		7,010		7,010
Amounts utilized		(7,010)		(7,010)
Actual expenditures	17		(164)	(147)
Provisions and adjustments to prior reserves, net	(28)		464	436

Remaining reserve at December 31, 2004	$31	$-0-	$1,054	$1,085

      During the third quarter of 2004, we recorded a $5.695 million pre-tax asset impairment charge to further reduce the net book value of the Performance Minerals segment’s Specialty Minerals operations Velarde plant. The impairment indicator was a temporary suspension of operations of the Velarde plant. The Velarde plant was written down to the estimated fair value based on current market offers.
      In the second quarter of 2004, in response to updated information, we made an adjustment to increase the Provision for Restructuring, Asset Impairments and Early Retirement Programs by $500,000 for exit costs related to previously shutdown abrasives facilities.
      In the first quarter of 2004, we recorded a $1.315 million pre-tax asset impairment charge related to the exit and sublease of the Cleveland Marine Services office. Of this charge, $1.17 million was primarily related to the difference between base rent due until December 2009 and sublease income that will be received into March 2008. An additional $145,000 pre-tax charge was recorded to write off leasehold improvements abandoned at the Marine office.
      During the second quarter of 2003, we recorded a $13.114 million pre-tax asset impairment charge to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value, as determined by management based on a third-party appraisal. The charge reduced the carrying value of the operation’s land, depreciable fixed assets and mineral reserves by $2.61 million, $2.334 million and $8.17 million, respectively. Fair values were estimated using a discounted cash flow valuation technique incorporating a discount rate commensurate with the risks involved for each group of assets. The remaining 2003 impairment charges of $158,000 were recorded in the fourth quarter to reduce the carrying value of certain idled equipment of the Global Stone segment.
      During the fourth quarter of 2002, we recorded a $1.154 million pre-tax asset impairment charge to reduce the carrying value of certain idled fixed assets of the Performance Minerals and Global Stone segments to their estimated fair values based on expected future cash flows (essentially zero). The impaired assets primarily represent machinery, equipment and land improvements that are currently idle and whose future operation is not integral to our long-term strategic direction.
      During 2002, we sold non-strategic mineral processing operations closed in conjunction with the 2001 restructuring with the excess of cash proceeds over carrying value of $959,000 being included in the provision for restructuring, asset impairments and early retirement programs in the Consolidated Statement of Operations.
Other
      Interest expense increased 1% and 25% in 2004 as compared to 2003 and 2002, respectively. The primary factor contributing to this increase was the increased amortization of financing fees due to the financing of two DIP facilities and the write-off of financing fees related to the early payoff of the prepetition credit facility. Interest expense on bank debt was $38.973 million, $41.292 million and $30.253 million in 2004, 2003 and 2002, respectively, including $4.896 million in 2004, $4.094 million in 2003 and $688,000 in 2002 for the non-cash, payment-in-kind on our Senior Secured Notes. Interest expense on hedges was $1.274 million in 2004 compared with $7.446 million in 2003 and $9.967 million in 2002. Amendments to our senior debt agreements in September 2003 no longer require us to hedge a portion of its interest rate risk. At December 31, 2004, we had no interest rate swaps remaining. Amortization and/or the write-off of fees associated with our bank amendments and refinancing activities increased to $14.173 million in 2004 from $4.894 million in 2003 and $3.121 million in 2002. The remainder of interest expense in all three years was related to capital leases and notes payable.
      Other income, net was $5.941 million and $2.032 million in 2004 and 2003, respectively, compared with other expense, net of $4.121 million in 2002. Other income in 2004 was mainly comprised of insurance recovery income of $6.533 million. In June 2004, we agreed with an insolvent insurance group to settle for $4.668 million in respect of past and future claims. This income was partially offset by additional amounts charged for the Coal Act liability Other income in 2003 was mainly comprised of a non-cash gain of $2.408 million to reverse a product liability reserve recorded in 2002 and insurance recovery income of $2.386 million, partially offset by non-cash charges totaling $2.239 million to reserve for EVTAC Mining and amounts charged for the Coal Act. The primary reason for other expense in 2002 was our reserve of $2.408 million for product liability claims, which was reversed in 2003 because of the trust settlement relating to product liability.
      We utilize certain tax preference deductions afforded by law to mining companies. Although the amount of these deductions is materially consistent from year to year, these permanent book/tax differences can cause significant fluctuations in our effective tax rate based upon the level of pre-tax book income or loss. We continue to incur tax operating losses and there is an uncertainty regarding the future realization of any portion of these losses as a tax benefit. Accordingly, we have recorded a tax valuation allowance for the deferred tax asset and will maintain such an allowance until sufficient positive evidence (i.e., cumulative positive earnings and future taxable income) exists to support the reversal. See Note F to our audited consolidated financial statements for a discussion of the net operating loss carryforwards and a listing of deductible temporary differences.
Reorganization Items (Net)
      In applying fresh-start reporting, adjustments to reflect the fair value of assets and liabilities, on a net basis, the restructuring of our capital structure and resulting discharge of the senior lender’s prepetition debt, resulted in net reorganization expense of $59.413 million. In addition, we incurred $18.779 million of reorganization expenses throughout 2004 primarily related to legal and professional services.
Cumulative Effect of Accounting Change
      At January 1, 2003, we adopted SFAS No. 143, which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. Over time, the liability is recorded at its present value each period through accretion expense, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, a company either settles the obligation for its recorded amount or recognizes a gain or loss.
      We are legally required by various state and local regulations and/or contractual agreements to reclaim land disturbed by its quarrying activities and to remove buildings, land improvements and fixed equipment from certain properties. Upon adoption of SFAS No. 143 at January 1, 2003, we recorded asset retirement obligations totaling $5.854 million, increased net property and equipment by $3.574 million and recognized a non-cash cumulative effect charge of $1.391 million (net of income tax benefit of $889,000).
      Asset retirement obligations were estimated for each of our operating locations, where applicable, based on our current and historical experience, adjusted for factors that an outside third-party would consider, such as inflation, overhead and profit. Estimated obligations were escalated based upon the anticipated timing of the related cash flows and the expected closure dates of the operating locations using an assumed inflation rate, and then were discounted using a credit-adjusted, risk-free interest rate.
      The expected closure date of each location represents the estimated exhaustion date of remaining mineral reserves or, for leased locations, the lesser of the mineral reserve exhaustion date or lease termination date. Because our mineral reserves and lease agreements have expected lives many years into the future, an appropriate market risk premium could not be estimated or considered when escalating the estimated obligations.
      The accretion of the asset retirement obligations and depreciation of the capitalized costs, which are included in depreciation, depletion, amortization and accretion on our consolidated statement of operations, are being recognized over the estimated useful lives of the operating locations (i.e., to their expected closure dates). A movement of our asset retirement obligations during the year ended December 31, 2004 follows (in thousands):

	Predecessor	Predecessor
	Company	Company
	2004	2003

Asset retirement obligations upon adoption at January 1	$6,779	$5,854
Accretion expense	488	481
Provisions and adjustments to prior reserves and actual expenditures, net	571	444
Fresh-start fair value adjustment	758	-0-

Balance at December 31	$8,596 *	$6,779

*	Note that December 31, 2004 balance represents our liability after our adoption of fresh-start-reporting.
      We are required to adjust our asset retirement obligation liability to fair value in fresh-start reporting, which is the present value of amounts to be paid determined at appropriate current interest rates. This adjustment increased the asset retirement obligation liability by $758,000. In addition, we have valued the fixed asset component of the asset retirement obligation liability at the same value and eliminated the associated accumulated depreciation previously recorded by us. The impact is that we have increased the net land reclamation asset by $4.821 million with the net credit of $4.063 million being recognized as a reorganization item (net).
Critical Accounting Policies
      Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosures of contingent liabilities. On a continual basis, we evaluate our estimates, including those related to accounts receivable reserves, inventories, intangible assets, impairment and useful lives of long-lived assets, pensions and other postretirement benefits, restructuring and voluntary early retirement program reserves, asset retirement obligations, taxes and commitments and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
      We believe the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.
Accounts Receivable and Revenue Recognition
      We are required to estimate the collectability of its trade and note receivables. A considerable amount of judgment is required in assessing the ultimate realization of these receivables. If the financial condition of our customers were to deteriorate, additional reserves may be required. As part of fresh-start reporting, changes were made to the method of reserving accounts. Sales are recognized when products are shipped and the title has transferred to the customer. Operating revenues are recognized as services are provided to customers. For Great Lakes shipments in process at year-end, we recognize revenue pro-ratably based upon the number of sailing days per voyage. Total net sales and operating revenues include external freight billed to customers with the related costs included in cost of sales.
Contingencies
      We are subject to proceedings, lawsuits and other claims related to environmental, labor, product liability and other matters. We are required to estimate the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. Determinations of the amounts or reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future because of new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters.
Postretirement Benefits
      Our pension and postretirement benefit costs and credits are developed from actuarial valuations. Inherent in these valuations are key assumptions including discount rates and expected return on plan assets. We consider current market conditions, including changes in interest rates, the age of our workforce and retirees, current health care costs and other factors, in selecting these assumptions. We have made changes to these assumptions in recent periods and future postretirement benefit costs or credits may change based upon changes in these assumptions. The discount rate used by us follows the AA Moody’s rate. Asset return calculations are based on the assumption of a 70% bond and 30% equity portfolio. The impact of a 1% reduction in the expected pension return would be approximately $900,000. For further discussion, on the assumptions used for calculating postretirement benefits, see Note J to our audited consolidated financial statements.
      All of our pension and postretirement benefit liabilities were reinstated following the effective date of the Plan. Prior to the effective date of the Plan, some of the pension plans held shares of old common stock. That old common stock was sold prior to the effective date of the Plan and, as such, the plans did not receive warrants to purchase common stock. As part of the adjustment to fair value for fresh-start reporting, our pension and postretirement benefit cost liabilities were adjusted to the projected benefit obligation less fair market value of assets for pensions and the accumulated projected benefit obligation for other postretirement benefit costs. All past net actuarial losses and unrecognized prior service costs are eliminated in fresh-start adjustments. For further discussion on fresh-start adjustments, see Note B to our audited consolidated financial statements.
Restructuring and Impairment Charges
      During 2001, we recognized two separate charges for restructuring and a voluntary early retirement program. Inherent in these charges were estimates related to the settlement of contractual obligations and estimates related to the incremental postretirement benefits awarded to retirees. Additionally, we recognized asset impairment charges during 2004, 2003 and 2002. The impairment of fixed assets included estimating fair value less cost to sell.
Asset Retirement Obligations
      Inherent in our estimate of asset retirement obligations under SFAS No. 143, which was initially adopted in the first quarter of 2003, are key assumptions, including inflation rate, discount rate, expected lives of our operating locations and third-party overhead and profit rates. The estimated obligations are particularly sensitive to the impact of changes in the expected lives and the difference between the inflation and discount rates. Changes in state and local regulations, our contractual obligations, available technology and overhead rates or profit rates would also have a significant impact on the recorded obligations. We adjusted our asset retirement obligation liability to fair value in fresh-start reporting which is the present value of amounts to be paid determined at appropriate current interest rates. This adjustment increased the asset retirement obligation liability by $758,000. In addition, we valued the fixed asset component of the asset retirement obligation liability at the same value and eliminated the associated accumulated depreciation previously recorded by us. The impact is that we increased the net land reclamation asset by $4.821 million and recognized the net credit of $4.063 million as a reorganization item (net).
Deferred Tax Valuation Allowance
      We continue to incur tax operating losses and there is an uncertainty regarding the future realization of any portion of these losses as a tax benefit. Accordingly, we have recorded a tax valuation allowance for net deferred tax assets and will maintain such an allowance until sufficient positive evidence (i.e., cumulative positive earnings and future taxable income) exists to support the reversal of the valuation allowance.
      In addition to these policies, as of dates after emergence from bankruptcy and for periods ending after emergence from bankruptcy, our financial statements will also reflect the impact of fresh-start reporting. In addition, the application of the going concern basis of accounting involves a range of subjective judgments, principally in relation to our ability to service existing indebtedness through continued compliance with debt covenants and payment of interest due and the sufficiency of resources to allow us to continue to operate in the ordinary course and thereby realize our assets and discharge liabilities in the normal course of business for a period of 12 months following the date of the Independent Registered Public Accounting Firm Report included elsewhere in this filing.
      Please see Note B to our audited consolidated financial statements for a more complete description of our significant accounting policies and fresh-start reporting.
New Accounting Pronouncements
      In May 2004, the FASB issued FASB Staff Position (FSP) Financial Accounting Standard (FAS) No. 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” FSP FAS No. 106-2 is effective for interim or annual periods beginning after June 15, 2004. See Note J to our audited consolidated financial statements for the effect of FSP FAS No. 106-2.
      In December 2004, the Financial Accounting Standard Board (FASB) issued FASB No. 123 (revised 2004), Share-Based Payment (“Statement 123(R)”), which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95 Statement of Cash Flows.
      Generally, the approach to accounting for share-based payments in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative.
      Statement 123(R) must be adopted no later than July 1, 2005. Early adoption is permitted in financial statements which have not yet been issued. Due to fresh-start reporting, we are required to adopt Statement 123(R) as a fresh-start adjustment on December 31, 2004. The effects of Statement 123(R) will be reflected as of January 1, 2005.
      Statement 123(R) permits public companies to adopt its requirements using one of two methods:

1. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

2. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

      We plan to adopt Statement 123(R) using the modified-prospective method.
      In December 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4”, which requires that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) be recognized as current-period charges. In addition, the statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. Due to fresh-start reporting, we are required to adopt SFAS No. 151 as a fresh-start adjustment on December 31, 2004.
      We do not believe the adoption will have a material effect on our results of operations, financial condition or liquidity.
      In December 2004, the FASB issued FSP FAS No. 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, for the Tax Deduction Provided to U.S. Based Manufacturers by the American Jobs Creation Act of 2004.” This statement requires the qualified production activities deduction as defined in the American Jobs Creation Act of 2004 (the “Jobs Act”) to be accounted for as a special deduction in accordance with SFAS No. 109, “Accounting for Income Taxes.” The statement also requires that the special deduction should be considered in measuring deferred taxes when graduated tax rates are a significant factor and when assessing whether a valuation allowance is necessary. FSP FAS No. 109-1 was effective upon issuance. In accordance with the Jobs Act, determination of the qualified production activities deduction is not required until 2005, however, due to fresh-start reporting, we are required to adopt FSP FAS No. 109-1 as a fresh-start adjustment on December 31, 2004. Due to the projected tax losses for the next few years, we do not believe that this statement will have a material effect on our results of operations, financial condition and liquidity.

BUSINESS
Overview
      We began our business in 1854 as an iron ore agency business. In the 1920s, we entered into Great Lakes shipping, coal mining and manufacturing industries, followed by our entry into docks and terminals in the 1930s; rail-to-barge coal transfer in the 1950s; and industrial minerals in the 1960s. Beginning in the late 1990s, we engaged in a series of acquisitions in order to capitalize on our core competencies in the industrial mineral industry as well as to expand our scope of operations to include the mining and processing of limestone and the production of lime. Today, after reincorporating as an Ohio corporation in 2001, we mine, process, transport and market industrial minerals and aggregates. In addition, we own strategically located, proven long-life reserves of high-quality limestone and industrial sand. In addition, we own related mineral extraction equipment, processing plants and transportation equipment, including marine vessels and docks, trucks, railway lines and equipment. With these assets, we serve a broad customer base primarily in four major categories: building products, energy, environmental and industrial. We enjoy a significant market share in each of our core markets, benefiting from long-term relationships with market-leading customers, many of whom have multi-year purchase contracts with us.
      We have aligned our businesses into three reporting segments that share business strategies, are related by geography and product mix and reflect the way management evaluates the operating performance of our businesses. The operations are reported as: Great Lakes Minerals, Global Stone and Performance Minerals:

•	Great Lakes Minerals mines and distributes limestone from four facilities located in northern Michigan. Great Lakes Minerals also holds one of the largest fleets of self-unloading vessels on the Great Lakes, which is currently comprised of 12 vessels, operates two trans-loading dock facilities, and provides transportation services for limestone, as well as for coal and iron ore.

•	Global Stone mines and processes limestone and manufactures lime at six operations in the mid-Atlantic and southeastern United States and one operation in the Great Lakes region.

•	Performance Minerals mines and processes industrial sands at seven operations located in Ohio and the southwestern United States.

We believe that we are one of the five largest producers of lime and in the top 20 of the largest producers of limestone in the United States. We also believe that we are the fourth largest producer of industrial sands in the United States. For further discussion of the sale of our Kings Mountain mica operation, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — and Financial Condition — Acquisitions and Dispositions.”
      For our fiscal years ended December 31, 2004 and 2003, we generated consolidated net sales and operating revenues of about $435 million and $404 million, respectively. As of December 31, 2004 and 2003, we had about $680 million and $649 million, respectively, in assets and about $570 million and $562 million, respectively, in liabilities on a consolidated book basis. At December 31, 2004, our workforce consisted of about 1,650 employees, about 48% of whom which are covered by collective bargaining agreements.
      Beginning in 1998, we incurred significant debt in connection with a series of acquisitions. These acquisitions, which transitioned us into a diversified industrial minerals company, also resulted in a highly-leveraged balance sheet. When the United States’ economy slipped into recession in 2001, our debt became an increasing financial burden. Over the past three years, we have been impacted particularly by the decline of the nation’s integrated steel industry, rising energy costs and adverse market conditions in certain segments of the commercial and residential building materials markets. Together, these factors resulted in decreased demand for limestone and mica from our quarries and for the services of our Great Lakes fleet. Continuing losses aggravated our already significant debt load.

      In spite of implementing restructuring initiatives to remedy our heavily burdened balance sheet and return to profitability, we determined that, due to impending debt obligation defaults, it was necessary to complete our restructuring efforts under the protection of the Bankruptcy Code.
      On February 23, 2004, we and all of our direct and indirect wholly-owned subsidiaries filed voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code to pursue a financial restructuring that would permit us to reduce our indebtedness and provide more financial flexibility to implement our business strategy. The Plan was confirmed by the United States Bankruptcy Court for the District of Delaware on November 17, 2004. The Plan became effective and we emerged from chapter 11 on January 31, 2005.
      It was a condition to the effective date of the Plan that we raise new financing. To meet this condition, we issued and sold an aggregate of 8,500,000 shares of convertible preferred stock pursuant to the rights offering and the commitment agreement. We used the net proceeds from the issuance and sale of the convertible preferred stock and available cash and borrowings under the post-emergence credit facility to redeem our Senior Secured Notes at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement.
      Pursuant to the rights offering, holders of our Senior Subordinated Notes claims that were not parties to the commitment agreement purchased an aggregate of 5,139,200 shares of convertible preferred stock at $10 per share for a total purchase price of $51.392 million. Pursuant to the commitment agreement, the subscribers purchased an aggregate of 3,360,800 shares of convertible preferred stock at $10 per share for a total purchase price of $33.608 million. We issued an aggregate of 404,071 shares of common stock at $10 per share for a total purchase price of $4.041 million upon exercise of the warrants.
      Additional information relating to general business development and financial and operating data on a segment basis is set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note L to our audited consolidated financial statements. For a description of revenues and other financial information by geographic region, see Note L to our audited consolidated financial statements.
Our Business Strategy
      Now that we have emerged from bankruptcy, our short-term plans are to focus on strengthening the confidence of our customers, suppliers and employees and focus on our post-emergence business operations. For the remainder of 2005 and longer-term, our strategy is to enhance our market leadership positions and to maximize profitability and cash flows by capitalizing on the following:
      Our strategic location and high quality of limestone reserves in the Great Lakes region. The strategic location of our limestone reserves on the Great Lakes allows us to leverage logistics services and delivery of our limestone to customers in the Great Lakes region. We mine, process and transport limestone to our own docks or directly to customers on a delivered cost per ton basis at highly competitive rates. This can be accomplished either by owning our fleet of marine vessels, as we do now, or by means of long-term contracts. The acquisition of Erie Sand and Gravel Company (and several of its affiliates) in January 2003 further solidified our position in the eastern Great Lakes region and expands the geographic scope of customers available to the segment. The Great Lakes Minerals segment attempts to maximize the efficiency of our fleet of marine vessels by negotiating contracts and dispatching vessels to facilitate backhauls of coal and other bulk commodities. A vessel pooling agreement with American Steamship Company further enhanced our abilities to optimize marine transportation logistics on the Great Lakes, both for us and our customers.
      The demand for industrial minerals for building materials. We have secured significant regional market share in the building materials market, particularly with respect to construction aggregates and industrial fillers markets. Limestone and industrial sands are used to varying degrees by building materials manufacturers as filler material in paint, joint compound, roofing shingles, carpet backing and floor and ceiling tiles. Additionally, our limestone is used as aggregates in major construction projects such as highways, schools, hospitals, shopping centers and airport expansions. We intend to capitalize on our strong presence in selected regional building materials markets by increasing our business with existing customers, expanding our customer base and providing a broader selection of products for customers to purchase.
      The increasing demand for minerals for environmental remediation. Public focus over environmental issues has resulted in an increase in the demand for lime and limestone used in environmental clean-up applications, including flue gas desulphurization, municipal waste sludge treatment, industrial water treatment, drinking water treatment and hazardous waste remediation. The Clean Air Act, for example, requires the reduction of emissions, particularly sulfur, from coal-fired power plants and certain other industrial processes. Ground limestone and lime are the principal agents used in the desulphurization process. These applications require limestone with specific chemical composition and a high degree of reactivity. We believe that our strategically located, long-lived mineral reserves of high quality calcium carbonate and dolomitic limestone are well positioned to meet these requirements, enabling us to capitalize on this increasing demand now and well into the future.
      The market opportunities in the energy segment. We believe our industrial sands products are well positioned in the market place to serve the demand for high-purity silica sands used by oil and gas well service companies in the shallow-well and deep-well fracturing process. Our Great Lakes Minerals segment has continued to increase its share of coal transported in its vessels for use by electric utilities in the Great Lakes region.
Our Principal Products and Services

Great Lakes Minerals Segment
      Operations. Our Great Lakes Minerals segment mines limestone at four quarries located in northern Michigan and distributes it throughout the Great Lakes region. All four quarries have access to the Great Lakes and ship a majority of their output via bulk freighters. The segment holds one of the largest reserves of metallurgical and chemical quality high-calcium carbonate and dolomitic limestone in the world and distributes these reserves on one of the largest fleets of self-unloading vessels on the Great Lakes. The fleet, which is currently comprised of 12 vessels, provides transportation services for limestone as well as for coal and iron ore. As described elsewhere, the alliance with American Steamship Company provides access to 11 additional bulk freighters. Additionally, the segment operates (1) dock terminals in Cleveland, Ohio and Erie, Pennsylvania, which are important points of distribution on the Great Lakes, and (2) a sand dredging operation in Erie, Pennsylvania.
      Industry. Limestone accounts for about three-quarters of crushed stone production in the United States. Crushed limestone has five primary end uses: construction aggregates and building materials, chemical and metallurgical processes, cement and lime manufacturing, environmental and agricultural. As transportation costs are significant in this industry, competition is limited based on geography. The chemical make-up of limestone varies by deposit, resulting in certain quarries having limited ability to meet performance specifications of certain end uses, such as flue gas desulphurization in coal fired power plants and for scrubbers in waste-to-energy incineration. Products from the Great Lakes Minerals segment are used primarily as aggregate for construction of schools, hospitals, shopping centers and highways; as an environmental cleaning agent for flue gas desulphurization, waste water treatment and soil stabilization; and as an essential chemical component in the manufacture of steel, paper and glass.
      In general, demand for crushed limestone correlates with general economic cycles, principally new construction demand and government spending on highway construction and other infrastructure projects. The segment’s long-lived mineral reserves and processing facilities allow capacity to meet increased demand during up-turns in general economic activity. Demand for vessel transportation on the Great Lakes is also related to general economic cycles and more particularly to construction activity and industrial production in the Great Lakes region. The business in the Great Lakes Minerals segment is seasonal. It is affected by weather conditions, such as the waterways freezing over, the closing/ opening of the locks between the Great Lakes, and water levels of the Great Lakes and rivers. These factors cause the actual number of days of operation to vary each year. Annually, the locks are required by law to close on

January 15 and re-open around March 25, unless otherwise prescribed by the United States Coast Guard. We believe that the overall Great Lakes shipping market in which its fleet competes operated at less than full capacity in 2004, 2003, 2002 and 2001, after approaching full capacity for the prior five years.
      Operations. The Great Lakes Minerals segment operates four open pit quarries, 12 self-unloading vessels and two dock facilities, and has access to several additional docks on the Great Lakes. We assess mineral reserves at all of our quarries and mines utilizing external consulting geologists and mining engineers. The large reserves of the Great Lakes Minerals segment have been extensively mapped, and this mapping is regularly updated to provide the customer with specified, consistent-quality product. Limestone is extracted from the quarries by traditional drilling and blasting techniques. Following extraction, trucks or trains are used to deliver the “as-blasted” limestone to a primary crusher. It is then processed through several stages of crushing and screening to size products that can be sold as chemical limestone or aggregates.
      Transportation cost represents a significant portion of the overall delivered price of limestone. Limestone quarried at the segment’s operations are delivered, for the most part, by marine vessel, enabling the stone to be shipped to major markets located in excess of 800 miles away at a competitive price. We are the largest and only fully integrated producer and bulk transporter of limestone on the Great Lakes. We can mine, process and transport stone to our own docks or directly to customers on a delivered cost per ton basis using our own services or under long-term contracts.
      The majority of the transportation services of our vessel fleet are conducted between United States ports on the Great Lakes. The largest vessels in the fleet transport primarily iron ore and coal. Smaller vessels can be scheduled with more flexibility and tend to be better suited to transport limestone. We operate our vessels under a pooling agreement with American Steamship Company, which maintains a fleet of 11 modern, self-unloading Great Lakes vessels comparable in size to our fleet. The agreement combines the operations and customers of the two fleets to achieve more efficient overall operations and better customer service. With the pooling of vessels, we realize improved trade patterns for all cargo, including limestone, resulting in more efficient deployment and reduced delays across the combined fleet and better service to the customers of both companies. The agreement provides for the coordination of dispatch and other fleet operations but does not involve any transfer of assets.
      The Great Lakes Minerals segment operates a bulk material dock facility in Cleveland, Ohio under an agreement with the Cleveland-Cuyahoga County Port Authority that was extended in 2002 through March 2017. The dock facility operates throughout the year, receiving cargo from Great Lakes vessels, storing it as needed, and transferring it for further shipment via rail or water transportation. In 2003, the Port Authority concluded the relocation of an automated vessel loader to the dock facility. The new loader enables us to trans-load iron ore pellets from its larger vessels to smaller vessels for delivery up the Cuyahoga River to a major customer. As a result of the vessel loader project, the Port Authority has postponed prior plans to construct a new access road that will enable the facility to trans-ship cargoes by truck as well as rail and water. If the access road is constructed, we expect that the new road will enable limestone delivery by truck, expanding its ability to serve the limestone market. It is uncertain at this time when the Port Authority will resume plans for the access road construction.
      The Erie Sand and Gravel operation maintains an inventory; the majority of its product is received from the segment’s quarries in Michigan via marine vessel to a bulk materials dock in Erie, Pennsylvania, for distribution into local markets. The operation has a vessel that dredges sand from Lake Erie, which is screened and sold into local markets as a filler in concrete and other construction applications. Additionally, the Erie dock is a distribution point for other products including salt and coke breeze. The addition of Erie Sand and Gravel expands the geographic scope of the segment to the northwest Pennsylvania and western New York regions.
      Customers. The segment’s primary customers include purchasers and producers of construction aggregate and chemical limestone, integrated steel manufacturers, for whom the fleet transports iron ore, limestone and coal, and electric utility companies, for whom the fleet transports coal. We have long-established relationships with many of these customers and provide services to many of them pursuant to long-term contracts. For 2004, we estimate that about 85% of the tonnage hauled by the vessel fleet was shipped pursuant to multi-year contracts. We estimate that, for 2004, industrial and chemical, building materials and construction, and energy customers accounted for about 46%, 41% and 13%, respectively, of this business segment’s revenue.
      In 2004, iron ore shipments accounted for about 51% of the fleet’s revenues, compared to 47% and 46% in 2003 and 2002, respectively. Coal accounted for about 32% of the fleet’s revenues in 2004 compared with 36% in 2003 and 32% in 2002. Shipments of limestone accounted for an estimated 17% of the fleet’s revenues in 2004, compared with about 16% in 2003 and 22% in 2002. About 71% of the limestone transported by the pooled fleet in 2004 came from the segment’s quarries.
      Competition. The building materials and construction aggregate industry in North America is highly fragmented. Many active operations are small scale or wayside locations operated by state or local governments, usually to meet the requirements of highway contracts in more remote locations. There also are a number of large companies in the industry, including Vulcan Materials Corporation, Martin Marietta Materials Inc. and Lafarge Corporation whose operations are often centered on a particular geographic region. Our Great Lakes Minerals operations are centered on the Great Lakes region in this fashion and compete primarily with Lafarge Corporation, which has facilities in the same geographic region. Given that transportation costs represent a significant portion of the overall cost of lime and limestone products, competition generally occurs among participants in close geographic proximity. Additionally, the scarcity of high-purity limestone deposits for which the required zoning, extraction and emission permits can be obtained serves to limit competition from startup operations within this limestone market. The physical characteristics and purity of the limestone can be a distinguishing competitive factor for chemical limestone and price is an important factor for both chemical limestone and construction aggregate.
      The most important competitive factors impacting the segment’s marine transportation services are price, customer relationships and customer service. We believe that customers generally are willing to continue to use the same carrier assuming such carrier provides satisfactory service with competitive pricing. Our fleet directly competes only among United States flag Great Lakes vessels because of the federal law known as the Jones Act. The Jones Act requires that cargo moving between United States ports be carried in a vessel that was built in the United States, has a United States crew, and is owned (at least 75%) by United States citizens or corporations. As a result, Canadian-flagged Great Lakes vessels or foreign-flag oceanic vessels do not carry dry bulk cargo between United States ports. Moreover, the size limitation imposed by the Welland Canal prevents large oceanic vessels from entering the Great Lakes. The competitive landscape has remained relatively stable over the last ten years. There were about 59 and 56 United States flag vessels in service in 2004 and 2003, respectively. We are expected to continue to lay up one or two of our vessels in 2005 in part as a result of efficiencies realized from the pooling arrangement with American Steamship Company.
      The pooled fleet will principally compete against two other similar-sized United States flag Great Lakes commercial fleets in 2005: (1) The Interlake Steamship Company and (2) The U.S.S. Great Lakes Fleet. The pooled fleet also competes with certain companies that operate smaller captive fleets and, to a lesser extent, with rail and truck transportation companies serving the Great Lakes region.

Global Stone Segment
      Operations. Through a series of transactions in 2000, 1999 and 1998, we acquired businesses that now form our Global Stone segment. These operations supply lime, crushed and ground limestone, construction aggregates and chemical limestone to a broad customer base in a variety of industries. The segment’s products are used primarily as a filler in building materials, as an environmental cleaning agent for flue gas desulphurization, waste water treatment and soil stabilization, as a chemical in steel-making, paper-making and glass-making, and as an aggregate for construction of highways, shopping centers, hospitals and schools.
      Industry. Lime is a value-added product, derived from limestone, and is widely used in a variety of manufacturing processes and industries, including iron and steel, pulp and paper, chemical, air purification, sewage, water and waste treatments, agricultural and construction. The wide range of end-uses and markets for lime offer some protection from the economic cycles experienced by individual sectors such as the steel industry. Additionally, a high proportion of lime is sold into end-uses that, unlike some construction-related end-uses, have year-round requirements largely unaffected by the weather. Limestone accounts for about three-quarters of crushed stone production in the United States. Transportation costs can be significant in this industry; therefore, competition is limited based on geography. Additionally, many of these applications require stone with specific chemical composition and a high degree of reactivity. Crushed limestone has four primary end uses: construction aggregates and building materials; chemical and metallurgical processes; cement and lime manufacturing; and agricultural purposes. High-purity chemical limestone like that processed by the segment may be processed into value-added products, such as lime or limestone fillers, or sold as chemical limestone for use in manufacturing products as diverse as poultry feed mixtures, fiberglass and roofing shingles. Fillers, which are finely ground limestone powders, are used in a wide range of manufacturing processes including vinyl flooring, carpet backing, adhesives, sealants and joint compound.
      Operations. Our Global Stone business segment produces products for the following primary end uses: construction aggregates and building materials, environmental, chemical and metallurgical processes, cement and lime manufacturing, and agricultural. The segment has seven lime and/or limestone operations in North America that collectively extract and process high-purity limestone. These operations are primarily centered in northwest Georgia and along the Interstate 81 corridor from southern Pennsylvania through Virginia and Tennessee.
      The segment currently operates eight open pit quarries and four underground mines. Limestone is extracted from the quarries and mines by traditional drilling and blasting techniques. In an open pit quarrying operation, the high-purity limestone is often covered by an overburden of construction grade limestone that must first be removed. This overburden is used whenever possible to produce construction aggregates, usually in a dedicated crushing plant, in order to offset the overall cost of extracting high-purity limestone. Following extraction, trucks are used to deliver the “as-blasted” limestone to a primary crusher. It is then processed through several stages of crushing and screening to size products that are saleable as chemical limestone and aggregates or ready for further processing into lime, fillers and other value-added products. We assess mineral reserves at all of our quarries and mines utilizing external consulting geologists and mining engineers.
      High-purity limestone is processed into lime by heating it in a kiln. At December 31, 2004, we believe our daily lime production capacity was about 2,800 tons. The capacity over a 24-hour period cannot be projected over a full calendar year because kilns require regular planned outages for maintenance and equipment and is subject to unplanned outages customary with any mechanical plant. Typically, a kiln will operate between 92% and 96% of the available hours in any year. High-purity limestone is processed into fillers through grinding into coarse, medium or fine grades. The segment primarily competes in coarse ground filler products used in the manufacture of roofing shingles and carpet backing.
      Customers. In general, demand for lime and limestone correlates to general economic cycles, principally new construction demand, population growth rates and government spending on highway construction and other infrastructure projects, which affect the demand for our customers’ products and services. This business segment has a broad customer base covering all sectors of the demand for lime and limestone. These customers vary by the type of limestone products they demand: lime, chemical limestone or construction aggregate. We estimate that building products (including building materials and construction), environmental, and industrial (including chemical) customers accounted for about 54%, 24% and 22%, respectively, of this business segment’s revenue for 2004.
      Transportation cost represents a significant portion of the overall cost of lime and limestone. As a result, the majority of lime and limestone production is sold within a 500-mile radius of the producing facility, while aggregates tend to be sold within a 50-mile radius. At certain of the segment’s locations asphalt manufacturing customers have located their processing plants on our property. We believe that our

Global Stone lime and limestone operations are strategically located near major markets for our products and that we hold a significant share of these markets.
      Competition. The building materials and construction aggregate industry in North America is highly fragmented. Many of the active operations are small scale or wayside locations operated by state or local governments, usually to meet the requirements of highway contracts in more remote locations. There also are a number of large companies in the industry, including Vulcan Materials Corporation, Martin Marietta Materials Inc. and Lafarge Corporation, whose operations are often centered on a particular geographic region.
      Lime is primarily purchased under annual contracts. For many customers, the cost of lime is quite small in comparison to their overall production costs. For 2004, we estimate that we were the fifth largest producer of lime in North America, with the eight largest producers accounting for about 80% of total industry capacity. Our business segment accounted for about 4% of the total North American market. The four largest companies with which we compete are privately owned. The most important competitive factors are the inherent quality and characteristics of the lime, price and ability to meet spikes in demand.
      Given that transportation cost represents a significant portion of the overall cost of lime and limestone products, competition generally occurs among participants in close geographic proximity. In addition, the scarcity of high-purity limestone deposits for which the required zoning, extraction and emission permits can be obtained serves to limit competition from startup operations within the limestone market.

Performance Minerals Segment
      Our Performance Minerals business segment is engaged in the mining and processing of high-quality specialty mineral products, primarily industrial sands. The segment’s businesses are focused on markets where excellent technical service and support are important to customers. Additionally, the segment’s businesses share common end-use markets in building products and a geographic focus on the southwestern United States. We believe that the segment is the fourth-largest producer of industrial sands in the United States. In September 2003, management announced its intention to sell the mica business. We received several offers to purchase the mica business during the marketing period. We did not sell the mica business in 2004 for a variety of reasons, but we completed a sale of our Kings Mountain mica operation with Zemex Corporation on April 6, 2005. For further discussion of the sale of our Kings Mountain mica operation, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Acquisitions and Dispositions.” On September 1, 2004, we temporarily suspended production at our Velarde, New Mexico, mica facility.
      Performance Minerals’ products include:

•	fracturing sands, which are used by oil and gas well service and exploration companies in the well fracturing process to hold rock structures open;

•	specialty construction/industrial sands, which are used in the construction industry;

•	silica flour used in the manufacture of building materials such as roofing shingles, stucco, mortar and grout, and in fiberglass and ceramics;

•	whole grain sands and silica flour used in glass-making;

•	recreational sands, which are used in the construction of golf courses and other recreation fields, as well as in general landscaping applications;

•	foundry sands, which are used in ferrous and non-ferrous metal die casting;

•	filtration sands, which are used in liquid filtration systems; and

•	coated sand for industrial abrasive uses.

      Industry. Industrial sands, often termed “silica,” “silica sand” and “quartz sand,” are defined as high silicon dioxide content sands. While deposits of more common construction sand and gravel are widespread, industrial sand deposits are limited. The special properties of industrial sands — purity, grain size, color, inertness, hardness and resistance to high temperatures — make them often irreplaceable in a variety of industrial applications. Higher silica content allows for more specialized, higher-margin applications than construction sand and gravel.
      In general, demand for Performance Minerals’ products is driven by a number of factors depending on end use. The three most important factors are demand for oil and natural gas, housing starts and golf course construction activity in the southwestern United States where most of our industrial sand facilities are located. Oil and gas usage correlates with demand from oil and gas drilling service companies for fracturing or “frac” sands, which is the largest single market for our industrial sands. Housing starts correlate with demand for building products such as joint compound, paint, roofing shingles and grout, which are important end-uses for industrial sands. Demand for sand used in golf course construction and maintenance relates primarily to southern California locations.
      Operations. The Performance Minerals segment has seven operations, four of which having strategically located, long-lived reserves of high-purity industrial sands. Three of the segment’s operations function as distribution and/or processing points and are supplied by either the segment’s quarries or by third-parties. The segment’s operations are located in Ohio and the southwest United States.
      The industrial sands operations include four open pit sand quarries with two integrated processing plants and one remote processing plant. In an industrial sand quarry, the extracted sand is first washed to remove impurities like clay and dirt. The sand is then dried, screened and separated into different sized granules. At certain of the facilities, the sand is also pulverized into powder for use in ceramic and other applications. All of the segment’s industrial sands operations have railroad and/or highway access.
      We were previously one of the largest producers of muscovite mica in the United States and have been in discussions to sell our mica operations (Kings Mountain and Velarde operations) since September 2003. Due to the bankruptcy proceedings, we were not authorized to sell any assets. Upon emergence from bankruptcy and the installation of our new board of directors, plans to sell the mica operations resumed. On March 10, 2005, subsequent to the December 31, 2004 fiscal year-end but before the issuance of our 2004 audited consolidated financial statements, our board of directors provided authorization for the sale of the mica operations. At that time, we determined that the plan of sale criteria in FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” had been met. Due to the timing of when we satisfied the criteria for the mica operations to be considered “held for sale,” the mica operations are considered as “held and used” in our 2004 audited consolidated financial statements. The carrying amount of the mica operations is about $15 million. On April 6, 2005, we sold the Performance Minerals segment’s Kings Mountain mica operation to Zemex Corporation. The sales price was $15 million subject to an escrow for working capital adjustments and other purchase contingencies of $800,000. Based upon those adjustments, we received $14.2 million of cash at closing from Zemex. Because of the application of fresh-start reporting at December 31, 2004, we do not anticipate recording a material gain or loss from this sale in the second quarter of 2005. We believe that the Velarde operation will be sold no later than the end of fiscal year 2005.
      Customers. The segment has a broad customer base for its many industrial sands products. We have a long relationship with the majority of our large customers in this segment. Industrial sands customers participate in the oil and gas well service, building materials, glass, fiberglass, ceramic, foundry, filtration, and golf course and recreational industries.
      For bulk industrial sands materials, transportation cost represents a significant portion of the overall cost, and so the majority of production is sold within a 200-mile radius of the producing facility. In contrast, for fracturing sands products, transporting the materials long distances is not economically prohibitive because of their high unit value. Fracturing sands are transported throughout the entire North American continent to satisfy current supply needs. We estimate that the energy market, the building products (including building materials and construction) market and the industrial market accounted for about 40%, 33% and 27%, respectively, of the business segment’s total revenue for 2004.

      Competition. Competition is not limited to participants in close geographic proximity. However, the scarcity of high-purity sand deposits for which the required zoning and extraction permits can be obtained serves to limit competition. We estimate that we are the fourth largest industrial sand producer in the country and the leader in the southwestern United States market. The principal competition comes primarily from three companies: Unimin Corp., U.S. Silica Co., a wholly-owned subsidiary of Better Minerals Inc. and Fairmount Minerals Ltd. The most competitive factors include the inherent physical characteristics of the sand, price and ability to meet spikes in demand.
Environmental, Health and Safety Considerations
      We are subject to various environmental laws and regulations imposed by federal, state and local governments. We are continually updating our environmental, health and safety initiative and in 2002 implemented a new comprehensive program. During the year 2001, certain plant operations were closed in conjunction with our fourth quarter restructuring. As a result, we have incurred and may, in the future, be responsible for certain closure related expenses, including those for applicable reclamation of land to its original condition or to a condition as may be required by contract or law.
Employees
      At December 31, 2004, we employed approximately 1,650 people of whom 329 were salaried employees. About 48% of our employees are unionized, and we are party to eleven collective bargaining agreements with various labor unions. We believe that we maintain good relations with each of these unions. All collective bargaining agreements that were to expire during 2004 have been ratified without any work stoppages. In 2005, one collective bargaining agreement representing approximately 90 employees will expire. We expect to be able to negotiate a new contract with this labor union.

Properties

      Our principal operating properties are described below. Our executive offices are located at North Point Tower, 1001 Lakeside Avenue, 15th Floor, Cleveland, Ohio 44114-1151, under a lease expiring on December 31, 2013. The total area involved is about 22,329 square feet.

		Owned/	Reserves(1)
Location	Use	Leased	(years remaining)

Corporate Headquarters
Cleveland, Ohio	Offices	Leased	N/A
Great Lakes Minerals
Cleveland, Ohio	Marine transportation bulk commodity dock	Leased	N/A
Cleveland, Ohio	Offices	Subleased	N/A
Rogers City, Cedarville and Gulliver, Michigan	Limestone quarries, vessel loading facility and processing plant	Owned(2)	See Chart
Erie, Pennsylvania	Marine transportation bulk commodity Dock	Leased	N/A
Toledo, Ohio	Warehouse of spare parts	Owned	N/A
Global Stone
Luttrell, Tennessee	Limestone mine and lime works	(3)	See Chart
Chemstone Operations: Strasburg, Middletown, and Winchester, Virginia	Limestone quarries, processing plants and lime works	(4)	See Chart
York, Pennsylvania	Limestone quarries and processing plants	Owned	See Chart
Marble City, Oklahoma	Limestone mine and lime works	Owned	See Chart
Buchanan, Virginia	Limestone quarries and processing plants	Owned	See Chart
Portage, Indiana	Limestone processing plant	Owned	N/A
Filler Products Operations: Chatsworth, Ellijay, and Cisco, Georgia	Limestone mines and processing plants	(5)	See Chart
Performance Minerals
California Operations: Orange County, California (San Juan Capistrano)	Sand quarry and processing plant	(6)	9
Riverside, California	Sand processing plant	Owned	Supplied by third parties
Bakersfield, California	Transloading facility	Owned	N/A
Bakersfield, California	Sand processing plant	(7)	Supply by Voca Facility
Ohio Operations: Glenford and Howard, Ohio	Sand quarries and processing plants	Owned	See Chart
Texas Operations: Brady and Voca, Texas	Sand quarries and processing plants	Owned	See Chart
Colorado Springs, Colorado	Sand processing plant	(8)	Supplied by third parties
Velarde, New Mexico	Mica mines and processing plant	Owned(9)	See Chart

(1)	Please see the chart below for further information on average annual production and reserves.

(2)	We, through long-term agreements, lease the mineral rights at Cedarville and the majority of mineral rights at Rogers City.

(3)	The lime works is owned and the limestone mine is subject to a mineral lease agreement through 2015.

(4)	The limestone quarry and lime works at Strasburg and Winchester and the processing plant at Middletown are owned. The limestone quarry at Middletown is subject to a 100-year mineral lease agreement.

(5)	The processing plants are owned and the limestone mines are subject to a 99-year mineral lease agreement.

(6)	The processing plant is owned and the sand quarry is subject to a mineral lease agreement through 2013.

(7)	The sand processing plants are owned; however, they are located on land, which is leased through December 31, 2005 with a right to renew for an additional 5-year term.

(8)	The processing plant is owned and the operation acquires feedstock under supply agreements that support current production levels.

(9)	For a discussion of the possible sale of Velarde, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Conditions — Acquisitions and Dispositions.”

     Set forth in the table below is our annual average production tonnage, using the last three fiscal years and an estimate of our measured and indicated reserves as of December 31, 2004.

	Average
	Annual		Measured
	Production		and Indicated
	Tons		Reserves

	(In millions)
Great Lakes Minerals
Rogers City, Cedarville, and Gulliver, Michigan	17.3		1,350
Global Stone
Luttrell, Tennessee	.9		36	(1)
Strasburg, Middletown, and Winchester, Virginia	3.0		165.7	(2)
York, Pennsylvania	1.6		12.8
Marble City, Oklahoma	0.5			(3)
Buchanan, Virginia	1.0		46.8	(4)
Portage, Indiana	0.5		n/a
Chatsworth, Ellijay, and Cisco, Georgia	0.6		21	(5)
Performance Minerals
Orange County, California	0.6			(6)
Riverside, California	0.0	(9)	n/a
Bakersfield, California	0.0	(10)	n/a
Glenford and Howard, Ohio	0.4		5.7	(7)
Brady and Voca, Texas	0.9		90.8	(8)
Colorado Springs, Colorado	0.1		.3
Kings Mountain, North Carolina	0.1		4.2
Velarde, New Mexico	0.0	(11)	2.5
      We have not included reserves that have not met the SEC Industry Guide 7 regulations. Below is additional information on potential reserves (defined as resources) that we have:

(1)	30	resource tonnage (in millions)
(2)	9	resource tonnage (in millions)
(3)	109	resource tonnage (in millions)
(4)	37	resource tonnage (in millions)
(5)	43	resource tonnage (in millions)
(6)	23	resource tonnage (in millions)
(7)	9	resource tonnage (in millions)
(8)	81	resource tonnage (in millions)

      For the average annual production tonnage figures rounded to zero in the above schedule, the following are the actual averages:

(9)	14,000
(10)	10,000
(11)	19,000
      For a discussion of the recent sale of our Kings Mountain mica operation and the possible sale of our Valarde Mica operation, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition — Acquisitions and Dispositions.”
Legal Proceedings
      On January 31, 2005, we and all of our direct and indirect wholly owned subsidiaries emerged from protection under chapter 11 of the Bankruptcy Code pursuant to direct and indirect protection under the Plan. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Financial Condition Overview — Bankruptcy Overview” for further discussion.
      We and certain of our subsidiaries are involved in a limited number of claims and routine litigation incidental to operating our current business. In each case, we are actively defending or prosecuting the claims. Many of the claims are covered by insurance and none are expected to have a material adverse effect on our financial condition.
      Several of our subsidiaries have been and continue to be named as defendants in a large number of cases relating to the exposure of people to asbestos and silica. The plaintiffs in the cases generally seek compensatory and punitive damages of unspecified sums based upon the Jones Act, common law or statutory product liability claims. Some of these cases have been brought by plaintiffs against us (or our subsidiaries) and other marine services companies or product manufacturer co-defendents. Considering our past and present operations relating to the use of asbestos and silica, it is possible that additional claims may be made against us and our subsidiaries based upon similar or different legal theories seeking similar or different types of damages and relief. We are not able to estimate our potential exposure to unasserted claims. In the fourth quarter of 2004, we entered into a settlement agreement between one of our subsidiaries, ON Marine Services Company and certain tort plaintiffs to settle at least 750 of these claims for $1.5 million utilizing certain insurance funds. Our funds will not be used to pay this settlement. The settlement was subject to the Bankruptcy Court’s approval and confirmation of the Plan. An order approving the settlement and confirming the Plan was entered by the Bankruptcy Court on November 17, 2004.
      We believe that both the asbestos and silica product liability claims are covered by multiple layers of insurance policies from multiple sources and an insurance trust. In particular, on December 31, 2004, prior to the settlement discussed above and below, we had approximately $294 million of insurance coverage available with respect to any asbestos liability claims, broken down as follows: (1) about $63.2 million in cash in a trust on account of confidential settlement agreements between us and one of our insurers, and (2) about $230.8 million on account of insurance policies. In addition, we have over $800 million of insurance coverage available with respect to any silica liabilities. After consultation with outside advisors, we believe that the insurers have no legitimate defenses to coverage under these policies. We believe we should be able to recover the full limits of the policies issued by solvent carriers.
      At December 31, 2004, we were a co-defendant in cases alleging asbestos-induced illness involving claims of about 73,000 claimants. In the fourth quarter of 2004, we entered into settlement agreements between our subsidiary ON Marine Services Company and certain asbestos tort plaintiffs, which were approved by the Bankruptcy Court. The settlements with these tort plaintiffs resolve about 20,000 of the approximately 73,000 asbestos claims asserted against certain of our affiliates, as of December 31, 2004. We estimate that the settlement payments under the settlement agreements for approximately 17,800 of these asbestos claims will aggregate about $53.204 million and will be paid from the insurance trust established pursuant to the Settlement Trust Agreement, made and entered into on August 28, 2003, by and among our subsidiary ON Marine Services Company, underwriters at Lloyd’s and London Market Company Signatories and Wells Fargo

Bank Minnesota, N.A. The remaining 2,200 settled asbestos claims will be paid upon the approval of the insurers paying the claims, and the total amount of settlement payments under the settlement agreements relating to these asbestos claims cannot be determined until medical and exposure evidence is provided by such claimants. We anticipate that any settlement payments made on account of such claims will be paid under both the insurance trust and other of our insurance policies. At March 15, 2005, 11,180 filed and un-filed pending claims have been submitted and approved for payment in accordance with the terms of the settlement agreements. The total settlement amount for these 11,180 claims is $34.367 million. Separate from the settlements, approximately 4,100 claims were dismissed in Mississippi for lack of in personam jurisdiction. We received some new claims during bankruptcy even with the automatic stay on litigation, and have experienced an increase in filings since emergence. Due to the quantity of dismissals, settlements and new filings, an accurate pending claim count is not possible at this time. Total pending claims will be adjusted and reported quarterly after account for the dismissals, settlements and new filings.
      We believe that the remaining currently outstanding claims can be satisfied or otherwise resolved within the limits of our remaining available insurance. We cannot predict whether or not our available insurance will be adequate to cover any and all asbestos claims that arise in the future or that we will have the ability to otherwise successfully defend or resolve such cases. If there are no developments that reduce the impact of asbestos litigation or its costs, our available insurance may be insufficient to cover all future claims, and there could be a material adverse effect on our results of operations, liquidity and financial condition. The severity of this risk cannot be measured, and is highly dependent on the rate of future claims, the cost to defend, settle, or otherwise resolve claims, the length of time to resolve claims and the impact of future legislative or other developments in the asbestos litigation arena.
      Our ability to fund asbestos settlements or judgments will be subject to the availability of our remaining insurance coverage and to funds from operations, asset sales or capital-raising transactions. Excluding the impact the most recent settlements, we have about $294 million of insurance coverage available to address both current and future asbestos liabilities. We have had an average of 13,750 asbestos claims asserted against us each year for the past five years. The average cost per claim for settlement or other resolution over the past five years prior to the most recent settlements was about $1,000 and the average cost per claim of the most recent settlements was about $3,000. The length of time to resolve claims varies on a case-by-case basis and can be affected by decisions of management and opposing counsel. If there are no developments that reduce the impact of asbestos litigation or its costs, our available insurance may be insufficient to cover all future claims, and there could be a material adverse effect on our results of operations, liquidity and financial condition.
      With respect to silica claims, at December 31, 2004, we were co-defendants in cases involving about 23,000 claimants. We have been and will continue to be responsible for funding a small percentage of all silica settlements and defense costs. We continue to have insurance coverage; however, certain policies have retroactive premiums that will come due if claims accrue to those policies. The premiums are based upon actual and incurred losses and cannot be calculated until losses are incurred. The likelihood of liability for us arising out of these claims is probable.
      The exposure of persons to silica and the accompanying health risks have been and continue to be significant issues confronting the industrial minerals industry in general, and specifically our Performance Minerals segment. Proposed changes to standards for exposure to silica are under review by the United States Occupational Safety and Health Administration. This review could result in more stringent worker safety standards or, in the alternative, requirements for additional action on the part of silica users regarding lower permissible exposure limits for silica. More stringent worker safety standards or additional action requirements, including the costs associated with these revised standards or additional action requirements, and actual or perceived concerns regarding the threat of liability, or health risks, including silicosis, associated with silica use, may affect the buying decisions of the users of our silica products. If worker safety standards are made more stringent, if we are required to take additional action regarding lower permissible exposure limits for silica, or if our customers decide to reduce their use of silica products based on actual or perceived health risks or liability concerns, our operating results, liquidity and capital resources could be materially adversely affected. The extent of any material adverse effect would depend on the nature and extent of the changes to the exposure standards, the cost of meeting and our ability to meet more stringent standards, the extent of any reduction in our customer’s use of our silica products and other factors that cannot be estimated at this time.
      On February 20, 2004, we and Oglebay Norton Specialty Minerals, Inc., a wholly-owned subsidiary, were named in an action filed by Pueblo of Picuris, in the District Court of Taos County, New Mexico, seeking to quiet title to certain land upon which a mica mine is situated in Taos County, New Mexico. The action also includes a claim for money damages for allegations of trespass, denial of access, damage to property and other related claims. We are investigating the facts and circumstances surrounding this matter to determine if we have liability or significant risk of adverse finding. We are in the process of selling these assets, and, as a result of the sale, anticipate settling this claim at no cost to us.
      On November 11, 2004, we and Global Stone PenRoc, LP, one of our wholly-owned subsidiaries, received from National Gypsum Company, a customer of Global Stone, a demand letter seeking payment of approximately $1.2 million in connection with allegedly defective limestone sold by Global Stone to National Gypsum in early 2004. Though our investigation is in a very preliminary phase, we believe that the total loss, if any, is significantly lower than the amount demanded.
      On or about December 23, 2004, certain current and former members of our board of directors were named as defendants in a complaint filed by a former shareholder. Although we were not named in the complaint, we have agreed to indemnify the directors pursuant to Ohio law, our first amended and restated articles of incorporation, and certain indemnification agreements we entered into with the named directors. We maintain director and officer liability insurance, which has a deductible of $750,000. Although the outcome of the suit is not determinable at this time, management does not anticipate expending funds in excess of the deductible for indemnity or defense.
      On January 31, 2005, the Senior Secured Notes were redeemed at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement and the Plan. Certain Senior Secured Notes holders have filed a lawsuit claiming entitlement to default interest and penalties from the former Senior Subordinated Notes holders based upon an argument that the Senior Subordinated Notes holders’ claims in bankruptcy were subordinate to the claims of the Senior Secured Notes holders. The Bankruptcy Court ruled in our and the Senior Subordinated Noteholders’ favor on this issue, and certain Senior Secured Notes holders have appealed. If the Senior Secured Notes holders succeed in their appeal, it is possible that the positions of the common shareholders who exchanged their Senior Subordinated Notes for common stock could be diluted.
      Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against us and encourage or increase the number and nature of future claims and proceedings. Together with reserves recorded and available insurance, pending litigation is not expected to have a material adverse effect on our operations, liquidity or financial condition.

MANAGEMENT
Our Directors and Executive Officers
      The following table sets forth certain information concerning our directors and executive officers as of March 31, 2005.
      Our board of directors consists of seven members. Out of the seven directors, the holders of convertible preferred stock designated five directors: DeLyle W. Bloomquist, Eugene I. Davis, Laurence V. Goddard, Robert H. Kanner and Thomas O. Boucher Jr.; and management designated Michael D. Lundin and John P. O’Brien. Of the five directors designated by holders of Senior Subordinated Notes who were party to the commitment agreement and who received shares of convertible preferred stock, one of such directors, Mr. Boucher, was designated by such holders of Senior Subordinated Notes who became holders of common stock.

			Director
Name	Age	Position	Since

DeLyle W. Bloomquist	45	Director	2005
Thomas O. Boucher Jr.	47	Chairman of the Board	2005
Eugene I. Davis	50	Director	2005
Laurence V. Goddard	52	Director	2005
Robert H. Kanner	57	Director	2005
Michael D. Lundin	45	Director, President and Chief Executive Officer	2001
John P. O’Brien	63	Director	2003
Julie A. Boland	38	Vice President, Chief Financial Officer and Treasurer	N/A
Sylvie A. Bon	47	Vice President, Administration and Chief Information Officer	N/A
Michael J. Minkel	53	Vice President, Marketing and Business Development	N/A
Rochelle F. Walk	44	Vice President, General Counsel and Secretary	N/A
      DeLyle W. Bloomquist has served as President and Chief Executive Officer of General Chemical Industrial Products, Inc. (formerly General Chemical Corporation), a producer of soda ash and calcium chloride, since April 2004. He served as Vice President and Chief Operating Officer of General Chemical Group, Inc. from April 1999 until March 2004. He served as Vice President and General Manager of the Industrial Chemicals division of General Chemical Corporation, from January 1996 until April 1999. Mr. Bloomquist has served on the board of directors of General Chemical Industrial Products, Inc. since April 1999. General Chemical Industrial Products, Inc. filed a “pre-packaged” chapter 11 bankruptcy plan in December 2003 and emerged from bankruptcy on March 30, 2004.
      Thomas O. Boucher Jr. has been a Managing Director of Ingalls & Snyder LLC, a broker dealer and registered investment advisor, since January 1996. He has served as General Partner of Ingalls & Snyder Value Partners, L.P., an investment partnership focused primarily on high yield corporate bonds, since December 1992.
      Eugene I. Davis has served as Chairman and Chief Executive Officer of Pirinate Consulting Group, LLC, a consulting firm specializing in crisis and turn-around management, liquidation and sales management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests and strategic planning advisory services for public and private business entities, since 1999. Previously, he was Chief Operating Officer of Total-Tel USA Communications, Inc., an integrated telecommunications provider, from 1998 until 1999. He served as Director of Emerson Radio Corp., an international distributor of electronic products, from 1990 to 1997, as Executive Vice President and Interim Chief Financial Officer

from 1992 to 1994, as President from 1994 to 1997 and as Vice Chairman in 1997. Mr. Davis served as Chief Executive Officer and Director of Sport Supply Group, Inc., a distributor of sporting goods and athletic equipment, from 1996 to 1997 and as Vice Chairman in 1997. Mr. Davis has been Chairman of Atlas Air Worldwide Holdings, Inc. since July 2004 and Chairman of General Chemical Industrial Products, Inc. since May 2004. He is on the boards of directors of Telcove, Inc., Metals USA, Inc., Tipperary Corporation and Exide Technologies and is the chair of the compensation committee of Exide Technologies.
      Laurence V. Goddard is President, Chief Executive Officer and a Director of The Parkland Group, Inc., a consulting firm focusing on business turnarounds, performance and value enhancement. He served as Vice President and director of York Publishing Company in 2003. Mr. Goddard served as President and Chief Executive Officer of Waco International Corporation, a manufacturer and distributor of construction equipment and supplies from 1982 until 1990.
      Robert H. Kanner has served as a Director and Executive Officer of Pubco Corporation, a manufacturer of computer printer and labeling supplies, labeling devices and specialized construction products, since 1983, and is currently Pubco Corporation’s Chairman, President and Chief Executive Officer. Prior to 1999, Mr. Kanner also served as Chief Financial Officer of Pubco Corporation. Mr. Kanner is a Director and limited partner of Gummed Papers of America L.P., a provider of sheet-fed label paper and specialty products to the printing industry. He has served as Chairman and Chief Financial Officer of Aspen Imaging International, Inc. and Chairman and Chief Financial Officer of Bobbie Brooks, Incorporated through June 1996 when they were acquired by Pubco Corporation. He served as Director of Riser Foods Inc. between 1988 and 1997 and Director of ClevTrust Realty Investors between 1992 and 1998. He also served as Director of Prime Retail Inc. between 2001 and 2002. He has been a Director of Beverly Hills Bancorp Inc. (formerly known as Wilshire Financial Services Group Inc.) since 2002.
      Michael D. Lundin was appointed our President and Chief Executive Officer in December 2002, and has served as a Director since December 12, 2001. Prior to serving as a Director, Mr. Lundin served as President and Chief Operating Officer, Oglebay Norton Company, from November 1, 2001; as Vice President, Michigan Operations and President, Michigan Limestone Operations, Inc., a limestone quarry operation, from April 2000; and was President and one of the owners of Michigan Limestone Operations Limited Partnership for more than five years and up until the partnership was acquired by Oglebay in 2002. Additionally, Mr. Lundin has served on the board of directors of the United Shipping Alliance since 2002.
      John P. O’Brien became a member of our board of directors in 2003. Mr. O’Brien currently serves as a Managing Director of Inglewood Associates, Inc., a private investment and consulting firm specializing in turnarounds of financially underperforming companies, litigation support and valuation services. Previously, Mr. O’Brien served as Chairman of the Board and Chief Executive Officer of Jeffrey Mining Products, L.P., a manufacturer and distributor of underground mining products, from October 1995 until June 1999. He has served as the Chairman of the Board of Directors of Allied Construction Products, LLC, a manufacturer and distributor of hydraulic and pneumatic demolition, compaction, and horizontal boring tools and trench shoring devices, since 1993, and is on the boards of directors of Century Aluminum Company and Preformed Line Products.
      Julie A. Boland was appointed our Vice President, Chief Financial Officer and Treasurer on January 1, 2002. From 1999 until 2001, Ms. Boland was Vice President, Credit Risk Management & Advisory Group for Goldman Sachs International, a global investment banking, securities and investment management firm; was Vice President, Fixed Income, Loan Capital Markets and served in other roles for J.P. Morgan & Co., an investment banking firm, from 1993 to 1999; and was employed as a Certified Public Accountant for PriceWaterhouse, a public accounting firm, from 1988 to 1991.
      Sylvie A. Bon was appointed our Vice President, Administration and Chief Information Officer in May 2003. Prior to that time, Ms. Bon was appointed our Vice President and Chief Information Officer on May 1, 2002. Prior to joining us, Ms. Bon was employed by Avery Dennison, a global producer of office supply and self-adhesive products, where she served as Director, Information Systems, Fasson Roll

Worldwide. Prior to that, Ms. Bon served as Director Information Systems, Fasson Roll North America; Manager, Information Systems Avery Dennison Europe, Fasson Roll Division; and Manager Distribution and Logistics. Ms. Bon was employed by Avery Dennison for more than five years.
      Michael J. Minkel was appointed our Vice President, Marketing and Business Development in July 2003. Prior to that, Mr. Minkel served as our Vice President of Sales and Marketing from November 2002; served Oglebay Norton Specialty Minerals, Inc. as Vice President of Sales and Marketing from 2000 until 2001; and served as General Manager–Kings Mountain Operations from 2001 until 2002. Prior to joining us, Mr. Minkel served as President of Exploration Computer Services, an Australian software and mining-consulting firm, and held various positions in the natural resource industry since 1974, including positions in coal exploration geology and mine planning, oil and gas software sales and consulting, and energy industry-related strategic information sales and consulting.
      Rochelle F. Walk was appointed as one of our Vice Presidents and General Counsel in August 1999 and has served as our Secretary since June 1998. Prior to joining us, she was Corporate Counsel, a Business Unit Director and Marketing Director of the Sherwin Williams Company, a global producer of paints and coatings, from 1990 to 1998, and was an attorney with the law firm of Ulmer & Berne from 1986 to 1990.
      All executive officers serve at the pleasure of the board of directors, with no fixed term of office.
      Our board of directors has determined that directors John P. O’Brien, Laurence V. Goddard, and Eugene I. Davis qualify as our “audit committee financial experts,” within the meaning of applicable Securities and Exchange Commission regulations, serving on our audit committee due to their experience and professional education, including their business experience described above. Our audit committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) and all members of our audit committee are independent under applicable NASDAQ independence standards and Rule 10A-3 under the Exchange Act.
      The election process for our board of directors is as follows:

•	the holders of the convertible preferred stock, voting as a separate class, elect the “convertible preferred stock number” at each annual election of the directors, which is a maximum of four. In case of any removal, either with or without cause, of a director elected by the holders of the convertible preferred stock, the holders of the convertible preferred stock are entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the convertible preferred stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the convertible preferred stock; and

•	the remaining directors will be elected by holders of common stock voting separately as a single class. In case of any removal, either with or without cause, of a director elected by the holders of common stock, the holders of common stock are entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of common stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of common stock.
      For purposes of this description, the “convertible preferred stock number” means, at any given time, for so long as (1) at least 75% of the shares of convertible preferred stock outstanding as of January 31, 2005 remain outstanding, a maximum of four directors, (2) less than 75%, but more than 50%, of the shares of convertible preferred stock outstanding as of January 31, 2005 remain outstanding, a maximum of three directors, (3) the percentage of the shares of convertible preferred stock outstanding as of January 31, 2005 that remain outstanding is equal to or between 25% and 50%, a maximum of two directors, and (4) less than 25% of the shares of convertible preferred stock outstanding as of January 31, 2005 remain outstanding, a maximum of one director.

      On February 23, 2004, we and all of our wholly-owned subsidiaries filed voluntary petitions under chapter 11 of the Bankruptcy Code in the Bankruptcy Court for the District of Delaware. On July 30, 2004, we and all of our wholly-owned subsidiaries filed the Plan with the Bankruptcy Court proposing a reorganization. The Plan was confirmed by the Bankruptcy Court on November 17, 2004 and became effective on January 31, 2005.
      We maintain a Code of Conduct and Ethics that covers all employees, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. Our Code of Conduct and Ethics is available on our internet site at www.oglebaynorton.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      During 2004, Messrs. Malvin E. Bank, William G. Bares, James T. Bartlett, Albert C. Bersticker, John P. O’Brien and William G. Pryor and Ms. Madeleine W. Ludlow served on the compensation, organization and governance committee.
      During 2004, none of our executive officers or directors was a member of the board of directors or compensation committee of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.
DIRECTOR AND EXECUTIVE COMPENSATION

Post-Emergence Director Compensation
      Each of our non-employee directors is paid compensation as is determined by us. These directors may not participate in the management stock plan.
      On January 31, 2005, our organization and compensation committee adopted a compensation scheme for the members of the board of directors. Mr. Boucher, as the chairman of the board of directors and the chair of the executive committee of the board, will receive a retainer of $100,000 per year. Mr. Boucher will not receive meeting fees or any additional retainers as compensation for his services. Each of the other members of the board of directors will receive a retainer of $45,000 per year. The chair of the audit committee will receive an additional retainer of $10,000 for his services, and the chairs of each of the other committees (excluding the executive committee, but including the organization and compensation committee and the nominating and governance committee) will each receive an additional retainer of $3,000 per year for their respective services. All retainers will be paid quarterly in advance of each calendar quarter.
      In connection with meeting fees, the organization and compensation committee also decided that each member of the board of directors, including the chairman of the board, will be paid $2,000 for each full meeting of the board of directors or a committee of the board of directors attended in person and $1,000 for each full meeting of the board of directors or a committee of the board of directors attended telephonically, provided, however, in the event a director attends two or more meetings on the same calendar day, the fee for each meeting attended after the first will be $1,000 per meeting and the maximum daily fee earned will not exceed $4,000. All meeting fees will be paid quarterly in arrears. Employee directors, however, shall not be entitled to receive any retainer or any meeting fees for their services. Directors are reimbursed for expenses they incur in attending board and committee meetings.

Pre-Emergence Director Compensation
      Prior to the effective date of the Plan, except for the chairman of the board, directors who were not our employees received a fee of $12,000 per year and $900 for each board and committee meeting attended, including meetings of non-standing subcommittees. Committee chairs received $1,200 for each committee meeting they chaired. The chairman of the board received annual compensation of $100,000. Except for the chairman of the board, directors who were not our employees also received an annual award of 800 shares of our common stock under the Oglebay Norton Company Director Stock Plan. Directors were reimbursed for expenses they incurred in attending board and committee meetings.
      In 1998, the shareholders approved the Oglebay Norton Company Director Fee Deferral Plan. The Director Fee Deferral Plan, which was amended and restated effective January 1, 2002, permitted non-employee directors to defer all or part of the cash portion of their compensation into:

•	share units based upon the market price of our old common stock at the date on which the cash computation otherwise would have been paid; or

•	an account as deferred cash that was credited with a market rate of interest.

      In addition, amounts deferred into share units received a 25% matching credit by us, including a 25% matching credit for deferred dividend equivalents. Since 2002, directors also have been able to defer part or all of their annual award of common stock under the Director Stock Plan on the same terms as provided in the Director Fee Deferral Plan. Prior to the termination of the Director Fee Deferral Plan, certain directors elected to receive share units instead of deferred cash plus interest. The Director Fee Deferral Plan was terminated effective as of May 1, 2004. Upon termination, in accordance with the terms of the Director Fee Deferral Plan, deferred share units were converted into shares of our old common stock and distributed to participants. Such participants who held shares of record of our old common stock as of the close of business on the warrant distribution record date received warrants in connection with the Plan, exercisable until March 2, 2005, to purchase shares of common stock.
Executive Compensation
Summary Compensation Table
      The table below shows individual compensation information for our chief executive officer and our four most highly compensated executive officers other than the chief executive officer for the years ended December 31, 2004, 2003 and 2002.

					Long-Term Compensation

	Annual Compensation				Awards		Payouts

					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
		Salary	Bonus	Compensation	Awards	Options/SARs	Payouts	Compensation
Name and Principal Position(1)	Year	($)(2)	($)(2)(3)	($)	($)	(#)	($)(4)	($)(5)

Michael D. Lundin	2004	$474,038	$315,250	—	—	—	$—	$—
President and Chief	2003	425,000	21,250	—	—	32,000	—	14,300
Executive Officer	2002	310,577	—	—	—	30,000	167,633	10,027
Julie A. Boland	2004	239,712	129,375	—	—	—	—	—
Vice President, Chief	2003	225,000	11,250	—	—	16,000	—	3,505
Financial Officer and	2002	225,000	70,000	—	—	22,000	—	2,865
Treasurer
Sylvie A. Bon	2004	171,538	82,100	—	—	—	—	—
Vice President —	2003	165,000	8,250	—	—	5,000	—	3,178
Administration and	2002	106,615	24,651	—	—	10,500	—	2,665
Chief Information
Officer
Michael J. Minkel	2004	165,231	78,950	—	—	—	—	—
Vice President,	2003	165,616	8,000	—	—	5,000	—	2,473
Marketing and	2002	139,654	—	—	—	5,000	—	5,981
Business
Development
Rochelle F. Walk	2004	180,231	86,000	—	—	—	—	—
Vice President,	2003	175,000	8,750	—	—	7,000	—	2,221
General Counsel and	2002	175,000	—	—	—	5,000	—	8,809
Secretary

(1)	Mr. Lundin was appointed President and Chief Executive Officer on December 4, 2002. Ms. Boland joined us in January 2002. Ms. Bon joined us in May 2002.

(2)	Includes amounts deferred in 2003 by the named executives under the Oglebay Norton Capital Accumulation Plan for salary earned in 2003 or bonus earned in 2002: Bon — $11,807; and Minkel — $6,715. Includes amounts deferred in 2002 by the named executives under the Oglebay Norton Capital Accumulation Plan for salary earned in 2002 or bonus earned in 2001: Bon — $3,808; and Minkel — $20,320. The Oglebay Norton Capital Accumulation Plan was terminated, effective June 1, 2003. Includes amounts deferred in 2003 and 2002, respectively, by the named executives under the Oglebay Norton Incentive Savings and Stock Ownership Plan: Lundin — $12,000 and $10,500; Boland — $10,750 and $5,731; Bon — $12,000 and $5,064; Minkel — $12,000 and $11,000; and Walk — $11,821 and $10,582.

(3)	Includes special bonuses and annual incentive bonuses earned for 2004 approved by the organization and compensation committee of the board of directors (and its predecessor committee) and awarded in 2004 and 2003 to Mr. Lundin, Ms. Boland, Ms. Walk, Mr. Minkel and Ms. Bon for their contributions to our ongoing financial and operating restructuring.

(4)	The amount was paid in cash in 2003 for the payout earned for the period from 1999 to 2002 under the Oglebay Norton Company 1999 Long-Term Incentive Plan.

(5)	Includes contributions by us during 2004, 2003 and 2002, respectively, for the named executives under the Oglebay Norton Incentive Savings and Stock Ownership Plan: Lundin — $0, $6,000 and $5,250; Boland — $0, $3,505 and $2,865; Bon — $0, $2,649 and $2,532; Minkel — $0, $2,418 and $4,889; and Walk — $0, $2,221 and $5,366. Includes contributions by us during 2003 and 2002, respectively, for the named executives under the Oglebay Norton Capital Accumulation Plan: Bon — $529 and $133; Minkel — $55 and $1,092; and Walk — $0 and $0. Also, includes payments by us for life insurance premiums for 2004, 2003 and 2002, respectively: Lundin — $0, $8,300 and $4,777; and Walk — $0, $0 and $3,443.

Stock Option Grants
      The predecessor to the organization and compensation committee approved the 2002 Stock Option Plan to enable us to attract and retain key members of management, provide incentives and reward performance and ensure that the interests of key members of management are aligned with the shareholders’ interests. The 2002 Stock Option Plan was approved by our shareholders at the 2002 annual meeting. The maximum number of shares of old common stock subject to awards granted under the 2002 Stock Option Plan was 500,000, with no more than 125,000 shares to be awarded in any single year. Old common stock option awards could be incentive stock options, which are stock options that meet the requirements for qualification under Section 422 of the Internal Revenue Code, or non-qualified stock options, which are stock options that do not qualify as incentive stock options. The exercise price of an old common stock option was to be at or above the closing price of the old common stock on the date of grant. Old common stock options were exercisable for a period not to exceed ten years from the date of grant. The predecessor to the organization and compensation committee determined when the right to exercise old common stock options vested for each participant granted an award. The options had no value unless the old common stock price appreciated and the recipient satisfied the applicable vesting requirements. In the event of a “change in control,” unless otherwise determined by the predecessor to the organization and compensation committee, all old common stock options then outstanding would have become fully exercisable as of the date of the change in control. All other terms, conditions and restrictions with respect to each award were determined by the predecessor to the organization and compensation committee.
      Under the Plan, the 2002 Stock Option Plan was terminated, all outstanding old common stock options issued under the 2002 Stock Option Plan were cancelled and the holders of such options are no longer able to exercise such options. Additionally, all shares of old common stock were cancelled under the Plan, and record holders of shares of old common stock with allowed interests under the Plan received warrants, which were exercisable until March 2, 2005, to purchase up to an aggregate of 576,256 shares of common stock at an exercise price of $10 per share. Warrants for 404,071 shares of common stock were exercised.
Option/SAR Grants in Last Fiscal Year
      During the last completed fiscal year, none of the named executive officers received grants of stock options.

Aggregated Option/ SAR Exercises and Fiscal Year-End Option/ SAR Values
      During the last completed fiscal year, none of the named executive officers exercised options and the exercise price for all exercisable as well as all unexercisable options was in excess of the stock price for our old common stock.
Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End
Option/ SAR Values

			Number of
			Securities
			Underlying	Value of Unexercised
			Unexercised	In-the-Money
			Options/SAR at	Options/SARs at
	Shares		Fiscal Year-End (#)	Fiscal Year-End ($)
	Acquired on
	Exercise	Value	Exercisable/	Exercisable/
Name	(#)	Realized ($)	Unexercisable	Unexercisable

M.D. Lundin	0	$0.00	15,625/ 64,875	$0.00/ $0.00
J.A. Boland	0	0.00	8,000/ 30,000	0.00/ 0.00
S.A. Bon	0	0.00	3,875/ 11,625	0.00/ 0.00
M.J. Minkel	0	0.00	3,875/ 9,625	0.00/ 0.00
R.F. Walk	0	0.00	10,250/ 13,500	0.00/ 0.00
Long-Term Incentive Plan
      During the last completed fiscal year, none of the named executive officers received an award under any long-term incentive plan.
Management Stock Plan
      As of January 31, 2005, we implemented the management stock plan, which was filed as an exhibit to the registration statement of which this prospectus forms a part, to attract, retain and motivate key employees following the effective date of the Plan. The terms of the management stock plan were negotiated with the official unsecured creditors’ committee (a statutory committee established to represent the interests of our unsecured creditors (the “creditors’ committee”)). The management stock plan in many respects replaces certain elements of the 2002 Stock Option Plan. A total of up to 1,328,049 shares of common stock are available for issuance pursuant to restricted stock and/or stock options granted under the management stock plan and, as of January 31, 2005, 264,837 shares of restricted common stock and options to purchase 397,255 shares of common stock, with a strike price of $12.63 per share, were issued. The remaining shares are available for future grants. Under the management stock plan, the initial grants of restricted stock vest at the rate of 25% per year over a four-year period commencing on July 1, 2005, and the initial stock options vest at the rate of 33 1/3% per year over a three-year period commencing on the effective date of the Plan. Accelerated vesting applies in certain circumstances specified in the plan document, including a change in control or a termination without cause. Our board of directors (or a committee of the board of directors) determines the awards of restricted stock and options to be granted under the management stock plan. We believe that the size and terms of the management stock plan are appropriate, within market terms and necessary to achieve the goals of attracting, retaining and motivating key employees.
Management Incentive Plan
      As of January 31, 2005, we implemented the management incentive plan, which was filed as an exhibit to the registration statement of which this prospectus forms a part, to provide certain key employees with an incentive to remain in our employ following January 31, 2005. The terms of the management incentive plan were negotiated with the creditors’ committee. The management incentive plan includes a retention bonus benefit and a supplemental severance benefit. Under the retention bonus portion of the plan, a total of 44 key employees received a retention bonus equal to a percentage of their annual base salary, payable 50% upon continued employment as of January 31, 2005, and 50% 90 days after January 31, 2005. The aggregate amount of retention bonuses for the 44 key employees is about $2.186 million. A discretionary bonus pool of $250,000 (subject to a cap of $10,000 for any one employee) also was available for distribution to our employees who are not otherwise participating in the retention bonus portion of the plan. As determined by the organization and compensation committee of the board of directors based on recommendations from our chief executive officer and president and approved by the board of directors, discretionary bonuses were paid to 41 employees on January 31, 2005. These employees were paid 100% of their respective discretionary bonuses on January 31, 2005. The discretionary bonuses were awarded to employees who made a significant contribution to our successful reorganization efforts, as recommended by our officers to the organization and compensation committee and our board of directors. The discretionary bonuses awarded were not reflective of salary or job level but rather were based on merit. Under the supplemental severance portion of the plan, a total of 44 key employees will be eligible for a supplemental severance payment equal to either 100% or 50% of their annual base salary, payable, subject to applicable law, upon termination without cause within 12 months of January 31, 2005. The supplemental severance payment will be reduced by one month for each month that such a termination occurs subsequent to January 31, 2005 to a minimum of six months. As of January 31, 2005, the maximum cost of the supplemental severance benefits (assuming all eligible employees were immediately terminated) is approximately $4.381 million.
      An employee’s participation in the management incentive plan is in addition to, as applicable, the management stock plan, any management employment agreements or officer agreements effective on or after January 31, 2005, our annual incentive plan and any other plans or benefits that we may provide to our employees in the ordinary course of business.
Retirement Plans
      Qualified Pension Plan and Excess and TRA Supplemental Benefit Retirement Plan. We sponsor the Oglebay Norton Company Pension Plan, which is a defined benefit pension plan that covers substantially all of our full-time salaried and some hourly employees at certain locations, and the Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan, which applies to highly compensated salaried employees. These benefits for eligible employees are based on average annual compensation for the highest five consecutive years during the last ten years of employment prior to retirement.

      The table below shows the annual pension payable under the Pension Plan and the TRA Supplemental Benefit Retirement Plan at normal retirement age:

	Estimated Annual Benefit
	(Assuming Retirement on January 1, 2005)
	Years of Service

Remuneration	15 Years	20 Years	25 Years	30 Years	35 Years

$75,000	16,875	22,500	28,125	33,750	39,375
100,000	22,500	30,000	37,500	45,000	52,500
150,000	33,750	45,000	56,250	67,500	78,750
200,000	45,000	60,000	75,000	90,000	105,000
250,000	56,250	75,000	93,750	112,500	131,250
300,000	67,500	90,000	112,500	135,000	157,500
350,000	78,750	105,000	131,250	157,500	183,750
400,000	90,000	120,000	150,000	180,000	210,000
450,000	101,250	135,000	168,750	202,500	236,250
500,000	112,500	150,000	187,500	225,000	262,500
550,000	123,750	165,000	206,250	247,500	288,750
600,000	135,000	180,000	225,000	270,000	315,000
650,000	146,250	195,000	243,750	292,500	341,250
700,000	157,500	210,000	262,500	315,000	367,500
750,000	168,750	225,000	281,250	337,500	393,750
800,000	180,000	240,000	300,000	360,000	420,000
850,000	191,250	255,000	318,750	382,500	446,250
      Benefits under the Pension Plan and the TRA Supplemental Benefit Retirement Plan for eligible salaried employees are based on average annual compensation for the highest five years during the last ten years of employment prior to retirement. Covered compensation is equal to total base pay and certain incentive compensation (including amounts deferred under the former long-term incentive plan), which is substantially the same as shown in the salary and bonus columns of the Summary Compensation Table shown above. The annual benefit is calculated by multiplying the participant’s average compensation by a factor of 1.5% and the participant’s years of covered service (but not below a minimum benefit unrelated to compensation). Benefits are paid in a straight life annuity form to unmarried participants and in the form of 50% joint and survivor annuities to married participants and are not subject to reduction for Social Security or other offset. Certain surviving spouse benefits are also available under the plans, as well as early retirement and facility shutdown benefits. The benefits table shown above has been prepared without regard to benefit limitations imposed by the Internal Revenue Code. The years of benefit service credited for executive officers named in the Summary Compensation Table are: Mr. Lundin — 4.67 years (not including service under a prior plan); Ms. Boland — 3.0 years; Ms. Bon — 2.67 years; Mr. Minkel — 5.0 years; and Ms. Walk — 6.58 years. Mr. Lundin is also vested in a benefit earned prior to the acquisition of Michigan Limestone. The benefit is based on 6.08 years of service. If Mr. Lundin were to terminate his employment today, he would be entitled to a monthly benefit of $380 for a total monthly benefit of $773 ($9,281 annually) payable at age 65.
      The Internal Revenue Code limits the benefits provided under qualified pension plans. The TRA Supplemental Benefit Retirement Plan is a non-qualified retirement plan that provides benefits to highly compensated salaried employees. The TRA Supplemental Benefit Retirement Plan provides for the payment, out of our general funds, of the amount that an eligible participant would have received under the Pension Plan but for the Internal Revenue Code limits. The above table, which does not reflect those limits, shows the total annual pension benefits payable under both the Pension Plan and the TRA Supplemental Benefit Retirement Plan.
      Capital Accumulation Plan. Effective January 1, 2000, we adopted the Capital Accumulation Plan. The Capital Accumulation Plan was terminated on June 1, 2003, and all amounts due to the participants of the plan were paid out. Prior to its termination, under the Capital Accumulation Plan, certain management and highly compensated employees, who were limited in the amounts of salary and bonus they could defer pursuant to plans qualified pursuant to ERISA, could elect to defer receipt of salary, bonus and/or long term incentive compensation. Participants were permitted to defer up to 50% of their salary, up to 100% of their bonus and up to 100% of their long term incentive compensation, each in 10% increments, payable during the year.
      The Capital Accumulation Plan, which was not a qualified plan, provided for the payment, out of our general funds, of the amount deferred, together with an amount of investment earnings, gains and/or losses, and expenses determined with reference to the performance of certain “deemed” investment options, as directed by the participant. The Capital Accumulation Plan also provided an amount equivalent to any benefit not provided to the participant under the Incentive Savings and Stock Ownership Plan by reason of the deferral of compensation under the Capital Accumulation Plan, although no duplication of benefits provided under any other of our arrangements was permitted. Deferred salary and bonus, and the investment gain or loss on the deferred salary and bonus, under the Capital Accumulation Plan, were fully vested.
Officer Agreements
      Before filing for chapter 11, we and certain of our current and former executive officers were parties to separate agreements (collectively, the “old officer agreements”). The old officer agreements were designed to retain those individuals and provide for continuity of management in the event of any actual or threatened change in control (as defined in the officer agreements) of us. None of the rights of the individuals under the old officer agreements became operative unless there was a change in control (as defined in the old officer agreements) of us. Consummation of the Plan did not constitute a change in ownership or change in control under the old officer agreements, and each named executive officer waived any such change in ownership or change in control provision by entering into new change in control and employment agreements.
      There were two triggers that applied to the old officer agreements. The first trigger required that a change in control occur. After a change in control, the officer was entitled to continued employment for a 30-month contract term at a compensation rate equal to the greatest of that in effect immediately before the change in control, that in effect two years before the change in control, or such greater rate determined by us, and certain bonuses, plus certain additional benefits and continued participation in specified benefit plans as an executive officer. The second trigger occurred if, after a change in control, the officer was terminated without “cause” or the officer terminated his or her employment for “good reason.” If the second trigger occurred, then, subject to certain exceptions, the officer was entitled to receive compensation at the highest monthly rate payable to the officer during the 30-month contract term plus certain bonus awards instead of employment, but only for the longer of the time remaining in the original 30-month contract term (after the change in control) or six months. The officer was also entitled to receive certain additional benefits under certain circumstances for one year following the 30-month contract term.
      After employment termination, however, the officer had to attempt to mitigate damages by seeking comparable employment elsewhere. If the officer was successful, compensation was reduced, dollar-for-dollar, for compensation and benefits received from the subsequent employer. In addition, the officer agreed not to disclose any of our trade secrets. If and to the extent payments made to the officer on account of a change in control were treated as excess parachute payments under the Internal Revenue Code, the old officer agreements provided for an additional payment to make the officer whole with respect to additional excise tax payments.
      On January 31, 2005 we entered into new change in control and employment agreements with Michael D. Lundin, Julie A. Boland, Sylvie A. Bon, Michael J. Minkel and Rochelle F. Walk, that supersede the old officer agreements with these individuals. The terms of the change in control and employment agreements were negotiated with the creditors’ committee. Each change in control and employment agreement is consistent with the old officer agreements, but subject to the following changes:

•	the change in control and employment agreements contain a broader definition of “cause” and a narrower definition of “change of control”;

•	the change in control and employment agreements provide that upon a “change of control” (as defined in the change in control and employment agreement), the term of the employment shall be for a period of 12 months (rather than 30 months);

•	during such term, the executive officer will be entitled to receive compensation in an amount equal to the greater of (1) the executive officer’s base salary in effect immediately prior to the “change of control” or (2) the executive officer’s base salary in effect at any time during the two years preceding the “change of control” (excluding any mandatory bonus);

•	during the year in which the “change of control” occurs, the executive officer will also be entitled to receive a bonus under the annual bonus plan at a level no less than the target amount;

•	if the executive officer is terminated without cause or terminates his or her employment for good reason following the “change of control,” the executive officer will be entitled to receive severance benefits, subject to applicable law, until the later of (1) six months following termination or (2) the number of months remaining in the 12-month period following the “change of control,” and such severance shall be paid at the highest monthly rate calculated based on the amounts payable to the executive officer as provided in the two immediately preceding bullet points; and

•	the executive officer is not obligated to mitigate the amounts paid pursuant to the change in control and employment agreement.
Irrevocable Trusts
      We made commitments under various plans and agreements for supplemental pension benefits, deferred and executive compensation arrangements, and obligations arising in the event of a change in control, which we were not required to fund on a current basis. In order to provide assurances that those commitments will be honored, we established three trusts with an independent trustee to provide additional security for these commitments in the event of a “change in control.” During 2002, we terminated one of the trusts and currently have two trusts remaining.
      Irrevocable Trust Agreement II provides additional assurances for benefits and payments due under the TRA Supplemental Benefit Retirement Plan, the agreements with our former executive officers, certain deferred compensation agreements and our Supplemental Savings and Stock Ownership Plan. The Supplemental Savings and Stock Ownership Plan provides for cash payment of the amount by which certain participants’ benefits under the Incentive Savings and Stock Ownership Plan would exceed the Internal Revenue Code limitations applicable to that plan.
      The Oglebay Norton Company Assurance Trust provides additional assurances for benefits and payments for current executives serving us after 2002 due under the Supplemental Savings and Stock Ownership Plan, the officer agreements, certain deferred compensation agreements and the TRA Supplemental Benefit Retirement Plan. It also provides that, in the event of a threatened “change in control,” we will deposit in a pour-over trust, on an irrevocable basis, 125% of the aggregate unfunded obligations of the commitments. The trust becomes revocable if, after the threat, no “change in control” occurs. If a “change in control” does occur, the trust remains irrevocable.
      We have not contributed any significant assets to the two trusts. However, we retain the right to make discretionary contributions into the trusts at any time. Assets held in the trusts are subject at all times to the claims of our general creditors. If funds in the trusts are insufficient to pay amounts due under a plan or agreement, we remain obligated to pay those amounts. No employee has any right to assets in the trusts until, and to the extent, benefits are paid from the trusts.

RELATED PARTY TRANSACTIONS
      The following is a summary of other transactions since January 1, 2002 to which we were a party, in which any of our directors, executive officers, beneficial owners of more than 5% of any class of our voting securities, and certain family members of such persons have had an interest and in which the amount involved exceeded $60,000.
Chartered Aircraft
      We periodically need to charter a small aircraft for the purposes of traveling to and from our remote locations. Mr. Lundin, president and chief executive officer, and his wife are the shareholders of a company known as L.L. Aviation, LLC, which owns such an aircraft. We chartered the aircraft owned by L.L. Aviation, LLC during calendar years 2004, 2003 and 2002. We paid a total of $134,662 in 2004, $91,000 in 2003 and $122,494 in 2002 for such charters.
Michigan Limestone Operation
      In the second quarter of 2000, we acquired, pursuant to the interest purchase agreement, all of the partnership interests in Michigan Limestone Operations Limited Partnership from its prior owners for $53 million in cash at closing, and the assumption of about $8 million in debt, plus additional contingent payments subject to the achievement of performance parameters over several subsequent years. The purchase price for Michigan Limestone Operations Limited Partnership was arrived at through arms-length negotiations between the parties. On April 26, 2000, Mr. Lundin, one of the former owners of Michigan Limestone Operations Limited Partnership, became one of our executive officers. Mr. Lundin’s share of the Michigan Limestone Operations Limited Partnership purchase price paid at closing was about $9.8 million, of which he received about $4.9 million after paying loans and expenses related to the transaction. Additionally, as part of the transaction, Mr. Lundin was originally scheduled to receive a share of contingent payments to the extent earned through 2011. Under the terms of the interest purchase agreement, upon a change in control, including bankruptcy, the former owners of Michigan Limestone Operations Limited Partnership had the right to accelerate the remaining payments.
      After the petition date, the creditors’ committee entered into negotiations with certain of the holders of the MLO claims regarding possibly amending the interest purchase agreement. Mr. Lundin had no involvement with these negotiations. The Cary Mining Company, Inc., one of the holders of MLO claims, was a member of the creditors’ committee, but took no part in, and was excluded from any involvement in, all of the negotiations and discussions of the creditors’ committee regarding the MLO claims. As a result of these negotiations, the interest purchase agreement was amended as of January 31, 2005, and as of January 31, 2005 was assumed (as amended) by us. Specifically, pursuant to the amended interest purchase agreement, the parties agreed to reduce significantly the aggregate annual amount of contingent payments and to extend the time period within which the contingent payments are to be made by four to six years. The amended interest purchase agreement provides for maximum aggregate amounts of annual contingent payments in the period 2003 through 2016 as follows:

•	$625,000 for 2003 (which was paid on January 31, 2005);

•	$1.025 million for the period 2004-2006; and

•	$2.65 million for the period 2007-2016.

      In addition, the amended interest purchase agreement provides that:

•	EBITDA payments are determined based upon our consolidated EBITDA and all of our subsidiaries rather than the aggregate EBITDA of the purchased quarries and/or the purchased operations, beginning with our 2004 fiscal year;

•	our domestic subsidiaries execute and deliver guaranty agreements as adequate assurance of future performance within the meaning of the Bankruptcy Code;

•	the holders of MLO claims waive any right, upon assumption and assignment to us of the amended interest purchase agreement, to any cure amounts or adequate assurance of future performance within the meaning of the Bankruptcy Code, other than as provided in the amended interest purchase agreement; and

•	the holders of MLO claims consent to any change in control resulting from our emergence from chapter 11 and waive any rights that they have (or might have had) to demand accelerated contingent payments as a result of the commencement or pendency of our chapter 11 cases or our emergence from chapter 11.
      Mr. Lundin received payments totaling $568,000 in 2001, $571,000 in 2002 and $391,000 in 2003 as his 18.6% share of the contingent payments. Mr. Lundin did not receive any contingent payment in 2004 but received a payment of $112,525 on the effective date of the Plan. On November 1, 2001, Mr. Lundin was promoted to the position of our president and chief operating officer, and on December 12, 2001, Mr. Lundin was elected to our board of directors. On December 4, 2002, Mr. Lundin was appointed as our chief executive officer and president.
      Mr. Lundin was not one of our executive officers prior to the MLO acquisition.
Supplemental Retirement Benefit Plan of Mr. John N. Lauer
      We agreed to provide our former chairman of the board, Mr. John N. Lauer, a supplemental retirement benefit plan providing him retirement benefits that, when added to any benefits payable to him under the Pension Plan, will equal the benefits he would have been entitled to under the Pension Plan if:

•	his covered compensation throughout the period of his employment had included salary at the rate of $500,000 per year and an annual bonus equal to the higher of his actual bonus for the applicable year and $250,000;

•	he had been credited with ten years of service under the Pension Plan; and

•	there were no limits on the amount of covered compensation that could be taken into account in determining the benefit payable to him under the Pension Plan.
      Mr. Lauer, who remained employed by us through January 1, 2004, received maximum annual bonuses (i.e., $250,000); therefore, the aggregate retirement benefit payable to him under the Pension Plan and his supplemental plan is the equivalent of an annual lifetime benefit of $112,500 per year. We reinstated Mr. Lauer’s supplemental retirement benefit plan. Mr. Lauer remains entitled to the same benefits other highly compensated employees are entitled to under the TRA Supplemental Benefit Retirement Plan and our Supplemental Savings and Stock Ownership Plan.
Employment Agreement with Mr. John N. Lauer
      Mr. Lauer served as our chief executive officer until December 4, 2002 and as our chairman of the board of directors until April 30, 2003. Mr. Lauer’s compensation arrangements during the tenure of his employment as one of our executive officers were governed by the employment agreement described below. In connection with Mr. Lauer’s resignation as chief executive officer in December 2002, Mr. Lauer and we executed an amendment to the employment agreement providing for a continued term of employment for Mr. Lauer with us until January 4, 2004 and as further described below.
      On December 17, 1997, we entered into an employment agreement with Mr. Lauer pursuant to which Mr. Lauer became our president, chief executive officer and a director effective January 1, 1998. The predecessor to the organization and compensation committee, the compensation, organization and governance committee, negotiated the terms of the agreement on our behalf. The compensation arrangements in the employment agreement tied Mr. Lauer’s compensation directly to our performance over the term of Mr. Lauer’s employment. In particular, his compensation was tied to the price of the old common stock. We did not pay Mr. Lauer a salary during his tenure as chief executive officer with us. Instead, the primary elements of his compensation under the employment agreement were:

•	a grant of 25,744 shares of restricted old common stock;

•	a grant of a “performance option” to purchase an additional 380,174 shares of old common stock; and

•	an annual bonus of up to $200,000 per year based upon our performance during the year. For the calendar year 1999, the board of directors determined to increase the annual bonus cap to $250,000.
Mr. Lauer’s employment agreement has been assumed, but any shares of our old common stock held pursuant to the employment agreement have been cancelled as of January 31, 2005, which was the effective date of the Plan.
      Restricted Stock. On January 19, 1998, we granted to Mr. Lauer 25,744 shares of our old common stock. This grant was contingent upon Mr. Lauer’s personal investment of at least $1 million in shares of our old common stock. As provided in the employment agreement, the number of such restricted shares granted equaled the number of shares acquired by Mr. Lauer for his $1 million investment. Of the 25,744 restricted shares granted, 20% (5,148 shares) were fully vested and nonforfeitable on the grant date and another 20% (5,149) of the total number of restricted shares vested and became nonforfeitable on January 1 of each of 1999, 2000, 2001 and 2003. Under the Plan, all shares of our old common stock were cancelled. Mr. Lauer, if a record holder of shares of our old common stock as of the close of business on the warrant distribution record date, received a ratable share of the distributions of warrants to purchase common stock under the Plan.
      Performance Option. As provided by the employment agreement, Mr. Lauer was granted, on December 17, 1997, an option to acquire up to 380,174 shares of our old common stock at an exercise price of $38.00 per share. The 380,174 shares of old common stock subject to this performance option equal 8% of the entire number of shares of old common stock outstanding on January 1, 1998. The $38.00 per share exercise price is $6.00 above the closing per share sales price as reported on The NASDAQ National Market on December 16, 1997 (the last closing sales price available at the time the employment agreement was executed). Our former shareholders approved this performance option at the 1998 Annual Meeting.
      In the normal course, this performance option became exercisable on January 1, 2001, the date after which Mr. Lauer had been employed by us for three full years. As provided by the employment agreement, because Mr. Lauer remained in our employ through January 1, 2003 (the term contemplated by the employment agreement) as a result of the 2002 amendment to his employment agreement described below, this performance option, to the extent not previously exercised by him, was to remain exercisable through June 30, 2005. Any part of this performance option not earlier exercised or terminated was to terminate at the close of business on June 30, 2005. The performance option was cancelled on January 31, 2005, which was the effective date of the Plan, and Mr. Lauer is no longer able to exercise any part of this performance option after such time. Additionally, all shares of our old common stock previously received by Mr. Lauer were cancelled under the Plan, and Mr. Lauer, if a record holder of shares of our old common stock as of the close of business on the warrant distribution record date, received a ratable share of the distributions of warrants to purchase the common stock.
      Amendments. On June 30, 2000, the employment agreement was amended to provide for excise tax benefits. In 2002, the employment agreement was amended again pursuant to which Mr. Lauer agreed to continue as chairman until December 31, 2003, at which time he was to retire from the board. The amendment provided Mr. Lauer with a one-time grant of 25,000 shares of our old common stock. These shares were fully vested, but Mr. Lauer was restricted from selling them until his employment with us terminated. The amendment also provided that, for 2003, Mr. Lauer’s annual bonus was not to be subject to any special cap and was to be calculated as if Mr. Lauer had an annual base salary of $500,000. The amendment also modified the terms of Mr. Lauer’s supplemental retirement benefit plan as discussed above under “— Supplemental Retirement Benefit Plan of Mr. John N. Lauer.” Lastly, the amendment provided that Mr. Lauer will receive medical benefits under the medical plan maintained by us for retirees following his retirement.
      Mr. Lauer’s employment agreement has been assumed by us under the Plan, but any shares of the restricted old common stock and any performance or similar options to purchase shares of our old common stock provided under Mr. Lauer’s employment agreement were cancelled on January 31, 2005, which was the effective date of the Plan, under the Plan.
Agreements With Former Officers
      In 2002, we entered into a separation agreement and release with Mr. Kenneth P. Pavlich, our Vice President of Operations and Business Development, which provided for us to pay Mr. Pavlich $302,294 in biweekly payments beginning January 3, 2003 and ending December 31, 2004. Mr. Pavlich’s separation agreement was reinstated by us under the Plan.
      Regarding other separation or termination agreements that we entered into with a former employee whose employment terminated prior to February 23, 2004, such agreements were reinstated by us under the Plan.
Commitment Agreement
      As previously described, we entered into a commitment agreement with the subscribers prior to the effective date of the Plan. Under the terms of the commitment agreement, each of the holders of Senior Subordinated Notes party to the commitment agreement severally agreed to purchase its ratable share of 8,000,000 shares of the convertible preferred stock, and certain of such holders, along with certain third party accredited investors party to the commitment agreement, severally agreed to purchase specified amounts of shares of the convertible preferred stock that were not subscribed for in the rights offering, all subject to the satisfaction or waiver of certain conditions contained in the commitment agreement. On June 29, 2004, we entered into an amendment to the commitment agreement under which certain of the parties to the commitment agreement agreed to purchase an aggregate of 500,000 additional shares of convertible preferred stock at $10 per share for a total purchase price of $5 million, subject to the satisfaction or waiver of the conditions set forth in the commitment agreement. The additional 500,000 shares were allocated among such holders of Senior Subordinated Notes and these other third party accredited investors in proportion to their respective standby commitments under the commitment agreement in respect of the rights offering.
      One of our directors, Mr. Thomas O. Boucher Jr., was a holder of approximately $10,000 in principal amount of our Senior Subordinated Notes and was a party to the commitment agreement. Under the terms of the commitment agreement, Mr. Boucher purchased 8,839 shares of convertible preferred stock for a total purchase price of $88,390. In consideration for his total commitment of $597,423, Mr. Boucher received a fee, paid in cash on January 31, 2005, which was the effective date of the Plan, of $29,631.
      Mr. Boucher was a member and the chair of the unsecured creditors’ committee. Mr. Boucher is also a general partner of Ingalls & Snyder Value Partners, L.P., which was a holder of approximately $8.7 million in principal amount of our Senior Subordinated Notes and was a party to the commitment agreement. Under the terms of the commitment agreement, Ingalls & Snyder Value Partners, L.P. purchased 903,392 shares of convertible preferred stock for a total price of $9,033,920. In consideration for its total commitment of $20,988,418, Ingalls & Snyder Value Partners, L.P. received a fee, paid in cash on January 31, 2005, which was the effective date of the Plan, of $840,621.
      Mr. Boucher is also managing director of Ingalls & Snyder LLC, a broker dealer and registered investment advisor of which certain parties to the commitment agreement are officers or clients.
Registration Rights
      As part of the financial restructuring, we entered into a registration rights agreement (the “Registration Rights Agreement”) on January 31, 2005 with the parties to the commitment agreement,

who are identified as selling shareholders in this prospectus, granting a demand registration right to enable them or their transferees to resell, pursuant to the registration statement of which this prospectus forms a part, the total of 3,360,800 shares of convertible preferred stock purchased pursuant to the commitment agreement, and the 3,360,800 shares of common stock issuable upon conversion of the convertible preferred stock. We filed a registration statement of which this prospectus forms a part covering such securities on Form S-1 with the SEC on January 27, 2005. We are required to keep such registration statement of which this prospectus forms a part effective until the earliest of (1) two years after the effective date of that registration statement, (2) the date when all of the shares covered by the registration statement have been sold pursuant to the registration statement and (3) the date on which the shares covered by the registration statement may be resold by such holders pursuant to Rule 144(k) of the Securities Act. The registration right is subject to various customary conditions as set forth in the Registration Rights Agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We will pay all fees and expenses related to the registration of such shares pursuant to the registration statement (excluding those of counsel or other advisors to the selling shareholders and any underwriting discounts and fees and brokerage and sales commissions, which will be paid by the selling shareholders), which we estimate to be about $244,000. Under the Registration Rights Agreement, if the registration statement of which this prospectus forms a part has not been declared effective by the SEC on or before the 90th day after the effective date of the Plan (a “registration default”), we have agreed to pay liquidated damages to each holder of a share of convertible preferred stock purchased pursuant to the commitment agreement for each day that the registration default continues at the annual rate of $0.30 per share.
      Each of the signatories to the Registration Rights Agreement excluding Castlerigg Master Investments Ltd., Fledgling Associates, LLC, Gator Investments LLC, Robert L. Gipson, Thomas L. Gipson IRA, J. George Investments LLC, Lonestar Partners, L.P., Nikolaos Monoyios IRA, Nomura Securities International, The Northwestern Mutual Life Insurance Company, Robert T. Clutterbuck Trust, Bradford J. Shingleton, John M. Stein, Steven N. Stein, Stifel Nicolaus & Company, Incorporated, Whitebox Convertible Arbitrage Partners, L.P. and Winward Capital L.P. were holders of our Senior Subordinated Notes immediately prior to our emergence from bankruptcy on January 31, 2005.

DESCRIPTION OF CAPITAL STOCK
      The following description sets forth the general terms of our capital stock. This description does not purport to be complete and is subject to and qualified in its entirety by reference to our second amended and restated articles of incorporation and the amended and restated code of regulations. We have filed the second amended and restated articles of incorporation and the amended and restated code of regulations as exhibits to the registration statement of which this prospectus forms a part and reference is made to the respective documents for their complete provisions. See “Where You Can Find More Information” for information about how you can obtain copies of these documents.
General
      Our second amended and restated articles of incorporation authorize us to issue 90,000,000 shares of common stock. As of March 30, 2005, 3,597,479 shares of common stock were issued and outstanding. Our second amended and restated articles of incorporation also authorize us to issue 30,000,000 shares of preferred stock, $0.01 par value per share (“preferred stock”), in one or more series, with such rights and restrictions and with such additional provisions as the board of directors may determine, including, among other things, voting, dividend, redemption, sinking fund, liquidation and conversion rights, and additional restrictions. The convertible preferred stock constitutes a series of the preferred stock, and, as of March 30, 2005, 8,500,000 shares of convertible preferred stock were issued and outstanding. See “— Convertible Preferred Stock.” As of the end of business on March 31, 2005, if all shares of the convertible preferred stock were converted into shares of common stock, we would issue 8,712,500 shares of common stock, which includes applicable adjustments for accretion of dividends on the convertible preferred stock.
      Subject to the terms of the convertible preferred stock, our board of directors has broad discretion with respect to the creation and issuance of preferred stock without shareholder approval. The rights, preferences and privileges of holders of the common stock may be adversely affected by the holders of shares of any other series of preferred stock that we may designate and issue from time to time. Among other things, by authorizing the issuance of other shares of preferred stock with particular conversion, redemption, voting or other rights, our board of directors could adversely affect the voting power of the holders of the common stock and could discourage any attempt to effect a change in control of us even if such a transaction would be beneficial to the interests of our shareholders.
Common Stock
      We are authorized to issue 90,000,000 shares of common stock of which:

•	2,928,571 shares were distributed to holders of Senior Subordinated Note claims;

•	17,331,341 shares were reserved for issuance upon conversion of the convertible preferred stock (which number consists of (1) 8,500,000 shares initially reserved for issuance upon conversion of the 8,500,000 shares of convertible preferred stock issued on January 31, 2005, which was the effective date of the Plan, plus (2) additional shares reserved for issuance as a result of the accretion of dividends thereon through January 31, 2010, which is the fifth anniversary of the effective date of the Plan);

•	404,071 shares were issued upon exercise of the warrants; and

•	1,328,049 shares were reserved for issuance under the management stock plan and, as of January 31, 2005, 264,837 shares of restricted common stock and options to purchase 397,255 shares of common stock, with a strike price of $12.63, were issued.

The 3,597,479 shares of common stock and the 8,500,000 shares of convertible preferred stock issued and outstanding on March 30, 2005 represent approximately 29.7% and 70.3%, respectively, of the total voting power of and equity interests in us (before giving effect to the issuance of the shares of common stock reserved for issuance as described above).

      In addition to the common stock issued pursuant to the Plan, we are also authorized to issue additional shares of common stock from time to time under the provisions of our second amended and restated articles of incorporation, our amended and restated code of regulations and applicable law. The holders of the common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except for the election of directors or as otherwise limited by the terms of the convertible preferred stock or any other class of preferred stock issued after the effective date of the Plan. See “— Convertible Preferred Stock.”
      Subject to the terms of the convertible preferred stock or any other class of preferred stock issued after the effective date of the Plan, holders of the common stock will be entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available for payment of dividends. We are required, subject to restrictions described below, to pay dividends on the convertible preferred stock, but we have not paid and do not anticipate paying dividends on the common stock. See “Risk Factors — We have not paid and do not anticipate paying dividends on the common stock, and may be limited in our ability to pay dividends on the convertible preferred stock,” and “Dividend Policy.” In the event of a liquidation, dissolution or winding up of us, holders of the common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any issuances of preferred stock, including the convertible preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights.
      Transfer Agent. The transfer agent for the common stock is Wells Fargo Bank, N.A.
      Listing. We intend to apply to list the common stock on The NASDAQ National Market as soon as practicable when we meet the listing requirements. It is unlikely, however, that the common stock will qualify for listing at the time it is issued, and we cannot assure you that the common stock will ever be listed on The NASDAQ National Market. If we are not able to list the common stock on The NASDAQ National Market, we intend to continue to cooperate with any registered broker-dealers who continue to initiate price quotations for the common stock on the OTC Bulletin Board. Again, however, no assurance can be made that the common stock will continue to be quoted on the OTC Bulletin Board or that an active trading market will exist.
Convertible Preferred Stock
      Pursuant to our second amended and restated articles of incorporation, we were authorized to issue 8,500,000 shares of convertible preferred stock pursuant to the rights offering and the commitment agreement.
      Set forth below is a brief summary of the material provisions relating to the convertible preferred stock. This summary is not intended to be complete and is qualified in its entirety by the provisions of our second amended and restated articles of incorporation setting forth the rights, preferences, privileges and restrictions of the convertible preferred stock. See “Description of Capital Stock — Anti-Takeover Provisions Contained in Our Second Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations” and “Description of Capital Stock — Other Provisions of Our Second Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations.”
      Ranking. The convertible preferred stock ranks, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, senior to the common stock and, except as otherwise approved by the holders of a majority of the outstanding shares of convertible preferred stock or contemplated by the terms of the convertible preferred stock, all other classes of capital stock or series of preferred stock established by us after January 31, 2005, which was the effective date of the Plan (“junior stock”). The rights of the holders of convertible preferred stock, however, are subordinate to the rights of the lenders under the confirmation facility, other holders of our indebtedness and other general creditors.
      Dividend Rights. Holders of the convertible preferred stock are entitled to receive out of our assets legally available for payment, when, as and if declared by our board of directors, preferential dividends on the then effective liquidation preference, payable quarterly, at an annual rate of 14.8275%. Until January 31,

2008, which is the third anniversary of the effective date of the Plan, dividends, whether or not authorized and declared by the board of directors, will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference of each share of convertible preferred stock. After that date, dividends will be payable in cash, unless we are prohibited under statutory law, or by the terms of the post-emergence credit facility, or any credit facility or security refinancing the post-emergence credit facility, from paying cash dividends, in which case the dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference. Dividends on the convertible preferred stock are cumulative.
      In addition to the dividends provided above, holders of the convertible preferred stock are entitled to receive an additional dividend in an amount equal to the amount by which (1) the aggregate amount of dividends that would have been received by holders of the convertible preferred stock in any dividend period if the holders’ convertible preferred stock had been converted at the beginning of such dividend period into shares of common stock at the conversion price exceeds (2) the aggregate convertible preferred stock dividend amount accrued or received in such dividend period described in the paragraph above. However, any dividend for which an adjustment in the conversion price of the convertible preferred stock is made pursuant to the applicable antidilution provisions will not be deemed a dividend or otherwise give rise to any rights under this paragraph. Any such additional dividends are payable to the holders of convertible preferred stock in the form of cash.
      Dividends on the applicable liquidation preference of a share of the convertible preferred stock are payable quarterly, in arrears, on the last day of March, June, September and December of each year, starting March 31, 2005. Dividends are payable from the most recent dividend payment date or, in the case of the dividend payable on March 31, 2005, from January 31, 2005, which was the convertible preferred stock issue date. Dividends payable on the convertible preferred stock for any period less than a full quarterly dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the convertible preferred stock for each full dividend period are computed by dividing the annual dividend rate by four.
      Each declared dividend is payable to holders of record as they appear on our stock records at the close of business on the 15th day prior to the relevant dividend payment date. Regular quarterly dividend periods start on and include the last day of March, June, September and December, of each year and end on and include the date before the next dividend payment date.
      Our ability to pay cash dividends is constrained by contractual limitations and may be constrained by statutory limitations in the future. See “Risk Factors — We have not paid and do not anticipate paying dividends on the common stock, and may be limited in our ability to pay dividends on the convertible preferred stock.”
      Conversion Rights. A holder of the convertible preferred stock has the right, at his or her option, to convert any or all of his or her shares of convertible preferred stock into the number of shares of common stock obtained by dividing the aggregate then effective liquidation preference of the shares of convertible preferred stock being converted by the conversion price. The initial conversion price equals $10 and is subject to adjustment upon the occurrence of the events described below.
      If a holder of shares of convertible preferred stock exercises conversion rights, those shares will cease to accumulate dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of convertible preferred stock who convert their shares into common stock will not be entitled to, nor will the conversion rate be adjusted for, any accrued and unpaid dividends. Instead, accrued dividends, if any, will be cancelled. Accordingly, shares of convertible preferred stock converted after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted, whether paid in cash or by accretion of the liquidation preference. A holder of shares of convertible preferred stock on a dividend payment record date who converts such shares into common stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of convertible preferred stock on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon such conversion.
      Notwithstanding the foregoing, if shares of convertible preferred stock are converted during the period beginning after the close of business on any dividend payment record date and ending before the opening of business on the corresponding dividend payment date, and we have called such shares of convertible preferred stock for redemption during the period beginning after the close of business on any dividend payment record date and ending before the close of business on the corresponding dividend payment date, the holder who converts such shares will receive the dividend payable on such dividend payment date and need not include payment of the amount of such dividend upon such conversion.
      The conversion price is subject to adjustment if any of the following events occur:

•	the issuance of any capital stock as a dividend or distribution on the common stock or any other junior stock;

•	the combination, subdivision or reclassification or capital reorganization of the common stock;

•	the issuance to all holders of common stock of rights, options or warrants entitling them to subscribe for or purchase common stock or securities convertible into or exchangeable or exercisable for common stock at less than the then current conversion price or market price for the common stock, subject to certain exceptions;

•	the distribution to all holders of common stock of any class of capital stock or evidence of our indebtedness or other assets, including securities, but excluding the dividends, distributions, rights and warrants referred to above and any cash dividend or distribution on which holders of convertible preferred stock participate; or

•	the issuance, sale or exchange of shares of common stock or securities that are convertible into or exercisable or exchangeable for common stock, other than pursuant to any right or warrant to purchase common stock referred to above and other than pursuant to any dividend reinvestment plan or employee or director incentive or benefit plan or arrangement, including any employment, severance or consulting agreement, for consideration having a fair market value that is less than the then current conversion price or market price for the common stock.
      No adjustment of less than 1% of the conversion price will be required. Any adjustment not made due to this limitation must be carried forward, however, and taken into account in any subsequent adjustment determination.
      Except as stated above, the convertible preferred stock does not have rights protecting its holders against dilution resulting from the sale of additional shares of common stock by us.
      In the event of a consolidation or merger or similar transaction in which the outstanding shares of common stock are by operation of law exchanged for, or changed, reclassified or converted into, other stock or securities, or cash or other property, or any combination of stock, cash or property, the outstanding shares of convertible preferred stock will, after the transaction, be convertible on substantially the same terms and conditions into the consideration receivable by a holder of the number of shares of common stock into which shares of convertible preferred stock could have been converted immediately prior to the transaction.
      If the convertible preferred stock is called for redemption, the conversion right will terminate at the close of business on the fifth business day prior to the date fixed for redemption, unless we default in the payment of the redemption price.
      Fractional shares of common stock will not be issued upon conversion, but a cash adjustment will be paid in respect of the fractional interests. We will at all times reserve a sufficient number of shares of common stock to effect the conversion of all shares of convertible preferred stock then outstanding.

      Redemption. Shares of convertible preferred stock are not subject to redemption prior to January 31, 2006, which is the first anniversary of the effective date of the Plan. On or after January 31, 2006, the shares of convertible preferred stock will be redeemable at our option, in whole or in part, at any time or from time to time, out of funds legally available for payment, at the following redemption prices (expressed as a percentage of the then effective liquidation preference per share), plus, without duplication, accrued and unpaid dividends, if any, up to, but excluding, the date fixed for redemption:

Redemption Prices
(expressed as a
percentage of the then
effective liquidation
Year	preference)

On or after January 31, 2006 until, but excluding, January 31, 2007, which is the second anniversary of the effective date of the Plan	110%
On or after January 31, 2007 until, but excluding January 31, 2008, which is the third anniversary of the effective date of the Plan	108%
On or after January 31, 2008 until, but excluding, January 31, 2009, which is the fourth anniversary of the effective date of the Plan	106%
On or after January 31, 2009	104%
      In each case, however, we may redeem the convertible preferred stock only if the average trading price of the common stock equals or exceeds $13 for 30 consecutive trading days at any time prior to the date we provide the redemption notice. As of March 22, 2005, this condition had been met.
      If the redemption date will occur after a dividend record date and on or before the related dividend payment date, the redemption price will not include the dividend payment to be made on that dividend payment date.
      If fewer than all of the outstanding shares of convertible preferred stock are to be redeemed, we will select, pro rata or by lot, the shares to be redeemed, or in any other manner as our board of directors may determine.
      On or after the date fixed for redemption, provided that the redemption price has been paid or provided for, dividends will no longer be declared on the convertible preferred stock called for redemption. The shares will no longer be deemed to be outstanding, and the holders of these shares will have no rights as shareholders, except the right to receive the amount payable on redemption, without interest.
      If we redeem any shares of convertible preferred stock, notice of redemption will be given by first-class mail, postage prepaid, mailed not less than 30 days nor more than 60 days before the redemption date, to the holders of record of the shares of convertible preferred stock to be redeemed as their addresses appear on our stock register.
      Voting Rights. Each holder of the convertible preferred stock is entitled to the number of votes equal to the number of shares of the common stock into which shares of convertible preferred stock so held could be converted at the record date for determination of the shareholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as required by law or as otherwise set forth below, all shares of convertible preferred stock and all shares of common stock will vote together as a single class on all matters to come before our shareholders. Fractional votes by the holders of convertible preferred stock are not permitted, and any fractional voting rights (after aggregating all shares into which shares of convertible preferred stock held by each holder could be converted) are disregarded.
      For as long as shares of convertible preferred stock are outstanding, the affirmative vote of the holders of a majority of the outstanding shares of the convertible preferred stock will be necessary for us to:

•	authorize, adopt or approve an amendment to, or repeal any provision of, our second amended and restated articles of incorporation (including by way of merger, consolidation or otherwise) that would increase or decrease the par value of the convertible preferred stock or otherwise alter or change in any manner, the terms, powers, preferences or rights of the convertible preferred stock, or that would otherwise adversely affect the rights, preferences or privileges of the convertible preferred stock; provided that no modification or amendment may, without the consent of each holder of convertible preferred stock affected by the modification or amendment, decrease the liquidation preference or dividend rate of the convertible preferred stock; provided further, that the affirmative vote or written consent of the holders of a majority of the outstanding shares of the convertible preferred stock is not necessary for us to authorize, create, amend or issue, or increase the authorized amount of, parity stock or senior stock (including, without limitation, additional shares of convertible preferred stock) or to authorize or issue any derivative securities evidencing the right to acquire such shares if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock;

•	authorize, create, amend or issue, or increase the authorized amount of, parity stock or senior stock, or authorize or issue any derivative securities evidencing the right to acquire these shares of senior stock or parity stock; provided, however, that the affirmative vote or written consent of the holders of a majority of the outstanding shares of the convertible preferred stock is not necessary for us to authorize, create, amend or issue, or increase the authorized amount of, parity stock or senior stock (including, without limitation, additional shares of convertible preferred stock) or to authorize or issue any derivative securities evidencing the right to acquire such shares if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or, (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock;

•	increase the authorized amount of, or issue any additional shares of, convertible preferred stock; provided, however, that the affirmative vote or written consent of the holders of a majority of the outstanding shares of the convertible preferred stock is not necessary for us to increase the authorized amount of, or issue additional shares of, convertible preferred stock if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock;

•	directly or indirectly recapitalize or reclassify any shares of our capital stock into convertible preferred stock, senior stock or parity stock;

•	pay or declare any dividend on any shares of junior stock (other than a dividend payable solely in shares of junior stock paid to holders of junior stock);

•	take any action that results in the purchase or redemption by us of any parity stock or junior stock;

•	create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to any indebtedness other than (1) the maximum borrowing capacity provided for under the confirmation facility or any indebtedness to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to exchange or replace, the confirmation facility (“refinancing indebtedness”), (2) any “permitted indebtedness,” as such term is defined under the confirmation facility or any refinancing indebtedness and (3) any other indebtedness in an aggregate principal amount outstanding at any time not exceeding $30 million. However, the amount referred to in clause (3) will be increased to the extent that the borrowing capacity under the post-emergence credit facility is permanently reduced, and this entire provision will cease to be effective as of January 31, 2008, which is the third anniversary of the effective date of the Plan; and

•	effect an actual liquidation or other winding-up of us.

      Each holder of convertible preferred stock will be deemed to have voted or, in the case where the affirmative vote of the holders of the convertible preferred stock is required by any law, statute or regulation applicable to us, shall be obligated to vote all of the shares of convertible preferred stock held by such holder to approve:

•	any authorization, creation, amendment or issuance of, or increase in the authorized amount of, parity stock or senior stock (including, without limitation, additional shares of convertible preferred stock) or any authorization or issuance of derivative securities evidencing the right to acquire such shares, or the authorization, adoption or approval of an amendment to our second amended and restated articles of incorporation in order to so authorize, create, amend, issue or increase the authorized amount of parity stock or senior stock requiring the approval of the holders of shares of convertible preferred stock if either (1) all of the proceeds of such issuance will be used to redeem the convertible preferred stock, in whole or in part, or (2) a portion of the proceeds will be used to redeem all of the convertible preferred stock; and

•	any authorization, creation, amendment or issuance of junior stock requiring the approval of holders of shares of convertible preferred stock.
      Our board of directors consists of seven members. The election process for our board of directors is as follows:

•	The holders of the convertible preferred stock, voting as a separate class, elect the “convertible preferred stock director number” at each meeting of shareholders held for the purpose of electing directors, which is a maximum of four. In case of any removal, either with or without cause, of a director elected by the holders of the convertible preferred stock, the holders of the convertible preferred stock are entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of the convertible preferred stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of the convertible preferred stock.

•	The remaining directors will be elected by holders of common stock voting separately as a single class. In case of any removal, either with or without cause, of a director elected by the holders of common stock, the holders of common stock are entitled, voting as a separate class either by written consent or at a special meeting, to elect a successor to hold office for the unexpired term of the director who has been removed. In case of any vacancy (other than removal) in the office of a director elected by the holders of common stock, the vacancy will be filled by the remaining directors elected to the board of directors by the holders of common stock.
      For purposes of this description, the “convertible preferred stock number” means, at any given time, for so long as (1) at least 75% of the shares of convertible preferred stock outstanding as of January 31, 2005, which was the effective date of the Plan, remain outstanding, a maximum of four directors, (2) less than 75%, but more than 50%, of the shares of convertible preferred stock outstanding as of January 31, 2005 remain outstanding, a maximum of three directors, (3) the percentage of the shares of convertible preferred stock outstanding as of January 31, 2005 that remain outstanding is equal to or between 25% and 50%, a maximum of two directors and (4) less than 25% of the shares of convertible preferred stock outstanding as of January 31, 2005 remain outstanding, a maximum of one director.
      Liquidation Preference. In the event of our voluntary or involuntary liquidation, dissolution or winding up after payment or provision for payment of our debts and other liabilities, holders of outstanding shares of convertible preferred stock will be entitled to be paid out of our assets available for distribution to shareholders (and before any distribution of assets is made to the holders of common stock or any junior stock as to distributions), $10 per share of convertible preferred stock as adjusted by accreting and adding any dividends on those shares not paid by cash, in accordance with the terms of the convertible preferred stock, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up.
      Upon any liquidation, dissolution or winding up of us, the holders of shares of the convertible preferred stock will be entitled to receive the greater of (1) such liquidation preference, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up, and (2) the amounts that such holders would have received if all of the then outstanding shares of the convertible preferred stock had been converted into common stock immediately prior to such liquidation, dissolution or winding up.
      If the assets to be distributed among the holders of convertible preferred stock will be insufficient to permit the payment to such shareholders of the full preferential amounts thereof, all distributions made with respect to the convertible preferred stock in connection with any liquidation, dissolution or winding up will be made pro rata to the holders of the convertible preferred stock.
      Any merger, consolidation, business combination, reorganization or recapitalization of us that results in the transfer of 50% or more of our outstanding voting power, any sale, lease or other disposition of all or substantially all of our assets, or any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of capital stock is exchanged for or converted into cash, securities of another business organization or property, shall not be deemed a liquidation, dissolution or winding up of us. If, however, the aggregate amount of cash receivable in exchange for or upon conversion of the convertible preferred stock in connection with a cash merger or other cash transaction would be less than the liquidation value of the convertible preferred stock, then the cash merger or other cash transaction will be considered a liquidation, dissolution or winding up and will be subject to the rights described above.
      Preemptive Rights. No holder of any shares of convertible preferred stock has any preemptive right to subscribe for stock, obligations, warrants or other securities of any class, whether now or authorized in the future.
      No Other Rights. Shares of convertible preferred stock do not have any preferences, voting powers or relative, participating, option or other special rights, except as set forth in our second amended and restated articles of incorporation (some of which are described above) or as otherwise required by law.
      Book-Entry, Delivery and Form. DTC acts as securities depositary for the convertible preferred stock. The convertible preferred stock is represented by one or more fully registered global security certificates registered in the name of Cede & Co., the nominee of DTC, and deposited with DTC.
      Transfer Agent. The transfer agent for the convertible preferred stock is Wells Fargo Bank, N.A.
      Listing. We intend to apply to list the convertible preferred stock on The NASDAQ National Market as soon as practicable when we meet the listing requirements. Such securities did not qualify for listing at the time they were issued, and we cannot assure you that the convertible preferred stock will ever be listed on The NASDAQ National Market. If we are not able to list such securities on The NASDAQ National Market, we intend to continue to cooperate with any registered broker-dealers who continue to initiate price quotations for the convertible preferred stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will continue to be quoted on the OTC Bulletin Board or that an active trading market will exist.
      As part of the financial restructuring, we entered into the Registration Rights Agreement on January 31, 2005 with the parties to the commitment agreement who are identified as selling shareholders in this prospectus, granting a demand registration right to enable them or their transferees to resell, pursuant to the registration statement of which this prospectus forms a part, the total of 3,360,800 shares of convertible preferred stock purchased pursuant to the commitment agreement, and the 3,360,800 shares of common stock initially issuable upon conversion of the convertible preferred stock. We filed a registration statement of which this prospectus forms a part covering such securities on Form S-1 with the SEC on January 27, 2005. We are required to keep such registration statement effective until the earliest of (1) two years after the effective date of the registration statement, (2) the date when all of the shares covered by the registration statement have been sold pursuant to the registration statement and (3) the date on which the shares covered by the registration statement may be resold by such holders pursuant to Rule 144(k) of the Securities Act. The registration right is subject to various customary conditions, as set forth in the Registration Rights Agreement, which is incorporated by reference as an exhibit to the Registration Statement of which this prospectus forms a part. We will pay all fees and expenses related to the registration of the shares pursuant to the registration statement (excluding those of counsel or other advisors to the selling shareholders and any underwriting discounts and fees and brokerage and sales commissions, which will be paid by the selling shareholders), which we estimate to be about $244,000. Under the Registration Rights Agreement, if the registration statement of which this prospectus forms a part has not been declared effective by the SEC on or before the 90th day after the effective date of the Plan, we have agreed to pay liquidated damages to each holder of a share of convertible preferred stock purchased pursuant to the commitment agreement for each day that the registration default continues at the annual rate of $0.30 per share.
Ohio Control Share Statute
      Section 1701.831 of the Ohio Revised Code requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. In the event an acquiring person proposes to make such an acquisition, the person is required to deliver to the corporation a statement disclosing, among other things, the number of shares owned, directly or indirectly, by the person, the range of voting power that may result from the proposed acquisition and the identity of the acquiring person. Within ten days after receipt of this statement, the corporation must call a special meeting of shareholders to vote on the proposed acquisition. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of a majority of the voting power of the corporation in the election of directors represented at the meeting and a majority of the portion of the voting power of all shares entitle to vote in the election of directors represented at the meeting excluding the voting power of all “interested shares” represented at the meeting. Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation as well as by certain others, including many holders commonly characterized as arbitrageurs. Section 1701.831 does not apply to a corporation if its articles of incorporation or code of regulations state that the statute does not apply to that corporation. Our second amended and restated articles of incorporation contains a provision opting out of this statute.
Ohio Interested Shareholder Statute
      Chapter 1704 of the Ohio Revised Code prohibits certain corporations from engaging in a “chapter 1704 transaction” with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things:

•	the articles of incorporation expressly provide that the corporation is not subject to the statute (we have made this election); or

•	the board of directors of the corporation approves the chapter 1704 transaction or the acquisition of the shares before the date the shares were acquired.
      After the three-year moratorium period, the corporation may not consummate a chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A “chapter 1704 transaction” includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An “interested shareholder” is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding. Our second amended and restated articles of incorporation contains a provision opting out of this statute.

Anti-Takeover Provisions Contained in Our Second Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations
      Our second amended and restated articles of incorporation and amended and restated code of regulations contain provisions that could have the effect of delaying or making less likely to occur a change in control of us:
      Special Meeting of Shareholders. The amended and restated code of regulations provides that special meetings of shareholders may only be called by our president or chairman of the board, by the entire board of directors at a meeting, or by a majority of the entire board of directors pursuant to a formal resolution, or upon the written request of a shareholder holding at least 30% of all votes entitled to be cast on the matter to be considered at the special meeting.
      Shareholder Advance Notice Procedure. The amended and restated code of regulations establishes advance notice procedures for shareholders to submit nominations of candidates for election as directors or to present any other business for consideration at any of our annual or special shareholder meetings. With certain exceptions, these procedures require shareholders to submit in writing any proposal for consideration at the meeting to our corporate secretary not less than 60 nor more than 90 days before the date of the meeting. The notice must include the following information:

•	the name and address of the shareholder;

•	a representation that the shareholder is a holder of stock entitled to vote at the meeting and that the shareholder intends to appear in person or by proxy at the meeting to make the proposal or nomination;

•	if applicable, a description of all arrangements or understandings between the shareholder and any other person(s) (naming the person(s)) pursuant to which the proposal is to be made by the shareholder; and

•	the number and class of all stock beneficiary owned by the shareholder and any material interest of the shareholder in the proposal (other than any interest solely as a shareholder).
      Amendment of Regulations. The amended and restated code of regulations may be adopted, amended or repealed at any meeting of the shareholders by the affirmative vote of a majority of our voting power.
Other Provisions of Our Second Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations
      Prohibition Against Issuance of Non-Voting Capital Stock. In accordance with Section 1123(a)(6) of the Bankruptcy Code, our second amended and restated articles of incorporation prohibit the issuance of any shares of non-voting equity securities.
      Limitation of Liability. Our second amended and restated articles of incorporation provide that we will indemnify, to the full extent then permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer of ours. We will pay, to the full extent then required by law, expenses, including attorney’s fees, judgments, fines and amounts paid in settlement incurred by a director in defending any such action, suit, or proceeding as they are incurred, in advance of the disposition thereof, upon receipt of any undertaking then required by law. We may, in our discretion, indemnify any other person, or advance expenses to any other person, in the same manner and to the full extent then permitted by law.
The Jones Act
      We are subject to the Jones Act as long as we own and operate our Great Lakes shipping business. The Jones Act requires that vessels engaged in coastwise trade to carry cargo between United States ports be registered under the laws of the United States and be owned and operated by United States citizens. Under the Jones Act, a corporation is not considered a United States citizen unless: (1) the corporation is organized under the laws of the United States or a state, territory or possession of the United States; (2) at least 75% of the ownership of voting interests with respect to its capital stock is held by United States citizens; (3) the corporation’s chief executive officer and chairman of the board are United States citizens; and (4) no more than a minority of the number of directors necessary to constitute a quorum for the transaction of business are non-United States citizens. To ensure that we are determined to be a United States citizen as defined under these laws, our second amended and restated articles of incorporation contain restrictions on the ownership of our capital stock by non-United States citizens and establishes mechanisms to maintain compliance with these laws.

SHARES ELIGIBLE FOR FUTURE SALE
Sales of Common Stock and Convertible Preferred Stock
      As of March 30, 2005, we had outstanding 3,597,479 shares of common stock and 8,500,000 shares of convertible preferred stock. All of the outstanding shares of common stock and convertible preferred stock are freely transferable without restriction under the Securities Act, except for shares of convertible preferred stock covered by this prospectus and shares held by affiliates of us, but Section 16 of the Exchange Act may apply. In addition, all of the shares of common stock issuable upon conversion of the convertible preferred stock will be freely tradeable without restriction under the Securities Act, except for shares held by affiliates of us, but Section 16 may apply. Any person that is deemed an affiliate of us with respect to the securities it owns may only sell such securities pursuant to an effective registration statement relating to such resales or pursuant to an available exemption under the Securities Act, including Rule 144 promulgated under the Securities Act as described below.
Registration Rights
      As part of the financial restructuring, we entered into the Registration Rights Agreement on January 31, 2005 with the parties to the commitment agreement, who are identified as selling shareholders in this prospectus, granting a demand registration right to enable them or their transferees to resell, pursuant to the registration statement of which this prospectus forms a part, the total of 3,360,800 shares of convertible preferred stock purchased pursuant to the commitment agreement, and the 3,360,800 shares of common stock initially issuable upon conversion of the convertible preferred stock. We filed a registration statement of which this prospectus forms a part covering such securities on Form S-1 with the SEC on January 27, 2005. We are required to keep such registration statement of which this prospectus forms a part effective until the earliest of (1) two years after the effective date of that registration statement, (2) the date when all of the shares covered by the registration statement have been sold pursuant to the registration statement and (3) the date on which the shares covered by the registration statement may be resold by such holders pursuant to Rule 144(k) of the Securities Act. The registration right is subject to various customary conditions as set forth in the Registration Rights Agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. We will pay all fees and expenses related to the registration of such shares pursuant to the registration statement (excluding those of counsel or other advisors to the selling shareholders and any underwriting discounts and fees and brokerage and sales commissions, which will be paid by the selling shareholders), which we estimate to be about $244,000. Under the Registration Rights Agreement, if the registration statement of which this prospectus forms a part has not been declared effective by the SEC on or before the 90th day after the effective date of the Plan, we have agreed to pay liquidated damages to each holder of a share of convertible preferred stock purchased pursuant to the commitment agreement for each day that the registration default continues at the annual rate of $0.30 per share.
Stock Options
      1,328,049 shares of common stock are reserved for issuance under the management stock plan and, as of March 30, 2005, 264,837 shares of restricted common stock and options to purchase 397,255 shares of common stock, with a strike price of $12.63, were issued. We filed a registration statement under the Securities Act to register shares reserved for issuance under the management stock plan. Shares issued under this plan or upon exercise of outstanding options after the effective date of that registration statement, other than shares held by affiliates, which are subject to certain limitations on resale under Rule 144, generally are tradable without restriction under the Securities Act, subject to vesting restrictions, and Section 16, if applicable.

Rule 144
      In general, with respect to affiliates, under Rule 144 as currently in effect, a person is entitled to sell within any three-month period a number of shares that does not exceed the greater of either:

•	1% of the number of shares of common stock or convertible preferred stock, which was about 35,970 shares and 85,000 shares, respectively, on March 30, 2005; or

•	the average weekly trading volume of the common stock or the convertible preferred stock on all national securities exchanges and/or as reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing date of a notice on Form 144 for the proposed sale.
      Sales under Rule 144 are also subject to holding periods, specific manner of sale limitations, notice requirements and the availability of current public information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The information presented below regarding beneficial ownership of our common stock and convertible preferred stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security. Under these rules, beneficial ownership includes any security with respect to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right.
      The following tables set forth, as of March 30, 2005, as to each current Director, each executive officer named in the Summary Compensation Table above, each beneficial owner of 5% or more of the common stock or convertible preferred stock and all current Directors and executive officers as a group: (1) the number of shares of common stock and convertible preferred stock, and (2) the percent of such classes, beneficially owned as of March 30, 2005. As of March 30, 2005, there were 3,597,479 shares of common stock outstanding and 8,500,000 shares of convertible preferred stock outstanding.
Beneficial Ownership

			Convertible Preferred		Common Stock and
	Common Stock		Stock Beneficially		Convertible Preferred Stock
	Beneficially Owned		Owned		Beneficially Owned

		Percent		Percent		Percent
Name of Beneficial Owner(1)	Amount(2)(3)	of Class	Amount	of Class	Amount(2)(3)	of Class(4)

Directors and Executive Officers
DeLyle W. Bloomquist	0	*	0	*	0	*
Thomas O. Boucher Jr.(5)(6)	293	*	8,839	*	9,132	*
Eugene I. Davis	0	*	0	*	0	*
Laurence V. Goddard	0	*	0	*	0	*
Robert H. Kanner	0	*	0	*	0	*
John P. O’Brien	0	*	0	*	0	*
Michael D. Lundin	119,886	3.30%	0	*	119,886	*
Julie A. Boland	43,957	1.22%	0	*	43,957	*
Sylvie A. Bon	23,976	*	0	*	23,976	*
Michael J. Minkel	23,976	*	0	*	23,976	*
Rochelle F. Walk	23,976	*	0	*	23,976	*
Executive officers and Directors as a group (11 persons)	236,064	6.42%	8,839	*	244,903	2.01%
Beneficial Owners of 5% or More of Common Stock and/or Convertible Preferred Stock

Ingalls & Snyder Value Partners, L.P.(6)(12)	254,784	7.08%	903,392	10.63%	1,158,176	9.57%
61 Broadway, New York, NY 10006
Pacholder Associates, Inc.(7)	219,380	6.10%	648,804	7.63%	868,184	7.18%
8044 Montgomery Rd. Suite 555 Cincinnati, Ohio 45236
Tontine Capital Partners, L.P.(8)	248,844	6.92%	48,750	*	297,594	2.46%
55 Railroad Avenue, 3rd Floor, Greenwich, CT 06830

			Convertible Preferred		Common Stock and
	Common Stock		Stock Beneficially		Convertible Preferred Stock
	Beneficially Owned		Owned		Beneficially Owned

		Percent		Percent		Percent
Name of Beneficial Owner(1)	Amount(2)(3)	of Class	Amount	of Class	Amount(2)(3)	of Class(4)

Recon Arbitrage	273,214	7.59%	0	*	273,214	2.26%
Master Fund, Ltd.(9) c/o Recon Capital, LLC 599 Lexington Ave 35th Floor, New York, NY 10022
Caxton International Ltd.(10)	221,800	6.17%	0	*	221,800	1.83%
c/o Prime Management Ltd Mechanics Building 12 Church Street Hamilton HM11, Bermuda
Fairfield Greenwich Limited(11)	200,000	5.56%	0	*	200,000	1.65%
919 Third Avenue, New York, NY 10022

*	Represents less than 1% of the outstanding convertible preferred stock or the outstanding common stock, as applicable.

(1)	Except as otherwise stated in the notes below, beneficial ownership of the shares held by each individual consists of sole voting and investment power.

(2)	Excludes the number of shares of common stock issuable upon conversion of the convertible preferred stock (and the acceleration of dividends on the convertible preferred stock).

(3)	Includes (A) restricted shares of common stock awarded under the management stock plan as follows: Ms. Boland — 29,304; Ms. Bon — 15,984; Mr. Lundin — 79,924; Mr. Minkel — 15,984; and Ms. Walk — 15,984; and (B) shares of common stock obtainable upon exercise of stock options within 60 days following March 30, 2005 as follows: Ms. Boland — 14,653; Ms. Bon — 7,992; Mr. Lundin — 39,962; Mr. Minkel — 7,992; and Ms. Walk — 7,992. These restricted shares of common stock awarded under the management stock plan vest at a rate of 25% per year over a four-year period commencing on July 1, 2005 (subject to accelerated vesting circumstances as specified in the management stock plan).

(4)	Percent of Class denotes the percentage of common stock based on the assumption of the conversion of all 8,500,000 shares of convertible preferred stock into 8,500,000 shares of common stock without giving effect to accretion of dividends.

(5)	The address for Mr. Boucher is c/o Ingalls & Snyder, LLC, 61 Broadway, New York, New York 10006.

(6)	Ingalls & Snyder Value Partners, L.P. (“ISVP”) beneficially owns 1,158,176 shares of common stock on a fully diluted basis (consisting of 254,784 shares of common stock and 903,392 shares of convertible preferred stock). ISVP is a private investment partnership managed by Ingalls & Snyder, LLC, a registered broker dealer (“I&S”), under an investment advisory contract. According to filings on Schedule 13D dated February 10, 2005, ISVP shares dispositive power over these securities with I&S and the general partners of ISVP, Thomas O. Boucher Jr., a managing director of I&S, and Robert L. Gipson, a senior director of I&S. Messrs. Gipson and Boucher share voting authority over the ISVP securities. Mr. Boucher beneficially owns 9,132 shares of common stock on a fully diluted basis (consisting of 293 shares of common stock and 8,839 shares of convertible preferred stock) and by virtue of his relationship with ISVP and I&S, Mr. Boucher may be deemed to beneficially own an additional 1,289,316 shares of common stock on a fully diluted basis, consisting of 1,158,176 shares owned by ISVP as to which Mr. Boucher shares voting and dispositive power with Mr. Gipson and dispositive power with I&S and 131,140 shares as to which Mr. Boucher shares dispositive power with clients of I&S. Mr. Gipson beneficially owns 42,865 shares of common stock on a fully diluted basis (consisting of 7,500 shares of common stock and 35,365 shares of convertible preferred stock) and by virtue of his relationship with ISVP, Mr. Gipson may be deemed to beneficially own the 1,158,176 shares of common stock on a fully diluted basis owned by ISVP, as to which Mr. Gipson shares voting and dispositive power with Mr. Boucher and dispositive power with I&S. I&S may be deemed to beneficially own 2,667,898 shares of common stock on a fully diluted basis, consisting of 1,158,176 shares owned by ISVP as to which I&S shares dispositive power with Messrs. Boucher and Gipson and 1,509,722 shares as to which I&S shares dispositive power with various holders of certain of its brokerage accounts and Steven M. Foote, Adam D. Janovic, H. Shepard Boone, Thomas P. DiTosto, John J. Dougherty and Christopher R. Siege who are also Managing Directors of I&S and hold discretionary investment authority over shares held in such I&S client accounts. Each of such persons reporting on Schedule 13D expressly disclaims beneficial ownership of the securities that may be deemed to be beneficially owned by such person except to the extent of its or his pecuniary interest in our securities.

(7)	According to a filing on Schedule 13G with the SEC dated February 10, 2005: (A) Pacholder Associates, Inc. (“Pacholder Associates”) and Banc One High Yield Partners, LLC each report to have beneficial ownership consisting of shared voting and dispositive power with respect to an aggregate of 868,184 shares of common stock consisting of 219,380 shares of common stock and 648,804 shares of convertible preferred stock that are, as of March 30, 2005, convertible into 648,804 shares of common stock; and (B) One Group High Yield Bond Fund reports to have beneficial ownership consisting of shared voting and dispositive power with respect to 124,464 shares of common stock and 380,154 shares of convertible preferred stock that are, as of March 30, 2005, convertible into 380,154 shares of common stock.

Pacholder Associates is a registered investment adviser. Pacholder Associates has two affiliated registered investment advisors that are joint ventures, Pacholder & Company LLC, which is owned 49% percent by Banc One Investment Advisors Corporation (“BOIA”) and 51% by Pacholder Associates, and Banc One High Yield Partners, LLC, which is owned 51% by BOIA and 49% by Pacholder Associates. The 219,380 shares of common stock and the 648,804 shares of convertible preferred stock that are, as of March 30, 2005, convertible into 648,804 shares of common stock reported for Pacholder Associates are held directly as follows: One Group High Yield Bond Fund owns 124,464 shares of common stock and 380,154 shares of convertible preferred stock that are, as of March 30, 2005, convertible into 380,154 shares of common stock; Pacholder High Yield Fund, Inc. owns 65,893 shares of common stock and 189,370 shares of convertible preferred stock that are, as of March 30, 2005, convertible into 189,370 shares of common stock; One Group Income Bond Fund owns 14,643 shares of common stock and 40,000 shares of convertible preferred stock that are, as of March 30, 2005, convertible into 40,000 shares of common stock; Southern UTE Permanent Fund owns 7,058 shares of common stock and 19,280 shares of convertible preferred stock that are, as of March 30, 2005, convertible into 19,280 shares of common stock; Legacy Aggressive High Yield Fund owns 4,393 shares of common stock and 12,000 shares of convertible preferred stock that are, as of March 30, 2005, convertible into 12,000 shares of common stock; and WCI Steel, Inc. Defined Pension Benefit Plan owns 2,929 shares of common stock and 8,000 shares of convertible preferred stock that are, as of March 30, 2005, convertible into 8,000 shares of common stock.

By virtue of investment advisory agreements between Pacholder Associates and its affiliated investment advisory firms, including Banc One High Yield Partners, LLC and Pacholder & Company LLC, and certain investment advisory clients, including One Group High Yield Bond Fund, Pacholder High Yield Fund, Inc., One Group Income Bond Fund, Southern UTE Permanent Fund, Legacy Aggressive High Yield Fund, and WCI Steel, Inc. Defined Pension Benefit Plan (collectively, the “Pacholder Entities”), (x) Pacholder Associates and Banc One High Yield Partners, LLC may be deemed to share beneficial ownership of the 219,380 shares of common stock and the 648,804 shares of convertible preferred stock that are, as of March 30, 2005, convertible into 648,804 shares of common stock owned by the Pacholder Entities, and (y) Pacholder & Company LLC is deemed to share beneficial ownership of the 65,893 shares of common stock and 189,370 shares of convertible preferred stock that are, as of March 30, 2005, convertible into 189,370 shares of common stock owned by Pacholder High Yield Fund, Inc. Each of Pacholder Associates, Banc One High Yield Partners, LLC, and Pacholder & Company LLC expressly disclaims beneficial ownership of such common stock except to the extent of its respective pecuniary interest in the common stock.

(8)	According to a filing on Schedule 13G with the SEC dated February 15, 2005, Tontine Capital Partners, L.P., Tontine Capital Management, L.L.C., and Jeffrey L. Gendell each report to have beneficial ownership consisting of shared voting power with respect to an aggregate of 297,594 shares of common stock consisting of 248,844 shares of common stock and 48,750 shares of convertible preferred stock that are, as of March 30, 2005, convertible into 48,750 shares of common stock, and shared dispositive power with respect to 248,844 shares of common stock and 48,750 shares of convertible preferred stock that are, as of March 30, 2005, convertible into 48,750 shares of common stock. Tontine Capital Management, L.L.C. is the general partner of Tontine Capital Partners, L.P. Jeffrey L. Gendell is the Managing Member of Tontine Capital Management, L.L.C.

(9)	According to a filing on Schedule 13G with the SEC dated February 14, 2005, Recon Arbitrage Master Fund, Ltd., Recon Capital, LLC and Robert L. Friend each report to have beneficial ownership consisting of shared voting power with respect to 273,214 shares of common stock and shared dispositive power with respect to 273,214 shares of common stock. Recon Capital, LLC is the investment adviser to Recon Arbitrage Master Fund, Ltd. and Robert L. Friend is Manager and Senior Managing Director of Recon Capital, LLC.

(10)	According to a filing on Schedule 13G with the SEC dated March 29, 2005, Caxton International Limited, Caxton Associates, L.L.C. and Bruce S. Kovner each report to have beneficial ownership consisting of shared voting power with respect to 221,800 shares of common stock and shared dispositive power with respect to 221,800 shares of common stock. Caxton Associates, L.L.C. is the trading advisor to Caxton.

(11)	According to a filing on Schedule 13G with the SEC dated February 11, 2005, Fairfield Greenwich Limited reports to have beneficial ownership consisting of sole voting power with respect to 200,000 shares of common stock and sole dispositive power with respect to 200,000 shares of common stock.

(12)	Ingalls & Snyder Value Partners, L.P. has indicated that it intends to sell the following shares of convertible preferred stock at a price of $10 per share to the following directors or their affiliates: Mr. O’Brien — 7,500 shares for $75,000; Mr. Davis — 15,000 shares for $150,000; Mr. Kanner — 15,000 shares for $150,000; Mr. Bloomquist — 10,000 shares for $100,000; and Mr. Goddard (or his affiliate, The Parkland Group, Inc.) — 2,500 shares for $25,000.

SELLING SHAREHOLDERS
      The tables below list the names of the selling shareholders who may offer for resale their shares of convertible preferred stock and their shares of common stock issuable upon conversion of the convertible preferred stock, and the amount of those securities that they may offer for resale. We have registered the offered securities for resale by the selling shareholders in accordance with registration rights we granted to them in connection with our financial restructuring. Our registration of these securities does not necessarily mean that the selling shareholders will sell any or all of the securities we have registered. The information below has been provided to us by the selling shareholders as of March 30, 2005, and they may have sold, transferred or otherwise disposed of all or a portion of their common stock and/or convertible preferred stock since that date. For information about how the selling shareholders plan to offer the securities for resale, see “Plan of Distribution.”
      The tables present information regarding the beneficial ownership of the convertible preferred stock and common stock, including the shares of common stock issuable upon conversion of the convertible preferred stock, by the selling shareholders both before and after giving effect to their sale of the securities offered by this prospectus. The tables also present the number of shares of convertible preferred stock and their shares of common stock issuable upon conversion of the convertible preferred stock, that the selling shareholders may offer for resale pursuant to this prospectus.
      Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security. Under these rules, beneficial ownership includes any security with respect to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the securities listed below have sole voting and investment power with respect to the shares shown.
Convertible Preferred Stock

			Maximum
			Number of
	Number of Shares		Shares of	Number of Shares
	Beneficially Owned		Convertible	Beneficially Owned
	Before the Offering(1)		Preferred Stock	After the Offering(4)
			to be Offered
	Number	% of	by this	Number	% of
Name of Beneficial Owner	of Shares(2)	Class(3)	Prospectus(2)	of Shares	Class(3)

1990 Ramer Living Trust, as Restated	16,000	*	16,000	0	*
Abigail Foote Thomas Trust	16,000	*	16,000	0	*
Ronald Altman	40,000	*	40,000	0	*
Berlin Capital Growth, L.P.	93,380	1.10%	93,380	0	*
Blythefield Farms L.C.	8,000	*	8,000	0	*
Horace Shepard Boone	24,345	*	24,345	0	*
Thomas O. Boucher Jr.	8,039	*	8,039	0	*
Bradford J. Shingleton Trust	14,518	*	14,518	0	*
CFG Trust 1	20,000	*	20,000	0	*
Castlerigg Master Investments Ltd.	50,000	*	50,000	0	*
Connecticut General Life Insurance Company	160,000	1.88%	160,000	0	*
Thomas DiTosto	32,973	*	32,973	0	*
John Joseph Dougherty	90,582	1.07%	90,582	0	*
Elizabeth A. Shingleton Trust	8,000	*	8,000	0	*
Elizabeth Shuldiner Revocable Trust	6,000	*	6,000	0	*
Shannah Ferguson	49,600	*	49,600	0	*
Fledgling Associates, LLC	75,609	*	75,609	0	*
Theresa M. Foote	32,000	*	32,000	0	*

			Maximum
			Number of
	Number of Shares		Shares of	Number of Shares
	Beneficially Owned		Convertible	Beneficially Owned
	Before the Offering(1)		Preferred Stock	After the Offering(4)
			to be Offered
	Number	% of	by this	Number	% of
Name of Beneficial Owner	of Shares(2)	Class(3)	Prospectus(2)	of Shares	Class(3)

Gator Investments LLC	15,122	*	15,122	0	*
Heritage Mark Foundation	184,000	2.16%	184,000	0	*
Horace Shepard Boone IRA	15,000	*	15,000	0	*
Ingalls & Snyder Value Partners, L.P.	903,392	10.63%	903,392	0	*
Adam Janovic	12,000	*	12,000	0	*
Evan Janovic	24,000	*	24,000	0	*
Neil S. Janovic	32,000	*	32,000	0	*
Jennifer C. Shingleton Trust	8,000	*	8,000	0	*
J. George Investments LLC	81,621	*	81,621	0	*
John Joseph Dougherty IRA	4,000	*	4,000	0	*
JPMorgan Core Plus Bond Fund	40,000	*	40,000	0	*
JPMorgan High Yield Bond Fund	380,154	4.47%	380,154	0	*
Kenneth J. Foote IRA	8,000	*	8,000	0	*
Legacy Aggressive High Yield Fund	12,000	*	12,000	0	*
Lonestar Partners, L.P.	148,628	1.75%	28,628	120,000	1.41%
Lynne Foote IRA	14,297	*	14,297	0	*
Nikolaos Monoyios IRA	45,365	*	45,365	0	*
Nomura Securities International	10,000	*	10,000	0	*
The Northwestern Mutual Life Insurance Company	50,000	*	50,000	0	*
Pacholder High Yield Fund, Inc.	189,370	2.23%	189,370	0	*
Rebecca M. Shingleton Trust	6,000	*	6,000	0	*
Richard A. Groenendyke IRA	9,600	*	9,600	0	*
Robert L. Gipson IRA	35,365	*	35,365	0	*
Robert T. Clutterbuck Trust	2,263	*	2,263	0	*
Christopher R. Siege	31,399	*	31,399	0	*
Kenneth P. Singleton and Rory O’Moore JTWROS	8,000	*	8,000	0	*
Martin L. Solomon	25,226	*	25,226	0	*
Southern UTE Permanent Fund	19,280	*	19,280	0	*
Steadfast LLC	8,000	*	8,000	0	*
John M. Stein	15,122	*	15,122	0	*
Steven N. Stein	15,122	*	15,122	0	*
Stifel Nicolaus & Company, Incorporated	2,263	*	2,263	0	*
Thomas L. Gipson IRA	35,365	*	35,365	0	*
Thomas O. Boucher Jr. IRA	800	*	800	0	*
WCI Steel, Inc. Defined Pension Benefit Plan	8,000	*	8,000	0	*
Whitebox Convertible Arbitrage Partners, L.P.	125,000	1.47%	125,000	0	*
William Robert Thomas Trust	12,000	*	12,000	0	*
Winward Capital L.P.	200,000	2.35%	200,000	0	*

*	Represents less than 1% of the outstanding convertible preferred stock.

(1)	Applicable beneficial ownership as of March 30, 2005.

(2)	Consists of, for each selling shareholder, shares of convertible preferred stock issued pursuant to the commitment agreement.

(3)	Applicable percentage of beneficial ownership is based on 8,500,000 shares of convertible preferred stock issued and outstanding as of March 30, 2005.

(4)	Assuming that each selling shareholder sells in the offering all of the securities we have registered for him, her or it pursuant to the registration statement of which this prospectus forms a part.
Common Stock

	Number of Shares Beneficially Owned					Number of Shares Beneficially Owned
	Before the Offering(1)				Maximum	After the Offering(8)
					Number of
					Shares of
	Common Stock		Total Shares(4)		Common Stock	Common Stock		Total Shares(4)
					to be Offered
	Number	% of	Number of	% of	by this	Number	% of	Number	% of
Name of Beneficial Owner	of Shares(2)	Class(3)	Shares(5)	Class(6)	Prospectus(7)	of Shares	Class(3)	of Shares	Class(6)

1990 Ramer Living Trust, as Restated	5,857	*	21,857	*	16,000	5,857	*	5,857	*
Abigail Foote Thomas Trust	5,857	*	21,857	*	16,000	5,857	*	5,857	*
Ronald Altman	14,643	*	54,643	*	40,000	14,643	*	14,643	*
Berlin Capital Growth, L.P.	32,946	*	126,326	1.04%	93,380	32,946	*	32,946	*
Blythefield Farms L.C.	2,929	*	10,929	*	8,000	2,929	*	2,929	*
Horace Shepard Boone	11,714	*	36,059	*	24,345	11,714	*	11,714	*
Thomas O. Boucher Jr.	0	*	8,039	*	8,039	0	*	0	*
Bradford J. Shingleton Trust	5,125	*	19,643	*	14,518	5,125	*	5,125	*
CFG Trust 1	7,321	*	27,321	*	20,000	7,321	*	7,321	*
Castlerigg Master Investments Ltd.	0	*	50,000	*	50,000	0	*	0	*
Christopher R. Siege	1,464	*	1,464	*	0	1,464	*	1,464	*
Connecticut General Life Insurance Company	58,571	1.63%	218,571	1.81%	160,000	58,571	1.63%	58,571	*
Thomas DiTosto	8,786	*	41,759	*	32,973	8,786	*	8,786	*
John Joseph Dougherty	29,286	*	119,868	1.00%	90,582	29,286	*	29,286	*
Elizabeth A. Shingleton Trust	2,929	*	10,929	*	8,000	2,929	*	2,929	*
Elizabeth Shuldiner Revocable Trust	2,196	*	8,196	*	6,000	2,196	*	2,196	*
Shannah Ferguson	18,157	*	67,757	*	49,600	18,157	*	18,157	*
Fledgling Associates, LLC	0	*	75,609	*	75,609	0	*	0	*
Theresa M. Foote	11,714	*	43,714	*	32,000	11,714	*	11,714	*
Gator Investments LLC	0	*	15,122	*	15,122	0	*	0	*
Heritage Mark Foundation	67,357	1.87%	251,357	2.08%	184,000	67,357	1.87%	67,357	*
Horace Shepard Boone IRA	4,832	*	19,832	*	15,000	4,832	*	4,832	*
Ingalls & Snyder Value Partners, L.P.	254,784	7.08%	1,158,176	9.57%	903,392	254,784	7.08%	254,784	2.11%
Adam Janovic	4,393	*	16,393	*	12,000	4,393	*	4,393	*
Evan Janovic	8,786	*	32,786	*	24,000	8,786	*	8,786	*
Neil S. Janovic	5,857	*	37,857	*	32,000	5,857	*	5,857	*
Jennifer C. Shingleton Trust	2,929	*	10,929	*	8,000	2,929	*	2,929	*
J. George Investments LLC	0	*	81,621	*	81,621	0	*	0	*
John Joseph Dougherty IRA	0	*	4,000	*	4,000	0	*	0	*
JPMorgan Core Plus Bond Fund	14,643	*	54,643	*	40,000	14,643	*	14,643	*
JPMorgan High Yield Bond Fund	124,464	3.46%	504,618	4.17%	380,154	124,464	3.46%	124,464	1.03%
Kenneth J. Foote IRA	2,929	*	10,929	*	8,000	2,929	*	2,929	*
Legacy Aggressive High Yield Fund	4,393	*	16,393	*	12,000	4,393	*	4,393	*
Lonestar Partners, L.P.	0	*	148,628	1.23%	28,628	120,000	3.34%	120,000	1.00%
Lynne Foote IRA	2,929	*	17,226	*	14,297	2,929	*	2,929	*
Neil S. Janovic IRA	5,857	*	5,857	*	0	5,857	*	5,857	*
Nikolaos Monoyios IRA	0	*	45,365	*	45,365	0	*	0	*
Nomura Securities International	0	*	10,000	*	10,000	0	*	0	*
The Northwestern Mutual Life Insurance Company	0	*	50,000	*	50,000	0	*	0	*

	Number of Shares Beneficially Owned					Number of Shares Beneficially Owned
	Before the Offering(1)				Maximum	After the Offering(8)
					Number of
					Shares of
	Common Stock		Total Shares(4)		Common Stock	Common Stock		Total Shares(4)
					to be Offered
	Number	% of	Number of	% of	by this	Number	% of	Number	% of
Name of Beneficial Owner	of Shares(2)	Class(3)	Shares(5)	Class(6)	Prospectus(7)	of Shares	Class(3)	of Shares	Class(6)

Pacholder High Yield Fund, Inc.	65,893	1.83%	255,263	2.11%	189,370	65,893	1.83%	65,893	*
Rebecca M. Shingleton Trust	2,196	*	8,196	*	6,000	2,196	*	2,196	*
Richard A. Groenendyke, Jr. IRA	3,514	*	13,114	*	9,600	3,514	*	3,514	*
Robert L. Gipson IRA	7,500	*	42,865	*	35,365	7,500	*	7,500	*
Robert T. Clutterbuck Trust	0	*	2,263	*	2,263	0	*	0	*
Christopher R. Siege	7,321	*	38,720	*	31,399	7,321	*	7,321	*
Kenneth P. Singleton and Rory O’Moore JTWROS	2,929	*	10,929	*	8,000	2,929	*	2,929	*
Martin L. Solomon	4,393	*	29,619	*	25,226	4,393	*	4,393	*
Southern UTE Permanent Fund	7,058	*	26,338	*	19,280	7,058	*	7,058	*
Steadfast LLC	2,929	*	10,929	*	8,000	2,929	*	2,929	*
John M. Stein	0	*	15,122	*	15,122	0	*	0	*
Steven N. Stein	0	*	15,122	*	15,122	0	*	0	*
Stifel Nicolaus & Company, Incorporated	0	*	2,263	*	2,263	0	*	0	*
Thomas DiTosto IRA	586	*	586	*	0	586	*	586	*
Thomas L. Gipson IRA	0	*	35,365	*	35,365	0	*	0	*
Thomas O. Boucher Jr. IRA	293	*	1,093	*	800	293	*	293	*
WCI Steel, Inc. Defined Pension Benefit Plan	2,929	*	10,929	*	8,000	2,929	*	2,929	*
Whitebox Convertible Arbitrage Partners, L.P.	0	*	125,000	1.03%	125,000	0	*	0	*
William Robert Thomas Trust	4,393	*	16,393	*	12,000	4,393	*	4,393	*
Winward Capital L.P.	0	*	200,000	1.65%	200,000	0	*	0	*

*	Represents less than 1% of the outstanding convertible preferred stock or the outstanding common stock, as applicable.

(1)	Applicable beneficial ownership as of March 30, 2005.

(2)	Includes, for each selling shareholder, shares of common stock issued pursuant to the Plan in satisfaction of allowed Senior Subordinated Notes claims.

(3)	Applicable percentage of beneficial ownership is based on 3,597,479 shares of common stock, which includes 2,928,571 shares of common stock outstanding on January 31, 2005, which was the effective date of the Plan, 404,071 shares of common stock issued upon exercise of the warrants and 264,837 shares of restricted common stock issued pursuant to the management stock plan on January 31, 2005.

(4)	Assuming full conversion of all 8,500,000 shares of convertible preferred stock into 8,500,000 shares of common stock without giving effect to accretion of dividends.

(5)	Includes, for each selling shareholder, (A) shares of common stock issued pursuant to the Plan in satisfaction of its allowed Senior Subordinated Notes claims and (B) assuming full conversion of all 8,500,000 shares of convertible preferred stock into 8,500,000 shares of common stock, shares of common stock issued or issuable upon conversion of the convertible preferred stock without giving effect to accretion of dividends.

(6)	Applicable percentage of beneficial ownership is based on 12,097,479 shares of common stock, which includes (A) 2,928,571 shares of common stock outstanding on January 31, 2005, which was the effective date of the Plan and, assuming full conversion of all 8,500,000 shares of convertible preferred stock into 8,500,000 shares of common stock without giving effect to accretion of dividends, (B) 404,071 shares of common stock issued upon exercise of the warrants and 264,837 shares of restricted common stock issued pursuant to the management stock plan on January 31, 2005 and (C) 8,500,000 shares of common stock initially issuable upon conversion of the convertible preferred stock without giving effect to accretion of dividends.

(7)	Consists of, for each selling shareholder, shares of common stock issued or issuable upon conversion of the convertible preferred stock issued pursuant to the commitment agreement without giving effect to accretion of dividends.

(8)	Assuming that each selling shareholder sells in the offering all of the securities we have registered for him, her or it pursuant to the registration statement of which this prospectus forms a part.

Our Relationship with the Selling Shareholders
      See “Management — Our Directors and Executive Officers” and “Related Party Transactions” for a discussion about our relationship with certain of the selling shareholders. None of the selling shareholders listed above has held any position or office, or has had any material relationship, with us or any of our predecessors or affiliates within the past three years except (1) each of the selling shareholders except Castlerigg Master Investments Ltd., Fledgling Associates, LLC, Gator Investments LLC, Robert L. Gipson, Thomas L. Gipson IRA, J. George Investments LLC, Lonestar Partners, L.P., Nikolaos Monoyios IRA, Nomura Securities International, The Northwestern Mutual Life Insurance Company, Robert T. Clutterbuck Trust, Bradford J. Shingleton, John M. Stein, Steven N. Stein, Stifel Nicolaus & Company, Incorporated, Whitebox Convertible Arbitrage Partners, L.P. and Winward Capital L.P. were holders of our Senior Subordinated Notes immediately prior to our emergence from bankruptcy on January 31, 2005, and (2) as further described in “Related Party Transactions” in this prospectus.

PLAN OF DISTRIBUTION BY SELLING SHAREHOLDERS
      The common stock and the convertible preferred stock offered by this prospectus may be sold or distributed from time to time by the selling shareholders named in this prospectus and by their donees, pledgees or transferees and their other successors in interest. The selling shareholders may sell their securities at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling shareholder reserves the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.
      The offering of the securities by the selling shareholders will be made on a continuous basis. The selling shareholders may offer their securities at various times in one or more of the following transactions:

•	in ordinary brokers’ transactions and transactions in which the broker solicits purchasers;

•	in transactions involving cross or block trades or otherwise on the OTC Bulletin Board, if the common stock or the convertible preferred stock is quoted thereon or on the NASDAQ National Market or any national securities exchange, if the convertible preferred stock or common stock is listed thereon;

•	in transactions “at the market” to or through market makers in the common stock or the convertible preferred stock or into an existing market for the common stock or the convertible preferred stock;

•	in other ways not involving market makers or established trading markets, including direct sales of the securities to purchasers or sales of the securities effected through agents;

•	through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;

•	in privately negotiated transactions; or

•	in a combination of any of the foregoing transactions.
      In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus.
      From time to time, one or more of the selling shareholders may pledge or grant a security interest in some or all of the securities owned by them. If the selling shareholders default in performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time by this prospectus. The selling shareholders also may transfer and donate securities in other circumstances. The amount of securities beneficially owned by selling shareholders will decrease as and when the selling shareholders transfer or donate their securities or default in performing obligations secured by their securities. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, pledgees, other secured parties or other successors in interest will be selling shareholders for purposes of this prospectus.
      A selling shareholder may enter into hedging transactions with broker-dealers. A selling shareholder also may enter into option or other transactions with broker-dealers that involve the delivery of securities to the broker-dealers, who may then resell or otherwise transfer such securities. In addition, a selling shareholder may loan or pledge securities to a broker-dealer, which may sell the loaned securities or, upon a default by the selling shareholder of the secured obligation, may sell or otherwise transfer the pledged securities.
      The selling shareholders may use brokers, dealers, underwriters or agents to sell their securities. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling shareholders or the purchasers of the securities of whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling shareholders and any agents or broker-dealers that participate with the selling shareholders in the offer and sale of the securities may be deemed to be “underwriters” within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling shareholders can presently estimate the amount of such compensation.
      If a selling shareholder sells securities in an underwritten offering, the underwriters may acquire the securities for their own account and resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities specified in the supplement if they purchase any of the securities.
      In order to comply with our obligations under the registration rights agreement, we filed the registration statement of which this prospectus forms a part. We will use our reasonable best efforts to keep the registration statement of which this prospectus forms a part effective until the earliest of (1) two years after the effective date of the registration statement, (2) the date when all of the shares covered by the registration statement have been sold pursuant to the registration statement and (3) the date on which the shares covered by the registration statement may be resold by such holders pursuant to Rule 144(k) of the Securities Act. See “Description of Capital Stock.”
      We are required to bear the expenses relating to this offering, excluding any fees of counsel or other advisors to the selling shareholders, underwriting discounts and fees, brokerage and sales commissions, and stock transfer taxes, if any. We estimate that these expenses, together with any other expenses relating to this offering payable by us, will total about $244,000.
      We have agreed to indemnify the selling shareholders and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act.
      The securities offered by this prospectus may not be offered or sold in a particular state or other jurisdiction unless such securities have been registered or qualified for offer and sale in such state or other jurisdiction or an exemption from registration or qualification is available and complied with, and, if so required, may be offered or sold in that state or other jurisdiction only through registered or licensed brokers or dealers.
      We have informed the selling shareholders that during such time as they may be engaged in a distribution of the securities, they are required to comply with Regulation M under the Exchange Act. With exceptions, Regulation M prohibits any selling shareholder, any affiliated purchasers and other persons who participate in such a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.
      We have informed the selling shareholders that they are legally required to deliver copies of this prospectus in connection with any sale of securities registered hereunder in accordance with applicable prospectus delivery requirements.
      We intend to apply to list the common stock and the convertible preferred stock on The NASDAQ National Market as soon as practicable when we meet the listing requirements. Such securities did not qualify for listing at the time they were issued, and we cannot assure you that the common stock or the convertible preferred stock will ever be listed on The NASDAQ National Market. If we are not able to list such securities on The NASDAQ National Market, we intend to continue to cooperate with any registered broker-dealers who continue to initiate price quotations for the common stock and the convertible preferred stock on the OTC Bulletin Board. The ability to publicly trade the common stock or the convertible preferred stock on the OTC Bulletin Board is entirely dependent upon registered broker-dealers applying to the OTC Bulletin Board to initiate quotation of such securities. Other than furnishing to registered broker-dealers copies of this prospectus and documents filed as exhibits to the registration statement of which this prospectus forms a part, we will have no control over the process of quotation initiation on the OTC Bulletin Board.

LEGAL MATTERS
      Jones Day, Cleveland, Ohio, will pass upon the validity of the convertible preferred stock and the common stock issuable upon conversion of the convertible preferred stock offered hereby.
EXPERTS
      The consolidated financial statements of Oglebay Norton Company at as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, included in this prospectus and the registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the SEC the registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. As used in this prospectus, the term “registration statement” includes all amendments, exhibits, annexes and schedules to it. As permitted by the rules and regulations of the SEC, this prospectus omits certain information, exhibits and undertakings contained in the registration statement. For further information with respect to us and the securities offered hereby, reference is made to the registration statement, including the financial statements, notes and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.
      You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the offices of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website.
      We are subject to the information requirements of the Exchange Act and, accordingly, file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the Public Reference Room. You can also request copies of these documents, at no cost, by writing to the SEC, or you can review these documents on the SEC’s website, as described above. You may also request a copy of our filings, at no cost, by writing or telephoning us at the following address:
Corporate Secretary
Oglebay Norton Company
North Point Tower
1001 Lakeside Avenue, 15th Floor
Cleveland, Ohio 44114
Telephone: (216) 861-3300

REPORT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Oglebay Norton Company
      We have audited the accompanying consolidated balance sheet of Oglebay Norton Company and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Oglebay Norton Company and subsidiaries at December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
      As more fully described in Note A to the consolidated financial statements, effective January 31, 2005 the Company emerged from Bankruptcy pursuant to a plan of reorganization confirmed by the Bankruptcy Court on November 17, 2004. In accordance with American Institute of Certified Public Accountants’ Statement of Position No. 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code”, the Company has adopted fresh start reporting whereby its assets, liabilities and new capital structure have been adjusted to reflect estimated fair values as of December 31, 2004. As a result, the consolidated balance sheet and statement of shareholders’ equity at December 31, 2004 reflect this basis of reporting and are not comparable to the Company’s pre-reorganization consolidated balance sheet and statement of shareholders’ equity.
      As discussed in Note B to the consolidated financial statements, in 2003 the Company changed its method of accounting for asset retirement obligations.

/s/ Ernst & Young LLP
Cleveland, Ohio
March 25, 2005

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31

	Predecessor	Predecessor	Predecessor
	Company	Company	Company
	2004	2003	2002

	(In thousands, except share amounts)
NET SALES AND OPERATING REVENUES	$435,650	$404,229	$400,572
COSTS AND EXPENSES
Cost of goods sold and operating expenses	334,223	315,244	294,647
Depreciation, depletion, amortization and accretion	36,246	37,777	33,665
General, administrative and selling expenses	38,637	42,302	37,145
(Recovery of) provision for doubtful accounts	(651)	2,332	527
Provision for restructuring, asset impairments and early retirement programs	7,446	13,221	(37)

	415,901	410,876	365,947

OPERATING INCOME (LOSS)	19,749	(6,647)	34,625
Reorganization items, net	(78,192)	—	—
Gain (loss) on disposition of assets	7	(3,686)	55
Interest expense	(54,588)	(53,843)	(43,595)
Other income (expense), net	5,941	2,032	(4,121)

LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(107,083)	(62,144)	(13,036)
INCOME TAX BENEFIT	(1,008)	(30,343)	(6,428)

LOSS BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	(106,075)	(31,801)	(6,608)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE FOR ASSET RETIREMENT OBLIGATIONS (net of tax benefit of $889)	—	(1,391)	—

NET LOSS	$(106,075)	$(33,192)	$(6,608)

PER SHARE AMOUNTS — BASIC AND ASSUMING DILUTION:
Loss before cumulative effect of accounting change	$(20.27)	$(6.21)	$(1.32)
Cumulative effect of accounting change for asset retirement obligations (net of tax benefit of $0.18)	—	(0.27)	—

Net loss per share — basic and assuming dilution	$(20.27)	$(6.48)	$(1.32)

See notes to consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	December 31

	Reorganized	Predecessor
	Company	Company
	2004	2003

	(Dollars and shares in
	thousands, except per share
	amounts)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,694	$1,137
Accounts receivable (net of reserve for doubtful accounts) ($2,036 for Reorganized Company in 2004, $5,842 for Predecessor Company in 2003)	62,448	50,422
Receivable from Issuable Preferred Stock	84,591	—
Inventories:
Raw materials and finished products	34,592	35,236
Operating supplies	12,816	12,795

	47,408	48,031
Deferred income taxes	3,719	3,901
Other current assets	13,696	10,915

TOTAL CURRENT ASSETS	229,556	114,406
PROPERTY AND EQUIPMENT
Land, land reclamation and improvements	30,609	41,111
Mineral reserves	214,963	153,362
Buildings and improvements	15,720	42,183
Machinery and equipment	177,975	509,984

	439,267	746,640
Less allowances for depreciation, depletion and amortization	—	332,447

	439,267	414,193
GOODWILL (net of accumulated amortization of $11,093 in 2003)	—	73,877
PREPAID PENSION COSTS	2,925	35,319
OTHER ASSETS	8,036	12,036

TOTAL ASSETS	$679,784	$649,831

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current portion of long-term debt	$342,166	$420,350
Accounts payable	47,461	27,207
Payrolls and other accrued compensation	13,616	4,857
Accrued expenses	25,177	14,906
Accrued interest expense	12,165	8,392
Income taxes payable	402	480

TOTAL CURRENT LIABILITIES	440,987	476,192
LONG-TERM DEBT, less current portion	11,027	1,490
POSTRETIREMENT BENEFITS OBLIGATION	62,176	50,049
OTHER LONG-TERM LIABILITIES	49,674	29,500
DEFERRED INCOME TAXES	5,910	4,596
STOCKHOLDERS’ EQUITY Issuable Reorganized Company Preferred Stock, par value $.01 — authorized 30,000; issuable 8,500 shares	85	—
Issuable Reorganized Company Additional Capital — Preferred Stock	84,915	—
Issuable Reorganized Company Common Stock, par value $.01 — authorized 90,000; issuable 3,165 shares	29	—
Issuable Reorganized Company Additional Capital — Common Stock	24,981	—
Predecessor Company Common Stock, par value $1.00 — authorized 30,000; issued 7,253 shares	—	7,253
Predecessor Company Additional Capital	—	9,312
Predecessor Company Retained Earnings	—	106,075
Predecessor Company Accumulated Other Comprehensive Loss	—	(4,542)

	110,010	118,098
Predecessor Company Treasury Stock, at cost — 2,193 shares	—	(30,094)

	110,010	88,004

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$679,784	$649,831

See notes to consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31

	2004	2003	2002

	(In thousands)
OPERATING ACTIVITIES
Net loss	$(106,075)	$(33,192)	$(6,608)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Cumulative effect of accounting change for asset retirement obligations, net of taxes	—	1,391	—
Depreciation, depletion, amortization and accretion	36,246	37,777	33,665
Deferred vessel costs	(202)	—	—
Deferred winter maintenance costs	12	214	(585)
Deferred income taxes	(1,008)	(25,011)	(6,428)
Income tax refunds	19	3	7,855
Restructuring, asset impairments and early retirement programs	7,292	12,034	(2,614)
Provision for doubtful accounts	(651)	2,332	527
Non-cash amortization of financing fees	14,173	4,894	3,121
Reorganization items, net	78,192	—	—
(Gain) loss on disposition of assets	(7)	3,686	(55)
Increase in prepaid insurance	(2,028)	(183)	(407)
Increase in cash collateral	(2,531)	(206)	—
Decrease (increase) in prepaid pension costs	940	2,376	(1,244)
(Increase) decrease in accounts receivable	(11,476)	992	(9,780)
(Increase) decrease in inventories	(44)	7,509	(5,650)
Insurance escrow	(4,680)	—	—
Increase (decrease) in accounts payable	16,042	(952)	4,511
Increase (decrease) in payrolls and other accrued compensation	4,205	(4,516)	2,062
Increase (decrease) in accrued expenses	1,560	(279)	2,790
Increase (decrease) in accrued interest	9,385	(1,764)	(198)
Decrease in income taxes payable	(97)	(5,407)	(168)
Increase in postretirement benefits	3,538	2,241	2,062
Other operating activities	(2,986)	(3,946)	(4,319)

NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	39,819	(7)	18,537
NET CASH USED FOR REORGANIZATION ITEMS	(14,750)	—	—
INVESTING ACTIVITIES
Capital expenditures	(23,899)	(19,165)	(20,016)
Acquisition of Businesses	—	(6,831)	—
Proceeds from the sale of Lawn and Garden	—	6,871	—
Proceeds from the sale of Redi-Mix	1,225	—	—
Proceeds from the sale of Richard Reiss	1,800	—	—
Proceeds from the disposition of assets	8	387	2,304

NET CASH USED FOR INVESTING ACTIVITIES	(20,866)	(18,738)	(17,712)
FINANCING ACTIVITIES
Repayments on debt	(709,683)	(157,114)	(247,902)
Additional debt	735,931	179,158	254,478
Financing costs	(13,894)	(4,762)	(8,413)

NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	12,354	17,282	(1,837)

Increase (decrease) in cash and cash equivalents	16,557	(1,463)	(1,012)
CASH AND CASH EQUIVALENTS, JANUARY 1	1,137	2,600	3,612

CASH AND CASH EQUIVALENTS, DECEMBER 31	$17,694	$1,137	$2,600

See notes to consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

								Other Comprehensive Income (Loss)

		Reorganized		Reorganized					Predecessor	Predecessor	Predecessor
	Reorganized	Company	Reorganized	Company	Predecessor	Predecessor	Predecessor	Predecessor	Company	Company	Company
	Company	Additional	Company	Additional	Company	Company	Company	Company	Minimum	Foreign	Common	Total
	Preferred	Capital-	Common	Capital-	Common	Additional	Retained	Derivative	Pension	Currency	Stock in	Stockholders’
	Stock	Preferred	Stock	Common	Stock	Capital	Earnings	Instruments	Liability	Translation	Treasury	Equity

	(In thousands, except per share amounts)
Balance, January 1, 2002	$—	$—	$—	$—	$7,253	$9,460	$145,875	$(6,846)	$(1,472)	$(61)	$(31,269)	$122,940
Comprehensive income (loss):
Net loss							(6,608)					(6,608)
Derivative instruments:
Loss on derivatives, net of tax								(4,326)				(4,326)
Reclassification adjustments to earnings, net of tax								6,122				6,122
Foreign currency translation adjustment										61		61
Minimum pension liability adjustment, net of tax									(3,011)			(3,011)

Total comprehensive loss												(7,762)
Stock plans						267					56	323

Balance, December 31, 2002	$—	$—	$—	$—	$7,253	$9,727	$139,267	$(5,050)	$(4,483)	$—	$(31,213)	$115,501
Comprehensive income (loss):
Net loss							(33,192)					(33,192)
Derivative instruments:
Gain on derivatives, net of tax								123				123
Reclassification adjustments to earnings, net of tax								4,158				4,158
Minimum pension liability adjustment, net of tax									710			710

Total comprehensive loss												(28,201)
Stock plans						(415)					1,119	704

Balance, December 31, 2003	$—	$—	$—	$—	$7,253	$9,312	$106,075	$(769)	$(3,773)	$—	$(30,094)	$88,004
Comprehensive income (loss):
Net loss							(106,075)					(106,075)
Derivative instruments:
Gain on derivatives, net of tax								198				198
Reclassification adjustments to earnings, net of tax								571				571
Minimum pension liability adjustment, net of tax									(1,737)			(1,737)

Total comprehensive loss												(107,043)
Stock plans						(2,417)					2,457	40

Balance, December 31, 2004 before fresh start reporting	$—	$—	$—	$—	$7,253	$6,895	$—	$—	$(5,510)	$—	$(27,637)	$(18,999)
Fair value adjustments in Fresh-Start reporting			—	—	(7,253)	(6,895)		—	5,510	—	27,637	18,999
Plan of Reorganization adjustments in Fresh-Start reporting	85	84,915	29	24,981								110,010

Balance, December 31, 2004	$85	$84,915	$29	$24,981	$—	$—	$—	$—	$—	$—	$—	$110,010

See notes to consolidated financial statements.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004, 2003 and 2002
Note A — Voluntary Petitions Under Chapter 11 of U.S. Bankruptcy Code and Subsequent Events
      Beginning in 1998, the Company incurred significant debt in connection with a series of acquisitions. These acquisitions, which transitioned the Company into a diversified industrial minerals company, also resulted in a highly-leveraged balance sheet. When the U.S. economy slipped into recession in 2001, the Company’s debt became an increasing financial burden. Over the past three years the Company has been impacted particularly by the decline of the nation’s integrated steel industry, rising energy costs and adverse market conditions in certain segments of the commercial and residential building materials markets. Together, these factors resulted in decreased demand for limestone and mica from the quarries and for the services of the Great Lakes fleet. Continuing losses aggravated the Company’s already significant debt load.
      In spite of implementing restructuring initiatives to remedy the Company’s heavily burdened balance sheet, the Company determined that, due to impending debt obligation defaults, it was necessary to complete the Company’s restructuring efforts under the protection of the Bankruptcy Code.
      On February 23, 2004, the Company and all of the direct and indirect wholly-owned subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code to pursue a financial restructuring that would permit the Company to reduce its indebtedness and provide more financial flexibility to implement its business strategy. The Plan was confirmed by the Bankruptcy Court on November 17, 2004. The Plan became effective and the Company legally emerged from Chapter 11 on January 31, 2005. However, the Company satisfied all material conditions precedent to the effectiveness of the Plan on December 27, 2004 and, therefore, used December 31, 2004 as the date for adopting Fresh-Start reporting in order to coincide with the Company’s normal financial closing for the month of December. The Plan provided that, among other things:

•	with the exception of (1) the Company’s Senior Subordinated Notes in the aggregate principal amount of $100 million issued pursuant to the Indenture, dated as of February 1, 1999, between the Company as issuer and Norwest Bank Minnesota, National Association n/k/a Wells Fargo Bank MN, National Association, as indenture trustee (which Senior Subordinated Notes were cancelled as of the Effective Date of the Plan) and (2) claims against the Company under or evidenced by an interest purchase agreement, dated as of April 14, 2000 (the “interest purchase agreement”), by and among the Company, Johnson Mining Inc., The Cary Mining Company, Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations Limited Partnership, as amended or modified (the “MLO claims”), all allowed nonpriority pre-petition claims against the Company (A) will be or have been paid in full in cash in accordance with the Plan, (B) received collateral securing their allowed claims pursuant to the Plan or (C) were reinstated in accordance with the Plan;

•	holders of allowed Senior Subordinated Note claims received their pro rata distribution of 2,928,571 shares of common stock in full satisfaction of their claims, which represented about 25.6% of the total voting power of and equity interests in the Company without giving effect to the conversion of the convertible preferred stock, the exercise of the warrants or the management stock plan;

•	the interest purchase agreement relating to the MLO claims was amended as set forth in the Plan and, as of the Effective Date, was assumed (as amended) by the Company. The MLO claims will be paid in accordance with the amended interest purchase agreement;

•	all of the shares of the old common stock outstanding as of the Effective Date of the Plan and any related options or similar rights were cancelled as of the Effective Date of the Plan, and record holders of shares of old common stock with allowed interests under the Plan as of the close of

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

business on the warrant distribution record date received warrants, exercisable until March 2, 2005, to purchase up to 576,256 shares of common stock at an exercise price of $10 per share;

•	holders of any intercompany claims did not receive any property under the Plan; and

•	in general, post-petition claims were reinstated and will be or have been paid by the Company in the ordinary course of business.
      It was a condition to the Plan of Reorganization that the Company raise new financing. To meet this condition, the Company issued and sold an aggregate of 8,500,000 shares of convertible preferred stock pursuant to the rights offering and the commitment agreement. The Company used the net proceeds from the issuance and sale of the convertible preferred stock and available cash and borrowings under the post-emergence Credit Facility to redeem the 18% Senior Secured Notes in the principal amount at December 31, 2004 of $84.591 million due October 25, 2008 (“Senior Secured Notes”), at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement, dated October 25, 2002.
      Pursuant to the rights offering, holders of the Company’s Senior Subordinated Notes claims that were not parties to the commitment agreement purchased an aggregate of 5,139,200 shares of convertible preferred stock at $10 per share for a total purchase price of $51.4 million. Pursuant to the commitment agreement, the subscribers purchased an aggregate of 3,360,800 shares of convertible preferred stock at $10 per share for a total purchase price of $33.6 million.
      The Company’s shares were delisted from trading on the NASDAQ National Market effective at the opening of business on March 3, 2004. As of that date, the Company’s shares traded as an Other OTC issue under the symbol OGLEQ. The Company intends to apply to list the convertible preferred stock and the common stock on the NASDAQ National Market as soon as practicable when the Company meets the listing requirements. Such securities did not qualify for listing at the time they were issued, and the Company cannot guarantee that such securities will ever be listed on the NASDAQ National Market. If the Company is not able to list such securities on the NASDAQ National Market, the Company intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the convertible preferred stock and the common stock on the OTC Bulletin Board. Again, however, no assurance can be made that such securities will be quoted on the OTC Bulletin Board or that an active trading market will exist.
      The Company intends to continue to pursue the strategic operating plan it put in place over the last two years but has been unable to execute fully due to the financial issues it has faced. The strategic operating plan is based on the core competencies of the Company of extracting, processing and providing minerals. The Company plans to expand its current markets and develop new markets for its limestone and limestone fillers, while maximizing the profitability of its sand, lime and marine segments.
      As previously disclosed, management had been in discussions to sell its mica operations.
Note B — Fresh-Start Reporting and Accounting Policies

Fresh-Start Reporting
      The Company’s consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
      The Company’s emergence from Chapter 11 bankruptcy proceedings resulted in a new reporting entity and the adoption of Fresh-Start reporting in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code” (“SOP 90-7”) (“Fresh-Start reporting”). Since the reorganization value of

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the assets of the Reorganized Company immediately before the date of confirmation is less than the total of all post-petition liabilities and allowed claims, and the holders of Predecessor Company voting shares immediately before confirmation received less than 50 percent of the voting shares of the emerging entity, the Reorganized Company has adopted Fresh-Start reporting. Despite a legal emergence from bankruptcy on January 31, 2005, the Company satisfied all material conditions precedent to the effectiveness of the Plan on December 27, 2004. The Company used December 31, 2004 as the date for adopting Fresh-Start reporting in order to coincide with the Company’s normal financial closing for the month of December. The transactions which occurred during the four-day period from December 28 to December 31, 2004 were not material individually or in the aggregate as they represented less than 1% of total revenues and operating income and less than 2% of income before taxes. Upon adoption of Fresh-Start reporting, a new reporting entity was created for accounting purposes and the recorded amounts of assets and liabilities have been adjusted to reflect their estimated fair values. Accordingly, the reported historical financial statements of the Company prior to the adoption of Fresh-Start reporting (the “Predecessor Company”) for periods ended prior to December 31, 2004 are not comparable to those of the Reorganized Company. Black lines on the consolidated statements distinguish between pre-reorganization and post-reorganization. In these financial statements, references to the Company’s operations and cash flows during the periods ended 2003 and 2002 refer to the Predecessor Company.
      SOP 90-7 requires that financial statements for the period following the Chapter 11 filing through the bankruptcy confirmation date distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, revenues, expenses, realized gains and losses and provisions for losses directly associated with the reorganization and restructuring of the business, including adjustments to fair value assets and liabilities and the gain on the discharge of pre-petition debt, are reported separately as reorganization items, net, in the Predecessor Company’s consolidated statement of operations. The Company incurred $18.779 million in reorganization expense throughout 2004, primarily related to legal and professional fees.
      Fresh-Start Adjustments: In accordance with Fresh-Start reporting, all assets and liabilities are recorded at their respective fair values as of December 31, 2004. Such fair values represent the Company’s best estimates based on both management’s and independent appraisals and valuations.
      To facilitate the calculation of the enterprise value of the Reorganized Company, the Company developed a set of five-year financial projections. Based on these financial projections, the enterprise value was determined by a financial advisor, using various valuation methods, including (i) a comparison of the Company and its projected performance to the valuation of comparable public companies, (ii) a review and analysis of several recent transactions of companies in similar industries to the Company, and (iii) cash flows derived from the financial projections, including an assumption for a terminal value, discounted back at the Reorganized Company’s estimated weighted average cost of capital. This enterprise value was approved by the Bankruptcy Court. For Fresh-Start reporting purposes, the enterprise value of the Reorganized Company was calculated to be $385 million assuming an average debt balance of $275 million. The implied value for the new common stock is $25 million and the new convertible preferred stock is $85 million.
      In applying Fresh-Start reporting, the adjustments to reflect the fair value of assets and liabilities, on a net basis, the restructuring of the Company’s capital structure and the resulting discharge of the senior lender’s pre-petition debt, resulted in net reorganization expense of $59.413 million, recorded as reorganization items, net on the consolidated statement of operations.
      Fresh-Start reporting requires that the reorganization value be allocated to the entity’s net assets in conformity with procedures specified by Statement of Financial Accounting Standards (“SFAS”) No. 141. The Company engaged independent valuation specialists to assist in the fair market value of the

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company’s property and equipment, inventory, projected benefit obligations for pensions and accumulated postretirement benefit obligations for retiree health-care benefits.
      As part of the provisions of SOP 90-7, the Reorganized Company was required to adopt on December 31, 2004 all accounting guidance that was required within the twelve-month period following December 31, 2004.
      Changes to Significant Accounting Policies: Fresh-Start reporting requires the selection of appropriate accounting policies for the Reorganized Company. The significant accounting policies previously used by the Predecessor Company will continue to be used by the Reorganized Company except as described below.
      A reconciliation of the items to be recorded in connection with the effects of the Plan of Reorganization, the fresh-start accounting policy changes and the adjustments to fair value of assets and liabilities is presented below (in thousands):

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATED BALANCE SHEET DECEMBER 31, 2004

			Reorganization Adjustments

			Fresh-Start Debt
			Discharge &		Fresh-Start		Fresh-Start
			Cancellation		Accounting Policy		Fair Value		Reorganized
	Historical		of Stock		Adjustments		Adjustments		Balance Sheet

	(Dollars and shares in thousands, except per share amounts)

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,694		$—						$17,694
Accounts receivable (net of reserve for doubtful accounts of $2,036 in 2004)	62,549		—		$(101	)(2)			62,448
Receivable from issuance of preferred stock			84,591	(1)					84,591
Inventories:
Raw materials and finished products	32,959		—		(972	)(3)	$2,605	(3)	34,592
Operating supplies	14,401		—		(1,585	)(3)	—		12,816

	47,360		—		(2,557)		2,605		47,408
Deferred income taxes	3,719		—						3,719
Other current assets	20,972		—				(7,276	)(4)	13,696

TOTAL CURRENT ASSETS	152,294		84,591		(2,658)		(4,671)		229,556
NET PROPERTY AND EQUIPMENT	394,291		—		(16,034	)(6)	61,010	(17),(21)	439,267
GOODWILL (net of accumulated amortization of $11,093 in 2004)	73,877		—				(73,877	)(5)	—
PREPAID PENSION COSTS	34,379		—				(31,454	)(7)	2,925
OTHER ASSETS	12,604		—				(4,568	)(4)	8,036

TOTAL ASSETS	$667,445		$84,591		$(18,692)		$(53,560)		$679,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$250,000		$92,166	(11),(14),(15)	$—				$342,166
Accounts payable	26,594		20,867	(11)					47,461
Payrolls and other accrued compensation	6,770		4,873	(9),(11)	1,973	(10)			13,616
Accrued expenses	10,079		13,634	(1),(4),(8),(11)	1,464	(16),(18),(19)	—		25,177
Accrued interest expense	10,496		1,669	(11),(15)					12,165
Income taxes payable	379		23	(11)					402

TOTAL CURRENT LIABILITIES	304,318		133,232		3,437		—		440,987
LONG-TERM DEBT, less current portion	—		11,027	(11)					11,027
POSTRETIREMENT BENEFITS OBLIGATION	2,636		50,951	(11)			8,589	(13)	62,176
OTHER LONG-TERM LIABILITIES	8,356		36,289	(11),(12)	517	(19)	4,512		49,674
DEFERRED INCOME TAXES	3,719		—				2,191	(7),(21),(22)	5,910
LIABILITIES SUBJECT TO COMPROMISE	308,002		(308,002	)(11)					—
STOCKHOLDERS’ EQUITY
Issuable Reorganized Company Preferred stock, par value $.01 authorized 30,000, issuable 8,500 shares	—		85	(1)	—				85
Issuable Reorganized Company Additional capital — Preferred	—		81,633	(1)			3,282	(1)	84,915
Issuable Reorganized Company Common stock, par value $.01 authorized 90,000, issuable 2,929 shares	—		29	(15)					29
Issuable Reorganized Company Additional capital — Common	—		24,981	(15)	—				24,981
Preferred stock, 5,000 shares authorized	—								—
Common stock, par value $1.00 per share — authorized 30,000; issued 7,253 shares	7,253		—				(7,253	)(20)	—
Additional capital	6,895		—				(6,895	)(20)	—
Retained earnings	59,413	(23)	54,366	(1),(4),(8),(9),	(22,646	)(2),(3),(6),(10)	(91,133	)(1),(3),(4),(5),(7),	—
				(12),(14),(15)		(16),(18),(19)		(13),(17),(20),(22)
Accumulated other comprehensive loss	(5,510)		—				5,510	(7)	—

	68,051		161,094		(22,646)		(96,489)		110,010
Treasury stock, at cost	(27,637)		—		—		27,637	(20)	—

	40,414		161,094		(22,646)		(68,852)		110,010

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$667,445		$84,591		$(18,692)		$(53,560)		$679,784

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Issuance of Convertible Preferred Stock
      (1) It was a material condition to the Plan of Reorganization that the Predecessor Company raise $85 million of new financing. To meet this condition, the Reorganized Company issued and sold an aggregate of 8,500,000 shares of convertible preferred stock pursuant to a rights offering and a commitment agreement for $85 million. The Reorganized Company used the net proceeds from the issuance and sale of the convertible preferred stock and available cash and borrowings under the post-emergence credit facility to redeem the 18% Senior Secured Notes in the principal amount of $84.677 million at December 31, 2005.
      Pursuant to the rights offering, holders of the Predecessor Company’s Senior Subordinated Notes claims that were not parties to the commitment agreement purchased an aggregate of 5,139,200 shares of convertible preferred stock at $10 per share for a total purchase price of $51.392 million. Pursuant to the commitment agreement, the subscribers purchased an aggregate of 3,360,800 shares of convertible preferred stock at $10 per share for a total purchase price of $33.608 million.
      Pledges receivable of $85 million were obtained by the Predecessor Company as of December 27, 2004 and are recorded as a receivable of $84.591 million on the Reorganized Company’s consolidated balance sheet. The receivable was discounted by one month to represent the time value of money of the actual cash that will be received ($85 million) on January 31, 2005. The difference between the receivable and the implied value of the preferred stock is charged to reorganization items, net.
      The convertible preferred stock has a par value of $.01 per share and 8,500,000 shares were issued and outstanding as of the Effective Date. The implied value of the Reorganized Company’s preferred stock is $85 million, with the excess above par going to additional paid in capital on the convertible preferred stock.
      The equity commitment fees, valued at $3.282 million, in conjunction with this placement would normally reduce additional paid in capital. An accrual was recorded for the $3.282 million in other accrued expense on the Reorganized Company’s consolidated balance sheet. However, as a fair value adjustment during Fresh-Start reporting, the $3.282 million was expensed as a reorganization item, net.

Allowance for Doubtful Accounts Receivable
      (2) As part of Fresh-Start reporting, the Reorganized Company changed its accounting policy for estimating the reserve necessary to state trade receivable accounts at net realizable value. This accounting policy change increased the Reorganized Company’s allowance for doubtful accounts by $101,000 and was expensed as a reorganization item, net.

Inventory
      (3) As part of adopting Fresh-Start reporting on December 31, 2004, the Predecessor Company adjusted its inventory costing policy for work-in-process and finished goods from a twelve-month average cost to a first-in, first-out cost method (based on monthly averages). The Company also made a conforming change to its method of determining inventory densities in the Great Lakes Minerals segment that reduced the Reorganized Company’s inventory by $638,000. The charge is expensed as reorganization items, net.
      The Reorganized Company has adopted an accounting policy to reserve for the storage of “backyard” inventory. This policy reduced the Reorganized Company’s inventory by $1.919 million. The charge is expensed as reorganization items, net.
      The Predecessor Company used management and independent valuation specialists to calculate the profits earned by the Predecessor Company related to the expended mining effort of the Predecessor

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company’s work-in-process and finished goods inventory to reflect a fair value of such inventory. The adjustment to the Reorganized Company’s inventory values (including the prior adjustments to density factors and slow moving inventory described above) was a net increase of $2.605 million. This credit is recorded in reorganization items, net.

Deferred Financing Fees
      (4) The Predecessor Company’s deferred financing fees related to its second DIP facility, Senior Secured Notes and Senior Subordinated Notes as of December 31, 2004, were included in other current assets ($7.276 million) and Other Assets ($4.568 million) in the consolidated balance sheet. The deferred financing fees were written off as a fair value adjustment, with an $11.844 million charge to reorganization items, net.
      In addition, the Predecessor Company incurred $1.203 million in bank related fees for professional services and title insurance for the closing of the post-emergence credit facility that were accrued in other accrued expense and expensed as a charge to reorganization items, net.

Goodwill
      (5) The Predecessor Company had $73.877 million of goodwill which was written off as a fair value adjustment in Fresh-Start reporting at December 31, 2004, with the charge to reorganization items, net.

Capitalized Stripping
      (6) Historically, the Predecessor Company’s policy was that certain mining costs associated with the removal of waste rock in the mining process were recorded at cost and amortized on a units of production method based upon recoverable reserves. The capitalized costs were included as part of mineral reserves in property and equipment and the amortization is included with accumulated depreciation, depletion and amortization in the consolidated balance sheet.
      As part of the Company’s accounting policy changes for Fresh-Start reporting, the Company will no longer capitalize these costs, but rather inventory these costs as part of normal production and expense into cost of goods sold as inventory is sold. Accordingly, $29.865 million that was capitalized in the historical financials as part of mineral reserves in property and equipment and $13.831 million that was part of accumulated depreciation, depletion and amortization on the historical financials are expensed as reorganization items, net.

Pensions
      (7) In accordance with Fresh-Start reporting, the assets and liabilities of the Reorganized Company’s defined benefit plan are recorded at their fair value, which represents the net amount of the fair market value of pension assets compared with the projected benefit obligation. At December 31, 2004, the Reorganized Company’s fair value of assets was $92.440 million and the projected benefit obligation was $102.853 million. The fair value of each plan resulted in a prepaid pension cost asset of $2.925 million and a pension liability of $13.174 million. The adjustment to fair value resulted in a $43.132 million charge to reorganization items, net and the reduction of the Predecessor Company prepaid pension cost asset by $31.454 million, an increase of $3.755 million in other long-term liabilities related to the accrual for pension liabilities, a net reduction of $5.510 million in accumulated other comprehensive loss related to the Predecessor Company minimum pension liability, and a $2.412 million increase in the deferred tax liability relating to the tax effects of the accumulated other comprehensive loss.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Success Fee
      (8) The Company’s Plan of Reorganization included a success fee for the Predecessor Company’s financial advisors and the Creditor’s Committee’s financial advisors that was to be payable upon legal emergence from bankruptcy. The accrual for this success fee was $2.75 million and expensed as a charge to reorganization items, net.

Management Incentive Plan
      (9) The Reorganized Company’s Plan of Reorganization included a cash-based management incentive plan for certain salaried employees of the Company that was to be payable upon legal emergence from bankruptcy. The accrual for this plan, including employer taxes, was $2.581 million at December 31, 2004. Additionally, the management incentive plan included an award of stock options that vested upon emergence to certain employees with a fair value of $487,000. These expenses were recorded to reorganization items, net.

Accrued Vacation
      (10) The Reorganized Company is making a conforming change to its vacation accrual accounting policy as part of Fresh-Start reporting for its salaried employees and non-union hourly employees. The change increased the Reorganized Company’s vacation accrual by $1.973 million and that change is expensed as reorganization items, net.

Liabilities Subject to Compromise
      (11) The December 31, 2004 Predecessor Company’s balance sheet before the adjustments for Fresh-Start reporting included $308,002 million of total liabilities subject to compromise. These liabilities represent items that were pre-petition liabilities and potentially impaired in the bankruptcy. The adjustments needed to reflect the confirmation of the Plan move the majority of these liabilities out of the subject to compromise category, since none of these liabilities are impaired. At December 31, 2004 liabilities subject to compromise were as follows (in thousands):

Current portion of long-term debt	$187,060
Accounts payable	20,867
Payroll and other accrued compensation	2,292
Accrued expenses	6,998
Accrued Interest expense	7,280
Income taxes payable	23
OTHER LONG-TERM LIABILITIES	21,504
LONG-TERM DEBT, less current portion	11,027
POSTRETIREMENT BENEFITS OBLIGATION	50,951

TOTAL	$308,002

Michigan Limestone Purchase Agreement
      (12) When the Predecessor Company acquired the Michigan Limestone operation, the purchase price included contingent payments subject to achieving certain operating performance parameters through 2011. At December 31, 2003 the Predecessor Company accrued a contingent payment of $2.1 million that was due to be paid in February 2004, but was not paid and was stayed as a result of the bankruptcy filing

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      After the petition date, the Creditors’ Committee entered into negotiations with certain of the holders of the MLO claims regarding possibly amending the interest purchase agreement. See “Contingent Payments” in the accounting policy section for further discussion.
      Based upon the Company’s historical experience on tonnage shipments and other estimates, the estimated Fresh-Start reporting liability related to the Amended Agreement with former owners of MLO is $16.285 million, with $1.5 million classified in other accrued expenses and $14.785 million classified in other long-term liabilities on the Predecessor Company’s consolidated balance sheet. This change will increase the accrual by $14.185 million and that change is expensed as reorganization items, net.

Other Postretirement Benefits
      (13) In accordance with Fresh-Start reporting, the liability for other postretirement benefits should be adjusted to fair value, which is the projected benefit obligation in excess of the fair value of plan assets. Based upon the December 31, 2004 projected postretirement benefit obligations in excess of the fair value of plan assets, the Predecessor Company recorded an increase of $8.589 million in the postretirement benefit obligation on the Predecessor Company’s consolidated balance sheet. This charge was recorded as reorganization items, net.

Senior Secured Notes
      (14) The Company’s debt structure includes Senior Secured Notes ($84.677 million at December 31, 2004). The Plan of Reorganization allowed the Company to reinstate the Senior Secured Notes and retire the debt at 106% of par. The 6% premium over par was $5.106 million and is included in the Senior Secured Note balance with a related charge to reorganization items, net.

Senior Subordinated Notes
      (15) The holders of our allowed Senior Subordinated Notes of $100 million at December 31, 2004 and interest accrued of $5.611 million will receive distributions of the Reorganized Company’s common stock in satisfaction of their claims. The common stock has a par value of $.01 per share and 2,928,571 shares will be issued to the former holders of the Senior Subordinated Notes. The holders of the Senior Subordinated Notes are receiving an estimated $24.523 million in implied value. The difference between the $105.611 million in debt and accrued interest and the $24.523 million in equity is debt forgiveness income included in reorganization items, net.

Vessel Accrual Costs
      (16) As part of the Fresh-Start reporting process, the Reorganized Company changed its accounting policy on the accrual of end of sailing season expenses on its vessels. The Reorganized Company will expense one year’s costs associated with lay-up and winterization of the vessels to match with each sailing season’s revenues earned. This accounting policy change increased the Reorganized Company’s accrued expenses by $1.173 million and was expensed as a reorganization item, net.

Asset Retirement Obligations
      (17) The Predecessor and Reorganized Company are legally required by various state and local regulations and/or contractual agreements to reclaim land disturbed by quarrying activities and to remove buildings, land improvements and fixed equipment from certain properties upon termination of mining. The Reorganized Company is required to adjust its asset retirement obligation liability to fair value in Fresh-Start reporting which is the present value of amounts to be paid determined at appropriate current interest rates. This adjustment increased the asset retirement obligation liability by $758,000.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In addition, the Reorganized Company will value the fixed asset component of the asset retirement obligation liability at the same value and eliminate the associated accumulated depreciation previously recorded by the Predecessor Company. The impact is that the Reorganized Oglebay will increase the net land reclamation asset by $4.821 million with the net credit of $4.063 million being recognized as a reorganization item, net.

Insurance
      (18) The Reorganized Company is changing its accounting policy as part of Fresh-Start reporting for the accrual of claims covered by certain protection and indemnity insurance policies in its Great Lakes Minerals segment. The change increased the Reorganized Company’s insurance accrual by $260,000 and that change is expensed as reorganization items, net.

Global Stone Filler Products Stone Agreement
      (19) As part of Fresh-Start reporting, the Reorganized Company changed its accounting policy related to the prior owner’s rights to free and/or below market value stone at the Global Stone Filler Products location in Chatsworth, Georgia. This accounting policy change increased the Reorganized Company’s accrued expenses by $32,000 and other long-term liabilities by $517,000 and was expensed as a reorganization item, net.

Equity
      (20) This amount represents all adjustments to eliminate the Predecessor Company’s historical common stock, retained earnings, additional capital, treasury stock and other accumulated comprehensive income.

Property and Equipment
      (21) As part of Fresh-Start reporting, all assets are recorded at their respective fair values. Because of that requirement and the material nature of the property, plant and equipment, the Company engaged an independent valuation specialist to appraise its property, plant and equipment. Because each asset will be recorded at fair value, the accumulated depreciation has been netted with the gross property, plant and equipment on the Reorganized Company’s consolidated balance sheet. The result of the debt forgiveness and Fresh-Start reporting adjustments contemplated, compared with the reorganization value would require the Reorganized Company to write up its property and equipment by $56.189 million and increase its deferred tax liability by $21.914 million.

Deferred Taxes
      (22) As part of Fresh-Start reporting, the Company recognized over $80 million of debt forgiveness income (recorded in reorganization items, net, see Item 6 above). This adjustment allows the Company to reduce the valuation allowance needed on its net deferred tax assets by $10.408 million, with the credit going to reorganization items, net.
      Additionally there are changes to the deferred tax liability based upon the changes to the assets and liabilities related to the Fresh-Start valuation adjustments and planned debt forgiveness.

Professional Fees
      (23) The Predecessor Company incurred $18.779 million of reorganization expense, net, throughout 2004. These expenses were primarily related to legal and professional fees.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounting Policies
      Below is a list of the Company’s accounting policies.
      Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and accounts have been eliminated upon consolidation.
      Cash Equivalents: The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents. Cash equivalents are stated at cost which approximates market value.
      Accounts Receivable: The Company is required to estimate the collectability of its accounts receivable. The Company’s reserve for doubtful accounts is estimated by management based on a review of historic losses, existing economic conditions and the level and age of receivables from specific customers.
      Inventories: Raw materials, spare parts and operating supplies, work-in-process and finished goods inventory were adjusted to fair value at December 31, 2004 as part of Fresh-Start reporting. As part of accounting policy changes in Fresh-Start reporting, the Company will change its inventory costing policy for work-in-process and finished goods in 2005 from a twelve-month average cost to the first-in, first-out cost method (based on monthly averages). Raw materials will be stated at the lower of actual cost (first-in, first-out method) or market. Spare parts and operating supplies will be stated at actual cost or average cost. Additionally, the Company has an inventory valuation reserve for inventory amounts on hand that are in excess of one year of sales.
      Property and Equipment: Property and equipment are stated at cost, except for assets that were adjusted to fair value as part of Fresh-Start reporting. The Company’s prior accumulated depreciation was eliminated and all assets were stated at fair value. That fair value was then adjusted pro-rata, based upon the enterprise value of the Company in accordance with FAS No. 141 and SOP 90-7. The Company provides depreciation on buildings and improvements and machinery and equipment using the straight-line method over the assets’ estimated useful lives. In general, when new, useful lives range from 2 to 5 years for computer equipment and software, 5 to 20 years for plant, machinery and equipment, 20 to 40 years for buildings and improvements, and up to 60 years for the Company’s marine vessels. Expenditures for repairs and maintenance are charged to operations as incurred. Vessel inspection costs are capitalized and amortized over the shipping seasons between required inspections. Mineral reserves and mining costs associated with the removal of waste rock in the mining process were previously recorded at cost and were depleted or amortized on a units of production method based upon recoverable reserves. As an accounting policy change in Fresh-Start reporting at December 31, 2004, the Company is now treating these costs as regular production costs and part of inventory.
      Intangible Assets: Intangible assets consist primarily of goodwill and financing costs. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142), which the Company adopted at January 1, 2002, the Company reviews goodwill for impairment at least annually using a two-step impairment test to first identify potential impairment and then to measure the amount of the impairment, if any. In 2003 and 2002, these tests indicated that goodwill was not impaired. At December 31, 2004, as part of the Fresh-Start reporting fair value adjustments, both Predecessor Company goodwill and deferred financing costs were charged to reorganization items, net.
      In 2003, additions to goodwill from acquisitions totaled $4.149 million, while reductions of goodwill from dispositions totaled $3.316 million.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Financing costs were amortized using the straight-line method over the respective periods of the loan agreements, which ranged from ten months to 10 years. In 2004, $3.64 million was expensed upon the payment of the pre-petition credit facility before its scheduled maturity.
      Impairment of Tangible Long-Lived Assets: If an impairment indicator exists, the Company assesses the recoverability of its tangible long-lived assets by determining whether the amortization of the remaining balance of an asset over its remaining useful life can be recovered through undiscounted future operating cash flows. If impairment exists, the amount of impairment is calculated using a discounted future operating cash flow analysis and the carrying amount of the related asset is reduced to fair value. See Note D to the consolidated financial statements for impairment charges recognized by the Company in 2004, 2003 and 2002.
      Derivative Instruments: The Company recognizes all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, the Company designates the hedging instrument, based upon the exposure being hedged, as a fair value hedge or a cash flow hedge.
      For derivative instruments that are designated and qualify as cash flow hedges (i.e., hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period or periods during which the hedged transaction affects earnings (for example, in interest expense when the hedged transactions are interest cash flows associated with variable rate debt). The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in other income (expense) — net in operations during the period of change. For derivative instruments not designated as hedging instruments, the gain or loss is recognized in other income (expense) — net in operations during the period of change. Refer to Note G to the consolidated financial statements for further discussion on the Company’s use of derivative instruments.
      Asset Retirement Obligations: The Company adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations,” at January 1, 2003. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and capitalized as part of the carrying amount of the long-lived asset. Over time, the liability is recorded at its present value each period through accretion expense, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, a company either settles the obligation for its recorded amount or recognizes a gain or loss.
      The Company is legally required by various state and local regulations and/or contractual agreements to reclaim land disturbed by its quarrying activities and to remove buildings, land improvements and fixed equipment from certain properties. Upon adoption of SFAS No. 143, the Company recorded asset retirement obligations totaling $5.854 million, increased net property and equipment by $3.574 million and recognized a non-cash cumulative effect charge of $1.391 million (net of income tax benefit of $889,000). The Company re-evaluated the asset retirement obligation as of July 1, 2004. This update resulted in a $674,000 increase to the asset retirement obligation and the related long-lived asset in the third quarter of 2004. Asset retirement obligations are included in other long-term liabilities on the consolidated balance sheet.
      Asset retirement obligations were estimated for each of the Company’s operating locations, where applicable, based on the Company’s current and historical experience, adjusted for factors that an outside

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
third-party would consider, such as inflation, overhead and profit. Estimated obligations were escalated based upon the anticipated timing of the related cash flows and the expected closure dates of the operating locations using an assumed inflation rate, and then were discounted using a credit-adjusted, risk-free interest rate. The expected closure date of each location represents the estimated exhaustion date of remaining mineral reserves or, for leased locations, the lesser of the mineral reserve exhaustion date or lease termination date. Because the Company’s mineral reserves and lease agreements have expected lives many years into the future, an appropriate market risk premium could not be estimated or considered when escalating the estimated obligations. The accretion of the asset retirement obligations and depreciation of the capitalized costs, which are included in depreciation, depletion, amortization and accretion on the consolidated statement of operations, are being recognized over the estimated useful lives of the operating locations (i.e., to their expected closure dates). A movement of the Company’s asset retirement obligations during the years ended December 31, 2004 and 2003 follows (in thousands):

	Predecessor	Predecessor
	Company	Company
	2004	2003

Asset retirement obligations upon adoption at January 1	$6,779	$5,854
Accretion expense	488	481
Provisions and adjustments to prior reserves and actual expenditures, net	571	444
Fresh-Start fair value adjustment	758

Balance at December 31	$8,596 *	$6,779

*	Note that the December 31, 2004 balance represents the Reorganized Company’s liability.
     As part of Fresh-Start reporting at December 31, 2004, the Company re-evaluated its asset retirement obligations and adjusted its land reclamation asset to equal the liability for asset retirement obligations and eliminated all prior accumulated depreciation.
      Pro forma effects on 2002, assuming that SFAS No. 143 had been applied, were not material to reported net loss and net loss per share.
      Contingent Payments: The purchase price of the Company’s Michigan Limestone operation, which was acquired by the Company in the second quarter of 2000, included contingent payments subject to achieving certain operating performance parameters through 2011. The Company accrued contingent payments of $2.1 million and $3.072 million at December 31, 2003 and 2002, respectively, representing additional purchase price and an increase to recorded mineral reserves. The $2.1 million accrued contingent payment at December 31, 2003 was not paid.
      After the petition date, the Creditors’ Committee entered into negotiations with certain of the holders of the MLO claims regarding amending the interest purchase agreement. Mr. Lundin, CEO of the Company, had no involvement with these negotiations. The Cary Mining Company, Inc., one of the holders of MLO claims, was a member of the Creditors’ Committee, but took no part in, and was excluded from any involvement in, all of the negotiations and discussions of the Creditors’ Committee regarding the MLO claims. As a result of these negotiations, the interest purchase agreement was amended and assumed (as amended) by the Company as of the Effective Date. Specifically, pursuant to the amended interest purchase agreement, the parties agreed to significantly reduce the aggregate annual amount of contingent payments and to extend the time period within which the contingent payments are to be made by four to six years. The amended interest purchase agreement provides for maximum aggregate amounts of annual contingent payments in the period 2003 through 2016 as follows:

•	$625,000 for 2003 (paid upon the Effective Date);

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	$1.025 million for the period 2004-2006; and

•	$2.65 million for the period 2007-2016.
      In addition, the amended interest purchase agreement provides that:

•	beginning with the Company’s 2004 fiscal year, EBITDA payments are determined based upon the Company’s consolidated EBITDA and all of the Company’s subsidiaries rather than the aggregate EBITDA of the purchased quarries and/or the purchased operations;

•	the Company’s subsidiaries execute and deliver guaranty agreements as adequate assurance of future performance within the meaning of the Bankruptcy Code;

•	the holders of MLO claims waive any right, upon assumption and assignment to the Company of the amended interest purchase agreement, to any cure amounts or adequate assurance of future performance within the meaning of the Bankruptcy Code, other than as provided in the amended interest purchase agreement; and

•	the holders of MLO claims consent to any change in control resulting from the Company’s emergence from Chapter 11 and waive any rights that they have (or might have had) to demand accelerated contingent payments as a result of the commencement or pendency of the Company’s Chapter 11 cases or the Company’s emergence from Chapter 11.
      Mr. Lundin received payments totaling $571,000 in 2002 and $391,000 in 2003 as his 18.6% share of the contingent payments. Mr. Lundin did not receive any contingent payment in 2004 but received a payment of $112,525 on the Effective Date.
      Stock Compensation: Prior to application of Fresh-Start reporting, the Predecessor Company accounted for stock-based compensation using the intrinsic value method of accounting in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. The table below summarizes stock compensation cost included in the determination of net loss using the intrinsic value method and the impact on net loss and net loss per share, assuming dilution, had the Company accounted for stock-based compensation using the alternative fair value method of accounting (in thousands, except per share amounts). See Note I to the consolidated financial statements for further discussion:

	2004	2003	2002

Stock compensation cost included in the determination of net loss, as reported — net of taxes	$19	$296	$369

Net loss, as reported	$(106,075)	$(33,192)	$(6,608)
Estimated fair value of stock compensation cost, net of taxes	(231)	(515)	(731)

Net loss, as adjusted	$(106,306)	$(33,707)	$(7,339)

Net loss per share, as reported — assuming dilution	$(20.27)	$(6.48)	$(1.32)

Net loss, as adjusted — assuming dilution	$(20.31)	$(6.58)	$(1.46)

See “Recently Adopted Accounting Standards” below for a discussion on SFAS 123(R).
      Use of Estimates: The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Actual results could differ from those estimates and assumptions.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Revenue Recognition: Sales are recognized when products are shipped and title transfers to customers. Operating revenues are recognized as services are provided to customers. For Great Lakes shipments in transit at year-end, the Company recognizes revenue pro-ratably based upon the number of sailing days per voyage. Total net sales and operating revenues include external freight billed to customers with the related costs included in cost of sales.
      Pooling Arrangement: The Company’s Great Lakes Minerals segment pools its fleet operations with the fleet operations of American Steamship Company, a wholly owned subsidiary of GATX Corporation. The multi-year pooling agreement provides for the coordination of dispatch and other fleet operations but does not involve the transfer of any assets. Each party to the pooling agreement records operating revenues and operating expenses related to the operation of their fleet vessels. Operating income is allocated between the Company and American Steamship Company in accordance with the sharing provisions outlined in the pooling agreement (including capacity considerations, volume and type of contracts, etc.) The allocation of operating income is determined periodically by a joint board.
      Income Taxes: The Company utilizes certain tax preference deductions afforded by law to mining companies. Although the amount of these deductions is materially consistent from year to year, these permanent book/tax differences can cause significant fluctuations in the Company’s effective tax rate based upon the level of pre-tax book income or loss.
      The Company continues to incur tax operating losses and there is an uncertainty regarding the future realization of any portion of these losses as a tax benefit. Accordingly, the Company has recorded a tax valuation allowance for net deferred tax assets and will maintain such an allowance until sufficient positive evidence (i.e., cumulative positive earnings and future taxable income) exists to support the reversal of the valuation allowance.
      Reclassifications: Certain amounts in prior years have been reclassified to conform to the 2004 consolidated financial statement presentation.

Recently Adopted Accounting Standards
      In May 2004, the FASB issued FASB Staff Position (FSP) Financial Accounting Standard (FAS) No. 106-2 “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP FAS No. 106-2”). FSP FAS No. 106-2 is effective for interim or annual periods beginning after June 15, 2004. See Note J to the consolidated financial statements for the effect of FSP FAS No. 106-2.
      In December 2004, the Financial Accounting Standard Board (FASB) issued FASB No. 123 (revised 2004), “Share-Based Payment” (“Statement 123(R)”), which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation.” Statement 123(R) supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and amends FASB Statement No. 95 Statement of Cash Flows.
      Generally, the approach to accounting for share-based payments in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Pro forma disclosure is no longer an alternative.
      Statement 123(R) must be adopted no later than July 1, 2005. Early adoption is permitted in financial statements which have not yet been issued. Due to Fresh-Start reporting, the Company is required to adopt Statement 123(R) as a Fresh-Start adjustment on December 31, 2004. The effects of Statement 123(R) will be reflected as of January 1, 2005.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Statement 123(R) permits public companies to adopt its requirements using one of two methods:

1. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

2. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.
      The Company plans to adopt Statement 123(R) using the modified-prospective method.
      In December 2004, the FASB issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4” (“SFAS No. 151”), which requires that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) be recognized as current-period charges. In addition, the statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. Due to Fresh-Start reporting, the Company is required to adopt SFAS No. 151 as a Fresh-Start adjustment on December 31, 2004. Management does not believe the adoption will have a material effect on the Company’s results of operations, financial condition or liquidity.
      In December 2004, the FASB issued FSP FAS No. 109-1, “Application of FASB Statement No. 109, Accounting for Income Taxes, for the Tax Deduction Provided to U.S. Based Manufacturers by the American Jobs Creation Act of 2004” (“FSP FAS No. 109-1”). This statement requires the qualified production activities deduction as defined in the American Jobs Creation Act of 2004 (the Jobs Act) to be accounted for as a special deduction in accordance with SFAS No. 109, “Accounting for Income Taxes.” The statement also requires that the special deduction should be considered in measuring deferred taxes when graduated tax rates are a significant factor and when assessing whether a valuation allowance is necessary. FSP FAS No. 109-1 was effective upon issuance. In accordance with the Jobs Act, determination of the qualified production activities deduction is not required until 2005, however, due to Fresh-Start reporting, the Company is required to adopt FSP FAS No. 109-1 as a Fresh-Start adjustment on December 31, 2004. Due to the projected tax losses for the next few years, management does not believe that this statement will have a material effect on the Company’s results of operations, financial condition and liquidity.
Note C — Acquisitions and Dispositions
      In separate transactions in January 2004, the Predecessor Company sold two assets of its Erie Sand and Gravel operations (the Redi-Mix business unit and the vessel M/ V Richard Reiss) to E.E. Austin & Son, Inc. and Grand River Navigation Company, Inc., respectively. The Redi-Mix business unit was comprised of Serv-All Concrete, Inc. and S&J Trucking, Inc. These assets were not considered integral to the long-term strategic direction of the Predecessor Company. Proceeds from the sales were $1.225 million for Redi-Mix and $1.8 million for the vessel. No gain or loss on sale was recognized by the Predecessor Company.
      In conjunction with the sale of the Redi-Mix business unit, the Predecessor Company entered into a long-term supply agreement with E.E. Austin & Son, Inc. dated January 21, 2004, pursuant to which the Predecessor and Reorganized Company will provide certain aggregates at market prices to E.E. Austin & Son, Inc. for an initial term of fifteen years beginning on the closing date of the agreement. Additionally, the Predecessor and Reorganized Company and E.E. Austin & Son, Inc. entered into a sublease

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
agreement dated January 21, 2004, whereby E.E. Austin & Son, Inc. is subleasing property from the Company previously dedicated to the operation of the Redi-Mix business unit. The initial term of the sublease agreement commenced in January 2004 and extends to December 31, 2019. The agreement is renewable in five-year increments thereafter, upon agreement by both parties.
      On October 27, 2003, as part of its ongoing business restructuring, the Predecessor Company sold the Lawn and Garden business unit of its Global Stone operating segment to Oldcastle Retail, Inc. (Oldcastle). The sales price was $10 million of value subject to working capital adjustments. Based upon those working capital adjustments, the Predecessor Company received $6.871 million in cash at closing. The net book value of the Lawn and Garden business unit at the closing date, including an allocation of the Global Stone segment’s goodwill of $3.316 million, was $10.057 million. The Predecessor Company recognized a loss on disposition of assets of $3.692 million during the fourth quarter of 2003. Due to the finalization of the purchase price during 2004, the Predecessor Company recognized a $29,000 gain.
      In conjunction with the sale of the Lawn and Garden business unit, the Predecessor Company entered into a long-term supply agreement with Oldcastle dated October 27, 2003, pursuant to which the Predecessor and the Reorganized Company will provide certain raw materials at market price to Oldcastle for an initial term of ten years beginning on the closing date of the agreement, with a renewal option for an additional ten-year period. The Predecessor Company and Oldcastle also entered into a lease and operation of equipment agreement dated October 27, 2003, whereby certain areas of the Company’s York, Pennsylvania, operations previously dedicated to Lawn and Garden operations are being leased at market rates to Oldcastle through December 31, 2005.
      In early January 2003, the Predecessor Company acquired all of the outstanding common shares and other ownership interests in a group of companies together known as Erie Sand and Gravel Company (Erie Sand and Gravel) for $6.831 million in cash and $4.069 million in assumed debt, which was refinanced at closing. The acquisition included fixed assets of $5.446 million and goodwill of $4.149 million. Erie Sand and Gravel operates a dock, a bulk products terminal, a Great Lakes self-unloading vessel, a sand dredging and processing operation, a ready-mix concrete mixing facility and a trucking company that distribute construction sand and aggregates in the northwest Pennsylvania/western New York region. The net assets and results of operations of Erie Sand and Gravel are included within the Company’s Great Lakes Minerals segment.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note D — Restructuring, Asset Impairments and Voluntary Early Retirement
      The following summarizes the provision for restructuring, asset impairments and early retirement programs and the remaining reserve at December 31, 2004 (in thousands):

	Employee
	Retirement &	Asset
	Severance	Impairment	Other
	Benefits	Charges	Exit Costs	Total

Remaining reserve at January 1, 2002	$2,563	$-0-	$2,280	$4,843
2002 charge		1,154		1,154
Amounts utilized		(1,154)		(1,154)
Actual expenditures	(1,500)		(1,077)	(2,577)
Provisions and adjustments to prior reserves, net	(298)		66	(232)

Remaining reserve at December 31, 2002	$765	$-0-	$1,269	$2,034
2003 charge		13,272		13,272
Amounts utilized		(13,272)		(13,272)
Actual expenditures	(759)		(428)	(1,187)
Provisions and adjustments to prior reserves, net	36		(87)	(51)

Remaining reserve at December 31, 2003	$42	$-0-	$754	$796
2004 charge		7,010		7,010
Amounts utilized		(7,010)		(7,010)
Actual expenditures	17		(164)	(147)
Provisions and adjustments to prior reserves, net	(28)		464	436

Remaining reserve at December 31, 2004	$31	$-0-	$1,054	$1,085

      During the third quarter of 2004, the Predecessor Company recorded a $5.695 million pre-tax asset impairment charge to further reduce the net book value of the Performance Minerals segment’s Specialty Minerals operations Velarde plant. The impairment indicator was a temporary suspension of operations of the Velarde plant. The Velarde plant was written down to the estimated fair value based on current market offers.
      In the second quarter of 2004, due to changes in facts and circumstances, the Predecessor Company recorded an adjustment to increase the Provision for Restructuring, Asset Impairments and Early Retirement Programs by $500,000 for exit costs related to previously shutdown abrasives facilities.
      In the first quarter of 2004, the Predecessor Company recorded a $1.315 million asset impairment charge related to the exit and sublease of the Cleveland Marine Services office. Of this charge, $1.170 million was primarily related to the difference between base rent due until December 2009 and sublease income that will be received into March 2008. An additional $145,000 pre-tax charge was recorded to write-off leasehold improvements abandoned at the Marine office.
      During the second quarter of 2003, the Predecessor Company recorded a $13.114 million pre-tax asset impairment charge to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value, as determined by management based on an independent third-party appraisal. The charge reduced the carrying value of the operation’s land, depreciable fixed assets and mineral reserves by $2.610 million, $2.334 million and $8.170 million, respectively.
      Fair values were estimated using a discounted cash flow valuation technique incorporating a discount rate commensurate with the risks involved for each group of assets. The remaining 2003 impairment

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
charges of $158,000 were recorded in the fourth quarter to reduce the carrying value of certain idled equipment of the Global Stone segment.
      During the fourth quarter of 2002, the Predecessor Company recorded a $1.154 million pre-tax asset impairment charge to reduce the carrying value of certain idled fixed assets of the Performance Minerals and Global Stone segments to their estimated fair values based on expected future cash flows (essentially zero). The impaired assets primarily represent machinery, equipment and land improvements that are currently idle and whose future operation is not integral to the long-term strategic direction of the Predecessor Company.
      During 2002, the Predecessor Company sold non-strategic mineral processing operations closed in conjunction with the 2001 restructuring with the excess of cash proceeds over carrying value of $959,000 being included in the provision for restructuring, asset impairments and early retirement programs in the Predecessor Company’s consolidated statement of operations.
Note E — Net Loss Per Share
      Net loss per share for the fiscal year ended December 31, 2004 was calculated using the Predecessor Company’s pre-petition common stock which was cancelled on the Effective Date pursuant to the Plan of Reorganization. The calculation of net loss per share — basic and assuming dilution follows (in thousands, except per share amounts):

	2004	2003	2002

Average numbers of Predecessor Company shares outstanding:
Average number of shares outstanding — basic	5,233	5,125	5,025
Dilutive effect of stock plans	-0-	-0-	-0-

Average number of shares outstanding — assuming dilution	5,233	5,125	5,025

Net loss per share — basic and assuming dilution:
Loss before cumulative effect of accounting change	$(106,075)	$(31,801)	$(6,608)
Cumulative effect of accounting change for asset retirement obligations, net of income taxes	-0-	(1,391)	-0-

Net loss	$(106,075)	$(33,192)	$(6,608)

Loss before cumulative effect of accounting change	$(20.27)	$(6.21)	$(1.32)
Cumulative effect of accounting change for asset retirement obligations, net of income taxes	-0-	(0.27)	-0-

Net loss per share — basic and assuming dilution	$(20.27)	$(6.48)	$(1.32)

      For the year ended December 31, 2004 and 2003, zero and 313 common shares, respectively, that were issuable under stock compensation plans and could dilute earnings per share in the future were not included in earnings per share because to do so would have been anti-dilutive.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note F — Income Taxes
      Total income taxes differ from the tax computed by applying the U.S. federal corporate income tax statutory rate for the following reasons (in thousands):

	2004	2003	2002

Loss before income taxes	$(107,083)	$(62,144)	$(13,036)

Income taxes (benefit) at statutory rate	$(37,479)	$(21,750)	$(4,563)
Tax differences due to:
Percentage depletion	(4,852)	(2,786)	(2,503)
State income taxes	(466)	(476)	528
Favorable IRS settlement	-0-	(5,332)	-0-
Reorganization expenses	27,370	-0-	-0-
Other	9	1	110

	$(15,418)	$(30,343)	$(6,428)
Valuation allowance	14,410	-0-	-0-

Total income taxes (benefit)	$(1,008)	$(30,343)	$(6,428)

      Because of the Predecessor Company’s continued net losses, the total income tax benefit is all recorded as deferred taxes on the consolidated statement of operations.
      As of the Effective Date, the Reorganized Company has net operating loss carry forwards for tax purposes of $100.859 million, which expire in 2020, 2021, 2022, 2023 and 2024. Due to the change in control of the Company, Internal Revenue Code Section 382 will limit the utilization of these net operating loss carry forwards on an annual basis, resulting in the need for a valuation allowance for book purposes.
      During calendar year 2003, the Predecessor Company experienced a favorable conclusion to the audit of its federal income tax returns. This favorable settlement of $5.332 million is included in the Predecessor Company’s consolidated statement of operations as a current income tax benefit.
      The Predecessor Company received income tax refunds of $19,000, $3,000 and $7.855 million in 2004, 2003 and 2002, respectively. The Predecessor Company made income tax payments of $263,000, $78,000 and $28,000 in 2004, 2003, and 2002, respectively.
      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
purposes. Significant components of the Predecessor and Reorganized Company’s deferred tax liabilities and assets are as follows (in thousands):

	December 31

	Reorganized	Predecessor
	Company	Company
	2004	2003

Deferred tax liabilities:
Tax over book depreciation, depletion, amortization and accretion	$83,501	$72,363
Pension benefits	406	14,215
Other	4,254	10,863

Total deferred tax liabilities	88,161	97,441
Deferred tax assets:
Postretirement benefits	24,586	16,817
Coal Act liability	2,694	2,581
Alternative minimum tax credit carry-forward	4,810	4,810
Net operating loss carry-forward	35,809	55,190
Restructuring, asset impairments and early retirement programs	7,721	5,408
Interest rate hedge contracts	(97)	381
Minimum pension liability adjustments	0	2,412
Deferred financing expenses	5,088	0
Other	8,398	9,147

Total deferred tax assets	89,009	96,746
Valuation allowance	3,039	0

Net deferred tax liabilities	$2,191	$695

Note G — Long-Term Debt and Other Financial Instruments
      A summary of the Predecessor and Reorganized Company’s long-term debt is as follows (in thousands):

	December 31

	Reorganized	Predecessor
	Company	Company
	2004	2003

Second DIP Credit Facility	$250,000	$0
Pre-petition Credit Facility	0	225,475
Senior Secured Notes	89,783	79,781
Senior Subordinated Notes	0	100,000
Vessel Term Loan	12,537	14,239
Notes and Bonds payable and capital leases	873	2,345

	353,193	421,840
Less current portion	342,166	420,350

	$11,027	$1,490

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In fresh-start reporting the Company’s Senior Subordinated Notes were converted to issuable common shares.

Subsequent Events
      Post-emergence credit facility. On the Effective Date, the Company and each of its wholly-owned direct and indirect subsidiaries entered into a debt agreement with a syndicate of financial institutions (“the post-emergence credit facility”). The Company and the majority of its significant operating companies are borrowers under the post-emergence credit facility, and the remaining subsidiaries guarantee the obligations under the post-emergence credit facility. The maturity date of the obligations under the post-emergence credit facility is January 30, 2010 or such earlier date as prescribed in the post-emergence credit facility. Interest is payable on the outstanding loans monthly in arrears on the first day of each month. As of January 31, 2005, the Company had total outstanding indebtedness of $261 million under the post-emergence credit facility, comprised of revolving loans, a term loan A and a term loan B as described below.
      The term loan A has an initial principal amount of $105 million. The term loan A bears interest at a floating rate linked to the prime rate or LIBOR, at the Company’s option. The term loan A, or such portion as the Company may elect, linked to LIBOR bears interest at the greater of 6.00% or LIBOR plus 4.00%, and such portion of the term loan A as the Company may elect to be linked to the prime rate bears interest at the greater of 6.00% or the prime rate plus 1.50%. Principal payments are due in 47 consecutive monthly installments of $875,000, with the first payment due in January 2006, and with a final installment of the remaining outstanding principal due on the maturity date of the post-emergence credit facility.
      The term loan B has an initial principal amount of $150 million. The term loan B bears interest at a floating rate linked to the prime rate or LIBOR, at the Company’s option. The term B loan, or such portion as the Company may elect, linked to LIBOR bears interest at the greater of 12.25% or LIBOR plus 10.25%, and such portion of the term loan B as the Company may elect to be linked to the prime rate, bears interest at the greater of 14.25% or the prime rate plus 9.75%. The outstanding principal of the term loan B is due on the maturity date of the post-emergence credit facility.
      The revolving loans available under the post-emergence credit facility are in an aggregate principal amount not to exceed $55 million (including a sublimit of $20 million for issuance of letter of credit accommodations), with an additional $10 million in revolving loans permitted, subject to availability requirements under the post-emergence credit facility, from March through September 2005. Principal amounts of the revolving facility that the Company repays may be reborrowed in accordance with the terms of the post-emergence credit facility. The revolving loans under the post-emergence credit facility bear interest at a floating rate linked to the prime rate or LIBOR, at the Company’s option. Revolving loans linked to the prime rate bear interest at the greater of 5.50% or the prime rate plus 1.00%, and revolving loans linked to LIBOR bear interest at the greater of 5.50% or LIBOR plus 3.50%. As of January 31, 2005, $3.0 million was outstanding under the revolving credit facility, excluding $11.4 million in letter of credit accommodations.
      The Company and its subsidiaries are subject to affirmative and negative covenants under the post-emergence credit facility, including periodic financial reporting. The Company is also subject to quarterly financial covenants, including minimum consolidated earnings before interest, taxes, depreciation and amortization, which is known as EBITDA, and fixed charge coverage ratio tests measured for each period of four consecutive fiscal quarters and an annual covenant on the maximum amount of capital expenditures.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Long-Term Debt at December 31, 2004 and 2003
      At December 31, 2004, the Reorganized Company was party to a debtor-in-possession credit facility which automatically converted into the post-emergence credit facility on the Effective Date, a vessel term loan, a Senior Secured Notes agreement and a Senior Subordinated Note agreement that was converted to issuable common shares as part of the Plan of Reorganization.
      On April 30, 2004, the Bankruptcy Court entered an order authorizing the Debtors to enter into a $305 million second DIP credit facility providing the Predecessor Company with post-petition financing. The Bankruptcy Court also authorized the Predecessor Company to pay certain commitment fees and other expenses related to this loan. The second DIP credit facility was consummated on July 15, 2004. The second DIP credit facility was used to repay borrowings under the first DIP credit facility and the existing pre-petition bank credit facility and provided a revolving credit facility for working capital while the Predecessor Company was in Chapter 11. During 2004, the Predecessor Company incurred $11.053 million in deferred financing costs, which included the commitment fees and professional fees related to the second DIP credit facility. Upon confirmation of the Reorganized Company’s Plan and emergence from Chapter 11 on January 31, 2005, the $305 million second DIP credit facility was automatically converted to a five-year $310 million credit facility (plus a $10 million additional amount from March to September 2005) to provide financing for the Reorganized Company.
      At December 31, 2004, the Company had borrowings of $250 million under the second DIP credit facility. $125 million was a Term A and A-1 loan with a variable interest rate of 6.46% and $125 million under a Term B loan with a variable interest rate of 12.21%.
      The Predecessor Company’s second DIP credit facility repaid the borrowings under the pre-petition bank credit facility. This credit facility included a Syndicated Term Loan and Senior Credit Facility. The facility had a scheduled maturity of October 31, 2004 and the Predecessor Company violated various financial covenants. On September 11, 2003, the Predecessor Company entered into amendments with its syndicated banking group and senior secured note holders. The Amendments required the Predecessor Company to repay at least $100 million of debt from the proceeds of permitted asset sales by February 25, 2004. As a result of the Predecessor Company’s decision to not repay $100 million in debt from proceeds of permitted asset sales by February 25, 2004, the Predecessor Company was in default of the Syndicated Term Loan, Senior Credit Facility, Senior Secured Notes, Senior Subordinated Notes and Vessel Term Loan.
      The second DIP credit facility replaced the initial debtor-in-possession facility (“initial DIP credit facility”) that allowed the Predecessor Company to borrow up to $70 million and was approved by the Bankruptcy Court on April 8, 2004. During 2004, the Predecessor Company incurred $2.841 million in deferred financing costs related to legal and professional fees related to the initial DIP credit facility.
      As previously stated, the Reorganized Company issued and sold $85 million in convertible preferred stock pursuant to the rights offering and commitment agreement on the Effective Date. The Reorganized Company used the net proceeds from the issuance and sale of the convertible preferred stock and available cash and borrowings under the post-emergence credit facility to redeem the 18% Senior Secured Notes in the principal amount at December 31, 2004 of $84.677 million due October 25, 2008. These notes were redeemed at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement, dated October 25, 2002. The reinstatement at 106% was approved by the Bankruptcy Court and increased the principal balance to $89.783 million at December 31, 2004 for the Reorganized Company.
      The Senior Secured Notes were funded on October 25, 2002 with a scheduled amortization in 2007 and 2008. Interest on the notes included a 13% per annum cash payment, payable quarterly and a 6% payment-in-kind per annum rate that was accrued to the principal balance. This interest payment was

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
suspended during the bankruptcy, however it was paid in full on the Effective Date. The Predecessor Company had violated financial covenants with this agreement in 2003.
      As previously discussed, the Reorganized Company’s Plan of Reorganization included the conversion of a $100 million principal amount of Senior Subordinated Notes plus accrued and unpaid interest into a pro-rata distribution of 2,928,571 shares of the Reorganized Company’s common stock in full satisfaction of their claims.
      The Predecessor Company was in default of its Subordinated Note Agreement in September 2003 for deferring an interest payment in excess of its 30-day grace period. That default was cured in September 2003.
      In 1997, the Predecessor Company entered into a $17 million fixed rate Vessel Term Loan with a bank to finance the acquisition of two Marine Services vessels, which had previously been under charter agreements. The Vessel Term Loan contains covenants that match the $310 million post-emergence credit facility. During 2002, the Predecessor Company amended its agreement on this Vessel Term Loan to establish new quarterly covenant levels that match the Senior Credit Facility and Syndicated Term Loan and agreed to a change in pricing. Semi-annual principal payments from January 15, 2005 through January 15, 2007 range from $920,000 to $1.055 million, increasing yearly; and a final principal payment of $7.650 million is due on July 15, 2007.
      The loan is secured by mortgages on the two vessels, which have a net book value of $9.157 million at December 31, 2004. The Vessel Term Loan has a semi-variable interest rate of 9.82% at December 31, 2004.
      Including the two vessels pledged to the Vessel Term Loan, all of the Reorganized Company’s U.S. accounts receivable, inventories and property and equipment, which approximate $549.122 million, secure long-term senior debt of $352.376 million at December 31, 2004.
      In 2004, the Predecessor Company incurred $13.894 million of deferred financing costs primarily related to the $75 million initial DIP and the $305 million second-DIP financing. In 2003, the Predecessor Company incurred $4.762 million of deferred financing costs primarily related to the amendment of the Syndicated Term Loan, Senior Credit Facility and the Senior Secured Notes and waiver of covenant violations under the related agreements. In 2002, the Predecessor Company incurred $8.413 million of deferred financing costs primarily related to the execution of the Senior Secured Notes transaction and amendment of the Senior Credit Facility and Syndicated Term Loan. Since, in each of the years, the modification to the anticipated cash flows resulting from the above described amendment activity was not considered significant to cash flows of the related debt or represented new debt, the deferred financing costs were included in other assets on the consolidated balance sheet and were amortized over the term of the respective agreements. As part of the fair value adjustments in Fresh-Start reporting, these deferred financing fees were charged to reorganization items, net.
      The Reorganized Company has stand-by letters of credit totaling $12.1 million at December 31, 2004, with no balance outstanding at December 31, 2004. The stand-by letters of credit expire on May 15, 2005 ($2.0 million) and June 15, 2005 ($10.1 million).
      Although nearly all of the Predecessor Company’s debt is classified as current due to the defaults discussed above, stated long-term debt maturities are $342.166 million in 2005 (the Reorganized Company’s DIP Loans expire in 2005 and were refinanced at emergence and the Senior Secured Notes were paid in 2005 pursuant to the Plan), $2.128 million in 2006, $8.796 million in 2007 and $103,000 in 2008. The Predecessor Company made interest payments of $26.214 million, $47.921 million and $40.862 million during 2004, 2003 and 2002, respectively. In 2004, 2003 and 2002, the Predecessor

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company included the 6%, 6% and 5%, respectively, payment-in-kind interest related to the Senior Secured Notes’ interest expense on the Predecessor Company’s consolidated statement of operations.
      The Predecessor Company recognizes all derivative instruments on the consolidated balance sheet at fair value. The Predecessor Company’s syndicated banking group had required interest rate protection on fifty-percent of the Predecessor Company’s Senior Credit Facility and Syndicated Term Loan, prior to their amendment during the third quarter of 2003. Accordingly, the Predecessor Company entered into interest rate swap agreements during 2001 that effectively converted a portion of its floating-rate debt to a fixed-rate basis, thus reducing the impact of interest-rate changes on future interest expense. The Predecessor Company’s final swap expired on June 30, 2004.
      On January 1, 2001, the Predecessor Company entered into interest rate swap agreements with an aggregate notional value of $220 million. At that time, interest rate swaps with a notional value of $50 million were designated in cash flow hedge relationships in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” while interest rate swaps with a notional value of $170 million did not qualify as hedging instruments.
      For the interest rate swaps with a notional value of $50 million that were designated in cash flow hedge relationships on January 1, 2001, the effective portion of the changes in fair value of the swaps was recorded in other comprehensive loss, a component of stockholders’ equity. At December 31, 2002, the Predecessor Company undesignated one of these interest rate swaps with a notional value of $20 million, since the Predecessor Company’s outstanding variable rate debt at that time was less than the $220 million aggregate notional value. Changes in the fair value of the undesignated interest rate swap after December 31, 2002 were recognized in interest expense. These interest rate swaps expired on April 3, 2003 and were not replaced by the Predecessor Company.
      For the interest rate swaps with a notional value of $170 million that did not qualify as hedging instruments on January 1, 2001, a pre-tax transition adjustment of $4.623 million ($2.82 million net of income taxes) was recorded in other comprehensive loss. The transition adjustment was amortized to interest expense over ten quarters, ending June 30, 2003. The pre-tax charge to interest expense for the year ended December 31, 2004 was zero and was $925,000 and $1.849 million for the years ended December 31, 2003 and 2002.
      The Predecessor Company amended all of the interest rate swap agreements that did not qualify as hedging instruments at the end of the first quarter 2001. The amended interest rate swaps were then designated in cash flow hedge relationships. Beginning in the second quarter of 2001, the amended interest rate swap agreements effective portion of the changes in fair value was recorded in other comprehensive loss. On December 31, 2003 and June 30, 2003, certain of these interest rate swaps with an aggregate notional value of $70 million and $50 million, respectively, expired. These swaps were not replaced by the Predecessor Company.
      At December 31, 2003, the Predecessor Company had one such interest rate swap remaining with a notional value of $50 million, which expired June 30, 2004. The Company includes the liability for derivative instruments in other long-term liabilities on the Predecessor Company’s consolidated balance sheet. The liability for derivative instruments was zero and $1.457 million at December 31, 2004 and 2003, respectively.
      The Predecessor Company recognized a pre-tax gain of $17,000 in 2004 and pre-tax losses of $64,000 and $7,000 in 2003 and 2002, respectively, related to the ineffective portion of its hedging instruments and these amounts are included in other expense on the Predecessor Company’s consolidated statement of operations.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      When using interest rate swap agreements, the intermediaries to such agreements exposed the Predecessor Company to the risk of nonperformance, though such risk was not considered likely under the circumstances. The Predecessor Company did not hold or issue financial instruments for trading purposes.
      The estimated fair values of long-term debt and other financial instruments outstanding at December 31 are as follows (in thousands):

	Reorganized Company			Predecessor Company

	2004			2003

	Notional	Carrying		Notional	Carrying
	Amount	Amount	Fair Value	Amount	Amount	Fair Value

Cash		$17,694			$1,137
Long-term debt, including current portion		$353,193	$353,193		$421,840	$361,699
Interest rate swap liability:
Variable to fixed				$50,000	1,457	1,457
      The estimated fair values of financial instruments are principally based on quoted market prices and by discounting future cash flows at currently available interest rates for borrowing arrangements with similar terms.
Note H — Stockholders’ Equity

General
      The Reorganized Company’s Second Amended and Restated Articles of Incorporation authorize the Company to issue 90,000,000 shares of common stock. On the Effective Date, 2,928,571 shares of common stock (excluding 264,837 of restricted shares issued under the Management Stock Plan and 404,071 of warrants exercised in the first quarter of 2005) were issued and outstanding, all of which were issued pursuant to the Plan. The Reorganized Company’s Second Amended and Restated Articles of Incorporation also authorize the Reorganized Company to issue 30,000,000 shares of convertible preferred stock, $0.01 par value per share (“convertible preferred stock”), in one or more series, with such rights and restrictions and with such additional provisions as the Board of Directors may determine, including, among other things, voting, dividend, redemption, sinking fund, liquidation and conversion rights, and additional restrictions. The convertible preferred stock constitutes a series of the preferred stock, and, as of the Effective Date, 8,500,000 shares of convertible preferred stock were issued and outstanding.
      Subject to the terms of the convertible preferred stock, the Board of Directors has broad discretion with respect to the creation and issuance of preferred stock without shareholder approval. The rights, preferences and privileges of holders of the common stock may be adversely affected by the holders of shares of any other series of preferred stock that the Reorganized Company may designate and issue from time to time. Among other things, by authorizing the issuance of other shares of preferred stock with particular conversion, redemption, voting or other rights, the Board of Directors could adversely affect the voting power of the holders of the common stock and could discourage any attempt to effect a change in control of the Reorganized Company even if such a transaction would be beneficial to the interests of the shareholders.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Common Stock
      The Reorganized Company is authorized to issue 90,000,000 shares of common stock of which:

•	2,928,571 shares were distributed to holders of Senior Subordinated Note claims on the Effective Date;

•	17,331,341 shares were reserved for issuance upon conversion of the convertible preferred stock (which number consists of (1) 8,500,000 shares initially reserved for issuance upon conversion of the 8,500,000 shares of convertible preferred stock issued on the Effective Date, plus (2) additional shares reserved for issuance as a result of the accretion of dividends thereon through January 31, 2010, which is the fifth anniversary of the Effective Date);

•	an aggregate of 576,256 shares were reserved for issuance upon the exercise of warrants, of which 404,071 were exercised through March 2, 2005, the expiration date of the warrants; and

•	1,328,049 shares were reserved for issuance under the management stock plan of which 264,837 were awarded as restricted shares on the Effective Date.
      The 2,928,571 shares of common stock and the 8,500,000 shares of convertible preferred stock issued and outstanding on the Effective Date represent approximately 25.6% and 74.4%, respectively, of the total voting power of and equity interests in the Company (before giving effect to the issuance of the shares of common stock reserved for issuance upon the exercise of the warrants, as described above).
      In addition to the common stock issued pursuant to the Plan, the Reorganized Company is also authorized to issue additional shares of common stock from time to time under the provisions of its Second Amended and Restated Articles of Incorporation, its amended and restated code of regulations and applicable law. The holders of the common stock will be entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except for the election of Directors or as otherwise limited by the terms of the convertible preferred stock or any other class of preferred stock issued after the Effective Date of the Plan.
      Subject to the terms of the convertible preferred stock or any other class of preferred stock issued after the Effective Date of the Plan, holders of the common stock will be entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available for payment of dividends. The Reorganized Company is required, subject to restrictions, to pay dividends on the convertible preferred stock, but the Reorganized Company has not paid and does not anticipate paying dividends on the common stock, and may be limited in its ability to pay dividends on the convertible preferred stock. In the event of a liquidation, dissolution or winding up of the Reorganized Company, holders of the common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any issuances of preferred stock, including the convertible preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights.

Convertible Preferred Stock
      As discussed above, pursuant to the Reorganized Company’s Second Amended and Restated Articles of Incorporation, the Reorganized Company was authorized to issue 8,500,000 shares of convertible preferred stock pursuant to the rights offering and the commitment agreement.
      Ranking. The convertible preferred stock ranks, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, senior to the common stock and, except as otherwise approved by the holders of a majority of the outstanding shares of convertible preferred stock or contemplated by the terms of the convertible preferred stock, all other classes of capital stock or series of preferred stock

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
established by the Company on the Effective Date (“junior stock”). The rights of the holders of convertible preferred stock, however, are subordinate to the rights of the lenders under the post-emergence credit facility, other holders of the Company’s indebtedness and other general creditors.
      Dividend Rights. Holders of the convertible preferred stock are entitled to receive out of the Reorganized Company’s assets legally available for payment, when, as and if declared by the Board of Directors, preferential dividends on the then effective liquidation preference, payable quarterly, at an annual rate of 14.8275%. Until January 31, 2008, which is the third anniversary of the Effective Date, dividends, whether or not authorized and declared by the Board of Directors, will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference of each share of convertible preferred stock. After that date, dividends will be payable in cash, unless the Reorganized Company is prohibited under statutory law, or by the terms of the post-emergence credit facility, or any credit facility or security refinancing the post-emergence credit facility, from paying cash dividends, in which case the dividends will be deemed paid by accreting and adding the amount of the per share dividend to the then effective liquidation preference. Dividends on the convertible preferred stock are cumulative.
      In addition to the dividends provided above, holders of the convertible preferred stock are entitled to receive an additional dividend in an amount equal to the amount by which the aggregate amount of dividends that would have been received by holders of the convertible preferred stock in any dividend period if the holders’ convertible preferred stock had been converted at the beginning of such dividend period into shares of common stock at the conversion price exceeds the aggregate convertible preferred stock dividend amount accrued or received in such dividend period described in the paragraph above. However, any dividend for which an adjustment in the conversion price of the convertible preferred stock is made pursuant to the applicable antidilution provisions will not be deemed a dividend or otherwise give rise to any rights under this paragraph. Any such additional dividends are payable to the holders of convertible preferred stock in the form of cash.
      Dividends on the applicable liquidation preference of a share of the convertible preferred stock are payable quarterly, in arrears, on the last day of March, June, September and December of each year, starting March 31, 2005. Dividends are payable from the most recent dividend payment date or, in the case of the dividend payable on March 31, 2005, from January 31, 2005, which was the convertible preferred stock issue date. Dividends payable on the convertible preferred stock for any period less than a full quarterly dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the convertible preferred stock for each full dividend period are computed by dividing the annual dividend rate by four. Each declared dividend is payable to holders of record as they appear on the Reorganized Company’s stock records at the close of business on the 15th day prior to the relevant dividend payment date. Regular quarterly dividend periods start on and include the last day of March, June, September and December, of each year and end on and include the date before the next dividend payment date.
      The Reorganized Company’s ability to pay cash dividends is constrained by contractual limitations and may be constrained by statutory limitations in the future. The Reorganized Company has not paid and does not anticipate paying dividends on the common stock, and may be limited in its ability to pay dividends on the convertible preferred stock.
      Conversion Rights. A holder of the convertible preferred stock has the right, at his or her option, to convert any or all of his or her shares of convertible preferred stock into the number of shares of common stock obtained by dividing the aggregate then effective liquidation preference of the shares of convertible preferred stock being converted by the conversion price. The initial conversion price equals $10 and is subject to adjustment upon the occurrence of the events described below.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      If a holder of shares of convertible preferred stock exercises conversion rights, those shares will cease to accumulate dividends as of the end of the day immediately preceding the date of conversion. Holders of shares of convertible preferred stock who convert their shares into common stock will not be entitled to, nor will the conversion rate be adjusted for, any accrued and unpaid dividends. Instead, accrued dividends, if any, will be cancelled. Accordingly, shares of convertible preferred stock converted after the close of business on any record date for the payment of dividends declared and before the opening of business on the dividend payment date relating to that record date must be accompanied by a payment in cash of an amount equal to the dividend payable in respect of those shares for the dividend period in which the shares are converted, whether paid in cash or by accretion of the liquidation preference. A holder of shares of convertible preferred stock on a dividend payment record date who converts such shares into common stock on the corresponding dividend payment date will be entitled to receive the dividend payable on such shares of convertible preferred stock on such dividend payment date, and the converting holder need not include payment of the amount of such dividend upon such conversion.
      Redemption. Shares of convertible preferred stock are not subject to redemption prior to January 31, 2006, which is the first anniversary of the Effective Date. On or after January 31, 2006, the shares of convertible preferred stock will be redeemable at our option, in whole or in part, at any time or from time to time, out of funds legally available for payment.
      Voting Rights. Each holder of the convertible preferred stock is entitled to the number of votes equal to the number of shares of the common stock into which shares of convertible preferred stock so held could be converted at the record date for determination of the shareholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. Except as required by law or as otherwise set forth below, all shares of convertible preferred stock and all shares of common stock will vote together as a single class on all matters to come before our shareholders. Fractional votes by the holders of convertible preferred stock are not permitted, and any fractional voting rights (after aggregating all shares into which shares of convertible preferred stock held by each holder could be converted) are disregarded.
      Liquidation Preference. In the event of the Reorganized Company’s voluntary or involuntary liquidation, dissolution or winding up after payment or provision for payment of debts and other liabilities, holders of outstanding shares of convertible preferred stock will be entitled to be paid out of the Company’s assets available for distribution to shareholders (and before any distribution of assets is made to the holders of common stock or any junior stock as to distributions), $10 per share of convertible preferred stock as adjusted by accreting and adding any dividends on those shares not paid by cash, in accordance with the terms of the convertible preferred stock, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up.
      Upon any liquidation, dissolution or winding up of the Reorganized Company, the holders of shares of the convertible preferred stock will be entitled to receive the greater of (1) such liquidation preference, plus the amount of any accrued and unpaid dividends, to the date fixed for liquidation, dissolution or winding up, and (2) the amounts that such holders would have received if all of the then outstanding shares of the convertible preferred stock had been converted into common stock immediately prior to such liquidation, dissolution or winding up.
      If the assets to be distributed among the holders of convertible preferred stock will be insufficient to permit the payment to such shareholders of the full preferential amounts thereof, all distributions made with respect to the convertible preferred stock in connection with any liquidation, dissolution or winding up will be made pro rata to the holders of the convertible preferred stock.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Preemptive Rights. No holder of any shares of convertible preferred stock has any preemptive right to subscribe for stock, obligations, warrants or other securities of any class, whether now or authorized in the future.

Warrants
      Terms of the Warrants. Under the Plan, each record holder of the Predecessor Company’s old common stock as of the close of business on November 17, 2004 received one warrant for each share of the old common stock then held. Each warrant represented the right to purchase one-tenth (1/10th) of a share of Reorganized Company common stock. The warrants entitled their holder to purchase at an exercise price of $10 per share of Reorganized Company common stock one share of common stock for each 10 warrants held. Except in the case where a holder exercised all warrants held by such holder, shares of Reorganized Company common stock can be purchased only pursuant to the exercise of warrants in multiples of 10.
      The warrants were only exercisable by their holders until March 2, 2005 at the exercise price of $10 per share. Each warrant that was not exercised before such time became void, and all rights of the holder in respect of such warrant ceased on March 2, 2005. Of the 576,256 shares reserved for the issuance of warrants, 404,071 were exercised for $4.04 million in the first quarter of 2005.

Stock Options
      1,328,049 shares of Reorganized Company common stock are reserved for issuance upon the exercise of options to be issued under the management stock plan. The Predecessor Company filed a registration statement under the Securities Act to register shares reserved for issuance under the management stock plan. Shares issued under this plan or upon exercise of outstanding options after the effective date of that registration statement, other than shares held by affiliates, which will be subject to certain limitations on resale under Rule 144, generally will be tradable without restriction under the Securities Act, subject to vesting restrictions, and Section 16, if applicable. On the Effective Date, 397,255 stock options were awarded of which 132,418 vested immediately on the grant date.
Note I — Company Stock Plans
      The Predecessor Company established the Oglebay Norton Company 1999 Long-Term Incentive Plan (1999 LTIP) on October 3, 1998, which was approved by the shareholders at the 2000 Annual Meeting. The predecessor to the Organization and Compensation Committee administered the 1999 LTIP and selected officers and other key employees to participate in the plan. Under the 1999 LTIP, participants were eligible to be granted stock options and cash incentive payment awards. Under outstanding stock option awards, a participant had a right to purchase a specified number of shares, during a specified period, and at a specified exercise price, all as determined by the predecessor to the Organization and Compensation Committee. No further stock option awards may be made under the 1999 LTIP. Cash incentive payment awards were made for 2002. No further cash awards can be earned or paid. The 1999 LTIP was terminated by the Board of Directors in 2004 and all outstanding stock options issued under the 1999 LTIP were cancelled pursuant to the Plan.
      The Predecessor Company established a long-term incentive plan (Former LTIP) on December 13, 1995, which was approved by the Predecessor Company’s shareholders at the 1996 Annual Meeting. The predecessor to the Organization and Compensation Committee administered the former LTIP and selected officers and other key employees to participate in the plan. Under the former LTIP, participants were eligible to be granted awards, as determined by the predecessor to the Organization and Compensation Committee and, up to 1998, were eligible to defer a portion of their annual incentive awards. Rochelle F. Walk held options granted under the former LTIP. Included in Additional Capital at December 31, 2004

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and 2003 is zero and $82,000, respectively, for obligations under the LTIP, representing zero and 3,204 “share units”, respectively. “Share units” are calculated by taking the deferred payments and dividing by the stock market price on the deferral date. There was no compensation expense under the LTIP in 2004, 2003 or 2002. No further awards may be made under the former LTIP. The former LTIP and all outstanding stock options issued under the former LTIP were cancelled pursuant to the Plan.
      In connection with an employment agreement (Agreement), the Predecessor Company granted a restricted common stock award, in lieu of annual cash compensation, to its former Chairman and Chief Executive Officer (former Chairman). In 1998, upon the former Chairman’s completion of a $1 million personal investment in the Predecessor Company’s common stock, the Predecessor Company issued to the former Chairman 25,744 shares of common stock equal to the number of shares of common stock he acquired.
      These shares vested ratably over the vesting period with the final shares becoming vested on January 1, 2003. The former Chairman was entitled to all voting rights and any dividends on the restricted shares.
      Total compensation expense of $965,000, computed based on the closing market price on the date the stock was issued, was recognized over the vesting period. Compensation expense related to this award was zero in 2004 and 2003 and $97,000 in 2002. Also, under the Agreement, the Predecessor Company granted the former Chairman an option to acquire 380,174 common shares at an exercise price of $38.00 per share. The option became exercisable in whole or in part on January 1, 2001 and was cancelled pursuant to the Plan.
      In connection with a 2002 amendment to the Agreement (“Amended Agreement”), the Predecessor Company provided the former Chairman with a restricted common stock award of 25,000 shares, in lieu of annual cash compensation. The 25,000 shares were issued to the former Chairman on January 2, 2003. The shares were fully vested upon issuance; however, the former Chairman was restricted from selling the shares until such time that his tenure as Chairman of the Board of Directors was ended. Total compensation expense of $324,000, computed based on the closing market price on the effective date of the 2002 amendment, was recognized over the term of the former Chairman’s employment under the amended agreement. Compensation expense related to this award was zero in 2004 and $162,000 in 2003 and 2002.
      The Predecessor Company sponsored a Director Fee Deferral Plan (Directors Plan), which allowed non-employee Directors of the Company the option of deferring all or part of their fees in the form of “share units” or “deferred cash”. Any fees deferred as “share units” were matched at 25% by the Predecessor Company, but only in the form of additional “share units”. Included in additional capital at December 31, 2004 and 2003 is zero and $1.149 million, respectively, of obligations under the Directors Plan, representing zero and 147,839 “share units”, respectively. Expense under the Directors Plan was $30,000, $294,000 and $308,000 in 2004, 2003 and 2002, respectively. The Director Fee Deferral Plan was terminated effective as of May 1, 2004. Upon termination, in accordance with the terms of the Director Fee Deferral Plan, deferred share units were converted into shares of Predecessor Company’s common stock and distributed to participants. Such participants who held shares of record of the old common stock as of the close of business on the warrant distribution record date received warrants in connection with the Plan, exercisable until March 2, 2005, to purchase shares of Reorganized Company common stock.
      1,328,049 shares of Reorganized Company common stock are reserved for issuance upon the exercise of options to be issued under the management stock plan. On the Effective Date, 397,255 stock options were awarded of which 132,418 vested immediately on the grant date. The awards that vested immediately were recognized as part of reorganization items in the Company’s Fresh-Start adjustments. These options

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
had a legal effective date of January 31, 2005. They have an exercise price of $12.63 per share. The fair value of these shares was calculated at $3.68 per option.
      The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 4.5%; dividend yields of 0.0%; volatility factors of the expected market price of the Company’s common shares of 23%; and a weighted-average expected life of ten years for the options. Since changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
      A summary of the Predecessor Company’s stock option activity and related information follows:

		Weighted	Weighted
		Average	Average
	Number of	Exercise	Fair
	Shares	Price	Value

Options outstanding, December 31, 2001	654,224	$31.05
Granted	128,750	9.50	$4.65
Forfeited	(35,250)	20.33

Options outstanding, December 31, 2002	747,724	$27.84
Granted	120,500	2.04	$1.81
Forfeited	(29,400)	20.05

Options outstanding, December 31, 2003	838,824	$24.41
Granted	-0-	-0-	-0-
Forfeited	(22,450)	12.18
Cancelled	(816,374)	$24.74

Options outstanding, December 31, 2004	-0-	-0-

Options exercisable, December 31, 2004	-0-	-0-

      There were 1,518,174 common shares authorized for awards and distribution under all of the Company stock plans. There were no options granted in 2004. At the end of 2004, 293,858 shares remained available for use for the above plans, however, all options and shares were subsequently cancelled pursuant to the Reorganization Plan.
      The fair value for Predecessor Company options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rates ranging from 2.8%-6.4%; dividend yields ranging from 0.0%-4.2%; volatility factors of the expected market price of the Company’s common shares of 138% and 53% in 2003 and 2002, respectively; and a weighted-average expected life of four years for the options. Since changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.
Note J — Postretirement Benefits
      The Reorganized Company has a number of noncontributory defined benefit pension plans covering certain employee groups. The plans provide benefits based on the participant’s years of service and compensation, or stated amounts for each year of service. The Reorganized Company’s funding policy is to contribute amounts to the plans sufficient to meet the minimum funding required by applicable regulations. In addition to pension benefits, the Reorganized Company provides health care and life insurance for certain retired employees. The Reorganized Company’s policy is to fund these postretirement benefit costs

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
principally on a cash basis as claims are incurred. The Coal Industry Retiree Health Benefit Act of 1992 (Coal Act) requires companies that previously mined coal to pay the cost of certain health care benefit obligations for retired coal miners and their dependents. The charge for the Coal Act in 1992 was recorded as an extraordinary charge. In 2003, the Predecessor Company adopted SFAS No. 132 (“SFAS No. 132”); “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” which revised and expanded disclosures about pension plans other postretirement benefits. SFAS No. 132 did not change existing measurement or recognition provisions.
      A summary of the Company’s pension and other benefits is as follows (in thousands):

			Other Benefits

			Postretirement
	Pension Benefits		Health Care		Coal Act

	2004	2003	2004	2003	2004	2003

Change in benefit obligations:
Benefit obligations at beginning of year	$93,688	$86,470	$56,781	$52,501	$6,617	$6,565
Service cost	2,601	2,680	1,742	1,420
Interest cost	5,891	5,835	3,995	3,584	409	436
Plan participant contributions	17	18
Amendments (prior service cost)	74
Effect of Medicare subsidy			(7,325)
Actuarial loss (gain)	88	2,639	5,826	(4,910)	(86)
Assumption changes	6,811	3,994	4,279	6,819	291	317
Benefits paid	(6,481)	(7,948)	(2,820)	(2,633)	(325)	(701)

Benefit obligations at end of year	102,689	93,688	62,478	56,781	6,906	6,617
Change in plan assets:
Fair value of plan assets at beginning of year	87,964	75,899	277	252
Actual return on plan assets	7,503	17,539
Employer contributions	3,437	2,456	2,845	2,658
Plan participant contributions	17	18
Benefits paid	(6,481)	(7,948)	(2,820)	(2,633)

Acquisitions Fair value of plan assets at end of year	92,440	87,964	302	277

Funded status	(10,249)	(5,724)	(62,176)	(56,504)	(6,906)	(6,617)
Unrecognized net actuarial loss	41,280	35,913	9,134	7,241
Unrecognized prior service cost (credit)	1,852	2,117	(545)	(786)
Unrecognized initial net asset		77

Predecessor Company net asset (liability) recognized	$32,883	$32,383	$(53,587)	$(50,049)	$(6,906)	$(6,617)

Fresh-Start fair value adjustment	(43,132)		(8,589)

Reorganized Company net liability recognized	$(10,249)		$(62,176)

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Reorganized	Predecessor	Reorganized	Predecessor	Reorganized	Predecessor
	Company	Company	Company	Company	Company	Company
	2004	2003	2004	2003	2004	2003

Amounts recognized in balance sheet consist of:
Prepaid benefit cost	$2,925	$33,724
Intangible asset	0	1,595

Prepaid pension costs	2,925	35,319
Accumulated other comprehensive income	0	6,185
Accrued long-term benefit liability	(13,174)	(9,121)	$(62,176)	$(50,049)	$(6,906)	$(6,617)

Net asset(liability) recognized	$(10,249)	$32,383	$(62,176)	$(50,049)	$(6,906)	$(6,617)

Weighted-average assumptions:
To determine net periodic benefit cost for years ended December 31 Discount rate	6.50%	7.00%	6.50%	7.00%	6.50%	7.00%
Rate of compensation increase	4.00%	4.00%	N/A	N/A	N/A	N/A
Expected return on plan assets	9.00%	9.00%	6.00%	6.00%	N/A	N/A
To determine benefit obligations at December 31 Discount rate	6.00%	6.50%	6.00%	6.50%	6.00%	6.50%
Rate of compensation increase	4.00%	4.00%	N/A	N/A	N/A	N/A
      For purposes of measuring the accumulated postretirement benefit obligation for other postretirement health care benefits, a 9.00% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2005. These rates are assumed to decrease gradually to 5.00% in 2009 and remain at

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
those levels thereafter. For prescription drug costs, a 12.25% annual rate of increase is assumed for 2005. This rate is assumed to decrease gradually to 6.00% in 2014 and remain at that level thereafter.

	Pension Benefits(1)

	2004	2003	2002

Components of net periodic benefit cost:
Service cost	$2,601	$2,680	$2,328
Interest cost	5,891	5,835	5,792
Expected return on plan assets	(7,881)	(6,646)	(8,301)
Amortization of prior service cost	339	332	322
Amortization of initial net asset	1	(1)	(576)
Recognized net actuarial loss (gain)	1,909	2,381	631
Curtailment loss	76

Net periodic benefit cost	$2,936	$4,581	$196

	Other Benefits(2)

	Postretirement Health Care			Coal Act

	2004	2003	2002	2004	2003	2002

Components of net periodic benefit cost:
Service cost	$1,742	$1,420	$1,264
Interest cost	3,995	3,584	3,438	$409	$436	$483
Expected return on plan assets	(16)	(15)	(12)
Amortization of prior service cost	(241)	(241)	(241)
Recognized net actuarial loss (gain)(3)	903	151	118	205	317	(210)
Special termination benefits

Net periodic benefit cost	$6,383	$4,899	$4,567	$614	$753	$273

      Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects:

	Other Benefits(2)

	Postretirement
	Health Care		Coal Act

	1%	1%	1%	1%
	Increase	Decrease	Increase	Decrease

Effect on total of service and interest cost components	$753	$(599)	$44	$(37)
Effect on postretirement benefit obligation	7,872	(6,362)	789	(658)

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The Company’s pension plan and postretirement health care plan weighted-average asset allocations at December 31, 2004 and 2003, by asset category, were as follows:

			Other
			Benefits(2)

	Pension		Postretirement
	Benefits(1)		Health Care

	2004	2003	2004	2003

Weighted-average asset allocations:
Equity securities	70.3%	71.6%
Debt securities	29.3%	28.3%
Cash and cash equivalents	0.4%	0.1%	100%	100%

	100%	100%	100%	100%

      The return on plan assets reflects the weighted-average expected long-term rate of return for the broad categories of investments held by the plans. The expected long-term rate of return is adjusted when there are fundamental changes in expected long-term returns on plan investments.
      The Company’s investment strategy for its pension plans is to preserve and increase principal and provide a sufficient expected long-term rate of return to meet the actuarial assumptions of the plans (i.e., expected long-term rate of 9% in 2004) within an acceptable level of risk. High levels of risk are to be avoided at the total fund level through diversification by asset class, style of manager, and industry and sector limits. The investment policy establishes a target allocation for each asset class, which is re-balanced on a quarterly basis. Target allocations for 2004 are 70% equity securities and 30% debt securities, which are consistent with the 2003 and 2002 target levels. Target tolerances are typically less than 5%. The plans utilize a number of equity, balanced and fixed income funds, as well as investments in individual debt and equity securities, to achieve target asset allocations. The Company’s investment strategy for its postretirement health care plan is to invest 100% of the principal in low-risk, cash and cash equivalents to preserve the principal (i.e., expected long-term rate of 6% in 2004).
      The Predecessor Company sold all 336,000 shares of the Predecessor Company’s common stock in its Pension plan assets for $51,000 in May 2004. Pension plan assets included 336,000 shares of the Predecessor Company’s common stock at December 31, 2003. The ending market value for these shares was $1.416 million in 2003. There were no dividends paid during 2004 or 2003 on these shares.

(1)	Reflects the combined pension plans of the Company

(2)	Reflects the postretirement health care and life insurance plan of the Company and benefits required under the 1992 Coal Act.

(3)	Includes the assumption change with regards to the Coal Act, which is recognized into net periodic benefit cost in the year of change.
     The accumulated benefit obligation for all defined benefit pension plans of the Company was $92.125 million and $85.29 million at December 31, 2004 and 2003, respectively.
      The aggregate projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $36.291 million, $31.919 million and $23.118 million, respectively, as of December 31, 2004 and $32.357 million, $28.32 million and $19.517 million, respectively, as of December 31, 2003.
      The discount rate on the Reorganized Company’s pension and other benefit plans was decreased to 6.00% at December 31, 2004 from 6.50% in 2003. Additionally, the annual rate of increase in the per capita cost of covered health care benefits was revised to 9% decreasing gradually to 5.00% at December 31, 2004 from 10.00% (pre-65) and 6.00% (post-65), with the pre-65 rate decreasing gradually

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
to 5.00% in 2009 and the post-65 rate decreasing gradually to 5.00% by 2006 at December 31, 2003. These changes resulted in an increase in the benefit obligation of $6.811 million for the pension plans and $4.279 million related to the revision of the per capita cost of covered health care benefits) for the postretirement health care plan at December 31, 2004. The discount rate on the Company’s pension and other benefit plans was decreased to 6.50% at December 31, 2003 from 7.00% in 2002. These changes resulted in an increase in the benefit obligation of $3.994 million for the pension plans and $6.819 million ($1.199 million related to the revision of the per capita cost of covered health care benefits) for the postretirement health care plan at December 31, 2003.
      The Reorganized Company expects to contribute approximately $2.5 million to its pension plans and $3.1 million to its postretirement health care plan in 2005. Pension benefit payments are estimated to be $6.221 million, $6.318 million, $6.388 million, $7.314 million and $8.540 million for the years ended 2005, 2006, 2007, 2008 and 2009, respectively.
      The Reorganized Company’s postretirement health care plan provides prescription drug benefits that may be affected by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the Act), signed into law in December 2003. In accordance with Federal Accounting Standards Board (FASB) Staff Position FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003,” the effects of the Act on the Reorganized Company’s postretirement plan have not been included in the measurement of the Company’s accumulated postretirement benefit obligation or net periodic postretirement benefit cost for 2003. In February 2004, the FASB determined that the federal subsidy available under the Act to plan sponsors that provide retiree health benefits that are “actuarially equivalent” to Medicare benefits should be accounted for within the scope of SFAS No. 106, “Employers Accounting for Postretirement Benefits Other than Pensions.” The effect of the federal subsidy on benefits attributable to past services and future changes in the estimated amount of the subsidy should be accounted for as an actuarial gain under SFAS No. 106, while the effects of the subsidy attributable to future service should be accounted for as a reduction to future service costs. Plan amendments made in contemplation of the subsidy should be accounted for as either an actuarial gain (if the net result of the amendment and the subsidy is a reduction to the accumulated post retirement benefit obligation) or a plan amendment (if the net result of the amendment and subsidy increases the accumulated postretirement benefit obligation).
      In May, 2004 the Federal Accounting Standards Board (FASB) Staff Position FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” was issued which provided guidance on the accounting treatment for the federal subsidy. The Company determined that a portion of the prescription drug benefits provided under some of its postretirement benefit plans will likely be deemed actuarially equivalent to the benefits provided under Medicare Part D. As a result of the provisions of the Medicare Prescription Drug, Improvement and Modernization Act of 2003, the accumulated postretirement benefit obligation for the Company as of December 31, 2004 decreased by $7.325 million. The annual net periodic benefit cost for 2005 is expected to decrease by approximately $600,000.
      The Reorganized Company maintains defined contribution plans for certain employees including an employee stock ownership plan covering non-bargaining employees of the Reorganized Company’s corporate office and certain other bargaining and non-bargaining employee groups and a 401K plan for certain bargaining employees. During 2003, management of the Predecessor Company elected to indefinitely suspend and/or reduce its contributions to the employee stock ownership plan. Contributions to the employee stock ownership plan by the Predecessor Company were equal to either 0% or 25% of a participant’s contribution, depending on the participant’s employee group, up to a maximum of 8% of a participant’s compensation. In the Great Lakes Minerals segment, there was a match on one bargaining 401K plan of 5%. The expense for these plans was $580,000, $1.185 million and $1.721 million for 2004,

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2003 and 2002, respectively. The Predecessor Company also paid into certain defined benefit multi-employer plans under various union agreements that provide pension and other benefits for various classes of employees. Payments are based upon negotiated contract rates and related expenses totaled $1.801 million, $1.394 million and $1.084 million for 2004, 2003 and 2002, respectively.
Note K — Commitments and Contingencies
      The Company leases various buildings, computers and equipment in addition to a vessel charter in its Marine Services fleet. In general, these operating leases are renewable or contain purchase options. The purchase price or renewal lease payment is based on the fair market value of the asset at the date of purchase or renewal. Rental expense was $9.922 million, $10.271 million and $9.918 million in 2004, 2003 and 2002, respectively.
      Future minimum payments at December 31, 2004, under non-cancelable operating leases, are $6.987 million in 2005, $5.864 million in 2006, $4.104 million in 2007, $2.272 million in 2008, $2.005 million in 2009 and $10.526 million thereafter.
      At December 31, 2004, the Reorganized Company employed approximately 1,650 people, of whom 329 are salaried employees. 48% of the Reorganized Company’s employees are unionized, and the Reorganized Company is party to eleven collective bargaining agreements with various labor unions. The Reorganized Company believes that it maintains good relations with each of these unions. In 2004, collective bargaining agreements representing approximately 567 employees expired. All collective bargaining agreements that were to expire during 2004 have been ratified without any work stoppages. In 2005, one collective bargaining agreement representing approximately 90 employees will expire. Management expects to be able to negotiate a new contract with this labor union.
      The Company and certain of its subsidiaries are involved in a limited number of claims and routine litigation incidental to operating the Company’s current business. In each case, the Company is actively defending or prosecuting the claims. Many of the claims are covered by insurance and none are expected to have a material adverse effect on the Company’s financial condition.
      Several of the Company’s subsidiaries have been and continue to be named as defendants in a large number of cases relating to the exposure of people to asbestos and silica. The plaintiffs in the cases generally seek compensatory and punitive damages of unspecified sums based upon the Jones Act, common law or statutory product liability claims. Some of these cases have been brought by plaintiffs against the Company (or the Company’s subsidiaries) and other marine services companies or product manufacturer co-defendants. Considering the Company’s past and present operations relating to the use of asbestos and silica, it is possible that additional claims may be made against the Company and the Company’s subsidiaries based upon similar or different legal theories seeking similar or different types of damages and relief. Management is unable to estimate the Company’s potential exposure to unasserted claims. In the fourth quarter of 2004, the Company entered into a settlement agreement between one of its subsidiaries, ON Marine Services Company and certain tort plaintiffs to settle at least 750 of these claims for $1.5 million utilizing certain insurance funds. Company funds will not be used to pay this settlement. The settlement was subject to the Bankruptcy Court’s approval and confirmation of the Company’s Plan. An order approving the settlement and confirming the Plan was entered by the Bankruptcy Court on November 17, 2004.
      Management believes that both the asbestos and silica product liability claims are covered by multiple layers of insurance policies from multiple sources and an insurance trust. In particular on December 31, 2004, prior to the settlement discussed above and below, the Company had approximately $294 million of insurance coverage available with respect to any asbestos liability claims, broken down as follows: (1) about $63.2 million in cash in a trust on account of confidential settlement agreements between the

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Company and one of the Company’s insurers, and (2) about $230.8 million on account of insurance policies. In addition, the Company had over $800 million of insurance coverage available with respect to any silica liabilities. After consultation with outside advisors, management believes that the insurers have no legitimate defenses to coverage under these policies. Management further believes that the Company should be able to recover the full limits of the policies issued by solvent carriers.
      At December 31, 2004, the Company was a co-defendant in cases alleging asbestos-induced illness involving claims of about 73,000 claimants. In the fourth quarter of 2004, the Company entered into settlement agreements between the Company’s affiliate ON Marine Services Company and certain tort plaintiffs, which were approved by the Bankruptcy Court. The settlements with these tort plaintiffs resolve about 20,000 of the claims asserted against certain of the Company’s affiliates as of December 31, 2004. Management estimates that the settlement payments under the settlement agreements for approximately 17,800 of these claims will aggregate about $53.204 million and will be paid from the insurance trust established pursuant to the Settlement Trust Agreement, made and entered into on August 28, 2003, by and among the Company’s subsidiary ON Marine Services Company, underwriters at Lloyd’s and London Market Company Signatories and Wells Fargo Bank Minnesota, N.A. The remaining 2,200 settled claims will be paid upon the approval of the insurers paying the claims, and the total amount of settlement payments under the settlement agreements relating to these asbestos claims cannot be determined until medical and exposure evidence is provided by such claimants. Management anticipates that any settlement payments made on account of such claims will be paid under both the insurance trust and other of the Company’s insurance policies. At March 15, 2005, 11,180 filed and un-filed pending claims have been submitted and approved for payment in accordance with the terms of the settlement agreements. The total settlement amount for these 11,180 claims is $34.367 million. Separate from the settlements, approximately 4,100 claims were dismissed in Mississippi for lack of in personam jurisdiction. The Company received some new claims during bankruptcy even with the automatic stay on litigation, and has experienced an increase in filings since emergence. Due to the quantity of dismissals, settlements and new filings, an accurate pending claim count is not possible at this time. Total pending claims will be adjusted and reported quarterly after account for the dismissals, settlements and new filings.
      Management believes that the remaining currently outstanding claims can be satisfied or otherwise resolved within the limits of the Company’s remaining available insurance. Management cannot predict whether or not the Company’s available insurance will be adequate to cover any and all asbestos claims that arise in the future or that the Company will have the ability to otherwise successfully defend or resolve such cases. If there are no developments that reduce the impact of asbestos litigation or its costs, the Company’s available insurance may be insufficient to cover all future claims, and there could be a material adverse effect on the Company’s results of operations, liquidity and financial condition. The severity of this risk cannot be measured, and is highly dependent on the rate of future claims, the cost to defend, settle, or otherwise resolve claims, the length of time to resolve claims and the impact of future legislative or other developments in the asbestos litigation arena. The Company’s ability to fund asbestos settlements or judgments will be subject to the availability of its remaining insurance coverage and to funds from operations, asset sales or capital-raising transactions. Excluding the impact of the most recent settlements, the Company has about $294 million of insurance resources available to address both current and future asbestos liabilities. The Company has had an average of 13,750 asbestos claims asserted against it each year for the past five years. The average cost per claim for settlement or other resolution for the past five years prior to the most recent settlements was about $1,000; the average cost per claim of the most recent settlements was about $3,000.
      The length of time to resolve claims varies on a case-by-case basis and can be affected by decisions of management and opposing counsel. If there are no developments that reduce the impact of asbestos litigation or its costs to the Company, its available insurance may be insufficient to cover all future claims,

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and there could be a material adverse effect on the Company’s results of operations, liquidity and financial condition.
      With respect to silica claims, at December 31, 2004, the Company was a co-defendant in cases involving about 23,000 claimants. The Company has been and will continue to be responsible for funding a small percentage of all silica settlements and defense costs. The Company continues to have insurance coverage; however, certain policies have retroactive premiums that will come due if claims accrue to those policies. The premiums are based upon actual and incurred losses and cannot be calculated until losses are incurred. The likelihood of liability for the Company arising out of these claims is probable.
      The exposure of persons to silica and the accompanying health risks have been and continue to be significant issues confronting the industrial minerals industry in general, and specifically the Company’s Performance Minerals segment. Proposed changes to standards for exposure to silica are under review by the United States Occupational Safety and Health Administration. This review could result in more stringent worker safety standards or, in the alternative, requirements for additional action on the part of silica users regarding lower permissible exposure limits for silica. More stringent worker safety standards or additional action requirements, including the costs associated with these revised standards or additional action requirements, and actual or perceived concerns regarding the threat of liability, or health risks, including silicosis, associated with silica use, may affect the buying decisions of the users of the Company’s silica products. If worker safety standards are made more stringent, if the Company is required to take additional action regarding lower permissible exposure limits for silica, or if the Company’s customers decide to reduce their use of silica products based on actual or perceived health risks or liability concerns, the Company’s operating results, liquidity and capital resources could be materially adversely affected. The extent of any material adverse effect would depend on the nature and extent of the changes to the exposure standards, the cost of meeting and the Company’s ability to meet more stringent standards, the extent of any reduction in the Company’s customer’s use of the Company’s silica products and other factors that cannot be estimated at this time.
      On February 20, 2004, the Company and Oglebay Norton Specialty Minerals, Inc., a wholly-owned subsidiary, were named in an action filed by Pueblo of Picuris, in the District Court of Taos County, New Mexico, seeking to quiet title to certain land upon which a mica mine is situated in Taos County, New Mexico. The action also includes a claim for money damages for allegations of trespass, denial of access, damage to property and other related claims. The Company is investigating the facts and circumstances surrounding this matter to determine if the Company has liability or significant risk of adverse finding. The Company is in the process of selling these assets, and, as a result of the sale, anticipates settling this claim at no cost to the Company.
      On November 11, 2004, the Company and Global Stone PenRoc, LP, one of the Company’s wholly-owned subsidiaries, received from National Gypsum Company, a customer of Global Stone, a demand letter seeking payment of approximately $1.2 million in connection with allegedly defective limestone sold by Global Stone to National Gypsum in early 2004. Though the Company’s investigation is in a very preliminary phase, management believes that the total loss, if any, is significantly lower than the amount demanded.
      On or about December 23, 2004, certain current and former members of the Company’s Board of Directors were named as defendants in a complaint filed by a former shareholder. Although the Company was not named in the complaint, it has agreed to indemnify the Directors pursuant to Ohio law, the Company’s First Amended and Restated Articles of Incorporation, and certain indemnification agreements the Company entered into with the named Directors. The Company maintains director and officer liability insurance, which has a deductible of $750,000. Although the outcome of the suit is not determinable at this time, management does not anticipate expending funds in excess of the deductible for indemnity or defense.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On January 31, 2005, the Senior Secured Notes were redeemed at 106% of par value immediately after their reinstatement pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement; however, certain Senior Secured Notes holders have filed a lawsuit claiming entitlement to default interest and penalties from the former Senior Subordinated Notes holders, based upon an argument that the Senior Subordinated Notes holders’ claims in bankruptcy were subordinate to the claims of the Senior Secured Notes holders. The Bankruptcy Court ruled in favor of the Company and the Senior Subordinated Notes holders and certain Senior Secured Notes holders have appealed. If the Senior Secured Notes holders succeed in their appeal, it is possible that the positions of the common shareholders could be diluted.
      During the fourth quarter of 2003, the Company settled a series of multi-party lawsuits and an arbitration relating to its prior involvement in Eveleth Mines. The parties included the current mine operator and its shareholders, an insurance carrier and one of the Company’s subsidiaries. The nature of the allegations against the Company included claims relating to the liability for retrospective premiums and duty to reimburse others for legal expenses incurred in defending settled litigation. Under the settlement, the Company has agreed to pay $3.65 million to the insurance carrier, with an initial payment of $1.0 million made in December 2003 and the remainder payable in monthly installments through March 2006. These payments were suspended while the Company was in bankruptcy. Accordingly, the Company has recorded a liability of $2.404 million at December 31, 2004, representing the present value of the required future payments. The Company maintains recourse against the current operator, Eveleth Mines LLC (d.b.a. EVTAC Mining), for its share of the total settlement with the insurance carrier. However, since EVTAC Mining filed for protection under Chapter 11 of the U.S. Bankruptcy Code in May 2003, the Company has fully reserved for the $2.239 million due from EVTAC Mining.
      Litigation is inherently unpredictable and subject to many uncertainties. Adverse court rulings, determinations of liability or retroactive or prospective changes in the law could affect claims made against the Company and encourage or increase the number and nature of future claims and proceedings. Together with reserves recorded and available insurance, pending litigation is not expected to have a material adverse effect on the Company’s operations, liquidity or financial condition.
Note L — Industry Segments and Major Customers
      The Company is headquartered in Cleveland, Ohio and supplies essential natural resources to industrial and commercial customers. The Company operates its businesses as three reporting segments focused on its key markets served. The segments align operations, which share business strategies, are related by geography and product mix, and reflect the way management evaluates the operating performance of its businesses. The operations are reported as: Great Lakes Minerals, Global Stone, and Performance Minerals. Through the direct sales force of each operating segment, the Company serves customers in a wide range of industries, including building products, energy, environmental and industrial. The composition of the segments and measure of segment profitability is consistent with that used by the Company’s management. The Company’s primary measurement focus is operating income and EBITDA. Interest expense, other income (expense) and restructuring charges are grouped with Corporate and Other and not presented by segment, since they are excluded from the measure of segment profitability used by the Company’s management. The accounting policies of the segments are the same as those described in Note B.

Great Lakes Minerals
      The Great Lakes Minerals business segment is the largest and only fully integrated producer and bulk transporter of limestone on the Great Lakes and combines the Company’s Michigan Limestone, Marine Services and Erie Sand and Gravel operations. Great Lakes Minerals’ operations primarily serve the

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
industrial and chemical, building materials and construction and energy industries. This business segment operates four Michigan limestone quarries, dock facilities and a fleet of 12 self-unloading vessels on the Great Lakes. The segment’s operations primarily supply limestone aggregate and chemical limestone, limestone for construction and other purposes, iron ore for integrated steel manufacturers and coal for electric utility companies.

Global Stone
      The Global Stone business segment primarily mines and processes lime, limestone fillers, chemical limestone and construction aggregate. Overall, this business segment has seven operations and operates twelve limestone quarries, primarily in the Southeast and Mid-Atlantic regions of the United States. Lime and chemical limestone are used for water and waste treatment, steel making, flue gas desulfurization, glass production, animal feed, fertilizers, and fillers for plastic, latex, and sealants. Limestone fillers are used for many diverse industrial and agricultural processes, including fiberglass, roofing shingles, carpet backing and animal feed. Limestone is sized and graded for aggregates primarily used in construction.

Performance Minerals
      The Performance Minerals business segment mines and processes specialized industrial minerals, primarily high-purity silica sands and muscovite mica, and combines the Industrial Sands and Specialty Minerals operations. This business segment includes six operations in the southwestern United States, one operation in Ohio and one in North Carolina. It produces fracturing sands used in oil and gas well drilling; industrial sands used as abrasives and for fillers in building materials; silica flour for fiberglass and ceramic production; recreational sands for golf courses, playgrounds, athletic fields, and landscaping; foundry sands for ferrous and non-ferrous metal die casting; filtration sands; and wet-ground, dry-ground and surface-modified mica, which are value-added ingredients in joint compounds, paint and rubber and plastic compounds. In the third quarter of 2004, operations were temporarily suspended at the Performance Minerals segment’s Specialty Minerals operations Velarde plant. See Note N “Subsequent Events” for a discussion of the Board of Director’s decision to authorize the sale of the mica operations.
      Geographic information for revenues and long-lived assets are as follows (in thousands):

		Long-Lived
	Revenues(1)	Assets

2004
United States	$422,996	$450,228
Canada and other foreign	12,654

Consolidated	$435,650	$450,228

2003
United States	$384,156	$455,272
Canada and other foreign	20,073

Consolidated	$404,229	$455,272

2002
United States	$385,626	$482,701
Canada and other foreign	14,946

Consolidated	$400,572	$482,701

(1)	Revenues are attributed to countries based on the location of customers.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Accounts receivable of $15.154 million, $12.215 million, $10.204 million, $8.848 million and $6.503 million are due from companies in the construction, metallurgy, building materials, energy and environmental industries, respectively, at December 31, 2004. Credit is extended based on an evaluation of a customer’s financial condition and, generally, collateral is not required. Credit losses within these industries have not been historically significant. There were no customers that exceeded 10% of consolidated net sales and operating revenues in 2004, 2003 or 2002.

	Great
	Lakes	Global	Performance	Total	Corporate
	Minerals(1)	Stone(2)	Minerals	Segments	and Other		Consolidated

	In Thousands
2004
Identifiable assets	$227,853	$205,600	$122,713	$556,166	$123,618	(5)	$679,784
Depreciation, depletion and amortization expense	15,149	13,659	7,142	35,950	296		36,246
Capital expenditures	9,768	9,580	4,387	23,735	164		23,899
Net sales and operating revenues	$171,201	$165,425	$99,024	$435,650			$435,650
Intersegment revenues, at market	3,782			3,782	$(3,782)

Total net sales and operating revenues	$174,983	$165,425	$99,024	$439,432	$(3,782)		$435,650
Operating income (loss), before the provision for restructuring, asset impairment and early retirement programs	$14,312	$14,608	$15,359	$44,279	$(17,084)		$27,195
Provision for restructuring, asset impairments and early retirement programs	1,315		5,695	7,010	436		7,446

Operating income (loss)	$12,997	$14,608	$9,664	$37,269	$(17,520	)(4)	$19,749
Reorganization items, net					(78,192)		(78,192)
(Loss) gain on disposition of assets	(25)	32		7			7
Interest expense					(54,588)		(54,588)
Other income — net		132		132	5,809		5,941

Income (loss) before income taxes and cumulative effect of accounting change	$12,972	$14,772	$9,664	$37,408	$(144,491)		$(107,083)

2003
Identifiable assets	$265,737	$250,080	$75,549	$591,366	$58,465	(3)	$649,831
Depreciation, depletion and amortization expense	15,117	14,360	7,993	37,470	307		37,777
Capital expenditures	7,956	7,467	3,105	18,528	637		19,165
Net sales and operating revenues	$143,295	$173,272	$87,662	$404,229			$404,229
Intersegment revenues, at market	3,996			3,996	$(3,996)

Total net sales and operating revenues	$147,291	$173,272	$87,662	$408,225	$(3,996)		$404,229

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Great
	Lakes	Global	Performance	Total	Corporate
	Minerals(1)	Stone(2)	Minerals	Segments	and Other		Consolidated

	In Thousands
Operating income (loss), before the provision for restructuring, asset impairment and early retirement programs	$4,990	$12,583	$10,211	$27,784	$(21,210)		$6,574
Provision for restructuring, asset impairments and early retirement programs		159	13,114	13,273	(52)		13,221

Operating income (loss)	$4,990	$12,424	$(2,903)	$14,511	$(21,158	)(4)	$(6,647)
(Loss) gain on disposition of assets	(7)	(3,702)	(40)	(3,749)	63		(3,686)
Interest expense					(53,843)		(53,843)
Other income — net					2,032		2,032

Income (loss) before income taxes and cumulative effect of accounting change	$4,983	$8,722	$(2,943)	$10,762	$(72,906)		$(62,144)

2002
Identifiable assets	$266,064	$270,905	$89,512	$626,481	$62,830	(3)	$689,311
Depreciation, depletion and amortization expense	14,367	12,481	6,717	33,565	100		33,665
Capital expenditures	5,963	9,395	3,913	19,271	745		20,016
Net sales and operating revenues	$153,432	$161,220	$85,920	$400,572			$400,572
Intersegment revenues, at market	3,488			3,488	$(3,488)

Total net sales and operating revenues	$156,920	$161,220	$85,920	$404,060	$(3,488)		$400,572
Operating income (loss), before the provision for restructuring, asset impairment and early retirement programs	$18,858	$15,603	$12,316	$46,777	$(12,189)		$34,588
Provision for restructuring, asset impairments and early retirement programs		319	835	1,154	(1,191)		(37)

Operating income (loss)	$18,858	$15,284	$11,481	$45,623	$(10,998	)(4)	$34,625
(Loss) gain on disposition of assets	(28)	134	(51)	55			55
Interest expense					(43,595)		(43,595)
Other expense — net			(179)	(179)	(3,942)		(4,121)

Income (loss) before income taxes and cumulative effect of accounting charge	$18,830	$15,418	$11,251	$45,499	$(58,535)		$(13,036)

(1)	Includes the results of operations of Erie Sand and Gravel from the acquisition date of January 2003.

(2)	Includes the results of operations of the Lawn and Garden business unit through October 2003 when it was sold.

(3)	Consists primarily of prepaid pension assets and deferred financing fees in each of the years.

(4)	Includes Corporate general, administrative and selling expenses as well as restructuring charges.

(5)	Consists primarily of receivable for issuable preferred stock.

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Note M — Quarterly Results of Operations (Unaudited)
      Unaudited quarterly results of operations for the years ended December 31, 2004 and 2003 are summarized as follows (In thousands):

	Quarter Ended

	December 31	September 30	June 30	March 31

2004
Net sales and operating revenues	$113,247	$130,397	$122,572	$69,434
Cost of goods sold and operating expenses	91,435	96,929	91,327	54,534
Gross Profit	13,135	22,725	20,881	9,825
Net loss	(73,970)	(12,955)	(1,413)	(17,737)
Per common share:
Net loss — basic and assuming dilution	(14.14)	(2.47)	(0.26)	(3.40)
2003
Net sales and operating revenues	$103,312	$121,527	$116,506	$62,884
Cost of goods sold and operating expenses	85,786	91,030	88,884	49,544
Gross Profit	8,597	19,607	17,015	8,264
Loss before cumulative effect of accounting change	(9,886)	325	(12,581)	(9,659)
Net (loss) income	(9,886)	325	(12,581)	(11,050)
Per common share:
Loss before cumulative effect of accounting change	(1.90)	0.06	(2.47)	(1.90)
Net (loss) income — basic and assuming dilution	(1.90)	0.06	(2.47)	(2.17)
      During the fourth quarter of 2004, the Company recorded a $59.413 million charge to reorganization items, net, as part of Fresh-Start reporting adjustments made to reflect the fair value of assets and liabilities, on a net basis, the restructuring of the Company’s capital structure and the resulting discharge of the senior lender’s pre-petition debt. See Note B “Fresh-Start Reporting and Accounting Policies” for further discussion of this adjustment.
      During the third quarter of 2004, the Company recorded a $5.695 million pre-tax asset impairment charge to further reduce the net book value of the Performance Minerals segment’s Specialty Minerals operations Velarde plant. The impairment indicator was a temporary suspension of operations of the Velarde plant. The Velarde plant was written down to the estimated fair value based on current market offers.
      In addition, $3.640 million of financing fees related to the pre-petition syndicated facility and initial DIP credit facility were written off in the third quarter of 2004 upon securing the second DIP credit facility.
      During the second quarter of 2004, the Company completed a settlement with an insolvent insurance group for $4.668 million in respect of past and future claims. The $4.668 million was recorded as other income in the second quarter of 2004, and the restricted cash is recorded as an other current asset on the consolidated balance sheet as of December 31, 2004.
      In the first quarter of 2004, the Company recorded a $1.315 million pre-tax asset impairment charge related to the exit and sublease of the Cleveland Marine Services office. Of this charge, $1.17 million was

OGLEBAY NORTON COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
primarily related to the difference between base rent due until December 2009 and sublease income that will be received into March 2008. An additional $145,000 pre-tax charge was recorded to write-off leasehold improvements abandoned at the Marine office.
      During the fourth quarter of 2003, the Company sold the Lawn and Garden business unit of its Global Stone segment for a pre-tax loss of $3.692 million. The loss was included in gain (loss) on disposition of assets on the consolidated statement of operations. See Note C for additional disclosures related to the sale of the Lawn and Garden business unit.
      Net income for the third quarter of 2003 included a pre-tax charge of $1.349 million to increase the Company’s provision for doubtful accounts, primarily to reflect the increased risk of doubtful collection regarding two customers of the Great Lakes Minerals segment who filed for Chapter 11 bankruptcy protection. The charge was included in provision for doubtful accounts on the consolidated statement of operations.
      Net loss for the second quarter of 2003 included an impairment charge of $13.114 million pre-tax (or $1.57 per share, assuming dilution) to reduce the net book value of the Performance Minerals segment’s Specialty Minerals operation to its estimated fair value, as determined by management based on a third-party appraisal. The impairment charge was included in provision for restructuring, asset retirements and early retirement programs on the consolidated statement of operations. See Note D for additional disclosures related to the impairment charge.
      Net loss for the first quarter of 2003 included a pre-tax charge of $1.455 million to partially reserve for EVTAC Mining. EVTAC Mining is a non-trade debtor to the Company for obligations arising out of a prior relationship who filed for protection under Chapter 11 of the U.S. Bankruptcy Code in May 2003. Due to changes in facts and circumstances, an additional pre-tax charge of $784,000 was included in net loss for the third quarter of 2003 to fully reserve for this matter. These charges were included in other income (expense) on the consolidated statement of operations. See Note K for additional disclosures regarding EVTAC Mining.
      Net loss for the first quarter of 2003 included a pre-tax charge of $2.280 million for the cumulative effect of an accounting change for asset retirement obligations. See Note B for additional disclosures on asset retirement obligations.
Note N — Subsequent Events
      On January 31, 2005, the Reorganized Company and all of its subsidiaries legally emerged from protection under Chapter 11 of the United States Bankruptcy Code.
      As previously disclosed, management had been in discussions to sell the Company’s mica operations (Kings Mountain and Velarde operations). Due to the bankruptcy proceedings, the Company was not authorized to sell any assets. Upon emergence from bankruptcy and the installation of a new Board of Directors, plans to sell the mica operations have resumed. On March 10, 2005, subsequent to the December 31, 2004 fiscal year-end but before the issuance of the 2004 year-end financial statements, the Board of Directors provided authorization for the sale of the mica operations. At that time, the Company determined that the plan of sale criteria in FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” had been met. Due to the timing of when the Company satisfied the criteria for the mica operations to be considered “held for sale”, the mica operations are considered as “held and used” in the December 31, 2004 financial statements. The carrying amount of the mica operations is approximately $15 million. The Company believes that the Kings Mountain operation will be sold prior to the end of the second quarter of fiscal year 2005. The Company believes that the Velarde operation will be sold prior to the end of fiscal year 2005.

      Through and including                     , 2005, which is the 90th day after the date of this prospectus, all dealers effecting transactions in these securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
      You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      Set forth below is an estimate (except for the registration fee) of the fees and expenses payable by us in connection with the sale of the Securities being registered.

Securities and Exchange Commission registration fee	$3,767
Printing and engraving expenses	100,000
Legal fees and expenses	100,000
Accounting fees and expenses	40,000

Total	243,767

Item 14.	Indemnification of Directors and Officers.
      Chapter 1701 of the Ohio Revised Code (the “ORC”) permits a corporation to indemnify current and former directors, officers, employees and agents of the corporation and other persons serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement in connection with an action, suit or proceeding by reason of such person’s service to the corporation. In order to be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interest of the corporation. With respect to any criminal action or proceeding, the person must have no reasonable cause to believe that his or her conduct was unlawful. In any particular instance, upon determination that the applicable standard of conduct has been met, indemnification may be made by a corporation. Such determination must be made by a court, by a majority of disinterested directors, by independent counsel (in certain limited cases) or by the shareholders of the corporation.
      The ORC requires that a corporation indemnify a present or former director or officer of a corporation against certain expenses if the person has been successful, on the merits or otherwise, in defense of any action, suit or proceeding or in defense of any issue therein. In addition, the ORC permits the advancement of expenses relating to the defense of any proceeding to directors, officers, other employees and agents, if the person agrees to reasonably cooperate with the corporation concerning such proceeding and commits to repay the corporation for the advances made for such expenses in the event that such person is ultimately determined not to be entitled to indemnification therefor.
      The ORC provides that the indemnification provisions contained in the ORC are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of the corporation’s articles or regulations, under any other agreement, by any vote of shareholders or disinterested directors or otherwise. In addition, the ORC provides that a corporation may maintain insurance or similar protection, at its expense, to protect itself and any director, officer, employee or agent of the corporation against any expense, liability or loss arising in connection with their service to the corporation. This insurance may provide benefits regardless of whether the corporation has the power to indemnify a particular person under the ORC.
      Our second amended and restated articles of incorporation provide for indemnification of our officers, directors, employees and agents to the fullest extent permitted by the ORC.
      We have entered into indemnification agreements with each of our directors and executive officers. In general, the indemnification agreements provide the directors and executive officers with contractual rights to indemnification and advancement or reimbursement of expenses to the fullest extent permitted under Section 1701.13 of the ORC in connection with any and all expenses, judgments, fines, penalties, and amounts paid in settlement incurred by the directors or executive officers as a result of their service to, and actions on behalf of us.

      Any and all directors and officers liability and fiduciary (including ERISA) insurance or tail policies in existence as of January 31, 2005, which was the effective date of the Plan, were reinstated and continued in accordance with their terms and, to the extent applicable, were assumed or assumed and assigned, pursuant to section 365 of the Bankruptcy Code and the Plan. Each insurance carrier under such policies continues to honor and administer the policies with respect to us in the same manner and according to the same terms and practices applicable to Oglebay prior to the effective date of the Plan.
      Additionally, we have agreed to indemnify the selling shareholders and their respective controlling persons against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the “Securities Act”), under the Registration Rights Agreement.

Item 15.	Recent Sales of Unregistered Securities.
      On October 25, 2002, we issued $75 million in Senior Secured Notes due October 25, 2008 to accredited investors in a private transaction exempt from registration requirements under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The $75 million Senior Secured Notes were to mature on October 25, 2008 with scheduled amortization in 2007 and 2008 (50% of the original principal in each year). Interest on the notes included a 13% per annum cash payment, payable quarterly, and a 6% per annum payment-in-kind. The Senior Secured Notes contained financial covenants that, though similar in nature, were less restrictive than those of our prepetition credit facility. On January 31, 2005, which was the effective date of the Plan, the Senior Secured Notes were redeemed at 106% of par value pursuant to the Plan in accordance with the terms of the Senior Secured Notes purchase agreement.
      On January 31, 2005, holders of allowed Senior Subordinated Note claims received their pro rata distribution of 2,928,571 shares of the common stock in full satisfaction of their claims. The issuance of these shares of common stock was exempt from registration under the Securities Act pursuant to Section 1145 of chapter 11 of the United States Bankruptcy Code.
      On February 23, 2004, we entered into a commitment agreement with certain holders of our Senior Subordinated Notes holding an aggregate of $32.861 million in principal amount of Senior Subordinated Notes and certain third party accredited investors. Pursuant to the commitment agreement, the subscribers purchased an aggregate of 3,360,800 shares of Series A Convertible Preferred Stock, $0.01 par value per share, at $10 per share for a total purchase price of $33.608 million.
      We relied on section 4(2) of the Securities Act to exempt the offer and sale of the convertible preferred stock to the parties to the commitment agreement, and the shares of common stock issuable upon conversion of such shares of convertible preferred stock, from registration under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit
Number		Description of Document

3	.1†	Second Amended and Restated Articles of Incorporation of Oglebay Norton Company (incorporated herein by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form 8-A12G (Commission No. 000-32665) filed on January 31, 2005)
3	.2†	Amended and Restated Regulations of Oglebay Norton Company (incorporated herein by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form 8-A12G (Commission No. 000-32665) filed on January 31, 2005)
4	.1†	Specimen certificate for shares of common stock of Oglebay Norton Company (incorporated herein by reference to Exhibit 4(a) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
4	.2†	Specimen certificate for shares of Series A Convertible Preferred Stock of Oglebay Norton Company (incorporated herein by reference to Exhibit 4(b) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
4	.3†	Registration Rights Agreement, dated as of January 31, 2005, among Oglebay Norton Company and the parties who are signatories thereto (incorporated herein by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)

Exhibit
Number		Description of Document

5.1		Opinion of Jones Day
10	.1†+	2005 Management Stock Plan of Oglebay Norton Company (incorporated herein by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-8 (Commission No. 333-122432) filed on January 31, 2005)
10	.1(a)*+	Form of Restricted Stock Agreement
10	.1(b)*+	Form of Stock Option Agreement
10	.2†+	Oglebay Norton Company Management Incentive Plan (incorporated herein by reference to Exhibit 10.18 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.3(a)†+	Change in Control and Employment Agreement, dated January 31, 2005, between Oglebay Norton Company and Michael D. Lundin (incorporated herein by reference to Exhibit 10.10 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.3(b)†+	Change in Control and Employment Agreement, dated January 31, 2005, between Oglebay Norton Company and Julie A. Boland (incorporated herein by reference to Exhibit 10.11 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.3(c)†+	Change in Control and Employment Agreement, dated January 31, 2005, between Oglebay Norton Company and Sylvie A. Bon (incorporated herein by reference to Exhibit 10.12 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.3(d)†+	Change in Control and Employment Agreement, dated January 31, 2005, between Oglebay Norton Company and Michael J. Minkel (incorporated herein by reference to Exhibit 10.13 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.3(e)†+	Change in Control and Employment Agreement, dated January 31, 2005, between Oglebay Norton Company and Rochelle F. Walk (incorporated herein by reference to Exhibit 10.14 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.4†+	Director Compensation Summary Sheet (incorporated herein by reference to Exhibit 10.19 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.5†+	Interest Purchase Agreement, dated as of April 14, 2000, by and among Oglebay Norton Company, Johnson Mining Inc., The Cary Mining Company, Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations Limited Partnership (incorporated herein by reference to Exhibit 10.64 to Amendment No. 1 to Registrant’s Registration Statement on Form S-1 (Commission No. 333-115513) filed on November 19, 2004)
10	.5(a)†+	Amendment No. 1 to Interest Purchase Agreement, by and among Oglebay Norton Company, Johnson Mining Inc., The Cary Mining Company, Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations Limited Partnership (incorporated herein by reference to Exhibit 10.8 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.5(b)†+	Form of MLO Guaranty (incorporated herein by reference to Exhibit 10.9 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.6(a)†	Director Indemnification Agreement with DeLyle W. Bloomquist, dated February 10, 2005 (incorporated herein by reference to 10.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(b)†	Director Indemnification Agreement with Thomas O. Boucher, Jr., dated February 10, 2005 (incorporated herein by reference to 10.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(c)†	Director Indemnification Agreement with Eugene I. Davis, dated February 10, 2005 (incorporated herein by reference to 10.3 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)

Exhibit
Number		Description of Document

10	.6(d)†	Director Indemnification Agreement with Laurence V. Goddard, dated February 10, 2005 (incorporated herein by reference to 10.4 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(e)†	Director Indemnification Agreement with Robert H. Kanner, dated February 10, 2005 (incorporated herein by reference to 10.5 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(f)†	Director Indemnification Agreement with John P. O’Brien, dated February 10, 2005 (incorporated herein by reference to 10.6 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(g)†+	Director and Officer Indemnification Agreement with Michael D. Lundin, dated February 10, 2005 (incorporated herein by reference to 10.7 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(h)†+	Officer Indemnification Agreement with Julie A. Boland, dated February 10, 2005 (incorporated herein by reference to 10.8 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(i)†+	Officer Indemnification Agreement with Sylvie A. Bon, dated February 10, 2005 (incorporated herein by reference to 10.9 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(j)†+	Officer Indemnification Agreement with Michael J. Minkel, dated February 10, 2005 (incorporated herein by reference to 10.10 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(k)†+	Officer Indemnification Agreement with Rochelle F. Walk, dated February 10, 2005 (incorporated herein by reference to 10.11 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.7†	Financing Agreement, dated as of January 31, 2005, among Oglebay Norton Company and certain subsidiaries of Oglebay Norton Company, as borrowers, all other subsidiaries of Oglebay Norton Company, as guarantors, the lenders from time to time party thereto, Wells Fargo Foothill, Inc., as administrative agent, Bank One, NA and Bank of America, N.A., as documentation agents, and Silver Point Finance, LLC, as collateral agent, syndication agent and lead arranger (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.7(a)†	Security Agreement, dated as of January 31, 2005, executed by the Reorganized Companies in favor of Silver Point Finance, LLC, a Delaware limited liability company, as collateral agent (incorporated herein by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.7(b)†	Pledge Agreement, dated as of January 31, 2005, executed by the Reorganized Companies in favor of Silver Point Finance, LLC, a Delaware limited liability company, as collateral agent (incorporated herein by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.8†+	Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (January 1, 1991 Restatement) (incorporated herein by reference to Exhibit 10(o) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.8(a)†+	First Amendment to Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (January 1, 1991 Restatement) (incorporated herein by reference to Exhibit 10(o)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997
10	.8(b)†+	Second Amendment to Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (January 1, 1991 Restatement), dated as of December 17, 1997 (incorporated herein by reference to Exhibit 10(m)(2) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.9†+	Oglebay Norton Company Assurance Trust Agreement, dated as of April 17, 2002, by and between Oglebay Norton Company and Bank One, Trust Company (which replaces the Oglebay Norton Company Pour-Over Rabbi Trust) (incorporated herein by reference to Exhibit 10(i) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)

Exhibit
Number		Description of Document

10	.10†+	Irrevocable Trust Agreement II (incorporated herein by reference to Exhibit 10(l) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.11†	Credit Agreement, dated as of July 14, 1997, by and among ON Marine Services Company and National City Bank (incorporated herein by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.11(a)†	First Amendment to Credit Agreement, dated as of the 15th day of January 1999, by and between ON Marine Services Company and National City Bank (incorporated herein by reference to Exhibit 10(k)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(b)†	Second Amendment to Credit Agreement, dated as of the 15th day of July 1999, by and between ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(2) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(c)†	Third Amendment to Credit Agreement, dated as of the 12th day of July 2000, by and between ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(3) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(d)†	Fourth Amendment to Credit Agreement, dated as of the 30th day of September 2001, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(4) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(e)†	Fifth Amendment to Credit Agreement, dated as of the 24th day of December 2001, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(5) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(f)†	Sixth Amendment to Credit Agreement, dated as of the 25th day of October 2002, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(6) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(g)†	Seventh Amendment to Credit Agreement dated July 14, 1997, as amended and Temporary Waiver, dated the 18th day of April, 2003, by and among ON Marine Services Company, Oglebay Norton Marine Management Company, L.L.C., as guarantor, Oglebay Norton Marine Services Company, LLC, Oglebay Norton Company, as guarantor, and National City Bank (incorporated herein by reference to Exhibit 10(k)(7) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(h)†	Eighth Amendment to Credit Agreement, dated as of the 13th day of June 2003, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(8) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(i)†	Ninth Amendment to Credit Agreement, dated as of the 11th day of September 2003, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(9) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(j)†	Tenth Amendment to Credit Agreement, dated as of the 31st day of January 2005, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005

Exhibit
Number		Description of Document

10	.11(k)†	Confirmation of Oglebay Norton Company in connection with the Tenth Amendment to Credit Agreement, dated as of January 31, 2005, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, L.L.C. and National City Bank (incorporated herein by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.12†+	Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(j) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.12(a)†+	First Amendment to Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(j)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.12(b)†+	Second Amendment to Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(j)(2) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.12(c)†+	Third Amendment to Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(h)(3) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Convertible Preferred Stock Dividends
21	.1†	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
23.1		Consent of Ernst & Young LLP
23.2		Consent of Jones Day (included in Exhibit 5.1)
24.1		Powers of Attorney

†	Incorporated by reference herein

+	Identifies exhibits constituting management contracts or compensation plans

*	Previously filed

Item 17.	Undertakings.
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement:

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), Oglebay Norton Company has duly caused this Amendment No. 1 to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cleveland, State of Ohio, on April 7, 2005.

Oglebay Norton Company

By:	/s/ Julie A. Boland

Title:	Vice President and Chief Financial Officer
      Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael D. Lundin Michael D. Lundin	President and Chief Executive Officer and Director (Principal Executive Officer)	April 7, 2005

/s/ Julie A. Boland Julie A. Boland	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 7, 2005

* Thomas O. Boucher Jr.	Director	April 7, 2005

* Delyle W. Bloomquist	Director	April 7, 2005

* Eugene I. Davis	Director	April 7, 2005

* Laurence V. Goddard	Director	April 7, 2005

* Robert H. Kanner	Director	April 7, 2005

* John P. O’Brien	Director	April 7, 2005

*	The undersigned, by signing her name hereto, does sign and execute this registration statement pursuant to the powers of attorney executed by the above-named directors of Registrant, which have previously been filed with the Securities and Exchange Commission on behalf of such directors.

By:	/s/ Julie A. Boland

Julie A. Boland
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number		Description of Document

3	.1†	Second Amended and Restated Articles of Incorporation of Oglebay Norton Company (incorporated herein by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form 8-A12G (Commission No. 000-32665) filed on January 31, 2005)
3	.2†	Amended and Restated Regulations of Oglebay Norton Company (incorporated herein by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form 8-A12G (Commission No. 000-32665) filed on January 31, 2005)
4	.1†	Specimen certificate for shares of common stock of Oglebay Norton Company (incorporated herein by reference to Exhibit 4(a) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
4	.2†	Specimen certificate for shares of Series A Convertible Preferred Stock of Oglebay Norton Company (incorporated herein by reference to Exhibit 4(b) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
4	.3†	Registration Rights Agreement, dated as of January 31, 2005, among Oglebay Norton Company and the parties who are signatories thereto (incorporated herein by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
5.1		Opinion of Jones Day
10	.1†+	2005 Management Stock Plan of Oglebay Norton Company (incorporated herein by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-8 (Commission No. 333-122432) filed on January 31, 2005)
10	.1(a)*+	Form of Restricted Stock Agreement
10	.1(b)*+	Form of Stock Option Agreement
10	.2†+	Oglebay Norton Company Management Incentive Plan (incorporated herein by reference to Exhibit 10.18 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.3(a)†+	Change in Control and Employment Agreement, dated January 31, 2005, between Oglebay Norton Company and Michael D. Lundin (incorporated herein by reference to Exhibit 10.10 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.3(b)†+	Change in Control and Employment Agreement, dated January 31, 2005, between Oglebay Norton Company and Julie A. Boland (incorporated herein by reference to Exhibit 10.11 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.3(c)†+	Change in Control and Employment Agreement, dated January 31, 2005, between Oglebay Norton Company and Sylvie A. Bon (incorporated herein by reference to Exhibit 10.12 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.3(d)†+	Change in Control and Employment Agreement, dated January 31, 2005, between Oglebay Norton Company and Michael J. Minkel (incorporated herein by reference to Exhibit 10.13 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.3(e)†+	Change in Control and Employment Agreement, dated January 31, 2005, between Oglebay Norton Company and Rochelle F. Walk (incorporated herein by reference to Exhibit 10.14 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.4†+	Director Compensation Summary Sheet (incorporated herein by reference to Exhibit 10.19 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.5†+	Interest Purchase Agreement, dated as of April 14, 2000, by and among Oglebay Norton Company, Johnson Mining Inc., The Cary Mining Company, Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations Limited Partnership (incorporated herein by reference to Exhibit 10.64 to Amendment No. 1 to Registrant’s Registration Statement on Form S-1 (Commission No. 333-115513) filed on November 19, 2004)

Exhibit
Number		Description of Document

10	.5(a)†+	Amendment No. 1 to Interest Purchase Agreement, by and among Oglebay Norton Company, Johnson Mining Inc., The Cary Mining Company, Inc., Michigan Minerals Associates, Inc. and Michigan Limestone Operations Limited Partnership (incorporated herein by reference to Exhibit 10.8 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.5(b)†+	Form of MLO Guaranty (incorporated herein by reference to Exhibit 10.9 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.6(a)†	Director Indemnification Agreement with DeLyle W. Bloomquist, dated February 10, 2005 (incorporated herein by reference to 10.1 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(b)†	Director Indemnification Agreement with Thomas O. Boucher, Jr., dated February 10, 2005 (incorporated herein by reference to 10.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(c)†	Director Indemnification Agreement with Eugene I. Davis, dated February 10, 2005 (incorporated herein by reference to 10.3 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(d)†	Director Indemnification Agreement with Laurence V. Goddard, dated February 10, 2005 (incorporated herein by reference to 10.4 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(e)†	Director Indemnification Agreement with Robert H. Kanner, dated February 10, 2005 (incorporated herein by reference to 10.5 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(f)†	Director Indemnification Agreement with John P. O’Brien, dated February 10, 2005 (incorporated herein by reference to 10.6 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(g)†+	Director and Officer Indemnification Agreement with Michael D. Lundin, dated February 10, 2005 (incorporated herein by reference to 10.7 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(h)†+	Officer Indemnification Agreement with Julie A. Boland, dated February 10, 2005 (incorporated herein by reference to 10.8 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(i)†+	Officer Indemnification Agreement with Sylvie A. Bon, dated February 10, 2005 (incorporated herein by reference to 10.9 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(j)†+	Officer Indemnification Agreement with Michael J. Minkel, dated February 10, 2005 (incorporated herein by reference to 10.10 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.6(k)†+	Officer Indemnification Agreement with Rochelle F. Walk, dated February 10, 2005 (incorporated herein by reference to 10.11 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 11, 2005)
10	.7†	Financing Agreement, dated as of January 31, 2005, among Oglebay Norton Company and certain subsidiaries of Oglebay Norton Company, as borrowers, all other subsidiaries of Oglebay Norton Company, as guarantors, the lenders from time to time party thereto, Wells Fargo Foothill, Inc., as administrative agent, Bank One, NA and Bank of America, N.A., as documentation agents, and Silver Point Finance, LLC, as collateral agent, syndication agent and lead arranger (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.7(a)†	Security Agreement, dated as of January 31, 2005, executed by the Reorganized Companies in favor of Silver Point Finance, LLC, a Delaware limited liability company, as collateral agent (incorporated herein by reference to Exhibit 10.3 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.7(b)†	Pledge Agreement, dated as of January 31, 2005, executed by the Reorganized Companies in favor of Silver Point Finance, LLC, a Delaware limited liability company, as collateral agent (incorporated herein by reference to Exhibit 10.2 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.8†+	Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (January 1, 1991 Restatement) (incorporated herein by reference to Exhibit 10(o) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)

Exhibit
Number		Description of Document

10	.8(a)†+	First Amendment to Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (January 1, 1991 Restatement) (incorporated herein by reference to Exhibit 10(o)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997
10	.8(b)†+	Second Amendment to Oglebay Norton Company Excess and TRA Supplemental Benefit Retirement Plan (January 1, 1991 Restatement), dated as of December 17, 1997 (incorporated herein by reference to Exhibit 10(m)(2) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
10	.9†+	Oglebay Norton Company Assurance Trust Agreement, dated as of April 17, 2002, by and between Oglebay Norton Company and Bank One, Trust Company (which replaces the Oglebay Norton Company Pour-Over Rabbi Trust) (incorporated herein by reference to Exhibit 10(i) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.10†+	Irrevocable Trust Agreement II (incorporated herein by reference to Exhibit 10(l) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.11†	Credit Agreement, dated as of July 14, 1997, by and among ON Marine Services Company and National City Bank (incorporated herein by reference to Exhibit 10.4 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.11(a)†	First Amendment to Credit Agreement, dated as of the 15th day of January 1999, by and between ON Marine Services Company and National City Bank (incorporated herein by reference to Exhibit 10(k)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(b)†	Second Amendment to Credit Agreement, dated as of the 15th day of July 1999, by and between ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(2) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(c)†	Third Amendment to Credit Agreement, dated as of the 12th day of July 2000, by and between ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(3) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(d)†	Fourth Amendment to Credit Agreement, dated as of the 30th day of September 2001, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(4) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(e)†	Fifth Amendment to Credit Agreement, dated as of the 24th day of December 2001, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(5) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(f)†	Sixth Amendment to Credit Agreement, dated as of the 25th day of October 2002, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(6) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(g)†	Seventh Amendment to Credit Agreement dated July 14, 1997, as amended and Temporary Waiver, dated the 18th day of April, 2003, by and among ON Marine Services Company, Oglebay Norton Marine Management Company, L.L.C., as guarantor, Oglebay Norton Marine Services Company, LLC, Oglebay Norton Company, as guarantor, and National City Bank (incorporated herein by reference to Exhibit 10(k)(7) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(h)†	Eighth Amendment to Credit Agreement, dated as of the 13th day of June 2003, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(8) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)

Exhibit
Number		Description of Document

10	.11(i)†	Ninth Amendment to Credit Agreement, dated as of the 11th day of September 2003, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10(k)(9) to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
10	.11(j)†	Tenth Amendment to Credit Agreement, dated as of the 31st day of January 2005, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, LLC, and National City Bank (incorporated herein by reference to Exhibit 10.5 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005
10	.11(k)†	Confirmation of Oglebay Norton Company in connection with the Tenth Amendment to Credit Agreement, dated as of January 31, 2005, by and among ON Marine Services Company, Oglebay Norton Marine Services Company, L.L.C. and National City Bank (incorporated herein by reference to Exhibit 10.6 to Registrant’s Current Report on Form 8-K (Commission No. 000-32665) filed on February 1, 2005)
10	.12†+	Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(j) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.12(a)†+	First Amendment to Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(j)(1) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.12(b)†+	Second Amendment to Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(j)(2) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 31, 1997)
10	.12(c)†+	Third Amendment to Oglebay Norton Company Supplemental Savings and Stock Ownership Plan (incorporated herein by reference to Exhibit 10(h)(3) to Registrant’s Annual Report on Form 10-K (Commission No. 000-00663) filed on March 25, 1998)
12.1		Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Convertible Preferred Stock Dividends
21	.1†	Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to Registrant’s Annual Report on Form 10-K (Commission No. 000-32665) filed on March 31, 2005)
23.1		Consent of Ernst & Young LLP
23.2		Consent of Jones Day (included in Exhibit 5.1)
24.1		Powers of Attorney

†	Incorporated by reference herein

+	Identifies exhibits constituting management contracts or compensation plans

*	Previously filed